Exhibit 10.4

Execution Version

CREDIT AGREEMENT

Dated as of December 2, 2016

By and among

CANADA GOOSE HOLDINGS INC.,

as Holdings,

CANADA GOOSE INC.,

as the Borrower,

The several Lenders

from time to time parties hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as the Administrative Agent, the Collateral Agent

and a Lender,

and

CANADIAN IMPERIAL BANK OF COMMERCE,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA, and

RBC CAPITAL MARKETS1,

as Joint Lead Arrangers,

and

CANADIAN IMPERIAL BANK OF COMMERCE,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

RBC CAPITAL MARKETS

BANK OF MONTREAL,

BARCLAYS BANK PLC,

BANK OF AMERICA, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

THE TORONTO-DOMINION BANK, and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners

[1]	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

4.3	Mandatory Termination of Commitments	105

SECTION 5 Payments		106

5.1	Voluntary Prepayments	106
5.2	Mandatory Prepayments	107
5.3	Method and Place of Payment	110
5.4	Net Payments	111
5.5	Computations of Interest and Fees	113
5.6	Limit on Rate of Interest	113

SECTION 6 Conditions Precedent to Initial Borrowing		114

6.1	Conditions Precedent	114

SECTION 7 [Reserved]		116

SECTION 8 Representations and Warranties		116

8.1	Corporate Status	116
8.2	Corporate Power and Authority	116
8.3	No Violation	116
8.4	Litigation	117
8.5	Margin Regulations	117
8.6	Governmental Approvals	117
8.7	Investment Company Act	117
8.8	True and Complete Disclosure	117
8.9	Financial Condition; Financial Statements	117
8.10	Compliance with Laws	118
8.11	Tax Matters	118
8.12	Pension Plans; Compliance with ERISA	118
8.13	Subsidiaries	119
8.14	Intellectual Property	119
8.15	Environmental Laws	119
8.16	Properties	119
8.17	Solvency	120
8.18	Patriot Act; Anti-Terrorism Laws	120
8.19	Security Interest in Collateral	120
8.20	Anti-Terrorism Laws	120

SECTION 9 Affirmative Covenants		121

9.1	Information Covenants	121
9.2	Books, Records, and Inspections	124
9.3	Maintenance of Insurance	125
9.4	Payment of Taxes	125
9.5	Preservation of Existence; Consolidated Corporate Franchises	125

9.6	Compliance with Statutes, Regulations, Etc.	126
9.7	Reserved	126
9.8	Maintenance of Properties	126
9.9	Additional Guarantors and Grantors	126
9.10	Pledge of Additional Stock and Evidence of Indebtedness	126
9.11	Use of Proceeds	127
9.12	Further Assurances	127
9.13	Lines of Business	128
9.14	Canadian Pension Benefit Plan	129

SECTION 10 Negative Covenants		129

10.1	Limitation on Indebtedness	129
10.2	Limitation on Liens	135
10.3	Limitation on Fundamental Changes	136
10.4	Limitation on Sale of Assets	137
10.5	Limitation on Restricted Payments	139
10.6	Limitation on Subsidiary Distributions	147
10.7	Organizational and Subordinated Indebtedness Documents	149
10.8	Permitted Activities	150
10.9	Fiscal Year	150
10.10	Affiliate Transactions	150
10.11	Canadian Pension Plans	153

SECTION 11 Events of Default		153

11.1	Payments	153
11.2	Representations, Etc.	153
11.3	Covenants	153
11.4	Default Under Other Agreements	153
11.5	Bankruptcy, Etc.	154
11.6	ERISA; Canadian Pension Plan	155
11.7	Guarantee	155
11.8	Pledge Agreements	155
11.9	Security Agreements	155
11.10	Judgments	155
11.11	Change of Control	155
11.12	Remedies Upon Event of Default	156
11.13	Application of Proceeds	156

SECTION 12 The Agents		156

12.1	Appointment	156
12.2	Delegation of Duties	157
12.3	Exculpatory Provisions	158
12.4	Reliance by Agents	158
12.5	Notice of Default	158

12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	159
12.7	Indemnification	159
12.8	Agents in Their Individual Capacities	160
12.9	Successor Agents	160
12.10	Withholding Tax	161
12.11	Agents Under Security Documents and Guarantee	162
12.12	Right to Realize on Collateral and Enforce Guarantee	163
12.13	Intercreditor Agreements Govern	163
12.14	Quebec Security	164

SECTION 13 Miscellaneous		164

13.1	Amendments, Waivers, and Releases	164
13.2	Notices	169
13.3	No Waiver; Cumulative Remedies	169
13.4	Survival of Representations and Warranties	169
13.5	Payment of Expenses; Indemnification	170
13.6	Successors and Assigns; Participations and Assignments	172
13.7	Replacements of Lenders Under Certain Circumstances	178
13.8	Adjustments; Set-off	179
13.9	Counterparts	180
13.10	Severability	180
13.11	Integration	180
13.12	GOVERNING LAW	180
13.13	Submission to Jurisdiction; Waivers	180
13.14	Acknowledgments	181
13.15	WAIVERS OF JURY TRIAL	181
13.16	Confidentiality	181
13.17	Direct Website Communications	183
13.18	USA PATRIOT Act; etc.	184
13.19	Payments Set Aside	185
13.20	No Fiduciary Duty	185
13.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	186
13.21	Joint and Several Obligations	186
13.23	Limitations Act	186

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Disposition Assets
Schedule 1.1(c)	Specified Excluded Subsidiaries
Schedule 8.12	Benefit Plans and Pensions Plans
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 8.16	Real Properties

Schedule 9.12	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.10	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A-1	ABL/Term Loan Intercreditor Agreement
Exhibit A-2	Junior Lien Intercreditor Agreement
Exhibit A-3	Pari Intercreditor Agreement
Exhibit B-1	Assignment and Acceptance (Non-Affiliated Lender)
Exhibit B-2	Assignment and Acceptance (Affiliated Lender)
Exhibit C	Guarantee
Exhibit D	Intercompany Note
Exhibit E	Joinder Agreement
Exhibit F-1	U.S. Pledge Agreement
Exhibit F-2	Canadian Pledge Agreement
Exhibit F-3	U.K. Share Charge
Exhibit G-1	U.S. Security Agreement
Exhibit G-2	Canadian General Security Agreement
Exhibit G-3	U.K. Debenture
Exhibit H-1	Promissory Note (Term Loans)
Exhibit H-2	Promissory Note (Revolving Loans)
Exhibit I	Notice of Borrowing or Notice of Conversion or Continuation

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 2, 2016, by and among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Borrower”), the lending institutions from time to time parties hereto as lenders (each, a “Lender” and, collectively, the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent, the Collateral Agent and a Lender (such terms and each other capitalized term used but not defined in this preamble or the recitals below having the meaning provided in Section 1.1).

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of U.S.$162,582,257;

WHEREAS, the Borrower intends to use the net proceeds from the Initial Term Loans (i) on the Closing Date, (x) with respect to the net proceeds of the Initial Term B-1 Loans, to redeem Class X preferred shares of CGI held by Holdings, to repay, directly or indirectly, the Holdings Subordinate Debt and the Shareholder Subordinate Debt, including all accrued and unpaid interest thereon, and to pay a dividend on the Borrower’s common shares held by Holdings and (y) with respect to the net proceeds of the Initial Term B-2 Loans, to redeem Class Y preferred shares of CGI held by Holdings (such redemptions, repayments and dividends under the foregoing clauses (x) and (y), collectively, the “Closing Distribution”); (ii) with respect to the net proceeds of the Initial Term B-1 Loans, to pay Transaction Expenses; and (iii) with respect to any remaining net proceeds of the Initial Term B-1 Loans, to fund cash to the Borrower’s balance sheet and for other general corporate purposes; and

WHEREAS, the Lenders are willing to make available to the Borrower the Initial Term Loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1

Definitions

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the ABL Credit Agreement.

“ABL Credit Agreement” shall mean, collectively, the credit agreement, dated as of June 3, 2016 among Holdings, the Borrower, Canada Goose International AG, the lending institutions from time to time parties thereto as lenders and Canadian Imperial Bank of Commerce, as the administrative agent, letter of credit issuer and swingline lender, as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including in lieu of, or in replacement for, unused commitments or accordion facilities), in each case as and to the extent permitted by this Agreement and the ABL/Term Loan Intercreditor Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Agreement.

“ABL Credit Documents” shall mean the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith or pursuant thereto.

“ABL Credit Facility” shall mean the facilities made available to the Borrower pursuant to the ABL Credit Agreement.

“ABL Loans” shall mean loans incurred pursuant to the ABL Credit Agreement.

“ABL Obligations” shall have the meaning assigned to the term “Obligations” in the ABL Credit Agreement, but solely with respect to the “Credit Documents” and “Loans” referred to therein.

“ABL Priority Collateral” shall mean “ABL Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit A-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent and the representatives for purposes thereof for holders of one or more classes of Indebtedness and acknowledged by the Credit Parties that are party thereto.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (ii) the Prime Rate and (iii) the rate per annum determined in the manner set forth in clause (ii) of the definition of LIBOR Rate plus 1.00%; provided that, notwithstanding the foregoing, in no event shall the ABR applicable to the Initial Term Loans at any time be less than 2.00% per annum. Any change in the ABR due to a change in the Federal Funds Effective Rate, the Prime Rate or the LIBOR Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or the LIBOR Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall mean any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Refinancing Commitments pursuant to Section 2.14(h) (including any Affiliated Lender).

“Administrative Agent” shall mean Credit Suisse AG, Cayman Islands Branch, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than Holdings, the Borrower, any other Subsidiary of Holdings, or any Bona Fide Debt Fund).

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Bookrunners.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Applicable Indebtedness” shall have the meaning provided in the definition of Weighted Average Life to Maturity.

“Applicable Margin” shall mean a percentage per annum equal to: for Initial Term Loans that are LIBOR Loans, 5.00%, and for Initial Term Loans that are ABR Loans, 4.00%; provided, that unless and until a Specified Qualifying IPO has been consummated, effective on (i) the first day immediately following the 180-day anniversary of the Closing Date and (ii) subject to the immediately succeeding proviso, the last day of each three-month period thereafter, the “Applicable Margin” shall increase by 0.50%; provided, however, that the “Applicable Margin” shall not, at any time, exceed for Initial Term Loans that are LIBOR Loans, 7.00%, and for Initial Term Loans that are ABR Loans, 6.00%. Upon the consummation of a Specified Qualifying IPO, and immediately after the Borrower prepays the Term Loans with Net Cash Proceeds therefrom in accordance with Section 5.2(a)(v), the “Applicable Margin” in effect immediately prior to the consummation of such Specified Qualifying IPO shall be permanently reduced by 1.00%.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Term Loans or Extended Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans or any Class of Incremental Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant amendment agreement, (d) the Applicable Margin in respect of any Class of Refinancing Term Loans or Refinancing Revolving Credit Loans made pursuant to any Refinancing Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment, and (e) in the case of any Class of Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(i) the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each, a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred Capital Stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case under the foregoing clauses (i) and (ii), other than:

(a) (x) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including any leasehold property interest) that is no longer economically practical in its business, commercially desirable to maintain or used or useful in its business, (y) any disposition in the ordinary course of business of goods, inventory, or other assets and (z) any disposition of immaterial assets;

(b) the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 and that would otherwise constitute a disposition, sales, transfers and other dispositions permitted by Section 10.3 or the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 10.5;

(c) any disposition of assets or any issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $5,000,000 and (y) 9.25% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such disposition or issuance or sale, as applicable;

(d) any disposition of property or assets or issuance of securities (1) by a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(e) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f) any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g) foreclosures, condemnation, expropriation or any similar action on assets or casualty or insured damage to assets;

(h) any disposition of Receivables Assets in connection with any Receivables Facility and any disposition of Securitization Assets in connection with any Qualified Securitization Financing to the extent the Fair Market Value of such Receivables Assets and Securitization Assets, respectively, disposed of in all such transactions does not exceed $9,000,000 in the aggregate in any fiscal year;

(i) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(j) the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests or any Equity Interests to intercompany Indebtedness, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of Holdings, the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(k) the sale or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) (i) the sale, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles in the ordinary course of business, (ii) the sale, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles pursuant to any Intercompany License Agreement, and (iii) the statutory expiration of any Intellectual Property;

(m) the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(n) any sale, transfer, and other disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o) the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(p) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(q) any disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);

(r) (i) leases, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (and terminations thereof), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (ii) Intercompany License Agreements;

(s) any disposition of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;

(t) any disposition of assets that do not constitute Collateral with a Fair Market Value not to exceed $5,000,000 in the aggregate in any fiscal year of the Borrower;

(u) any disposition of any assets existing on the Closing Date that are set forth on Schedule 1.1(b);

(v) any sale, transfer and other disposition of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(w) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower;

(x) (i) bulk sales or other dispositions of inventory of the Borrower or a Restricted Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length and (ii) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store in the ordinary course of business of the Borrower and its Subsidiaries which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating directly to the operations of such Store; provided that as to each and all such sales and closings, each such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(y) licenses for the conduct of licensed departments within the Stores of the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(z) any disposition in connection with a Permitted Reorganization.

“Asset Sale Prepayment Event” shall mean any Asset Sale made pursuant to the provisions of Section 10.4 (excluding any disposition of ABL Priority Collateral); provided, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds U.S.$6,000,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, at which time all such Net Cash Proceeds for such fiscal year (excluding amounts below the Prepayment Trigger) shall be applied in accordance with Section 5.2.

“Assignment and Acceptance” shall mean (i) an assignment and acceptance entered into by a Lender and an assignee that is not an Affiliated Lender (with the consent of any party whose consent is required by Section 13.6), in the form of Exhibit B-1 or any other form approved by the Administrative Agent and the Borrower, (ii) an assignment and assumption entered into by a Lender and an assignee that is an Affiliated Lender (with the consent of any party whose consent is required by Section 13.6), in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrower and (iii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Assignment Taxes” shall have the meaning provided in the definition of Other Taxes.

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower or any Subsidiary thereof (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Subsidiaries may act as the Auction Agent.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer of such Person), the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Controller, the General Counsel, a Senior Vice President, an Executive Vice President, a Vice President, a Director, a Manager or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Credit Party.

“Average Revolver Debt” shall mean, as of any date of determination, an amount equal to (a) the quotient obtained by dividing (i) the sum of each month-end balance of outstanding revolving loans, including under the ABL Credit Agreement and this Agreement (if any), reflected on a consolidated balance sheet of the Borrower (but excluding the notes thereto) prepared as of each such date on a consolidated basis in accordance with IFRS during the most recent Test Period ended on or prior to such date of determination, by (ii) twelve, minus (b) the average month-end balance of cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) reflected on a consolidated balance sheet of the Borrower (but excluding the notes thereto) prepared as of each such date on a consolidated basis in accordance with IFRS during the most recent Test Period ended on or prior to such date of determination.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bain” shall mean Bain Capital Private Equity, LP.

“Bank Product Agreement” shall mean any agreement or arrangement to provide Bank Products described in the definition thereof.

“Bank Product Provider” shall mean (i) any Person that, at the time it enters into a Bank Product Agreement, is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender or (ii) with respect to any Bank Product Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender on the Closing Date; provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Article VI and Sections 7.1 and 8.13 of the Canadian Pledge Agreement, Sections 4.3, 6.6, 7.4, 7.6, 8.1 and 8.18 of the Canadian Security Agreement and corresponding or similar provisions in any other Security Document, in each case, as if it were a Lender.

“Bank Products” shall mean, collectively, any services or facilities (other than Cash Management Services or any Borrowing under this Agreement) on account of (i) credit and debit cards and (ii) purchase cards and other card payment products.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” shall mean any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or Bain; provided, however, in no event shall (x) any natural Person or (y) Holdings, the Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring similar registration.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in Toronto, Ontario or New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the applicable London interbank market.

“Canadian Credit Party” shall mean each Credit Party organized, formed or incorporated under the laws of Canada or any province or territory thereof.

“Canadian DB Plan” shall mean a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined in Section 147.1(1) of the ITA, whether existing on the Closing Date or thereafter.

“Canadian Pension Plan” shall mean a “registered pension plan” as such term is defined in the ITA that is maintained, funded or sponsored by any Canadian Credit Party for its employees, or pursuant to which a Canadian Credit Party otherwise has any liability or contingent liability, but shall not include statutory plans, including the Canada and Quebec Pension Plans.

“Canadian Pledge Agreement” shall have the meaning provided in the definition of Pledge Agreement.

“Canadian Securities Laws” shall mean the Securities Act (Ontario) and the corresponding legislation in each of the provinces and territories of Canada, together with all regulations, instruments, rules and policies thereunder.

“Canadian Security Agreement” shall have the meaning provided in the definition of Security Agreement.

“Canadian Subsidiary” shall mean any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with IFRS, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capitalized software expenditures, capitalized expenditures relating to license and intellectual property payments, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with IFRS, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with IFRS immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement (except that financial statements delivered pursuant to Section 9.1 shall reflect such operating leases in accordance with IFRS as in effect at the time of such delivery) regardless of any change in IFRS following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, unlimited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with IFRS immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement

(except that financial statements delivered pursuant to Section 9.1 shall reflect such operating leases in accordance with IFRS as in effect at the time of such delivery) regardless of any change in IFRS following the Closing Date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Cash Equivalents” shall mean:

(i) Dollars,

(ii) (a) Euros, Pounds Sterling, U.S. Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government,

(iv) certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of Canadian banks and $100,000,000 (or the Dollar equivalent thereof as of the date of determination) in the case of foreign banks,

(v) repurchase obligations for underlying securities of the types described in clauses (iii) and (iv) above and clause (ix) below entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi) commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 24 months after the date of creation thereof,

(vii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(viii) readily marketable direct obligations issued by any province, state, commonwealth, or territory of Canada or the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(ix) Indebtedness or preferred Capital Stock issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(x) solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside Canada and the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi) in the case of investments by any Foreign Subsidiary or investments made in a country outside Canada and the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(xii) investment funds investing all or substantially all of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate of an Agent or a Lender on the Closing Date; provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Article VI and Sections 7.1 and 8.13 of the Canadian Pledge Agreement, Sections 4.3, 6.6, 7.4, 7.6, 8.1 and 8.18 of the Canadian Security Agreement and corresponding or similar provisions in any other Security Document, in each case, as if it were a Lender.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (a) ACH transactions, (b) treasury and/or cash management services, including, controlled disbursement services, depository, overdraft and electronic funds transfer services, (c) foreign exchange facilities, (d) deposit and other accounts, and (e) merchant services (other than those constituting a line of credit). For the avoidance of doubt, Cash Management Services do not include Hedging Obligations.

“Casualty Event” shall mean, with respect to any property of any Person (excluding, for the avoidance of doubt, any ABL Priority Collateral), any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, further, that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds U.S.$6,000,000 (the “Casualty Prepayment Trigger”) in the aggregate in any fiscal year of the Borrower, at which time all such Net Cash Proceeds in such fiscal year (excluding amounts below the Casualty Prepayment Trigger) shall be applied in accordance with Section 5.2.

“Casualty Prepayment Trigger” shall have the meaning provided in the definition of Casualty Event.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or Canada, the United States or foreign regulatory authorities pursuant to Basel III, in each case regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” shall mean and be deemed to have occurred if, at any time after the Closing Date,

(a) at any time:

(i) prior to the consummation of a Qualifying IPO, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially, at least 50.0% of the aggregate voting power of the outstanding Voting Stock of Holdings, or

(ii) upon and after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) or acting “jointly” or “jointly, and in concert” for the purposes of Canadian Securities Laws, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act or for purposes of Canadian Securities Laws), directly or indirectly, of Voting Stock representing more than 35.0% of the aggregate voting power of the outstanding Voting Stock of the Borrower and the percentage of aggregate voting power so held is greater than the percentage of the aggregate voting power represented by the Voting Stock of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, in the case of clause (a)(i) or this clause (a)(ii) of this definition of “Change of Control”, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or analogous governing body) of the Borrower;

(b) at any time prior to consummation of a Qualifying IPO, Holdings shall cease to beneficially own, directly or indirectly, 100.0% of the issued and outstanding Equity Interests of the Borrower; or

(c) a “Change of Control” (as defined in the ABL Credit Agreement) occurs.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Refinancing Revolving Credit Loans (of the same series), Initial Term Loans (or, prior to the six-month anniversary of the Closing Date, Initial Term B-1 Loans or Initial Term B-2 Loans), New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Replacement Series), Incremental Revolving Credit Loans (of the same Series), Extended Revolving Credit Loans (of the same Extension Series) or Refinancing Term Loans (of the same Refinancing Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Incremental Revolving Credit Commitment (of the same Series), an Extended Revolving Credit Commitment (of the same Extension Series), a Refinancing Revolving Credit Commitment (of the same Refinancing Series), an Initial Term B-1 Loan Commitment, an Initial Term B-2 Loan Commitment, a New Term Loan Commitment (of the same Series), a Replacement Term Loan Commitment (of the same Replacement Series), a commitment in respect of any Extended Term Loan (of the same Extension Series) or a Refinancing Term Loan Commitment (of the same Refinancing Series).

“Closing Date” shall mean December 2, 2016.

“Closing Distribution” shall have the meaning provided in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property and Excluded Stock and Stock Equivalents.

“Collateral Agent” shall mean Credit Suisse AG, Cayman Islands Branch, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9 and any Affiliate or designee of such Person that acts as the Collateral Agent under any Security Document.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment, Refinancing Revolving Credit Commitment, Initial Term Loan Commitment, New Term Loan Commitment, Replacement Term Loan Commitment, Refinancing Term Loan Commitment, or commitment in respect of Extended Term Loans.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 13.17.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Connection Income Tax” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i) increased by (without duplication):

(a)	(A) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income and (B) amounts paid to Holdings or any direct or indirect parent company of Holdings in respect of taxes in accordance with Section 10.5(b)(15)(B), solely to the extent such amounts were deducted in computing Consolidated Net Income, plus

(b)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)	Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d)	any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, plus

(e)	any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants, non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(g)	the amount of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) and indemnities and expenses paid or accrued in such period to the Sponsor or any of its Affiliates, plus

(h)	costs of surety bonds incurred in such period in connection with financing activities, plus

(i)	the amount of “run-rate” cost savings, operating expense reductions, and synergies (without duplication of any amounts added back pursuant to Section 1.12(c) in connection with Specified Transactions) that are projected by the Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period); provided that an Authorized Officer of the Borrower shall have certified to the Administrative Agent that such cost savings are reasonably identifiable and factually supportable and it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action either taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months of the determination to take such action, plus

(j)	the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing, plus

(k)	any costs or expense incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (iii) of Section 10.5(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(i) of Section 10.1, plus

(l)	the amount of expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, plus

(m)	with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(n)	costs associated with, or in anticipation of, or preparation for, compliance with the requirements of Canadian Securities Laws and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs, plus

(o)	cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)	to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any acquisition or investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption, plus

(q)	[reserved],

(r)	[reserved],

(s)	letter of credit fees, plus

(t)	any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); and

(ii) decreased by (without duplication):

(a)	non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, plus

(b)	any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(c)	the amount of gain on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under IFRS or an alternative basis of accounting applied in lieu of IFRS, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any Test Period that includes any of the fiscal quarters ended December 31, 2015, March 31, 2016, June 30, 2016, or September 30, 2016, Consolidated EBITDA for such fiscal quarters shall equal $28,797,343, $(4,110,226), $(5,831,967) and $34,625,861 respectively (which amounts, for the avoidance of doubt, shall be subject to add-backs and adjustments pursuant to the immediately preceding paragraph and shall give effect to calculations on a Pro Forma Basis in accordance with this Agreement in respect of Specified Transactions (including the cost savings and “run-rate” adjustments described above or in Section 1.12, subject in each case to the applicable limitations set forth therein) that in each case may become applicable due to actions taken on or after the Closing Date).

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Secured Debt” shall mean Consolidated Total Debt as of such date that is not Subordinated Indebtedness and is secured by a Lien on the Collateral on a first priority basis (but without regard to the control of remedies) with Liens on the Collateral securing any First Lien Obligations and/or the ABL Obligations.

“Consolidated Interest Expense” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2) any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) below relating to Funded Debt that were amortized or accrued in a previous period; less

(3) cash interest income for such period;

provided, the following shall in all cases be excluded from Consolidated Interest Expense:

(a) any one-time cash costs associated with breakage in respect of Hedge Agreements to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with IFRS;

(c) any “additional interest” owing pursuant to a registration rights agreement;

(d) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e) any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f) deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g) annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents;

(h) costs associated with obtaining Hedge Agreements;

(i) the accretion or accrual of discounted liabilities;

(j) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments;

(k) any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition;

(l) commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Securitization Facility;

(m) any prepayment premium or penalty; and

(n) cash interest expense of the Borrower in respect of Holdings Subordinate Debt.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with IFRS; provided that, without duplication,

(i)	(a) any after-tax effect of extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Transactions), (b) severance, recruiting, retention and relocation costs, (c) signing bonuses and related expenses, (d) curtailments or modifications to pension and post-retirement employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses, (f) restructuring costs, charges, reserves or expenses, (g) costs, charges and expenses related to acquisitions after the Closing Date and to the start-up, pre-opening, opening, closure, and/or consolidation of Stores, distribution centers, operations, offices and facilities, (h) business optimization costs, charges or expenses, (i) costs, charges and expenses incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with intellectual property development and new systems design, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute, and (m) one-time compensation charges shall be excluded,

(ii)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)	any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,

(iv)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors (or analogous governing body) of the Borrower, shall be excluded,

(v)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(vi)	solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(A) of Section 10.5, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions

(a) has been legally waived or otherwise released, (b) is imposed pursuant to this Agreement, any other Credit Document, the ABL Credit Documents, Permitted Debt Exchange Notes, Incremental Loans, or Permitted Other Indebtedness, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(vii)	effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by IFRS resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof, in either case net of taxes, shall be excluded,

(viii)	(a) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to IFRS or an alternative basis of accounting applied in lieu of IFRS, and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to IFRS, shall be excluded,

(ix)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS, shall be excluded,

(x)	(a) any non-cash compensation expense recorded from grants of equity appreciation or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (b) non-cash income (loss) attributable to deferred compensation plans or trusts and (c) any non-cash compensation expense resulting from equity-based payments to non-employees, in each case shall be excluded,

(xi)	any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), Restricted Payment, Investment, recapitalization, asset sale, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Equity Interests, refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction (in the case of each such transaction described in this clause (xi), including any such transaction consummated prior to the Closing Date, the Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, (1) the effects of expensing all transaction-related expenses in accordance with IFRS, (2)

such fees, expenses, or charges related to the incurrence or issuance, as applicable, of the Credit Facilities and the Loans hereunder, any ABL Loans and all Transaction Expenses, (3) such fees, expenses, or charges related to the entering into or offering of the Credit Documents, the ABL Credit Documents and any other credit facilities or debt issuances or the entering into of any Hedge Agreement, and (4) any amendment, modification or waiver in respect of any ABL Loans or other Indebtedness outstanding under the ABL Credit Documents, any ABL Credit Facility, any Credit Facility or, in each case, the loans thereunder, or any other Indebtedness) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii)	(a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions or (y) established or adjusted within twelve months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with IFRS, or (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded,

(xiii)	to the extent covered by insurance or indemnification and actually reimbursed, or, so long as, in the case of reimbursements or indemnifications not yet received, the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses, charges and expenses shall be excluded,

(xiv)	any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(xv)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with IFRS for such period shall be excluded,

(xvi)	any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(xvii)	any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, under U.S. generally accepted accounting principles or any comparable regulation under IFRS, shall be excluded,

(xviii)	earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded,

(xix)	any Store and facility opening, pre-opening, construction, closing and consolidation costs, including any charges and losses related to any de novo Store and start-up charges and losses until such Store has been open and operating for a period of 18 consecutive months, shall be excluded, and

(xx)	any costs or expenses incurred during such period relating to environmental remediation, any litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date and any costs or expenses incurred in connection with any governmental investigations, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Borrower.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (or, if such date of determination is a date prior to the time any such consolidated balance sheet has been so delivered pursuant to Section 9.1, on the most recent balance sheet in the most recent Historical Financial Statements) (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of (a) the aggregate principal amount of all outstanding Indebtedness (excluding any revolving loans, including under the ABL Credit Agreement and this Agreement (if any), reflected on the consolidated balance sheet of the Borrower) of the Borrower and the Restricted Subsidiaries that would be reflected on a consolidated balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with IFRS (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under this Agreement) consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations); plus (b) the Average Revolver Debt; provided that Consolidated Total Debt shall not include Letters of Credit or any other letter of credit, except, solely with respect to any standby Letter of Credit or other standby letter of credit, to the extent of unreimbursed obligations in respect of any such drawn standby Letter of Credit or other drawn standby letter of credit (provided that any unreimbursed obligations in respect of any such drawn standby Letter of Credit or other drawn standby letter of credit shall not be included as Consolidated Total Debt until one Business Day after such amount is drawn and solely to the extent that a reimbursement obligation is then due and payable by the Borrower or any Restricted Subsidiary).

“Consolidated Working Capital” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Requirement” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” shall mean this Agreement, each Joinder Agreement, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent to be a Credit Document.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean Holdings, the Borrower and the other Guarantors.

“Current Assets” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (or similar term) at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to IFRS resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Current Liabilities” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, including the amount of short-term and long-term deferred revenue of the Borrower and its Restricted Subsidiaries in accordance with IFRS, other than (a) the current portion of any Funded Debt and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) any liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility (including any Revolving Loans and Indebtedness outstanding under the ABL Credit Documents), (f) the current portion of any Capitalized Lease Obligation, (g) the current portion of any other long-term liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) gift card liabilities and (k) any current liabilities related to items covered by clause (i) of the definition of Consolidated Net Income, and excluding the effects of adjustments pursuant to IFRS resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition set forth in Section 11 that with notice or lapse of time, or both, as set forth in such Section 11 would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Derivative Counterparties” shall have the meaning provided in Section 13.16.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of, or collection on, or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by any Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an officer’s certificate executed by an Authorized Officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Lenders” shall mean (i) those banks, financial institutions or other Persons separately identified in writing by the Borrower, the Sponsor or any of their respective Affiliates to the Joint Lead Arrangers prior to the Closing Date or as otherwise agreed by the Borrower and the Administrative Agent after the Closing Date, and any Affiliates of such banks, financial institutions or other Persons (to the extent identified in writing or readily identifiable on the basis of such Affiliate’s name), (ii) competitors (or Affiliates thereof (to the extent identified in writing or readily identifiable on the basis of such Affiliate’s name)) of the Borrower or any of its Subsidiaries identified in writing to the Administrative Agent; provided that no such identification after the date hereof pursuant to clauses (i) and (ii) shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation of an interest in any of the Credit Facilities with respect to amounts of Commitments and Loans previously acquired by such Person, and (iii) Excluded Affiliates.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of any employee, director, manager or consultant of the Borrower or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.

“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.

“Dollars” and “$” shall mean dollars in lawful currency of Canada.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“DTR Note” shall mean the promissory note issued by DTR LLC in favor of Holdings, dated as of the Closing Date.

“ECF Payment Amount” shall have the meaning provided in Section 5.2(a)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors, or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining Weighted Average Life to Maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, underwriting, structuring, ticking and commitment fees and other fees payable in connection therewith that are not shared with all relevant lenders providing such Indebtedness and, if applicable, consent fees for an amendment paid generally to consenting lenders.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Plan; (ii) any Reportable Event; (iii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iv) any failure by any U.S. Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such U.S. Pension Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Pension Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any U.S. Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any U.S. Pension Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice to terminate any U.S. Pension Plan under Section 4062(a) of ERISA or to appoint a trustee to administer any U.S. Pension Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any U.S. Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (ix) the receipt by any

Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, or terminated (within the meaning of Section 4041A of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful single currency of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(i) the sum, without duplication, of:

(a) Consolidated Net Income for such period,

(b) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c) decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with IFRS and (2) any such decreases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d) an amount equal to the aggregate net non-cash loss on asset sales by the Borrower and the Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(e) cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income; minus

(ii) the sum, without duplication, of:

(a) an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of any Permitted Acquisition or other consummated acquisition permitted hereunder) included in arriving at such Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (i)(b) above), cash charges, losses, costs, fees or expenses to the extent excluded in arriving at such Consolidated Net Income during such period, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b) without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans,

(c) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) all other prepayments of Term Loans and (B) all prepayments of Revolving Loans, revolving loans under the ABL Credit Agreement and any other revolving loans (unless, there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans,

(d) an amount equal to the aggregate net non-cash gain on asset sales by the Borrower and the Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e) increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with IFRS and (2) any such increases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(f) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(g) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including Permitted Acquisitions) made during such period constituting Permitted Investments (other than clauses (i) and (ii) of the definition thereof) or Investments made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) or (2) the issuance of Capital Stock,

(h) the amount of Restricted Payments paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries (other than Restricted Payments made pursuant to clauses (2), (3), (10), (17) and (18) of Section 10.5(b)), to the extent such Restricted Payments were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) or (2) the issuance of Capital Stock,

(i) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(j) the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(k) without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (unless repaid) or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, permitted scheduled payments of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 10.5(b)(15) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(m) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Affiliate” shall mean any Affiliate of any Agent that is engaged as a principal primarily in private equity, mezzanine financing or venture capital.

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by an Authorized Officer, which are excluded from the calculation set forth in Section 10.5(a)(iii)(B).

“Excluded Deposit Accounts” shall have the meaning provided in Section 13.8(b).

“Excluded Information” shall have the meaning provided in Section 13.6.

“Excluded Property” shall have the meaning set forth in each Security Document containing a definition of “Excluded Property” solely with respect to the property of each Credit Party that is a party thereto.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law or any Contractual Requirement (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent, approval or license)), (iii) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Liens or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and its Restricted Subsidiaries, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (iv) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (v) any Capital Stock or Stock Equivalents that are margin stock, (vi) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary and (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is less than 50% owned by a Credit Party, any Unrestricted Subsidiary, any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Subsidiary and any Securitization Subsidiary); provided that Excluded Stock and Stock Equivalents shall not include proceeds of the foregoing property to the extent otherwise constituting Collateral.

“Excluded Subsidiary” shall mean each (a) Unrestricted Subsidiary, (b) Subsidiary that is not a Material Subsidiary, (c) Foreign Subsidiary, (d) Domestic Subsidiary of a Credit Party with respect to which a Guarantee could result in material adverse tax consequences to a Credit Party or any of such Credit Party’s Subsidiaries (including as a result of the operation of Section 956 of the Code) as reasonably determined by the Borrower in consultation with the Administrative Agent, (e) Captive Insurance Subsidiary, (f) non-profit Subsidiary, (g) joint venture and Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.9 (for so long as such joint venture or Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (h) special purpose entity, including any Receivables Subsidiary and any Securitization Subsidiary, (i) Broker-Dealer Subsidiary, (j) Subsidiary for which Guarantees or granting Liens to secure the Obligations are (I) prohibited by law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (k) below, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a Governmental Authority or (II) contractually prohibited on the Closing Date or, following the Closing Date, the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, (k) Subsidiary where the burden or cost of obtaining a Guarantee outweighs the benefit to the Lenders, as determined by the Administrative Agent and the Borrower, (l) Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement and financed with assumed secured Indebtedness, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (m) Subsidiary listed on Schedule 1.1(c).

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (i) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (ii) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Credit Party as specified in any agreement between the relevant Credit Parties and Hedge Bank counterparty to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it, in each case (A) by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) that are Other Connection Taxes, (ii) any Canadian federal withholding Taxes imposed as a result of the Administrative Agent, any Lender or any other recipient of any payment hereunder, not dealing at arm’s length (within the meaning of the ITA) with a Credit Party (otherwise than by reason solely of the exercise of its rights under this Agreement), or as a result of a Lender being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the ITA) of the Borrower or not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the ITA) of the Borrower (in each case, otherwise than by reason solely of the exercise of its rights under this Agreement), or (iii) any withholding Taxes attributable to a recipient’s failure to comply with Sections 5.4(e) and (f).

“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension” shall mean the establishment of an Extension Series by amending a Loan or a Commitment pursuant to Section 2.14(g) and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall mean a Term Loan Extension Request or a Revolving Credit Loan Extension Request, as the context requires.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) implementing the foregoing and (c) any treaty, law, regulation, related legislation, official administrative rules or practices, any intergovernmental agreements, or other official guidance enacted in any other jurisdiction with the purpose, in either case, of facilitating the implementation of clause (a) and (b) above.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated as of the Closing Date, by and among the Borrower and the Agents party thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such date of determination, minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness then being incurred and giving rise to the need to calculate the First Lien Net Leverage Ratio) to (ii) Consolidated EBITDA for the Test Period then last ended.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Initial Term Loans or any Obligations that are secured on a pari passu basis with the Initial Term Loans.

“Fixed Amounts” shall have the meaning provided in Section 1.11(b).

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is contributed to, but not sponsored or maintained, by any Credit Party or any of its Subsidiaries.

“Foreign Plan” shall mean each employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Credit Party or any of its Subsidiaries with respect to employees employed outside of the United States or Canada, other than any state social security arrangements or other benefits required to be provided under applicable law.

“Foreign Plan Event” shall mean (i) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered, or (ii) the failure of any Foreign Plan to comply in any material respect with any provisions of applicable law and regulations or with the terms of such Foreign Plan.

“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Canadian Subsidiary, a U.K. Subsidiary or a U.S. Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in Canada, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee entered into by Holdings, the other Credit Parties party thereto (other than the Borrower) and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) Holdings and (ii) on and after the Closing Date, each Subsidiary of the Borrower that becomes a party to a Guarantee pursuant to Section 9.9 or otherwise; provided, for the avoidance of doubt, (x) no Subsidiary that is an Excluded Subsidiary shall be a Guarantor until and unless it ceases to be an Excluded Subsidiary, and (y) the Borrower may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to become a Guarantor under a Guarantee and a grantor under the applicable Security Documents in accordance with Section 9.9, and any such Restricted Subsidiary shall be a Guarantor hereunder and under the other Credit Documents for all purposes.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (ii) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date; provided that, if such Person is not a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Article VI and Sections 7.1 and 8.13 of the Canadian Pledge Agreement, Sections 4.3, 6.6, 7.4, 7.6, 8.1 and 8.18 of the Canadian Security Agreement and corresponding or similar provisions in any other Security Document, in each case, as if it were a Lender.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” shall mean (i) the audited consolidated balance sheet and the related audited consolidated statements of income or operations and cash flows of Holdings, the Borrower and its Subsidiaries for the fiscal year ended March 31, 2016, and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statements of income or operations and cash flows of Holdings, the Borrower and its Subsidiaries for the six-month period ended September 30, 2016.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c) if reasonably requested by the Administrative Agent, an opinion of counsel covering matters reasonably requested by the Administrative Agent shall be delivered on behalf of the Borrower to the Administrative Agent, (d) all Capital Stock of the Borrower and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and pledged to secure the Obligations, (e) (x) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (y) such substitution does not result in any material adverse tax consequences to any Credit Party and (z) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), (f) no Change of Control shall occur, (g) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction and Previous Holdings, New Holdings and the Borrower shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (h) if reasonably requested by the Administrative Agent, the Credit Parties shall execute and deliver amendments, supplements and other modifications to all Credit Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings and customary legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (i) the Borrower delivers a certificate of an Authorized Officer with respect to the satisfaction of the conditions set forth in clauses (a), (e)(x) and (y) and (f) of this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall refer to New Holdings.

“Holdings Loan Agreement” shall mean, collectively, that certain (i) senior subordinated grid note, dated as of December 9, 2013, issued by the Borrower in favor of Holdings and (ii) any unsecured subordinated promissory notes issued from time to time by the Borrower in favor of Holdings in connection with the reinvestment by Holdings of a portion of the interest paid by the Borrower on the Holdings Subordinate Debt in accordance with the Holdings Subordination Agreement, in the case of each of the notes described in the foregoing clauses (i) and (ii), as such agreement may be amended, revised, replaced, supplemented or restated from time to time in accordance with the terms of the Holdings Subordination Agreement, including increases to the principal amount outstanding thereunder as set forth therein.

“Holdings Subordinate Debt” shall mean all amounts owing by the Borrower to Holdings pursuant to the Holdings Loan Agreement.

“Holdings Subordination Agreement” shall mean the subordination and postponement agreement, dated as of June 3, 2016, among Holdings, the Borrower and the ABL Administrative Agent, as such agreement may be amended, revised, replaced, supplemented or restated from time to time.

“IFRS” shall mean International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP or U.S. GAAP and, upon such election, references herein to IFRS and IFRS concepts will be construed to refer to GAAP or U.S. GAAP, as applicable, and corresponding GAAP or U.S. GAAP concepts as in effect from time to time; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of GAAP or U.S. GAAP, as applicable, as in effect from time to time, and (2) from and after such election, all ratios, computations, and other determinations based on IFRS contained in this Agreement shall still be required to be computed in conformity with IFRS. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under IFRS with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Credit Maturity Date” shall mean the date on which any Class of Incremental Revolving Credit Loans that is made pursuant to the Lenders’ Incremental Revolving Credit Commitments matures.

“Incremental Revolving Loan Lenders” shall have the meaning provided in Section 2.14(b).

“Incurrence-Based Amounts” shall have the meaning provided in Section 1.11(b).

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium), of such Person (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under IFRS shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities and

Securitization Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with IFRS or (7) customary obligations under employment agreements and deferred compensation. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Persons” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Term B-1 Loan” shall mean each Initial Term Loan made by an Initial Term Loan Lender in respect of its Initial Term B-1 Loan Commitment.

“Initial Term B-1 Loan Commitment” shall have the meaning provided in the definition of the term Initial Term Loan Commitment.

“Initial Term B-2 Lender” shall mean a Lender with an Initial Term B-2 Loan Commitment or an outstanding Initial Term B-2 Loan.

“Initial Term B-2 Loan” shall mean each Initial Term Loan made by an Initial Term Loan Lender in respect of its Initial Term B-2 Loan Commitment.

“Initial Term B-2 Loan Commitment” shall have the meaning provided in the definition of the term Initial Term Loan Commitment.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a); provided that prior to the six-month anniversary of the Closing Date, Initial Term Loan shall mean each Initial Term B-1 Loan and each Initial Term B-2 Loan. For the avoidance of doubt, on and after the six-month anniversary of the Closing Date, each Initial Term B-1 Loan and each Initial Term B-2 Loan shall constitute an “Initial Term Loan” and be of the same Class for all purposes under this Agreement.

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the sum of the amounts set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s (i) Initial Term B-1 Loan Commitment (each such commitment, an “Initial Term B-1 Loan Commitment”) and (ii) Initial Term B-2 Loan Commitment (each such commitment, an “Initial Term B-2 Loan Commitment”). The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is U.S.$162,582,257.

“Initial Term Loan Lenders” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Insolvency Laws” shall mean the Companies’ Creditors Arrangement Act (Canada), the BIA, the Bankruptcy Code, the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous legislation applicable to any Credit Party, any of their respective Subsidiaries or any jurisdiction in which Collateral is located.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S., Canadian and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Intercompany License Agreement” shall mean any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower and any Restricted Subsidiary thereof.

“Intercompany Note” shall mean any intercompany note substantially in the form of Exhibit D.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such Test Period.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to officers, directors, managers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person or the purchase or other acquisition, in one transaction or a series of related transactions, of all or substantially all of the assets of another Person or assets constituting a business unit, line of business or division of such Person; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness made to or owing by the Borrower or a Restricted Subsidiary having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided, further, that, in the event that any Investment is made by Holdings, the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

For purposes of the definition of Unrestricted Subsidiary and Section 10.5,

(i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” shall mean:

(i) securities issued or directly and fully guaranteed or insured by the Canadian Government or the United States government or, in each case, any agency or instrumentality thereof (other than Cash Equivalents),

(ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii) investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv) corresponding instruments in countries other than Canada and the United States customarily utilized for high-quality investments.

“IP Security Agreement” shall mean one or more Intellectual Property security agreements by and among one or more of the Credit Parties and the Collateral Agent.

“ITA” means the Income Tax Act (Canada).

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit E.

“Joint Bookrunners” shall mean the Joint Bookrunners identified on the cover page to this Agreement.

“Joint Lead Arrangers” shall mean the Joint Lead Arrangers identified on the cover page to this Agreement.

“Junior Debt” shall mean any (i) Indebtedness that is secured by a Lien ranking junior to the Lien on the Collateral securing any First Lien Obligations, including on the ABL Priority Collateral, (ii) unsecured Indebtedness and (iii) Subordinated Indebtedness. For the avoidance of doubt, Indebtedness under the ABL Credit Facility shall not be considered Junior Debt.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit A-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, the Credit Parties and the representatives for purposes thereof for holders of one or more classes of Indebtedness.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any Extended Term Loan, any Refinancing Term Loan or any Replacement Term Loan, in each case as extended in accordance with this Agreement from time to time.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any letter of credit issued hereunder, if any, which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” shall mean, with respect to any letter of credit issued hereunder, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn amount of all outstanding letters of credit issued hereunder plus the aggregate of the amount of all unreimbursed drawings in respect of letters of credit issued hereunder, including all L/C Borrowings.

“LCT Election” shall have the meaning provided in Section 1.12(f).

“LCT Test Date” shall have the meaning provided in Section 1.12(f).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action.

“Lender Parties” shall have the meaning provided in Section 12.1(c).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a)(i) that such Distressed Person is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” shall have the meaning provided to the term “Letter of Credit” in the ABL Credit Agreement.

“LIBOR” shall have the meaning provided in the definition of the term LIBOR Rate.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean,

(i) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the ICE Benchmark Administration London Interbank Offered Rate or a comparable or successor rate (“LIBOR”), which rate is approved by the Administrative Agent and the Borrower, on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, notwithstanding the foregoing, in no event shall the LIBOR Rate applicable to the Initial Term Loans at any time be less than 1.00% per annum, and

(ii) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined on such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that, to the extent a comparable or successor rate is approved by the Administrative Agent and the Borrower in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease or a license to use Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Incurrence Period” shall have the meaning provided in the definition of Maximum Incremental Facilities Amount.

“Loan” shall mean any Revolving Loan, Term Loan or any other loan made by any Lender hereunder.

“Management Equityholders” shall mean any of (i) Daniel Reiss, (ii) any other current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof who, on the Closing Date, is an equityholder in Holdings or any direct or indirect parent thereof, (iii) any trust, partnership, limited liability company, corporate body or other entity established by Daniel Reiss, any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clauses (iv) and (v), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iv) any spouse, parents or grandparents of Daniel Reiss or any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof, and any and all descendants (including adopted children and step-children) of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any direct or indirect parent thereof by Daniel Reiss or any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof in connection with such Person’s estate or tax planning and (v) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of Daniel Reiss or any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof.

“Master Agreement” shall have the meaning provided in the definition of the term Hedge Agreement.

“Material Adverse Effect” shall mean a material and adverse effect on (i) the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) the material rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Wholly-Owned Restricted Subsidiary (together with its Subsidiaries) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.00% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with IFRS; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Restricted Subsidiaries that are Excluded Subsidiaries other than by virtue of clause (b) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 7.50% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 7.50% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with IFRS, then the Borrower shall, on or prior to the date on which financial statements for the last quarter of such Test Period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, any New Term Loan Maturity Date, any Incremental Revolving Credit Maturity Date, or the maturity date of an Extended Term Loan, a Replacement Term Loan, a Refinancing Term Loan, an Extended Revolving Credit Loan or a Refinancing Revolving Credit Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, an aggregate principal amount of up to (i) the greater of (x) $80,000,000 and (y) 100.0% of Consolidated EBITDA for the most recent Test Period then ended, minus, subject to the last sentence in this definition,the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (i) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (i), plus (ii) the aggregate amount of (x) voluntary prepayments of Term Loans (including purchases of the Loans by Holdings, the Borrower or any of its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par) and (y) permanent commitment reductions in respect of Revolving Loans, other than in each case under clauses (x) and (y), from proceeds of long-term Indebtedness (other than revolving Indebtedness), minus, subject to the last sentence in this definition,the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (ii) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (ii), plus (iii) an unlimited amount, so long as in the case of this clause (iii) only, such amount at such date of determination can be incurred without causing (x) in the case of Incremental Loans or Permitted Other Indebtedness secured with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations, the First Lien Net Leverage Ratio to exceed 3.75 to 1.00 as of the most recently ended Test Period, or (y) in the case of Incremental Loans or Permitted Other Indebtedness consisting of Junior Debt, the Total Net Leverage Ratio to exceed 5.50 to 1.00 as of the most recently ended Test Period, in each case on a Pro Forma Basis, and after giving effect to any Specified Transaction consummated in connection therewith and assuming for purposes of this calculation that (1) the full committed amount of any new Incremental Revolving Credit Commitments and/or any Permitted Other Indebtedness constituting a revolving credit commitment then being incurred shall be treated as outstanding Indebtedness, and (2) any cash proceeds of any new Incremental Loans and/or Permitted Other Indebtedness, as applicable, then being incurred shall not be netted from the numerator in the First Lien Net Leverage Ratio or Total Net Leverage Ratio,

as applicable, for purposes of calculating the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, under this clause (iii) for purposes of determining whether such Incremental Loans and Permitted Other Indebtedness can be incurred (provided, however, that if amounts incurred under this clause (iii) are incurred concurrently with the incurrence of Incremental Loans and/or Permitted Other Indebtedness (in each case, including any unused commitments obtained) in reliance on clause (i) and/or clause (ii) above, the First Lien Net Leverage Ratio or the Total Net Leverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (i) and/or clause (ii)); provided further, for the avoidance of doubt, to the extent the proceeds of any Incremental Loans are being utilized to repay Indebtedness, such calculations shall give pro forma effect to such repayments). The Borrower may elect to use clause (iii) above regardless of whether the Borrower has capacity under clause (i) or clause (ii) above. Further, the Borrower may elect to use clause (iii) above prior to using clause (i) or clause (ii) above, and if both clause (iii) and clause (i) and/or clause (ii) are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (iii) above. Notwithstanding the foregoing, the Borrower may re-designate any Indebtedness originally designated as incurred under clause (i) and/or clause (ii) above, or, after the expiration of the Limited Incurrence Period, incurred under the immediately succeeding paragraph, as having been incurred under clause (iii), so long as at the time of such re-designation, the Borrower would be permitted to incur under clause (iii) the aggregate principal amount of Indebtedness being so re-designated (for purposes of clarity, with any such re-designation having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (i) and/or clause (ii) on and after the date of such re-designation by the amount of Indebtedness so re-designated).

Notwithstanding the foregoing, at any date of determination occurring during the period from the date hereof until the earlier to occur of (x) the 180-day anniversary of the Closing Date and (y) consummation of a Specified Qualifying IPO and the prepayment of the Term Loans with Net Cash Proceeds therefrom in accordance with Section 5.2(a)(v) (such period, the “Limited Incurrence Period”), the Maximum Incremental Facilities Amount shall equal $40,000,000 minus, subject to the last sentence in the immediately preceding paragraph, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this paragraph and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this paragraph. For the avoidance of doubt, after the expiration of the Limited Incurrence Period, any Incremental Loans incurred (including any unused commitments obtained), and/or any Permitted Other Indebtedness issued or incurred (including any unused commitments obtained), in reliance on this paragraph shall be deemed to have been incurred in reliance on clause (i) of the immediately preceding paragraph, subject to the last sentence in the immediately preceding paragraph.

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of LIBOR Loans, U.S.$250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), and (ii) with respect to a Borrowing of ABR Loans, U.S.$250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“MNPI” shall mean, with respect to any Person, information and documentation that is (a) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of Canadian Securities Laws or United States federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, deed of hypothec, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean each parcel of fee-owned real property located in the United States or Canada and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.12, if any.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, any incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans or a Qualifying IPO, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of the Restricted Subsidiaries (or, in the case of any Qualifying IPO, by Holdings or any direct or indirect parent thereof) in respect of such Prepayment Event, incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans or Qualifying IPO, as the case may be, less (ii) the sum of:

(a) the amount, if any, of all taxes (including, in each case, in connection with any repatriation of funds) paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries (or, in the case of any Qualifying IPO, by Holdings or any direct or indirect parent thereof) in connection with such Prepayment Event, incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans or Qualifying IPO,

(b) the amount of any reasonable reserve established in accordance with IFRS against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(c) the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d) in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries, including by using such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition or Investments not prohibited by this Agreement; provided that an amount equal to any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) (it being understood that, so long as an amount equal to the amount of Net Cash Proceeds required to be applied in accordance with Section 5.2(a)(i) is applied by the Borrower, nothing in this Agreement (including Section 5) shall be construed to require any Foreign Subsidiary to repatriate cash),

(e) in the case of any Asset Sale Prepayment Event or Casualty Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof,

(f) in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, and

(g) all fees and out of pocket expenses paid by the Borrower or a Restricted Subsidiary (or, in the case of any Qualifying IPO, Holdings or any direct or indirect parent thereof) in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Indebtedness or a Qualifying IPO, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with IFRS and before any reduction in respect of preferred Capital Stock dividends.

“New Holdings” shall have the meaning provided in the definition of Holdings.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h).

“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit I.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Commitment or any Loan or under any Secured Cash Management Agreement, Secured Bank Product Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall have the meaning set forth in Section 8.20(c).

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Connection Taxes” shall mean, with respect to any of the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from this Agreement or any other Credit Documents).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) Excluded Taxes.

“Outstanding Amount” shall mean (a) with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans (including any refinancing of outstanding unpaid drawings under letters of credit issued hereunder or L/C Credit Extensions as a Borrowing of Revolving Loans), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any letters of credit issued hereunder (including any refinancing of outstanding unpaid drawings under letters of credit issued hereunder or L/C Credit Extensions as a Borrowing of Revolving Loans) or any reductions in the maximum amount available for drawing under letters of credit issued hereunder taking effect on such date.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit A-3 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, the Credit Parties and the representatives for purposes thereof for holders of one or more classes of Indebtedness.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably expected to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investments.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received shall be applied in accordance with Section 10.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holder” shall mean any of (i) any Sponsor, any Sponsor’s Affiliates (other than any portfolio company of the Sponsor) and the Management Equityholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor, the Sponsor’s Affiliates and the Management Equityholders, collectively, have beneficial ownership of more than 50.0% of the aggregate ordinary voting power of the outstanding Voting Stock of Holdings or any other direct or indirect parent of Holdings; (ii) any direct or indirect parent of the Borrower not formed in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; and (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any direct or indirect parent of Holdings, acting in such capacity.

“Permitted Investments” shall mean:

(i) any Investment in the Borrower or any Restricted Subsidiary;

(ii) any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment under this clause (iii) (each, a “Permitted Acquisition”), (x) on the date the definitive agreement for such Permitted Acquisition is executed, no Event of Default shall have occurred and be continuing and (y) either (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation or transfer;

(iv) any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v) (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, refinancing, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the

Closing Date except (x) pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as in existence on the Closing Date and/or (y) as permitted under Section 10.5 or any other clause of this definition of Permitted Investments;

(vi) any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(vii) Hedging Obligations permitted under Section 10.1, Cash Management Services and Bank Products;

(viii) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $27,000,000 and (b) 50.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix) Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 10.5(a)(iii)(B);

(x) guarantees of Indebtedness permitted under Section 10.1 and Investments resulting from, or constituting, Liens permitted under Section 10.2;

(xi) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 10.10 (other than Section 10.10(b));

(xii) Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets, or of services, in the ordinary course of business;

(xiii) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities), not to exceed the greater of (a) $20,000,000 and (b) 37.5% of Consolidated EBITDA

for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv) (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or a Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or a Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity, and (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(xv) loans and advances to, or guarantees of Indebtedness of, officers, directors, managers and employees in an aggregate principal amount at any time outstanding under this clause (xv) not in excess of the greater of (a) $3,000,000 and (b) 5.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(xvi) (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, payroll advances, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof and (b) promissory notes received from equityholders of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary thereof in connection with the exercise of stock or other options in respect of the Equity Interests of the Borrower, any direct or indirect parent of the Borrower and its Subsidiaries;

(xvii) Investments consisting of extensions of trade credit in the ordinary course of business;

(xviii) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix) non-cash Investments in connection with Permitted Reorganizations;

(xx) the licensing or contribution of Intellectual Property in the ordinary course of business;

(xxi) [reserved];

(xxii) Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(xxiii) deposits required under any Contractual Requirement or by any Governmental Authority or public utility, including with respect to Taxes and other similar charges;

(xxiv) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xxv) guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Leases) or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(xxvii) any additional Investments; provided that (x) no Event of Default exists or would result from such Investments and (y) after giving Pro Forma Effect to such Investments, the Total Net Leverage Ratio is equal to or less than 4.00 to 1.00 as of the most recently ended Test Period.

“Permitted Liens” shall mean, with respect to any Person:

(i) pledges or deposits or Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or deposits or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business or consistent with industry practice;

(ii) (1) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, construction contractor’s, repairmen’s, and mechanics’ Liens, (2) customary Liens (other than in respect of borrowed money) in favor of landlords, so long as, in the cases of clauses (1) and (2), such Liens only secure sums not overdue for a period of more than 60 days or sums being contested in good faith by appropriate actions and (3) other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other actions for review; provided, in the case of clauses (1) through (3), adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS;

(iii) Liens for taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS or are not required to be paid pursuant to Section 8.11, or for property taxes on property the Borrower or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

(iv) (x) Liens (i) in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or (ii) with respect to other regulatory requirements or (y) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, and Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(vi) Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to clause (a), (d), (l)(ii), (r), (w), (x), (y) or (dd) (so long as such Liens securing Indebtedness or obligations (or any guarantees in respect thereof) of any Person that is both a Credit Party under this Agreement and a Credit Party under, and as defined in, the ABL Credit Agreement are subject to the ABL/Term Loan Intercreditor Agreement) of Section 10.1 or Indebtedness permitted pursuant to the first paragraph of Section 10.1 (excluding amounts permitted under clause (2) thereof); provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than assets owned by Restricted Subsidiaries that are not Credit Parties; (c) in the case of clause (y) of Section 10.1 and Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to this clause (vi), the holders of such Permitted Other Indebtedness Obligations or other Indebtedness (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness or other Indebtedness, as applicable, constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations or such other Indebtedness shall have entered into the Pari Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness or other Indebtedness, as applicable, constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations or other Indebtedness, as applicable, shall have become a party to the Pari Intercreditor Agreement in accordance with the terms thereof; and (d) in the case of clause (y) of Section 10.1 and Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to this clause (vi), the holders of such Permitted Other Indebtedness Obligations or other Indebtedness (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness or other Indebtedness, as applicable, that does not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent, and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Junior Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness or other Indebtedness, as applicable, that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness or other Indebtedness shall have become a party to the Junior Lien Intercreditor Agreement in accordance with the terms thereof; provided, that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement contemplated by this clause (vi);

(vii) Liens existing on the Closing Date that (a) secure Indebtedness or other obligations not in excess of (x) $2,750,000 individually or (y) $5,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (vii)(a)(y)) or (b) are set forth on Schedule 10.2 (including, in the case of each of the foregoing clauses (a) and (b), Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens);

(viii) Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition);

(ix) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, consolidation or amalgamation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, amalgamation or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition);

(x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;

(xi) Liens securing Hedging Obligations, Cash Management Services and Bank Products permitted hereunder (including, for the avoidance of doubt, Secured Hedge Obligations, Secured Cash Management Obligations and Secured Bank Product Obligations), in each case, both as defined under this Agreement and as defined under the ABL Credit Agreement;

(xii) (x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, bank guarantees or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods and (y) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiii) leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(xiv) Liens arising from Uniform Commercial Code, PPSA or any similar financing statement filings (or similar public filings in other applicable jurisdictions) regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv) Liens in favor of the Borrower or any Guarantor;

(xvi) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii) Liens on Receivables Assets and related assets incurred in connection with a Receivables Facility and Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with clause (h) of the definition of “Asset Sale”;

(xviii) Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in this clause (xviii) and clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property, replacements of such property, additions and accessions thereto, after-acquired property and the proceeds and the products of the foregoing and customary security deposits in respect thereof and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender), and (b) the aggregate principal amount of the Indebtedness that was originally secured by such Lien under any of clause (vii), (viii), (ix), (x) or (xv) of this definition of Permitted Liens is not increased to an amount greater than the sum of the aggregate outstanding principal amount (plus the amount of any unused commitments thereunder) of the Indebtedness being refinanced, refunded, extended, renewed, or replaced, plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under such refinanced Indebtedness, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness and the incurrence or issuance of such refinancing Indebtedness;

(xix) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, in the ordinary course of business;

(xx) other Liens securing obligations which do not exceed the greater of (a) $25,000,000 and (b) 46.75% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;

(xxi) Liens securing judgments not constituting an Event of Default under Section 11.10;

(xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii) Liens (a) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii) Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted);

(xxviii) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii) Liens arising out of conditional sale, title retention/retention of title arrangement, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii) Liens arising under the Security Documents;

(xxxiv) Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;

(xxxv) (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;

(xxxvi) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(xxxviii) purported Liens (other than Liens securing Indebtedness for borrowed money) evidenced by the filing of precautionary Uniform Commercial Code or PPSA (or equivalent statute) financing statements or similar public filings;

(xxxix) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xl) Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness permitted under Section 10.1 (or other obligations not constituting Indebtedness), in each case, so long as such Liens do not secure Indebtedness for borrowed money of any Credit Party;

(xli) Liens or rights of set-off against credit balances of the Borrower or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Borrower or any Restricted Subsidiaries in the ordinary course of business to secure the obligations of any Subsidiary to the credit card issuers or credit card processors as a result of fees and charges; and

(xlii) after the Limited Incurrence Period, additional Liens, so long as (i)(x) with respect to Indebtedness that is secured by Liens on a pari passu basis with any First Lien Obligations and a junior lien basis by the ABL Priority Collateral (without regard to control of remedies), immediately after the incurrence thereof, on a Pro Forma Basis, the First Lien Net Leverage Ratio is no greater than 3.75 to 1.00 as of the most recently ended Test Period and (y) with respect to Indebtedness that is secured by Liens (I) on the ABL Priority Collateral that are junior in right of security to the Liens on the ABL Priority Collateral securing the Obligations (as defined in the ABL Credit Agreement) and (II) on the Collateral that are junior in right of security to the Liens on the Collateral securing any First Lien Obligations, immediately after the incurrence thereof, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.50 to 1.00 as of the most recently ended Test Period and (ii) the holder(s) of such Liens (or a representative thereof) shall have entered into the ABL/Term Loan Intercreditor Agreement, the Pari Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or another intercreditor agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower; provided that any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable for purposes of calculating the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, under this clause (xlii) for purposes of determining whether such Liens can be incurred; provided further that if any term loan Indebtedness secured by a Lien incurred in reliance on this clause (xlii) is secured on a pari passu basis with the Initial Term Loans, the Effective Yield of the Initial Term Loans shall be subject to adjustment to the extent required by, and in the manner set forth in, the provisos to Section 2.14(d)(iv), determined for purposes of this proviso as if such term loan Indebtedness being secured by such Liens pursuant to this clause (xlii) is a New Term Loan.

For purposes of this definition, the term Indebtedness shall be deemed to include interest, premiums (if any), fees, expenses and other obligations on such Indebtedness. For all purposes under this Agreement and the other Credit Documents, references to any “Permitted Lien” shall include reference to Liens permitted under Section 10.2(a)(ii).

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) consist of notes or loans secured by Liens on a pari passu basis with the First Lien Obligations (without regard to control of remedies) or (iii) be secured by Liens ranking junior to the Liens securing the First Lien Obligations), in each case, issued or incurred by a Credit Party, which:

(a)	(1) in the case of any unsecured Permitted Other Indebtedness or Permitted Other Indebtedness secured by a Lien ranking junior to the Lien securing the First Lien Obligations, shall have a final maturity not sooner than 91 days after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness, and (2) in the case of any Permitted Other Indebtedness secured by a Lien ranking pari passu with the First Lien Obligations, shall have a final maturity not sooner than the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness,

(b)	in the case of any secured Permitted Other Indebtedness, shall be subject to customary intercreditor terms (including those in the ABL/Term Loan Intercreditor Agreement, the Pari Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable),

(c)	shall not provide for any mandatory repayment (except scheduled principal amortization payments), redemption or sinking fund payment obligations prior to the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of the Permitted Other Indebtedness (other than, in each case, customary offers or obligations to repurchase, redeem or repay upon a change of control, asset sale, or casualty or condemnation event; AHYDO Payments; customary acceleration rights after an event of default; solely with respect to any Permitted Other Indebtedness constituting Junior Debt secured by a Lien ranking junior to the First Lien Obligations, any payment obligations solely with respect to prepayment amounts declined by any Lender under this Agreement and/or any lender(s) in respect of any other First Lien Obligations being prepaid or that constitute a customary prepayment provision with respect to Refinancing Indebtedness on a pro rata basis in connection with such prepayment in accordance with this Agreement; and solely with respect to any Permitted Other Indebtedness secured by a Lien ranking pari passu to the First Lien Obligations, any payment obligations that will also be applied to the Term Loans hereunder on a pro rata or greater than pro rata basis or that constitute a customary prepayment provision with respect to Refinancing Indebtedness),

(d)	shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the then-outstanding Term Loans,

(e)	in the case of any Permitted Other Indebtedness in the form of term loans to be secured by a Lien ranking pari passu with First Lien Obligations outstanding under this Agreement, the Effective Yield of the Initial Term Loans shall be subject to adjustment in the manner set forth in the provisos to Section 2.14(d)(iv), determined for purposes of this clause (e) as if the Permitted Other Indebtedness were New Term Loans,

(f)	shall be issued or incurred only when no Event of Default (or, if such Permitted Other Indebtedness is being issued or incurred in connection with a Permitted Acquisition or other acquisition permitted under this Agreement, or to refinance Indebtedness that requires an irrevocable prepayment or redemption notice, no Event of Default under Section 11.1 or Section 11.5) exists or would result from the issuance or incurrence of such Permitted Other Indebtedness,

(g)	is not incurred or guaranteed by any Person other than any Credit Party,

(h)	if secured, is not secured by any assets other than the Collateral, and

(i)	other than as required by the preceding clauses (a) through (h), shall contain such terms as are reasonably satisfactory to the Borrower, the borrower thereof (if not the Borrower) and the lender(s) providing such Permitted Other Indebtedness (it being understood that, to the extent that any financial maintenance covenant is included for the benefit of any Permitted Other Indebtedness, such financial maintenance covenant shall be added for the benefit of any Loans outstanding hereunder at the time of incurrence of such Permitted Other Indebtedness (except for any financial maintenance covenants applicable only to periods after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness));

provided, the requirements of the foregoing clauses (a), (c) and (d) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).

“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $17,000,000 and (b) 31.75% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the consummation of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, in respect of the U.S. Credit Parties, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2)

of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” shall have the meaning provided in the definition of the term Excess Cash Flow.

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean each of (i) the U.S. Pledge Agreement, entered into by the U.S. Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F-1 (the “U.S. Pledge Agreement”), (ii) the Canadian Pledge Agreement, entered into by the Canadian Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F-2 (the “Canadian Pledge Agreement”) and (iii) the U.K. Share Charge, entered into by the Borrower, Canada Goose International Holdings Limited and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F-3 (the “U.K. Share Charge”).

“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.

“PPSA” shall mean (i) with respect to any jurisdiction of Canada other than Quebec, the Personal Property Security Act of such jurisdiction and (ii) with respect to Quebec, the Civil Code of Quebec, in each case, in effect from time to time.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Prepayment Trigger” shall have the meaning provided in the definition of Asset Sale Prepayment Event.

“Previous Holdings” shall have the meaning provided in the definition of Holdings.

“primary obligations” shall have the meaning provided in the definition of the term Contingent Obligations.

“primary obligor” shall have the meaning provided in the definition of the term Contingent Obligations.

“Prime Rate” shall mean the “U.S. Prime Lending Rate” quoted in the Wall Street Journal print edition on the date of determination (or, if the Wall Street Journal ceases to quote such rate, the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates)).

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.12.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(c).

“Public Company Costs” shall mean costs relating to compliance with the provisions of Canadian Securities Laws, the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are nonrecourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Qualifying IPO” shall mean the issuance by the Borrower or any direct or indirect parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or a prospectus filed pursuant to any Canadian Securities Laws (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act or any Canadian Securities Laws.

“Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not the Borrower or a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not the Borrower or a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivables and related assets.

“Refinanced Debt” shall have the meaning provided in Section 2.14(h).

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing” shall mean the repayment in full of all obligations outstanding under the Holdings Subordinate Debt and the Shareholder Subordinate Debt with the proceeds of the Closing Distribution.

“Refinancing Amendment” shall have the meaning provided in Section 2.14(h)(vi).

“Refinancing Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Facility Closing Date” shall have the meaning provided in Section 2.14(h)(iii).

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Lenders” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Loan Request” shall have the meaning provided in Section 2.14(h).

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Revolving Credit Lender” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Revolving Credit Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Series” shall mean all Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, as the case may be, that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, as the case may be, provided for therein are intended to be a part of any previously established Refinancing Series) and that, in the case of Refinancing Term Loans, provide for the same amortization schedule.

“Refinancing Term Lender” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Term Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Refinancing Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 18 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of Section 13.5, “Related Parties” shall not include Excluded Affiliates.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the environment.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, a Replacement Term Loan Repayment Amount with respect to any Replacement Series, a Refinancing Term Loan Repayment Amount with respect to any Refinancing Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Series” shall mean all Replacement Term Loans or Replacement Term Loan Commitments that are established pursuant to the same amendment (or any subsequent amendment to the extent such amendment expressly provides that the Replacement Term Loans or Replacement Term Loan Commitments provided for therein are intended to be a part of any previously established Replacement Series) and that provide for the same amortization schedule.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.

“Required Facility Lenders” shall mean, as of any date of determination, with respect to one or more Credit Facilities, Lenders having or holding a majority of the sum of (a) the Total Outstandings under such Credit Facility or Credit Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, if applicable, under such Credit Facility or Credit Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Credit Facility or Credit Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Credit Facility or Credit Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” shall mean, as of any date of determination, Lenders having or holding a majority of the sum of (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, if applicable, under such Credit Facility or Credit Facilities being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Total Term Loan Commitments at such date and (c) aggregate unused Revolving Credit Commitments, provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.5(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2)

“Revolving Credit Commitment” shall mean the revolving credit commitments in respect of any Class of Revolving Loans.

“Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitments (or, to the extent referring to any single Class of Commitments, such Lender’s Revolving Credit Commitments in respect of such Class) at such time by (ii) the amount of the Total Revolving Credit Commitment (or, to the extent referring to any single Class of Revolving Credit Commitments, the aggregate Revolving Credit Commitments of all Lenders in respect of such Class) at such time; provided that at any time when the Total Revolving Credit Commitment (or, to the extent referring to any single Class of Revolving Credit Commitments, the aggregate Revolving Credit Commitments in respect of such Class) shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure (or, to the extent referring to any single Class of Revolving Loans, such Lender’s Revolving Credit Exposure in respect of such Class) at such time by (b) the Revolving Credit Exposure of all Lenders at such time (or, to the extent referring to any single Class of Revolving Loans, the Revolving Credit Exposure of all Lenders in respect of such Class).

“Revolving Credit Exposure” shall mean, with respect to any applicable Lender at any time, the sum of (x) the aggregate amount of the principal amount of Revolving Loans of such Lender then outstanding and (y) such Lender’s pro rata share of the L/C Obligations at such time under the applicable Revolving Credit Commitment.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan Extension Request” shall have the meaning provided in Section 2.14(g)(ii).

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Incremental Revolving Credit Loan, (ii) Extended Revolving Credit Loan, or (v) Refinancing Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Bank Product Agreement” shall mean any Bank Product Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Bank Product Provider, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Bank Product Agreement hereunder.

“Secured Bank Product Obligations” shall mean Obligations under any Secured Bank Product Agreement.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement, each Bank Product Provider that is a party to a Secured Bank Product Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securitization Asset” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean each of (i) the U.S. Security Agreement entered into by the applicable U.S. Credit Parties party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G-1 (the “U.S. Security Agreement”), (ii) the Canadian

General Security Agreement entered into by the Canadian Credit Parties party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G-2 (the “Canadian Security Agreement”) and (iii) the U.K. Debenture entered into by Canada Goose International Holdings Limited, Canada Goose Services Limited and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G-3 (the “U.K. Debenture”).

“Security Documents” shall mean, collectively, the Pledge Agreements, the Security Agreements, the IP Security Agreement, the Mortgages (if executed), the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement (if executed), the Pari Intercreditor Agreement (if executed) and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.9, 9.10 or 9.12 or pursuant to any other such Security Documents to secure the Obligations.

“Series” shall have the meaning provided in Section 2.14(a).

“Shareholder” shall mean Brent (BC) Finco S.à r.l., a Luxembourg société à responsabilité limitée, and includes its successors by amalgamation or otherwise.

“Shareholder Loan Agreement” shall mean collectively, that certain (i) senior convertible subordinated note, dated as of December 9, 2013, issued by Holdings in favour of the Shareholder and (ii) any unsecured junior convertible subordinated promissory grid notes issued from time to time by Holdings in favor of the Shareholder in connection with the reinvestment by the Shareholder of a portion of the interest paid by Holdings on the Shareholder Subordinate Debt in accordance with the Shareholder Subordination Agreement, in the case of each of the notes described in the foregoing clauses (i) and (ii), as such agreement may be amended, revised, replaced, supplemented or restated from time to time in accordance with the terms of the Shareholder Subordination Agreement, including increases to the principal amount outstanding thereunder as set forth therein.

“Shareholder Subordinate Debt” shall mean all indebtedness owing by Holdings to the Shareholder pursuant to the Shareholder Loan Agreement.

“Shareholder Subordination Agreement” shall mean the subordination and postponement agreement, dated as of the date hereof, among the Shareholder, Holdings, and the Administrative Agent, as such agreement may be amended, revised, replaced, supplemented or restated from time to time.

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with IFRS or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues are aggregated with each other Restricted Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, that (i) the fair value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Specified Qualifying IPO” shall mean a Qualifying IPO that results in a Total Net Leverage Ratio of not greater than 2.50 to 1.00 after giving Pro Forma Effect to the prepayment of Term Loans with the Net Cash Proceeds thereof in accordance with Section 5.2(a)(v) of this Agreement.

“Specified Representations” shall mean the representations and warranties with respect to the Credit Parties set forth in Sections 8.1(a) (with respect to the organizational existence of the Credit Parties only), 8.2 (with respect to organizational power and authority of the Credit Parties and due authorization, execution and delivery by the Credit Parties, in each case, as they relate to their entry into and performance of, the Credit Documents, and enforceability of the Credit Documents against the Credit Parties), 8.3(c) (with respect to the Credit Parties only and as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral pursuant to, and performance of, the Credit Documents by the Credit Parties), 8.5, 8.7, 8.17, 8.18 and, except with respect to items referred to on Schedule 9.12, and subject to the proviso contained in Section 6.1(b), 8.19 of this Agreement.

“Specified Transaction” shall mean, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iii) any Permitted Acquisition, (iv) any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (v) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person, (vi) any Restricted Payment, (vii) any borrowing of any New Term Loan or establishment of any Incremental Revolving Credit Commitment, or (viii) any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.

“Sponsor” shall mean Bain and/or its Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Sponsor Management Agreement” shall mean shall mean the Management Agreement, dated as of December 9, 2013, between Sponsor, Holdings and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in any manner that is not adverse to the Lenders in any material respect.

“SPV” shall have the meaning provided in Section 13.6(g).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable, excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, until any such conversion.

“Store” shall mean any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subject Lien” shall have the meaning provided in Section 10.2(a).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary that is a Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.

“Subsequent Transaction” shall have the meaning provided in Section 1.12(f).

“Subsidiary” of any Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Tax Distributions” shall mean payments made by the Borrower or any other Credit Party to Holdings or any direct or indirect parent of Holdings, the proceeds of which will be used to pay the amount any such Person would be required to pay in respect of Taxes attributable to the income of the Borrower and its Subsidiaries; provided, however, the aggregate of all such payments in respect of any tax year to Holdings and any direct or indirect parent of Holdings shall not exceed the Taxes or the income of such Person that is attributable to the Borrower and its Subsidiaries; provided, further, that any such payment in respect of the income of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, commitment with respect to any Extension Series, New Term Loan Commitment with respect to any Series, Refinancing Term Loan Commitment with respect to any Refinancing Series and Replacement Term Loan Commitment with respect to any Replacement Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14(g)(i).

“Term Loan Increase” shall have the meaning provided in Section 2.14(a).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, any Refinancing Term Loans, and any Extended Term Loans, collectively.

“Term Priority Collateral” shall mean the “Term Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitments at such date (or, if any applicable Total Revolving Credit Commitments shall have terminated on such date, the aggregate Revolving Credit Exposure of all applicable Revolving Credit Lenders at such date), (ii) the Total Term Loan Commitment at such date, and (iii) without duplication of clause (ii), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness then being incurred and giving rise to the need to calculate the Total Net Leverage Ratio) to (ii) Consolidated EBITDA for the Test Period then last ended.

“Total Outstandings” shall mean, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments and, if applicable, any Extended Revolving Credit Commitments, Incremental Revolving Credit Commitments and Refinancing Revolving Credit Commitments, in each case, of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments and, if applicable, any New Term Loan Commitments, Replacement Term Loan Commitments, Refinancing Term Loan Commitments, or commitments in respect of Extended Term Loans, in each case, of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by Holdings, the Borrower or any of their respective Affiliates in connection with the Transactions (including expenses in connection with hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, payments on account of phantom units and charges for repurchase or rollover of, or modifications to, equity options and/or restricted equity), this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, including any currency hedges entered into in connection with the financing of the Transactions.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement and the other Credit Documents, the Closing Distribution and any repayment, repurchase, prepayment, or defeasance of Indebtedness of the Borrower or any of its Subsidiaries in connection therewith, the consummation of any other transactions in connection with the foregoing (including the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UK Collateral Documents” means the U.K. Debenture and the U.K. Share Charge.

“U.K. Debenture” shall have the meaning provided in the definition of Security Agreement.

“U.K. Share Charge” shall have the meaning provided in the definition of Pledge Agreement.

“U.K. Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of England and Wales.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or any Unrestricted Subsidiary); provided that,

(a) such designation complies with Section 10.5, and

(b) immediately after giving effect to such designation no Event of Default shall have occurred and be continuing or would result therefrom.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Event of Default shall have occurred and be continuing.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, for so long as any ABL Credit Documents are in effect, no Subsidiary shall be an Unrestricted Subsidiary hereunder unless such Subsidiary is also an Unrestricted Subsidiary (as defined in the ABL Credit Agreement) under the ABL Credit Documents.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Dollars” and “U.S.$” shall mean dollars in lawful currency of the United States.

“U.S. Pledge Agreement” shall have the meaning provided in the definition of Pledge Agreement.

“U.S. Security Agreement” shall have the meaning provided in the definition of Security Agreement.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“U.S. Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or analogous governing body) of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or preferred Capital Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or preferred Capital Stock; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Stock or preferred Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof’, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation. The word “or” is not exclusive.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i) All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

(j) All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in Canada, the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in Canada, the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

1.3 Accounting Terms.

(a) Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, applied in a consistent manner.

(b) Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5 References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are not prohibited by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.

1.6 Exchange Rates.

(a) Any amount specified in this Agreement (other than in Sections 2, 12 and 13) or any of the other Credit Documents to be in Dollars or U.S. Dollars, as applicable, shall also include the equivalent of such amount in any currency other than Dollars or U.S. Dollars, respectively, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page (or, in the event such rate does not appear on any Reuters World Currency page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion) for the applicable currency at 11:00 a.m. (London time) either, at the Borrower’s election, (i) in the case of any Indebtedness, (x) on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt or (y) on the date of pricing or allocation, whichever the Borrower elects, of such Indebtedness and (ii) in the case of the making of any Investment, any disposition or any other transaction, (x) on the date of consummation of such Investment, disposition or other transaction or (y) the date the agreement governing such Investment, disposition or other transaction was executed.

(b) For purposes of determining the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with IFRS, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar or U.S. Dollar, as applicable, equivalent of such Indebtedness.

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 10.1, 10.2, 10.4 and 10.5 and the definitions of “Asset Sale,” “Permitted Investments” and “Permitted Liens” with respect to the amount of any Indebtedness, Lien, Asset Sale, disposition, Investment or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Asset Sale, Investment or Restricted Payment is made (so long as such Indebtedness, Lien, disposition, Asset Sale, Investment or Restricted Payment at the time incurred or made was permitted hereunder).

(d) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.7 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of LIBOR Rate or with respect to any comparable or successor rate thereto.

1.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11 Compliance with Certain Sections.

(a) For purposes of determining compliance with Section 10, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 10, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower in any manner not expressly prohibited by this Agreement.

(b) With respect to any amounts incurred or transactions entered into (or consummated) in reliance upon a provision of this Agreement that does not require compliance with a financial ratio or leverage test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or leverage test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or leverage test applicable to the Incurrence-Based Amounts. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, prepayments of debt and Restricted Payments incurred in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect from time to time, as incurred under any applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio or leverage test for such Incurrence-Based Amounts on a Pro Forma Basis (or would have met such ratio or leverage test, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower).

1.12 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Interest Coverage Ratio, the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets, shall be calculated in the manner prescribed by this Section 1.12; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the First Lien Net Leverage Ratio for purposes of Section 5.2(a)(ii), in each case, the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Consolidated Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) other than as described in the proviso to clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA or Consolidated Total Assets, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to such Specified Transaction projected by the Borrower in good faith to be realized as a result of actions taken or with respect to which substantial steps have been taken or are expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken, for which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions and synergies are given pro forma effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction, and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(d) In the event that (x) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (y) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except (I) in the case of calculating the “Average Revolver Debt,” any such incurrence or repayment of any revolving loans, including under the ABL Credit Agreement and this Agreement (if any), will be given effect as if the same had occurred on the first day of the applicable Test Period and (II) in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or any applicable Restricted Subsidiary may designate.

(f) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, the Interest Coverage Ratio and the Total Net Leverage Ratio; or

(ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be either (i) on the date of the execution of the definitive agreement with respect to such Limited Condition Transaction or (ii) on the date of the consummation of such Limited Condition Transaction (the date chosen pursuant to such LCT Election, the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at any time other than the LCT Test Date at or prior (as applicable) to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated.

1.13 Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “security” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a PPSA shall include publication under the Civil Code of Quebec, (g)

all references to “perfection” of or “perfected” security or security interest shall include a reference to an “opposable” or “set up” hypothec, security or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction lien” shall include a “legal hypothec in favour of persons having taken part in the construction or renovation of an immovable ”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p)“easement” shall include “servitude”, (q) “priority” shall include “prior claim” or “rank”, as applicable, (r) “survey” shall include “certificate of location and plan”, (s) “state” shall include “province”, (t) “fee simple title” shall include “ownership”, (u) “accounts” shall include “claims”, (v) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall be deemed to include “a valid lease”, (x) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”, and (y) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec.

SECTION 2

Amount and Terms of Credit

2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans denominated in U.S. Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed U.S.$162,582,257. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments. On the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in U.S. Dollars.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of U.S.$100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than eight Borrowings of LIBOR Loans that are Term Loans and ten Borrowings of LIBOR Loans that are Revolving Loans (as applicable) under this Agreement (or, in the case of either of the foregoing limits, such greater number as may be acceptable to the Administrative Agent).

2.3 Notices of Borrowing.

(a) For Borrowings of Initial Term Loans on the Closing Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 3:00 p.m. (New York City time) at least one Business Day prior to the Closing Date and (ii) in the case of LIBOR Loans, an executed Notice of Borrowing prior to 1:00 p.m. (New York City time) at least one Business Day prior to the Closing Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing shall specify (A) the aggregate principal amount of the Initial Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date), (C) whether such Initial Term Loans shall consist of ABR Loans and/or LIBOR Loans and (D) with respect to any LIBOR Loans, the Interest Period to be initially applicable thereto. With respect to Initial Term Loans, if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) so long as such notice was delivered with the advance notice required under Section 2.3(a)(ii), a LIBOR Loan and (y) otherwise, an ABR Loan. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

(c) The notice in respect of the Initial Term Loans on the Closing Date, or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, or in connection with any Borrowing under any Joinder Agreement, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Term Loans, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m. (New York City time) (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of the proposed Borrowing.

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds in respect of Initial Term B-1 Loans and Initial Term B-2 Loans may be made available at such time as may be agreed among the Lenders providing such Initial Term Loans, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments (including, on the Closing Date, each Initial Term Loan Lender’s Initial Term B-1 Loan Commitment and Initial Term B-2 Loan Commitment), and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account or accounts designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in U.S. Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay (or cause to be paid) such corresponding amount to the Administrative Agent in U.S. Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans. To the extent applicable, the Borrower shall repay to the Administrative Agent for the benefit of the applicable Lenders, on each Maturity Date of any Class of Loans (other than Initial Term Loans), the then outstanding amount of Loans of such Class.

(b) The Borrower shall repay to the Administrative Agent on the last Business Day of each March, June, September and December, commencing with the last Business Day of the second full fiscal quarter ending after the Closing Date and ending with the last such Business Day prior to the Initial Term Loan Maturity Date (each, an “Initial Term Loan Repayment Date”), for the benefit of the Initial Term Loan Lenders, a principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (each such repayment, an “Initial Term Loan Repayment Amount”) (which Initial Term Loan Repayment Amount shall be reduced by the amount of the relevant scheduled principal payment that has been prepaid or deemed prepaid in accordance with this Agreement, including as set forth in Section 5.1, Section 5.2(c) and Section 13.6(h)).

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each, a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement, including by amending the repayments under Section 2.5(b) to account for the addition of any New Term Loans to the extent, and as required pursuant to, the terms of any applicable Joinder Agreement involving a Term Loan Increase to the Initial Term Loans. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Term Loan Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Term Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loans are made, such Refinancing Term Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts (each, a “Refinancing Term Loan Repayment Amount”) and on the dates (each, a “Refinancing Term Loan Repayment Date”) set forth in the applicable Refinancing Amendment. In the event that any Replacement Term Loans are made, such Replacement Term Loans shall, subject to the sixth paragraph in Section 13.1, be repaid by the Borrower in the amounts (each, a “Replacement Term Loan Repayment Amount”) and on the dates (each, a “Replacement Term Loan Repayment Date”) set forth in the applicable amendment to this Agreement in respect of such Replacement Term Loans.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Extended Term Loan, Refinancing Term Loan, Replacement Term Loan or Revolving Loan, as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, such Register or subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g) The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or Exhibit H-2, as applicable, evidencing the applicable Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least U.S.$250,000 of the outstanding principal amount of Term Loans of one Type or Revolving Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue all or a portion of the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the applicable Required Facility Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the applicable Required Facility Lenders have determined in its or their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (v) if less than a full Borrowing of Revolving Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Revolving Credit Commitment Percentage of the applicable Class or Classes in accordance with the respective principal amounts of the Revolving Loans comprising such Borrowing held by such Lenders immediately prior to such conversion. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’ prior written notice, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day prior written notice in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit I) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation of a LIBOR Loan, the Borrower shall be deemed to have selected a LIBOR Loan with an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the applicable Required Facility Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans as LIBOR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Term Loans or Revolving Loans of any Class under this Agreement shall be made by the applicable Lenders pro rata on the basis of their then-applicable Commitments with respect to such Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Loans plus the relevant LIBOR Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise but after giving effect to any grace period set forth herein), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans, the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period (or if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month period or a period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Facility Lenders with respect to any Credit Facility shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (I) Indemnified Taxes, (II) clauses (ii) through (iii) of the definition of Excluded Taxes, (III) Connection Income Taxes, or (IV) Other Taxes) because of any Change in Law; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Facility Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower, and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Facility Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent notifies the Borrower or the applicable Required Facility Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(i)(y), 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected LIBOR Loan has been submitted pursuant to Section 2.3 or Section 2.6, as applicable, but the affected LIBOR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by the Administrative Agent pursuant to Section 2.10(a)(i)(y) or the Lenders pursuant to Section 2.10(a)(ii) or (iii), as applicable, or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly following written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d) Other than as set forth in clause (a)(ii) of this Section 2.10, it is understood that this Section 2.10 shall not apply to Taxes.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender prior to the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a revised or withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a revised or withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a revised or withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a revised or withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits or Applicable Margin) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14 Incremental Facilities; Extensions; Refinancing Facilities.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (x) additional term loans, which may be of the same Class as any then-existing Term Loans (a “Term Loan Increase”) or a separate Class of Term Loans (the commitments for additional term loans of the same Class or a separate Class, collectively, the “New Term Loan Commitments”), and/or (y) revolving credit commitments, which may be of the same Class as any then-existing Revolving Credit Commitments (a “Revolving Credit Commitment Increase”) or a separate Class of Revolving Credit Commitments (the commitments for revolving credit commitments of the same Class or a separate Class, collectively, the “Incremental Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount at the time of incurrence thereof and not less than

U.S.$5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the Maximum Incremental Facilities Amount at such time). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment, and the Borrower shall have no obligation to approach any existing Lender to provide any New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) (x) other than as described in the immediately succeeding clause (y), no Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to such New Loan Commitments or (y) if such New Loan Commitment is being provided in connection with a Permitted Acquisition or other acquisition constituting a permitted Investment, or in connection with refinancing of any Indebtedness that requires an irrevocable prepayment or redemption notice, then no Event of Default under Section 11.1 or Section 11.5 shall exist on such Increased Amount Date, (ii) in connection with any incurrence of Incremental Loans, or establishment of New Loan Commitments, on an Increased Amount Date, there shall be no requirement for the Borrower to bring down the representations and warranties under the Credit Documents unless and until requested by the Persons holding more than 50% of the applicable Incremental Loans or New Loan Commitments (provided that, in the case of Incremental Loans or New Loan Commitments used to finance a Permitted Acquisition or other acquisition constituting a permitted Investment, only the Specified Representations (conformed as necessary for such acquisition) shall be required to be true and correct in all material respects if requested by the Persons holding more than 50% of the applicable Incremental Loans or New Loan Commitments), (iii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). For all purposes of this Agreement, (a) any New Term Loans made on an Increased Amount Date shall be designated (x) a separate series of Term Loans or (y) in the case of a Term Loan Increase, a part of the series of existing Term Loans subject to such increase and (b) any Incremental Revolving Credit Commitments made on an Increased Amount Date shall be designated (x) a separate series of Revolving Credit Commitments or (y) in the case of a Revolving Credit Commitment Increase, a part of the series of existing Revolving Credit Commitments subject to such increase (such new or existing series of Term Loans or Revolving Credit Commitments, each, a “Series”).

(b) On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each loan made under an Incremental Revolving Credit Commitment (each, an “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Loan and (ii) each Lender with an Incremental Revolving Credit Commitment (each, an “Incremental Revolving Loan Lender”) shall become a Revolving Credit Lender with respect to the applicable Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Loans or Revolving Credit Commitments with respect thereto, as applicable, to such Incremental Revolving Loan Lender.

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a term loan to the Borrower (a “New Term Loan” and, together with the Incremental Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. The Borrower shall use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement and as agreed by the Borrower and the lender(s) providing such Incremental Loans.

(d) The terms and provisions of any New Term Loan Commitments and the related New Term Loans effected pursuant to a Term Loan Increase shall be identical to the terms and provisions applicable to the Class of Term Loans subject to such increase; provided, that underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that are not shared with all relevant lenders providing such New Term Loan Commitments and related New Term Loans, that may be agreed to among the Borrower and the lender(s) providing and/or arranging such New Term Loan Commitments may be paid in connection with such New Term Loan Commitments. The terms and provisions of any New Term Loans and New Term Loan Commitments of any Series not effected pursuant to a Term Loan Increase shall be on terms and documentation set forth in the applicable Joinder Agreement as determined by the Borrower; provided that:

(i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date;

(ii) the Weighted Average Life to Maturity of the applicable New Term Loans of each Series shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any previous amortization payments or prepayments of the Initial Term Loans);

(iii) the New Term Loans and New Term Loan Commitments (w) shall rank pari passu or junior in right of payment with any First Lien Obligations outstanding under this Agreement, (x) may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder, (y) shall not be guaranteed by any Person other than a Guarantor hereunder and (z) shall be unsecured or rank pari passu or junior in right of security with any First Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent);

(iv) the pricing, interest rate margins, discounts, premiums, interest rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the lender(s) thereunder; provided, however, that, with respect to any New Term Loans made under New Term Loan Commitments prior to the date that is eighteen (18) months after the Closing Date, if the Effective Yield in respect of any New Term Loans that rank pari passu in right of payment and security with the Initial Term Loans and that are broadly syndicated as of the date of funding thereof exceeds the Effective Yield in respect of any Initial Term Loans by more than 0.50%, the Applicable Margin in respect of such Initial Term Loans shall be adjusted so that the Effective Yield in respect of such Initial Term Loans is equal to the Effective Yield in respect of such New Term Loans minus 0.50%; provided, further, to the extent any change in the Effective Yield of the Initial Term Loans is necessitated by this clause

(iv) on the basis of an effective interest rate floor in respect of the New Term Loans, the increased Effective Yield in the Initial Term Loans shall (unless otherwise agreed in writing by the Borrower) have such increase in the Effective Yield effected solely by increases in the interest rate floor(s) applicable to the Initial Term Loans; and

(v) all other terms of any New Term Loans (other than as described in clauses (i), (ii), (iii) and (iv) above) may differ from the terms of the Initial Term Loans if reasonably satisfactory to the Borrower and the lender(s) providing such New Term Loans (it being understood that, to the extent that any financial maintenance covenant is included for the benefit of any New Term Loans, such financial maintenance covenant shall be added for the benefit of the Initial Term Loans at the time of incurrence of such New Term Loans (except for any financial maintenance covenants applicable only to periods after the Latest Term Loan Maturity Date, as determined at the time of incurrence of such New Term Loans)).

(e) Incremental Revolving Credit Commitments shall be on terms,which may include, for the avoidance of doubt, customary terms and provisions with respect to letter of credit and swingline sub-facilities in respect of such Incremental Revolving Credit Commitments, and documentation set forth in the applicable Joinder Agreement as determined by the Borrower; provided that to the extent such terms and documentation are not consistent with the Initial Term Loans, they shall be on market terms or otherwise reasonably satisfactory to the Borrower and the Administrative Agent.

(f) Each Joinder Agreement may, and notwithstanding anything to the contrary in Section 13.1, the Administrative Agent is expressly permitted to, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents (including, with respect to any Joinder Agreement in respect of Incremental Revolving Credit Commitments, amendments to provide for customary letter of credit and swingline sub-facilities in respect of such Incremental Revolving Credit Commitments) as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, including to provide to the Lenders of any Class of Loans or Commitments hereunder the benefit of any term or provision that is added under any Joinder Agreement for the benefit of the Lenders of any New Loan Commitments (including to the extent necessary or advisable to allow any New Loan Commitments to be a Term Loan Increase or Revolving Credit Commitment Increase). This Section 2.14 shall supersede any provisions in Section 13.1 to the contrary.

(g) (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Initial Term Loan Maturity Date (a “Permitted Other Provision”); provided, however, that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.14(g)(iv)), (2)(A) the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder, (4) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof and (5) to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Extended Term Loans or if such Permitted Other Provision applies only after the Initial Term Loan Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).

(ii) The Borrower may at any time and from time to time request that all or a portion of any Revolving Credit Commitments of any Class, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Revolving Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Loan Extension Request” and, together with a Term Loan Extension Request, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Commitments receive the benefit of such more restrictive terms or (y) any such provisions apply after the latest maturity date of any Revolving Credit Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins and floors with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins and floors for the Specified Existing

Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A) and (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Commitment Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Commitment Class from which such Extended Revolving Credit Commitments were converted.

(iii) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes, as applicable, subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes, as applicable, subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes, as applicable, subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all then-outstanding Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender under such Extended Revolving Credit Commitment in respect of any swingline loans and letters of credit under this Agreement, except that the applicable Extension Amendment may provide that the swingline maturity date and/or the letter of credit facility maturity date, as applicable, may be extended and the related obligations to make swingline loans and issue letters of credit may be continued so long as the swingline lender and/or the letter of credit issuer, as applicable, at such time have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Borrower, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Class of Extended Term

Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than U.S.$5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and Section 2.14(g)(ii) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and Incremental Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (g)(i) and/or clause (g)(ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Commitment Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Commitment Class from which such Extended Revolving Credit Commitments were converted and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(vii) No conversion of Loans pursuant to any extension in accordance with this Section 2.14(g) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h) The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Loan Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (provided that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term Loan Commitments, “Refinancing Term Loan Commitments”), or (B) (i) the establishment of one or more new Classes of Revolving Credit Commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of Revolving Credit Commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments” and, collectively with any Refinancing Term Loan Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(i) Any Refinancing Term Loans made pursuant to New Refinancing Term Loan Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement unless designated as a part of an existing Class of Term Loans or Revolving Credit Commitments in accordance with this Section 2.14(h). On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.14(h), (x) each Refinancing Term Lender of such Class shall make a term loan to the Borrower (each, a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Loan Commitment of such Class and (y) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Loan Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.14(h), (x) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (y) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Credit Loans of such Class made pursuant thereto.

(ii) Each Refinancing Loan Request from the Borrower pursuant to this Section 2.14(h) shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any AdditionalLender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that (i) the Administrative Agent shall have consented (such consent not to be unreasonably conditioned, withheld or delayed) to such Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Additional Lender, (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing a Refinancing Term Loan Commitment shall be subject to the same restrictions set forth in Section 13.6(h)(iii) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments.

(iii) The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(A) each Refinancing Commitment shall be in an aggregate principal amount that is not less than U.S.$5,000,000 (provided that such amount may be less than U.S.$5,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments), and

(B) the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.

(iv) Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected, (a) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Refinancing Revolving Credit Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (b) each Refinancing Revolving Credit Lender shall become a Lender with respect to the Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of Revolving Credit Commitments pursuant to this Section 2.14(h), if, on such date, there are any Revolving Loans under any Revolving Credit Commitments then outstanding, such Revolving Loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Credit Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all Revolving Loans under all Revolving Credit Commitments will be held by all Revolving Credit Lenders with Revolving Credit Commitments (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with all of their respective Revolving Credit Commitments of all Classes (after giving effect to the establishment of such Refinancing Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Credit Commitments pursuant to this Section 2.14(h), if, on the date of such increase, there are any Revolving Loans outstanding under such Class of Revolving Credit Commitments being increased, each of the Revolving Credit Lenders under such Class shall automatically and without further act be deemed to have assigned to each of the Refinancing Revolving Credit Lenders under such Class, and each of such Refinancing Revolving Credit Lenders shall automatically and without further act be deemed to have purchased and assumed, at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, such Revolving Loans of such Class will be held by existing Revolving Credit Lenders under such Class and Refinancing Revolving Credit Lenders under such Class ratably in accordance with their respective Revolving Credit Commitments of such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to such existing Revolving Credit Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the two preceding sentences.

(v) The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments or the Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (A) or (B) below, as applicable, and otherwise shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (y) if not consistent with the terms of the corresponding Class of Term Loans or Revolving Credit Commitments, as applicable, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans or Revolving Credit Commitments, as applicable, being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Facility Closing Date) of such Class being refinanced and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower) unless the Lenders under the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms. In any event:

(A) the Refinancing Term Loans:

(1) (I) shall rank pari passu or junior in right of payment with any First Lien Obligations outstanding under this Agreement and (II) shall be unsecured or rank pari passu or junior in right of security with any First Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent);

(2) as of the Refinancing Facility Closing Date, shall not have a Maturity Date earlier than the Maturity Date of the Refinanced Debt;

(3) shall have an amortization schedule as determined by the Borrower and the applicable new Refinancing Term Lenders, provided that, as of the Refinancing Facility Closing Date, such Refinancing Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Term Loans;

(4) shall have an Effective Yield determined by the Borrower and the applicable Refinancing Term Lenders;

(5) may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of Term Loans hereunder;

(6) shall not have a greater principal amount than the principal amount of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Term Loans, plus an additional amount if such amount is permitted to be incurred under Section 10.1 hereof (it being understood that such additional amount shall reduce the applicable basket under Section 10.1 by a like amount); and

(7) may not be guaranteed by any Person other than a Guarantor;

(B) the Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans:

(1) (I) shall rank pari passu in right of payment and (II) shall be pari passu in right of security with the Revolving Loans;

(2) shall not mature earlier than, or provide for mandatory scheduled commitment reductions prior to, the maturity date with respect to the Refinanced Debt;

(3) shall provide that the borrowing, prepayments and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (4) below)) of Revolving Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date;

(4) shall provide that the permanent repayment of Revolving Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis, except that (x) Refinancing Revolving Credit Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Revolving Credit Commitments, and (y) the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Loans on a greater than pro rata basis as compared to any other Class of Revolving Loans with a later maturity date than such Class or in connection with any refinancing thereof permitted by this Agreement) with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date;

(5) shall have an Effective Yield determined by the Borrower and the applicable Refinancing Revolving Credit Lenders;

(6) shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans, plus an additional amount if such amount is permitted to be incurred under Section 10.1 hereof (it being understood that such additional amount shall reduce the applicable basket under Section 10.1 by a like amount); and

(7) may not be guaranteed by any Person other than a Guarantor.

(vi) Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14(h). The Borrower will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(vii) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(h) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Refinanced Debt on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such refinancing or any other transaction contemplated by this Section 2.14.

2.15 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes or mezzanine Indebtedness, in the case of securities, whether issued in a public offering, Rule 144A or other private placement or any bridge facility in lieu of the foregoing or otherwise (such notes or mezzanine Indebtedness, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied or waived: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest, fees and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the exchange of such Term Loans and the issuance of such Permitted Debt Exchange Notes, plus an additional amount if such amount is permitted to be incurred under Section 10.1 hereof (it being understood that such additional amount shall reduce the applicable basket under Section 10.1 by a like amount), (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied (or waived by the Borrower in its sole discretion).

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than U.S.$5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Required Facility Lenders and Section 13.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrower and the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the applicable conditions to the Borrowing of any Revolving Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their pro rata share of the applicable Class of Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3

[Reserved]

SECTION 4

Fees and Commitment Reductions

4.1 Fees. Without duplication, the Borrower agrees to pay to the Administrative Agent in U.S. Dollars, (i) for its own account, administrative agent fees as have been previously agreed in writing, or as may be agreed in writing, by the Borrower from time to time, and (ii) any other fees required to be paid by the Borrower or any other Credit Party in accordance with the Fee Letter.

4.2 Voluntary Reduction or Termination of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce any Revolving Credit Commitments of any Class in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Revolving Credit Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Revolving Credit Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed any Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Loans of any existing Class into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce any Revolving Credit Commitment of a Defaulting Lender to U.S.$0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least U.S.$500,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Revolving Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for termination or reduction specified in, any notice delivered under this Section 4.2 prior to 10:00 a.m. (New York City time) (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of such termination or reduction if such termination or reduction would have occurred in connection with a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

4.3 Mandatory Termination of Commitments. The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

SECTION 5

Payments

5.1 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Loans, including Term Loans and Revolving Loans, as applicable, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 2:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to or (ii) in the case of ABR Loans, one (1) Business Day prior to the date of such prepayment (or, in any case under the foregoing clause (a)(i) or clause (a)(ii), such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) and shall promptly be transmitted by the Administrative Agent to each of the Lenders, as the case may be; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of U.S.$250,000 and in multiples of U.S.$100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of U.S.$250,000 and in multiples of U.S.$100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and (c) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto, the applicable Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be (1) applied to the Class or Classes of Loans as the Borrower may specify and (2) with respect to prepayments of Term Loans, applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, any Replacement Term Loan Repayment Amount, any Refinancing Term Loan Repayment Amount and any Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order (including order of application to scheduled amortization payments) as the Borrower may specify. Notwithstanding the foregoing, prior to the six-month anniversary of the Closing Date, all prepayments pursuant to this Section 5.1(a) shall be applied to the outstanding Initial Term B-2 Loans until such Initial Term B-2 Loans, together with all accrued but unpaid interest thereon, have been paid in full. Subject to the immediately preceding sentence, in the event that the Borrower does not specify the order in which to apply prepayments of Term Loans to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis with the applicable Class or Classes, if a Class or Classes were specified, or among all Classes of Term Loans then outstanding, if no Class was specified. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for prepayment specified in, any notice of prepayment under Section 5.1(a) prior to 10 a.m. (New York City time) (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

5.2 Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) On each occasion that a Prepayment Event occurs, the Borrower shall, within three (3) Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within ten (10) Business Days after the receipt of Net Cash Proceeds of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten (10) Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (or cause to prepay), in accordance with Section 5.2(c), Term Loans with an equivalent principal amount equal to 100.0% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations outstanding under this Agreement to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase or prepay such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations outstanding under this Agreement and with respect to which such a requirement to prepay or make an offer to purchase or prepay exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii) Not later than fifteen Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year (commencing with and including the fiscal year ending March 31, 2018), the Borrower shall prepay (or cause to be prepaid), in accordance with Section 5.2(c), Term Loans with a principal amount (the “ECF Payment Amount”) equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the First Lien Net Leverage Ratio (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended on the last day of the applicable fiscal year is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the First Lien Net Leverage Ratio (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended on the last day of the applicable fiscal year is less than or equal to 2.50 to 1.00, minus (y) (i) the principal amount of Initial Term Loans and any other Term Loans that are secured on a pari passu basis with the Initial Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6 (in each case, including purchases of the Term Loans by Holdings, the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Term Loans shall be deemed not to exceed the actual purchase price of such Term Loans below par) during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or after such fiscal year and prior to the date of the required Excess Cash Flow payment, (ii) to the extent accompanied by permanent reductions of the applicable revolving credit commitments, payments of Revolving Loans, revolving loans under the ABL Credit Agreement or loans under other revolving credit facilities during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or after such fiscal year and prior to the date of the required Excess Cash Flow payment and (iii) at the option of Borrower, cash amounts used to make prepayments pursuant to “excess cash flow sweep”

provisions applicable to any term loans incurred as Permitted Other Indebtedness (to the extent any amounts payable thereunder are paid on a pro rata basis with prepayments of the Term Loans as required by this Section 5.2(a)(ii)), in each case, other than to the extent any such prepayment is funded with the proceeds of Funded Debt (other than revolving Indebtedness); provided, that a prepayment of the principal amount of Term Loans pursuant to this Section 5.2(a)(ii) in respect of any fiscal year shall only be required in the amount by which the ECF Payment Amount for such fiscal year exceeds U.S.$5,000,000.

(iii) On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), or any Refinancing Term Loans or Replacement Term Loans are incurred, to refinance any Class (or Classes) of Term Loans resulting in Net Cash Proceeds (as opposed to such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans arising out of an exchange of existing Term Loans for such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans prepay, in accordance with Section 5.2(c), such Class (or Classes) of Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, as applicable.

(iv) Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to clause (i) above (a “Foreign Prepayment Event”) or Excess Cash Flow giving rise to a prepayment pursuant to clause (ii) above are prohibited or delayed by any Requirement of Law or any material agreement binding on such Foreign Subsidiary (so long as any prohibition is not created in contemplation of such prepayment) from being repatriated to any Credit Party, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long as the applicable Requirement of Law or material agreement will not permit repatriation to any Credit Party (the Credit Parties hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law or material agreement to permit such repatriation to a Credit Party), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law or material agreement, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith that any of or all the repatriation of Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow could have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such material adverse tax consequences (at which time such amount shall be promptly applied to repay the Term Loans in accordance with this Section 5.2). For the avoidance of doubt, so long as an amount equal to the amount of Net Cash Proceeds or Excess Cash Flow, as applicable, required to be applied in accordance with Section 5.2(a)(i) or 5.2(a)(ii), respectively, is applied by the Borrower, nothing in this Agreement (including this Section 5) shall be construed to require any Foreign Subsidiary to repatriate cash.

(v) At any time prior to consummation of a Specified Qualifying IPO, upon the consummation of a Qualifying IPO after the Closing Date, the Borrower shall, within ten Business Days of receipt by the Borrower or any direct or indirect parent thereof of the Net Cash Proceeds of such Qualifying IPO, prepay (or cause to prepay), in accordance with Section 5.2(c), Term Loans in an aggregate principal amount equal to the lesser of (i) 100.0% of the Net Cash Proceeds from such Qualifying IPO and (ii) an amount of such Net Cash Proceeds that, after giving Pro Forma Effect to such prepayment of Term Loans with such amount, the Total Net Leverage Ratio would be equal to 2.50 to 1.00.

(b) Repayment of Revolving Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall promptly repay on such date Revolving Loans of such Class in an aggregate amount equal to such excess.

(c) Application to Repayment Amounts. Subject to Section 5.2(f), except as may otherwise be set forth in any Joinder Agreement, any Refinancing Amendment, any Extension Amendment or any amendment in respect of Replacement Term Loans, each prepayment of Term Loans required by Section 5.2(a)(i), (ii) or (v) (A) shall be allocated (x) prior to the six-month anniversary of the Closing Date, first, pro rata to the outstanding Initial Term B-2 Loans until such Initial Term B-2 Loans, together with all accrued but unpaid interest thereon, have been paid in full, and, second, pro rata among the Initial Term B-1 Loans and any New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans then outstanding based on the applicable remaining Repayment Amounts due thereunder, and (y) thereafter, pro rata among the Initial Term Loans and any New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans then outstanding based on the applicable remaining Repayment Amounts due thereunder and (B) shall be applied within each Class of Term Loans in respect of such Term Loans in direct forward order of scheduled maturity thereof or as otherwise directed by the Borrower; provided any Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans may specify that one or more other Classes of Term Loans may be prepaid prior to such Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans. Any prepayment of Term Loans with the Net Cash Proceeds of, or in exchange for, Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans pursuant to Section 5.2(a)(iii) shall be applied solely to each applicable Class or Classes of Term Loans being refinanced as selected by the Borrower.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Term Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that, if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Loans. With respect to each prepayment of Revolving Loans required by Section 5.2(b), the Borrower may designate (i) the Types of Revolving Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (x) each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (y) notwithstanding the provisions of the preceding clause (x), no prepayment of Revolving Loans shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. The mandatory prepayments set forth in this Section 5.2 shall not reduce the aggregate amount of Commitments and amounts prepaid may be reborrowed in accordance with the terms hereof.

(f) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 5.2(f) if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed. Each such notice shall specify the anticipated date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such prepayment notice of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender (other than, prior to the six-month anniversary of the Closing Date, the Initial Term B-2 Lenders) may reject all (but not less than all) of its pro rata share of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or any mandatory prepayment under Section 5.2(a)(iii) or Section 5.2(a)(v) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in U.S. Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii) If any applicable Credit Party, the Administrative Agent or any other Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination exercised in good faith of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii) Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 5.4(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.4(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 5.4, the term “applicable law” includes FATCA.

(h) Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

(c) For the purposes of this Agreement, whenever interest is to be calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (the “Maximum Rate”), such adjustment to be effected, to the extent necessary, first, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8, and, to the extent necessary, thereafter, by reducing any fees, commissions, premiums or other amounts which would be treated as or constitute interest under applicable law; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6

Conditions Precedent to Initial Borrowing

6.1 Conditions Precedent. The initial Borrowing under this Agreement is subject to the satisfaction or waiver (by the Joint Lead Arrangers, in their sole discretion) of the following conditions precedent:

(a) Credit Documents. The Administrative Agent (or its counsel) shall have received:

(i) this Agreement, executed and delivered by each of the parties hereto;

(ii) the Guarantee, executed and delivered by each of the parties thereto;

(iii) the Pledge Agreements, executed and delivered by each of the parties thereto;

(iv) the Security Agreements, executed and delivered by each of the parties thereto; and

(v) the ABL/Term Loan Intercreditor Agreement, executed and delivered by each of the parties thereto.

(b) Collateral. Except for any items referred to on Schedule 9.12:

(i) The Collateral Agent shall have received the certificates representing securities of the Borrower and of each Credit Party’s Wholly-Owned Restricted Subsidiaries to the extent required to be delivered and pledged under the Security Documents (to the extent certificated, accompanied by undated stock (or equivalent) powers endorsed in blank); and

(ii) All Uniform Commercial Code and PPSA financing statements in the jurisdiction of organization of each Credit Party or applicable filing office in Canada to be filed, registered or recorded to perfect the Liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

provided that each of the requirements set forth in this clause (b) (except to the extent that a Lien on such Collateral may be perfected solely (x) by the filing of a financing statement under the Uniform Commercial Code or the PPSA or (y) by the delivery of certificates, if any, representing the Equity Interests of the Borrower and each Wholly-Owned Restricted Subsidiary of any Credit Party that constitutes a Material Subsidiary to the extent possession of such certificates perfects a security interest therein) shall not constitute conditions precedent to the initial Borrowing on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date or without undue burden or expense if the Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(c) Financial Information. The Joint Lead Arrangers shall have received copies of the Historical Financial Statements.

(d) Refinancing. The Refinancing shall have occurred, or will occur substantially simultaneously with the initial funding hereunder on the Closing Date.

(e) Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received (at least two (2) Business Days prior to the Closing Date) all documentation and other information about each Credit Party as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(f) Representations and Warranties. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the representations and warranties set forth in Section 8 are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) as of the Closing Date.

(g) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower (or other officer of the Borrower with similar responsibilities) to the effect that after giving effect to the consummation of the Transactions, the Borrower, together with the Restricted Subsidiaries on a consolidated basis, is Solvent.

(h) Closing Date Certificate. The Administrative Agent (or its counsel) shall have received (x) an executed legal opinion, in customary form, from (i) Ropes & Gray LLP and (ii) Stikeman Elliott LLP, each as counsel to the Credit Parties, and (y) a certificate of each Credit Party, dated the Closing Date, with appropriate insertions and attaching (i) a copy of the resolutions of the applicable governing body of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder to be made on the Closing Date, (ii) the applicable Organizational Documents of each of each Credit Party and, to the extent applicable in the jurisdiction of organization of such Credit Party, a certificate as to its good standing as of a recent date from an applicable Governmental Authority in such jurisdiction of organization and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.

(i) Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses previously agreed in writing to be paid on the Closing Date, in each case to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder (which amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Loans).

(j) Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Initial Term Loans to be made on the Closing Date meeting the requirements of Section 2.3.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has funded a Loan under this Agreement on such date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

SECTION 7

[Reserved]

SECTION 8

Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1 Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company, unlimited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company, unlimited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required, to be so qualified, except where the failure to be so qualified, authorized and in good standing would not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection of such obligations is governed by the Uniform Commercial Code or the PPSA).

8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions contemplated hereby will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (b) violate any provision of the certificate of incorporation, by-laws, articles or other Organizational Documents of such Credit Party or any of the Restricted Subsidiaries or (c) result in a breach or contravention of the documentation governing any Indebtedness of a Credit Party, in each case under this clause (c), in a manner that would be reasonably expected to result in a Material Adverse Effect.

8.4 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals. The execution, delivery and performance of each Credit Document by any Credit Party does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings, consents or other actions the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) concerning the Borrower, the Restricted Subsidiaries and their respective businesses heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Restricted Subsidiaries or any of their respective authorized representatives, to the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, and/or any Lender on or before the Closing Date (including all such written information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates from time to time), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information or information of a general economic or general industry nature.

(b) The projections (including financial estimates and forecasts) contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9 Financial Condition; Financial Statements.

(a) The Historical Financial Statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries, in each case, at the respective dates thereof and their consolidated results of operations for the respective periods covered thereby in accordance with IFRS consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the any unaudited Historical Financial Statements to changes resulting from normal year-end adjustments and the absence of footnotes).

(b) There has been no Material Adverse Effect since the Closing Date.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements (or the preparation of GAAP or IFRS financial statements for such historical periods) will not result in a Default or an Event of Default under the Credit Documents.

8.10 Compliance with Laws. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.11 Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper actions if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto to the extent required by IFRS and (b) the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with IFRS for the payment of all Taxes not yet due and payable. As of the Closing Date, there is no current or proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

8.12 Pension Plans; Compliance with ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) which could result in any Credit Party being required to make a material additional contribution to any Canadian Pension Plan; (ii) no contribution failure has occurred with respect to any Canadian Pension Plan sufficient to give rise to a Lien under any applicable pension benefits laws of any other jurisdiction (for certainty, not including payments in respect of contributions payable but not yet due); and (iii) no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan which is reasonably likely to result in any Credit Party incurring any liability, fine or penalty. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Canadian Pension Plan is in compliance with all applicable pension benefits and tax laws; (ii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency have been made in accordance with all Requirements of Law and the terms of each Canadian Pension Plan; (iii) all liabilities under each Canadian Pension Plan are funded in accordance with the terms of the respective Canadian Pension Plans, the requirements of applicable pension benefits laws and of applicable Governmental Authorities and (v) no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any Canadian Pension Plan having its registration revoked or refused by any administration of any relevant pension benefits regulatory authority or being required to pay any taxes (other than taxes the amounts of which are immaterial) or penalties under any applicable pension benefits or tax laws. As of the Closing Date, none of the Credit Parties maintains, sponsors, contributes to or otherwise has any liability or contingent liability in respect of a Canadian DB Plan.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur.

(c) Except as set forth on Schedule 8.12, as of the Closing Date, no Foreign Plan of any Credit Party or any of their respective Related Parties is a pension plan or subject to any pension benefits legislation. Except as set forth on Schedule 8.12, as of the Closing Date, no Canadian Credit Party has any Canadian Pension Plan.

8.13 Subsidiaries. Schedule 8.13 lists each Subsidiary of Holdings and the Borrower, in each case, existing on the Closing Date, after giving effect to the Transactions.

8.14 Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by the Borrower and the Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

8.15 Environmental Laws.

(a) Except as set forth on Schedule 8.15, or as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b) Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16 Properties.

(a) Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the ordinary operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no Mortgage, if any, encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

(b) Set forth on Schedule 8.16 is a list of each real property located in Canada or the United States owned in fee by any Credit Party as of the Closing Date having a book value in excess of $5,000,000, if any.

8.17 Solvency. On the Closing Date, after giving effect to the Transactions, immediately following the making of the Initial Term Loans and after giving effect to the application of the proceeds of such Initial Term Loans, the Borrower, on a consolidated basis with the Restricted Subsidiaries, will be Solvent.

8.18 Patriot Act; Anti-Terrorism Laws. On the Closing Date, no proceeds of the Initial Term Loans will be used by Holdings, the Borrower or their respective Subsidiaries (a) in violation of United States Foreign Corrupt Practices Act of 1977, (b) in violation of the Patriot Act, (c) in violation of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Criminal Code (Canada), Freezing Assets of Corrupt Foreign Officials Act (Canada), Special Economic Measures Act (Canada), United Nations Act (Canada) or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws of Canada or any province or territory thereof or (d) for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC, in each case, in any material respect.

8.19 Security Interest in Collateral. Subject to the terms of the proviso contained in Section 6.1(b), the provisions of this Agreement and the other Credit Documents create legal and valid Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code or PPSA), and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate Uniform Commercial Code and PPSA financing statements with the office of the Secretary of State of the state of organization of each Credit Party or applicable filing office in Canada, respectively, the filing of appropriate notices with the Canadian Intellectual Property Office, the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case, in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents), such Liens constitute perfected Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions. Notwithstanding the foregoing, the parties hereto agree that no Credit Party or any Subsidiary thereof shall be required to take any action outside the United States, Canada and the United Kingdom to grant, maintain or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, Canada, any State or province thereof or the District of Columbia, or the United Kingdom), and the foregoing representation and warranty in this Section 8.19 shall be construed not to require any such actions.

8.20 Anti-Terrorism Laws.

(a) To the extent applicable, each of Holdings, the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto.

(b) No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of the Restricted Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or under similar Requirements of Law in Canada.

(c) None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

SECTION 9

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. On or before the date that is 120 days after the end of each fiscal year, commencing with the fiscal year ending March 31, 2017, the consolidated balance sheets of Holdings, the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, and setting forth comparative consolidated figures for the prior fiscal year, all in reasonable detail and prepared in accordance with IFRS, and, in each case, certified by Deloitte, LLP or independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any Restricted Subsidiaries as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness of the Borrower and its Restricted Subsidiaries occurring within one year from the time such opinion is delivered or (ii) any prospective or actual default of a financial maintenance covenant), together with a narrative providing a summary description of the highlights of results of operations of the Borrower and its Restricted Subsidiaries for such fiscal year commencing with the quarter ending March 31, 2017; provided, that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, the Borrower shall also furnish the related consolidating balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidating statements of income or operations and cash flows for such fiscal year, in each case, reflecting the adjustments necessary to eliminate such Unrestricted Subsidiaries from the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year; provided, further, that no consolidating financial statements provided pursuant to the immediately preceding proviso shall be required to be audited.

(b) Quarterly Financial Statements. On or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending December 31, 2016, the consolidated balance sheets of Holdings, the Borrower and its Subsidiariesas at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and a narrative providing a summary description of the highlights of results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and commencing with the quarter ending December 31, 2016 setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with IFRS (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes; provided, that if at the end of any applicable fiscal quarter there are any Unrestricted Subsidiaries, the Borrower shall also furnish the related consolidating balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidating statements of income or operations and cash flows for such fiscal quarter, in each case, reflecting the adjustments necessary to eliminate such Unrestricted Subsidiaries from the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter.

(c) Budgets. Within 90 days after the commencement of each fiscal year of the Borrower beginning with the fiscal year ending March 31, 2017, a budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year prepared by management of the Borrower, setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time of preparation and delivery of such Projections, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

(d) Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, identified to the Administrative Agent on the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) (to the extent such Person is organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code or PPSA financing statement (or equivalent document)), in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

(f) Other Information. Promptly upon filing thereof, copies of any filings (including on the Annual Information Form, Form 10-K, 10-Q or 8-K) or prospectus or registration statements with, and reports to, any Canadian provincial or territorial securities regulator, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any prospectus or registration statement (to the extent such prospectus or registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any of the foregoing and, if applicable, any registration statements on Form S-8 or any analogous form under Canadian Securities Laws) and copies of all financial statements, notices of default, and reports that the Borrower or any of the Restricted Subsidiaries shall send or otherwise make available to the holders of any publicly issued debt of the Borrower or any of the Restricted Subsidiaries, in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (unless such information is otherwise in such filing or other information sent or made available to the holders of any publicly issued debt in their capacity as such holder) (i) that constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(g) Lender Calls. Solely to the extent required by holders of debt securities of the Borrower, the Borrower shall conduct a conference call that the Lenders may attend to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 9.1(a), at a date and time to be determined by the Borrower with reasonable advance notice to the Administrative Agent; provided that if the Borrower is holding a conference call open to the public to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 9.1(a), the Borrower will not be required to hold a second, separate call for the Lenders as long as the Lenders are provided access to such initial conference call and the ability to ask questions thereon.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of Holdings, the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Form 10-K or 10-Q (or any equivalent form under applicable Canadian Securities Laws), as applicable, of the Borrower or any direct or indirect parent of the Borrower, as applicable, filed with the SEC or Canadian Securities Administrator (or the Ontario Securities Commission, British Columbia Securities Commission or other securities commission in Canada or any province or territory thereof); provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), and (f) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, Syndtrak or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov (or equivalent website of the Canadian Securities Administrator or the Ontario Securities Commission, British Columbia Securities Commission or other securities commission in Canada or any province or territory thereof); provided, that, (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records, and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals, and reasonable advance notice, and to such reasonable extent as the Administrative Agent may request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (1) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (2) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (3) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

(b) The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with IFRS shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3 Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (provided that, for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year) and (b) with respect to any Mortgaged Property, the Borrower will obtain flood insurance in such total amount as may reasonably be required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. Each such policy of insurance maintained by the Borrower or other Credit Party shall (i) in the case of each general liability and umbrella liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as a loss payee thereunder.

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such Tax (x) that is being contested in good faith and by proper actions if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by IFRS or (y) the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

9.5 Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) applicable to it or its property (owned or leased), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that this Section 9.6 shall not apply to laws related to Taxes.

9.7 [Reserved].

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9 Additional Guarantors and Grantors. In each case subject to any applicable limitations set forth in the Credit Documents, the Borrower shall cause each (x) direct or indirect Subsidiary (other than, in each case, any Excluded Subsidiary) of the Borrower formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (y) other Subsidiary which would otherwise be required to provide a Guarantee but for its classification as an Excluded Subsidiary that ceases to constitute an Excluded Subsidiary to, within sixty (60) days from the date of the applicable formation, acquisition or cessation, as applicable (or such later date as the Administrative Agent may determine in its reasonable discretion), and the Borrower may at its option cause any Subsidiary to, execute a supplement to each of the Guarantee, the applicable Pledge Agreement and the applicable Security Agreement in order to become a Guarantor under the applicable Guarantee and a grantor under such Security Documents, respectively, or, to the extent reasonably requested by the Collateral Agent, enter into an appropriate new Guarantee and appropriate new Security Document substantially consistent with the analogous existing Guarantee or Security Documents or otherwise in form and substance reasonably satisfactory to Borrower and Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Security Documents of existing Credit Parties in the applicable jurisdiction) security interest in its assets to substantially the same extent as created by the Credit Parties and only if and to the extent required under, and in accordance with, the Security Documents. Notwithstanding anything to the contrary herein or in any other Credit Document, it is understood and agreed that: (i) no Credit Party or any Subsidiary shall be required to take any action outside the United States, Canada or the United Kingdom to guarantee the Obligations or grant, maintain or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, Canada, any State or province thereof or the District of Columbia, or the United Kingdom); and (ii) no environmental reports shall be required to be delivered hereunder or under any other Credit Document.

9.10 Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Credit Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed in writing), the cost, burden or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in a material adverse tax consequence as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will cause (i) all certificates representing Capital Stock of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any Guarantor, (ii) all evidences of Indebtedness for borrowed money in excess of $1,500,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness for borrowed money in excess of $1,500,000 that is owing to the Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the applicable Security Documents; provided, however, that in no event shall Holdings be required to deliver the DTR Note to the Collateral Agent. Notwithstanding the foregoing, any promissory note among the Borrower or its Subsidiaries need not be delivered to the Collateral Agent pursuant to this Section 9.10 so long as (i) a global intercompany note, including any Intercompany Note, superseding or supplementing such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or its Subsidiaries, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.

9.11 Use of Proceeds. The proceeds of the Initial Term Loans will be applied (i) on the Closing Date to pay the Closing Distribution; (ii) with respect to the proceeds of the Initial Term B-1 Loans, to pay Transaction Expenses; and (iii) with respect to any remaining proceeds of the Initial Term B-1 Loans, to fund cash to the Borrower’s balance sheet and for other general corporate purposes.

9.12 Further Assurances.

(a) Subject to the terms of, and limitations and exceptions contained in, Sections 9.9, and 9.10, this Section 9.12 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect (if and to the extent required under the Security Documents) the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower.

(b) Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so could be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in a material adverse tax consequence as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any fee-owned real property located in the United States or Canada or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the Borrower or applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) with a book value in excess of $5,000,000 (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute fee-owned real property in the United States or Canada, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided, that in the event such real property required to be subject to a Mortgage pursuant to this Section 9.12(b) is located in a jurisdiction which imposes mortgage recording tax, intangibles tax or any similar taxes, fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such real property) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.12.

(c) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received no later than 90 days after acquisition of such Mortgaged Property, unless extended by the Administrative Agent in its reasonable discretion, and shall be accompanied by (w) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as are reasonably acceptable to the Administrative Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) to the extent reasonably requested by the Collateral Agent, a customary opinion of local counsel to the applicable Credit Party in the jurisdiction in which any Mortgaged Property is located, with respect to the local law enforceability and perfection of the Mortgage(s) in form and substance reasonably satisfactory to the Collateral Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form reasonably satisfactory to the Administrative Agent, and (z) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the title policy related to such Mortgaged Property and issue the endorsements required in clause (w) above.

(d) Post-Closing Covenant. The Borrower agrees that it will deliver, or will cause to be delivered, to the Administrative Agent the items described on Schedule 9.12 by the times specified on such Schedule 9.12 with respect to such items, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 9.12 within the time periods required by this Section 9.12(d), rather than as elsewhere provided in the Credit Documents);provided that (x) to the extent any representation and warranty would not be true, or any provision of any covenant breached, because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects, and the covenant complied with, at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 9.12(d) and (y) all representations and warranties and covenants relating to the Security Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 9.12(d) have been taken (or were required to be taken).

9.13 Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

9.14 Canadian Pension Benefit Plan. In each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Canadian Credit Party shall cause each of its Canadian Pension Plans to be administered in all respects in compliance with, as applicable, the Supplemental Pension Plans Act (Quebec), the Pension Benefits Act (Ontario), all other applicable laws (including regulations, orders and directives) and the terms of the Canadian Pension Plans and any agreements relating thereto. In each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Canadian Credit Party shall ensure: (a) it has no unfunded, solvency, or deficiency on windup liability and no accumulated funding deficiency (whether or not waived), or any amount of unfunded benefit liabilities in respect of any Canadian Pension Plan; (b) no liability upon it or them or Lien on any of its or their asset property arises or exists in respect of any Canadian Pension Plan; and (c) it makes all required contributions to Canadian Pension Plans when due.

SECTION 10

Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred Capital Stock; provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred Capital Stock, in an aggregate outstanding principal amount at the time of incurrence or issuance not greater than (1) the greater of (x) $20,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence or issuance, in each case plus (2) additional amounts if, after giving effect thereto, for the most recently ended Test Period (on a Pro Forma Basis) at the time of incurrence or issuance, the Interest Coverage Ratio is not less than 2.00 to 1.00; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and preferred Capital Stock that may be incurred and issued pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors shall not exceed an aggregate amount equal to at any one time outstanding the greater of (x) $27,000,000 and (y) 50.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

Notwithstanding the foregoing or anything else to the contrary in this Section 10.1 (including the immediately succeeding paragraph), solely during the Limited Incurrence Period, the Borrower may only incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and the Restricted Subsidiaries may only incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred Capital Stock under the first paragraph of this Section 10.1, together with any amounts incurred (including Acquired Indebtedness) or issued under Sections 10.1(d), (l)(ii), (n) and (aa), in an aggregate principal amount at any time outstanding during such Limited Incurrence Period not to exceed $80,000,000.

The foregoing limitations will not apply to:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Borrower or any Restricted Subsidiary to the extent incurred in the ordinary course of business;

(c) (i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date owed by the Borrower to a Restricted Subsidiary, by a Restricted Subsidiary to the Borrower or by a Restricted Subsidiary to another Restricted Subsidiary;

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred Capital Stock incurred or issued by the Borrower or any Restricted Subsidiary to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (d), does not exceed the greater of (x) $20,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance; provided that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the Net Cash Proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback;

(e) Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f) Indebtedness constituting any part of any Permitted Reorganization;

(g) Indebtedness of the Borrower owing, or Disqualified Stock of the Borrower issued, to Holdings or a Restricted Subsidiary; provided that any Indebtedness under this clause (g) owing to a Restricted Subsidiary that is not a Credit Party must be subordinated in right of payment to the Obligations pursuant to an Intercompany Note or otherwise and any such Indebtedness owing by the Borrower to Holdings shall be subject to the Holdings Subordination Agreement for so long as the Holdings Subordination Agreement is in effect in accordance with its terms prior to the Closing Distribution; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any applicable Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to Holdings, the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of such Disqualified Stock, as applicable, not permitted by this clause (g);

(h) Indebtedness of a Restricted Subsidiary owing, or Disqualified Stock or preferred Capital Stock of a Restricted Subsidiary issued, to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness, Disqualified Stock or preferred Capital Stock (except to Holdings, the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of Disqualified Stock or preferred Capital Stock, as applicable, not permitted by this clause (h);

(i) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and obligations in respect of Bank Products, in each case, both as defined under this Agreement and as defined under the ABL Credit Agreement;

(k) obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bankers’ acceptances, warehouse receipts, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l) (i) Indebtedness, Disqualified Stock and preferred Capital Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or proceeds of sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred Capital Stock of Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $33,500,000 and (y) 62.75% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance (it being understood that any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued pursuant to this clause (l)(ii) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred or issued for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or preferred Capital Stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii));

(m) the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred Capital Stock which serves to refinance any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued as permitted under (i) the first paragraph of this Section 10.1, (ii) Sections 10.1(c), (d), (l)(i), (n), (w), (x), (y) and (dd) and this Section 10.1(m) or (iii) any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred Capital Stock (the “Refinancing Indebtedness”) on or prior to its respective maturity, so long as the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Refinancing Indebtedness shall equal no more than the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Stock or preferred Capital Stock and the incurrence or issuance of such Refinancing Indebtedness; provided that such Refinancing Indebtedness (other than such Refinancing Indebtedness incurred or issued in respect of Indebtedness under Section 10.1(d) or Section 10.1(dd)) (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred Capital Stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (I) Indebtedness that is secured by a Lien ranking junior to the Liens securing any First Lien Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing any First Lien Obligations or (II) Disqualified Stock or preferred Capital Stock, such Refinancing Indebtedness must consist of Disqualified Stock or preferred Capital Stock, respectively, and (3) shall not include Indebtedness, Disqualified Stock or preferred Capital Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred Capital Stock of the Borrower or a Guarantor; provided, further, that in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(b) with other Refinancing Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the First Lien Obligations outstanding under this Agreement and in the case of Refinancing Indebtedness with respect to clauses (d), (n) (but only to the extent such Refinancing Indebtedness is incurred by non-Credit Parties) and (dd) of this Section 10.1, the incurrence of such Refinancing Indebtedness shall be without duplication of any amounts outstanding under any such clauses;

(n) Indebtedness, Disqualified Stock or preferred Capital Stock of (x) the Borrower or a Restricted Subsidiary incurred, assumed or issued to finance an acquisition, merger, amalgamation or consolidation; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and preferred Capital Stock that may be incurred or issued pursuant to the foregoing, together with any amounts incurred or issued under the first paragraph of this Section 10.1, in each case, by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (A) $20,000,000 and (B) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding, and (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that, after giving effect to any such acquisition, merger, amalgamation, consolidation or designation described in this clause (n), on a Pro Forma Basis, either: (A) the Interest Coverage Ratio as of the most recently ended Test Period is at least 2.00 to 1.00 or is not less than the Interest Coverage Ratio for such Test Period immediately prior to such acquisition, merger, amalgamation, consolidation or designation or (B) the Total Net Leverage Ratio as of the most recently ended Test Period is not greater than 5.50 to 1.00 or is not higher than the Total Net Leverage Ratio for such Test Period immediately prior to such acquisition, merger, amalgamation, consolidation or designation; provided that any cash proceeds of any new Indebtedness, Disqualified Stock or preferred Capital Stock then being incurred shall not be netted from the numerator in the Total Net Leverage Ratio, as applicable for purposes of calculating the Total Net Leverage Ratio, as applicable, under this clause (n) for purposes of determining whether such Indebtedness, Disqualified Stock or preferred Capital Stock can be incurred;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p) (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within Canada and the United States;

(q) (i) any guarantee by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (ii) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower;

(r) Indebtedness of (or Disqualified Stock or preferred Capital Stock issued by) Restricted Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $20,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (it being understood that any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued pursuant to this clause (r) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (r) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or preferred Capital Stock under the first paragraph of this Section 10.1 without reliance on this clause (r));

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(t) Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower or any of its Subsidiaries or with respect to any joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(u) Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, managers and employees thereof, their respective trusts, heirs, estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 10.5(b)(4);

(v) [Reserved];

(w) Indebtedness in respect of Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii);

(x) Indebtedness in respect of Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of such Permitted Other Indebtedness issued or incurred pursuant to this clause (x)(a) shall not exceed the Maximum Incremental Facilities Amount at the time of incurrence or issuance thereof or (b) the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Junior Debt (provided, in the case of this clause (x)(b), such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing any First Lien Obligations);

(y) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15;

(z) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or any similar obligations, in each case, incurred or assumed in connection with any transaction not expressly prohibited by this Agreement;

(aa) Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided that the aggregate amount of Indebtedness permitted under this clause (aa) shall not exceed $13,000,000 outstanding at any time;

(bb) obligations in respect of Disqualified Stock and preferred Capital Stock in an amount not to exceed $7,000,000 outstanding at any time;

(cc) Indebtedness incurred in connection with any accounts receivable factoring facility in compliance with clause (h) of the definition of “Asset Sale” and in the ordinary course of business;

(dd) Indebtedness under the ABL Credit Documents, and any guarantee thereof, in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $300,000,000 and (ii) the Borrowing Base (as defined in, and calculated in accordance with, the ABL Credit Agreement); and

(ee) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred Capital Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred Capital Stock described in clauses (a) through (ee) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred Capital Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred Capital Stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence or issuance or at the time of any reclassification, the Borrower will be entitled to divide and classify (or reclassify) an item of Indebtedness, Disqualified Stock or preferred Capital Stock in more than one of the types of Indebtedness, Disqualified Stock or preferred Capital Stock described in this Section 10.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred Capital Stock will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or preferred Capital Stock for purposes of this covenant.

For purposes of determining compliance with any Dollar-denominated or U.S. Dollar-denominated restriction on the incurrence of Indebtedness (including pursuant to Sections 2.14 and 2.15 or in connection with the incurrence of Replacement Term Loans pursuant to Section 13.1), as applicable, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s election, either (x) the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt or (y) the date of pricing or allocation, whichever the Borrower elects, of such Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar or U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or the date of pricing or allocation of such Indebtedness, as applicable, such Dollar or U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder) plus (ii) the aggregate amount of accrued interest, premiums (including call and tender premiums), defeasance costs, underwriting discounts, fees, commissions, costs and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2 Limitation on Liens.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i) in the case of Subject Liens on any Collateral, if such Subject Lien is a Permitted Lien; and

(ii) in the case of any other asset or property, any Subject Lien if (A) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any secured Junior Debt) the obligations secured by such Subject Lien or (B) such Subject Lien is a Permitted Lien (provided, however, that any Lien upon any Intellectual Property owned or licensed by Canada Goose International AG that is incurred in reliance on this Section 10.2(a)(ii)(B) may not be incurred in reliance on clause (vi) (other than Liens securing Indebtedness and obligations (and any guarantee in respect thereof) permitted to be incurred pursuant to clause (a), (r) or (dd) of Section 10.1), (xviii) (solely with respect to Liens to secure the refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (vi) of the definition of Permitted Liens (other than Liens securing Indebtedness and obligations (and any guarantee in respect thereof) permitted to be incurred pursuant to clause (a), (r) or (dd) of Section 10.1)), (xx) or (xlii) of the definition of Permitted Liens).

(b) Any Lien created for the benefit of the Secured Parties pursuant to Section 10.2(a)(ii) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3 Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving entity or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of Canada or any province thereof or of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, if any, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate of an Authorized Officer stating that such merger, amalgamation, or consolidation complies with the applicable requirements set forth in this clause (a) and (y) if reasonably requested by the Administrative Agent, an opinion of counsel as to corporate matters and to the effect that the provisions set forth in the preceding clauses (3) through (5), preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents, (7) such transaction does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), and (8) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction and the Borrower shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed Successor Borrower (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement);

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more

Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary and (ii) in the case of any merger, amalgamation or consolidation involving a Credit Party, the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation complies with the applicable requirements set forth in this clause (b);

(c) the Transactions may be consummated;

(d) any Restricted Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or to any other Restricted Subsidiary; provided that the consideration for any such disposition paid to any Person other than a Guarantor shall not exceed the fair value of such assets;

(e) any Restricted Subsidiary may liquidate, dissolve or wind up if the Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

(f) the Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, license, sublicense, assignment or disposition, the purpose of which is to effect (i) a disposition otherwise permitted hereunder, other than a disposition effected pursuant to clause (b) of the definition of “Asset Sale” or (ii) a dividend, distribution or Investment permitted pursuant to Section 10.5, including an Investment that constitutes a Permitted Investment;

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may change its legal form;

(h) the Borrower or any Restricted Subsidiary may consummate any Permitted Reorganization;

(i) the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries may enter into and consummate any Intercompany License Agreement; and

(j) any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Restricted Subsidiary in a jurisdiction in the Borrower’s or any applicable Restricted Subsidiary’s country of organization shall be permitted.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b) except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of $10,000,000, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) any liabilities (as reflected on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans or any guarantee of the Loans, that (A) are assumed by the transferee of any such assets or (B) are otherwise cancelled, extinguished or terminated in connection with the transactions relating to such Asset Sale and, in the case of clause (A) only, for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii) Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that is of any Person that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv) consideration consisting of Indebtedness of any Credit Party (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not Restricted Subsidiaries; and

(v) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of $7,500,000 and 14.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) and for no other purpose.

An amount equal to any Net Cash Proceeds of any Asset Sale permitted by this Section 10.4 shall be applied to prepay Term Loans, Permitted Other Indebtedness and other Indebtedness in accordance with, and to the extent required by, Section 5.2(a)(i).

(c) Pending the final application of an amount equal to any Net Cash Proceeds from any Asset Sale made pursuant to this Section 10.4, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility, the ABL Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5 Limitation on Restricted Payments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends or distributions by any Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary which is a Credit Party;

(3) make any principal payment on, or redeem, purchase, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness with an aggregate principal amount in excess of $8,000,000 (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted), other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the purchase, repurchase, redemption, defeasance, retirement for value or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Event of Default (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5) shall have occurred and be continuing or would occur as a consequence thereof;

(ii) except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on clause (iii)(A) below, on a Pro Forma Basis after giving effect thereto, the Interest Coverage Ratio shall not be less than 2.00 to 1.00 as of the most recently ended Test Period; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication):

(A) an amount equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 9.1(a) or (b), or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which shall not be less than zero), plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Stock or preferred Capital Stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, manager or consultant of the Borrower, any direct or indirect parent of the Borrower and any of the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock to any such parent or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) Indebtedness, Disqualified Stock or preferred Capital Stock of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(C) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred Capital Stock pursuant to clause (l)(i) of Section 10.1), (ii) are contributed by the Borrower or a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(D) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or any Restricted Subsidiary, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5(b)(7) or to the extent such Investment constituted a Permitted Investment) or joint venture or a dividend from an Unrestricted Subsidiary or joint venture after the Closing Date, plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary with or into, a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5(b)(7) below or to the extent such Investment constituted a Permitted Investment, plus

(F) the aggregate amount of any Retained Declined Proceeds since the Closing Date, plus

(G) (i) solely during the Limited Incurrence Period, $5,000,000 less the amount of any Restricted Payments made under Section 10.5(b)(11) during the Limited Incurrence Period, and (ii) thereafter, $20,000,000; plus

(H) without duplication of any amounts above, any returns, profits, distributions and similar amounts received on account of a Restricted Investment made in reliance upon this Section 10.5(a) (up to the amount of the original Investment).

(b) The foregoing provisions of Section 10.5(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including any accrued and unpaid dividends or distributions thereon (“Retired Capital Stock”), or Subordinated Indebtedness, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to Holdings, the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in the case of proceeds only) (in each case, other than Excluded Contributions, Disqualified Stock or sales of Equity Interests to any Subsidiary) (“Refunding Capital Stock”), (y) the declaration and payment of dividends or distributions on Retired Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of Refunding Capital Stock and (z) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 10.5(b)(6) and not made pursuant to clause (y) above, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred or issued in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including call and tender premiums), defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees and similar items) incurred in connection with the incurrence or issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent, in all material respects, as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(b) and is secured by a Lien ranking junior to the Liens securing any First Lien Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing any First Lien Obligations, and (E) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) any Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower, or their respective estates, descendants, family, trusts, heirs, spouse or former spouse pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent of the Borrower in connection with such repurchase, retirement or other acquisition), including any arrangement including Equity Interests rolled over by management of the Borrower, any Subsidiary of the Borrower or any direct or indirect parent of the Borrower in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year $7,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent of the Borrower, in each case to any future, present or former employees, directors, managers or consultants of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.5(a)(iii), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Borrower, any direct or indirect parent of the Borrower or any Restricted Subsidiary, or their estates, descendants, family, trusts, heirs, spouse or former spouse pursuant in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred Capital Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date, (B) the declaration and payment of dividends to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of Section 10.5(b); provided that, in the case of each of subclauses (A), (B), and (C) of this clause (6), for the most recently ended Test Period as of the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower would have had an Interest Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries and joint ventures, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, in an aggregate amount outstanding not to exceed the greater of (x) $16,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding, employment or similar taxes payable by any future, present or former employee, director, manager, or consultant of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower and any repurchases of Equity Interests deemed to occur upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award;

(9) the declaration and payment of dividends or distributions on the Borrower’s common Equity Interests (or the payment of dividends or distributions to any direct or indirect parent of the Borrower to fund a payment of dividends or distributions on such parent’s common Equity Interests), following consummation of the first public offering of the Borrower’s common Equity Interests or the common Equity Interests of any direct or indirect parent of the Borrower after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s (or its direct or indirect parent’s) common Equity Interests registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed (A) during the Limited Incurrence Period, $5,000,000 less the amount of Restricted Payments made during the Limited Incurrence Period in reliance on Section 10.5(a)(iii)(G) and (B) thereafter, the greater of (x) $27,000,000 and (y) 50.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made;

(12) distributions or payments of Receivables Fees and Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions (and the fees and expenses related thereto) or used to fund amounts owed to Affiliates (including dividends or distributions to any direct or indirect company of the Borrower to permit payment by such parent of such amount) to the extent permitted by Section 10.10 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under any Permitted Acquisition or other Permitted Investment;

(14) Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments the Total Net Leverage Ratio is equal to or less than 3.75 to 1.00 as of the most recently ended Test Period;

(15) the declaration and payment of dividends or distributions by the Borrower to, or the making of loans or advances to, any direct or indirect parent of the Borrower in amounts required for any such direct or indirect parent (or such parent’s direct or indirect equity owners) to pay:

(A) (i) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate, legal and organizational existence and (ii) distributions to such direct or indirect parent’s equity owners in proportion to their equity interests sufficient to allow each such equity owner to receive an amount at least equal to the aggregate amount of its out-of-pocket costs to any unaffiliated third parties directly attributable to creating (including any incorporation or registration fees) and maintaining the existence of the applicable equity owner (including doing business fees, franchise taxes, excise taxes and similar taxes, fees, or expenses), and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, including such costs attributable to the preparation of tax returns or compliance with tax laws,

(B) any Tax Distribution,

(C) customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, consultants and managers of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent being a public company,

(D) general corporate, administrative, compliance or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent company being a public company,

(E) amounts required for any direct or indirect parent of the Borrower to pay fees and expenses incurred by any direct or indirect parent of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent of the type described in clause (xi) of the definition of Consolidated Net Income,

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent of the Borrower,

(G) repurchases deemed to occur upon the cashless exercise of stock or other equity options,

(H) to finance Permitted Acquisition and other Investments or other acquisitions otherwise permitted to be made pursuant to this Section 10.5 if made by the Borrower or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (ii) such direct or indirect parent of the Borrower shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (in a manner not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (iii) such direct or indirect parent of the Borrower and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution or increase amounts available for Restricted Payments pursuant to Section 10.5(a)(iii)(C) and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 10.5 or pursuant to the definition of Permitted Investments,

(I) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 10.10 (other than Section 10.10(b)),

(J) AHYDO Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution, and

(K) expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Capital Stock or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(16) the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof;

(18) any Restricted Payment constituting any part of a Permitted Reorganization;

(19) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness in an aggregate amount pursuant to this clause (19) not to exceed the greater of (x) $20,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value is made;

(20) AHYDO Payments with respect to Indebtedness permitted under Section 10.1; and

(21) the Closing Distribution;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (14) and (19), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof).

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10), (11) or (14) of Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (21) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (21), Section 10.5(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this covenant.

(c) Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(y) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 10.1(y), or the definition of Permitted Other Indebtedness or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.6 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary that is a Guarantor;

(b) make loans or advances to the Borrower or any Restricted Subsidiary that is Guarantor;

(c) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor;

except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii) the ABL Credit Documents and the ABL Loans;

(iii) purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (a), (b) or (c) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);

(iv) Requirement of Law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii) (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii) restrictions on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or preferred Capital Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii) restrictions created in connection with any Receivables Facility or any Securitization Facility that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effect such Receivables Facility or Securitization Facility, as the case may be;

(xiii) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(xiv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; or

(xv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower);

provided that (x) the priority of any preferred Capital Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

10.7 Organizational and Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(a) amend its Organizational Documents after the Closing Date in a manner that is materially adverse to the Lenders, except as required by law; or

(b) amend documentation governing Subordinated Indebtedness having a principal amount of more than $8,000,000 in a manner materially adverse to the Lenders, other than in connection with (i) a refinancing or replacement of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the Lenders, on the one hand, and the lenders or purchasers of the applicable Subordinated Indebtedness, on the other hand.

10.8 Permitted Activities. Holdings will not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and its other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, the Credit Documents, the ABL Credit Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its common equity or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries, guaranteeing the obligations of the Borrower and its other Subsidiaries and receipt of the DTR Note and any transaction involving the satisfaction of the DTR Note in accordance with its terms, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (vii) holding any cash or property (but not operate any property), (viii) making and receiving of any Restricted Payments or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) activities relating to any Permitted Reorganization, (xi) merging, amalgamating or consolidating with or into any direct or indirect parent or subsidiary of Holdings (in compliance with the definitions of “Holdings” and “New Holdings” in this Agreement), (xii) repurchases of Indebtedness through open market purchases and Dutch auctions, (xiii) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (xiv) any transaction with the Borrower or any Restricted Subsidiary to the extent expressly permitted under this Section 10 and (xv) any activities incidental or reasonably related to the foregoing.

10.9 Fiscal Year. The Borrower will not change its fiscal year to end on a date inconsistent with past practice; provided, however, that the Borrower may, upon written notice from the Borrower to the Administrative Agent, change the financial reporting convention specified above (x) to align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of the Borrower or (y) to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

10.10 Affiliate Transactions. The Borrower will not conduct, and will not permit the Restricted Subsidiaries to conduct, any transactions (or series of related transactions) with an aggregate value in excess of $2,000,000 with any of the Borrower’s Affiliates (other than Holdings, the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless such transaction is on terms that are not materially less favorable to the Borrower or such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (and for any such transactions with a value in excess of $7,500,000, such determination shall be made by the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary in good faith); provided that the foregoing restrictions shall not apply to:

(a) (i) the payment of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, monitoring, consulting, advisory and other fees (including transaction and termination fees) accrued in any prior year); provided that the annual management fee payable under this clause (a)(i) may accrue but may not be paid during the continuance of an Event of Default under Section 11.1 or Section 11.5, (ii) customary payments by the Borrower or any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors (or analogous governing body) or a majority of the disinterested members of the board of directors (or analogous governing body) of the Borrower in good faith and (iii) indemnification and reimbursement of expenses pursuant to the Sponsor Management Agreement (plus any unpaid indemnities and expenses accrued in any prior year),

(b) Restricted Payments permitted by Section 10.5 or Investments permitted by the definition of Permitted Investments and other transactions expressly permitted under Sections 10.1 through 10.8 (other than solely by reference to this Section 10.10),

(c) the consummation of the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions,

(d) the issuance and transfer of Qualified Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents,

(e) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary of the Borrower’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(f) (i) employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including loans and advances in connection therewith) and (ii) transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement, including any arrangement including Equity Interests rolled over by management of the Borrower, any Restricted Subsidiary or any direct or indirect parent of the Borrower in connection with the Transactions,

(g) payments by the Borrower (and any direct or indirect parent thereof) and any Subsidiaries thereof pursuant to tax sharing agreements among the Borrower (and any such parent thereof) and such Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such direct or indirect parent of the Borrower,

(h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrower (or any direct or indirect parent thereof) and the other Subsidiaries,

(i) transactions undertaken pursuant to membership in a purchasing consortium,

(j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith),

(k) transactions in which Holdings, the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 10.10,

(l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable,

(m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder, and the holding of such Loans or Commitments and, in the case of each of the foregoing, the payments and other transactions reasonably related thereto,

(n) (i) investments by Permitted Holders in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; provided that with respect to securities of the Borrower or any Restricted Subsidiary contemplated in clause (i) above, such investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities,

(o) transactions pursuant to any arrangement or agreement set forth on Schedule 10.10, or any amendment, modification or replacement of any such arrangement or agreement (so long as any such amendment, modification or replacement is not adverse to the Lenders in any material respect in the good faith judgment of the Borrower when taken as a whole),

(p) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing, and

(q) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the equityholders agreement, limited liability company agreement or the registration rights agreement entered into on or after the Closing Date.

10.11 Canadian Pension Plans. No Credit Party shall, without the consent of the Administrative Agent, maintain, administer, establish or contribute to, or shall become liable in respect of, any Canadian DB Plan.

SECTION 11

Events of Default

Each of the following specified events referred to in Sections 11.1 through 11.11 shall constitute an “Event of Default”:

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or (c) default, and such default shall continue for ten or more Business Days, in the payment when due of any Fees or of any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, Etc. Any representation and warranty made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5(a) (solely with respect to the Borrower’s existence) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

11.4 Default Under Other Agreements. (a) Holdings, the Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for Holdings, the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace periods and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of $20,000,000 that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of $20,000,000 that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that clauses (a) and (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement or is otherwise reasonably expected to be permitted), (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied, or being contested in good faith, by Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11. Notwithstanding the foregoing provisions of this Section 11.4, no breach, default or event of default under the ABL Credit Documents shall constitute an Event of Default under this Section 11.4, except (W) any event of default, giving effect to any applicable grace period, under Section 12.1 or Section 12.5 of the ABL Credit Agreement (or any successor provision thereto), (X) any event of default (except any event of default described in the immediately preceding clause (W) or under Section 11.11 of the ABL Credit Agreement (or any successor provision thereto)), giving effect to any applicable grace period, under the ABL Credit Agreement that remains unremedied and unwaived for thirty (30) consecutive days after the occurrence thereof, (Y) any acceleration of the ABL Loans or termination of the Revolving Credit Commitments (as defined in the ABL Credit Agreement) prior to the scheduled maturity thereof as a result of an event of default under the ABL Credit Documents or (Z) the exercise of any secured creditor remedy by the ABL Administrative Agent or any other agent under the ABL Credit Documents (excluding, for the avoidance of doubt, the exercise of cash dominion rights during a Cash Dominion Period under, and as defined in, the ABL Credit Agreement); or

11.5 Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, Holdings, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under any applicable Insolvency Law, including, Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”), the BIA or the Companies’ Creditors Arrangement Act (Canada), in each case as now or hereafter in effect, or any successor thereto; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary; or Holdings, the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Significant Subsidiary; or there is commenced against Holdings, the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed or unstayed for a period of 60 days; or Holdings, the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6 ERISA; Canadian Pension Plan.

(a) An ERISA Event or a Foreign Plan Event shall have occurred, and such ERISA Event or Foreign Plan Event, alone or together with all other such ERISA Events and Foreign Plan Events, if any, would reasonably be expected to result in a Material Adverse Effect; or

(b) (i) any event or condition shall occur or exist with respect to a Canadian Pension Plan that would reasonably be expected to subject the Borrower or any other Canadian Credit Party to any tax, penalty or other liabilities under the Supplemental Pension Plans Act (Quebec), the Pension Benefits Act (Ontario) or any other applicable laws which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any other Canadian Credit Party is in default with respect to required payments to a Canadian Pension Plan, which default would reasonably be expected to result in a Material Adverse Effect;or

11.7 Guarantee. Any Guarantee provided by Holdings or any Guarantor that is a Material Subsidiary, or any material provision thereof, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any Credit Party shall deny or disaffirm in writing any such Guarantor’s material obligations under its Guarantee; or

11.8 Pledge Agreements. Any Security Document pursuant to which the Capital Stock of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock that has been previously delivered to it) or any Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under any Security Document; or

11.9 Security Agreements. Any Security Agreement or any other Security Document pursuant to which the assets of Holdings, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it or as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement (or equivalent filing under other applicable law)), which results in the Collateral Agent ceasing to have (on behalf of the Lenders) a perfected security interest on a material portion of the Collateral on the terms and conditions set forth in such Security Documents or any Credit Party shall deny or disaffirm in writing its obligations under any Security Agreement or any other Security Document; or

11.10 Judgments. One or more final judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries involving a liability requiring the payment of money in an amount of $20,000,000 or more in the aggregate for all such final judgments and decrees against Holdings, the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.11 Change of Control. A Change of Control shall occur.

11.12 Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against Holdings and the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings or the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitments, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind and/or (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law.

11.13 Application of Proceeds. Subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement and any other intercreditor agreement permitted by this Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

(ii) second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution; and

(iii) third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

SECTION 12

The Agents

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this

Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to any Joint Lead Arranger and any Joint Bookrunner and Sections 12.1, 12.9, 12.11, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each Lender on behalf of itself and its Affiliates (“Lender Parties”) hereby appoints the Collateral Agent to act as its trustee under, and in relation to, any UK Collateral Document and to hold the assets subject to the security thereby created as trustee for the Lender Parties on the trusts and other terms contained in any UK Collateral Document. Each Lender Party hereby irrevocably authorizes the Collateral Agent in its capacity as security trustee of Lender Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the Collateral Agent as security trustee of the Lender Parties by the terms of any UK Collateral Documents or otherwise under this Agreement, together with all such rights, remedies, powers and discretions as are reasonably incidental thereto, in each case, in accordance with, and subject to the terms of, such UK Collateral Documents and this Agreement.

(d) The Joint Lead Arrangers and Joint Bookrunners, in their capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory, indemnification and other provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own bad faith, gross negligence or willful misconduct, or such Person’s material breach of this Agreement or any other Credit Document, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders, each directly and adversely affected Lender or each of the Lenders, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8 Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9 Successor Agents.

(a) Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 (with respect to the Borrower) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (in each case, other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender by virtue of clause (v) or (vi) of the definition of Lender Default, the Required Lenders or the Borrower may, in each case, to the extent permitted by applicable law by notice in writing to, in the case of a notice from the Required Lenders, the Borrower, or, in the case of a notice from the Borrower, the Required Lenders, and, in each case, such Person, remove such Person as the Administrative Agent, and, if such appointment is by the Required Lenders (as opposed to the Borrower) with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 (with respect to the Borrower) is continuing or, if such appointment is by the Borrower, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders or the Borrower (with the consent of the Borrower or the Required Lenders, as applicable, as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 13.16) and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder (other than its obligations under Section 13.16) or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Credit Suisse AG, Cayman Islands Branch, or any successor thereto, as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of such Person as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

12.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Canada Revenue Agency or Internal Revenue Service or any authority of Canada or the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.11 Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Hedge Obligations. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents or (v) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (v), (vi) (solely with respect to Section 10.1(d) and Section 10.1(n)(y)), (vii), (viii), (ix) and (xviii) of the definition of Permitted Liens; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements, Secured Bank Product Obligations and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.13 Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness and (d) hereby consents to the subordination of the Liens on the Collateral other than Term Priority Collateral securing the Obligations on the terms set forth in the ABL/Term Loan Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control.

12.14 Quebec Security. For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Canadian Credit Party, Credit Suisse AG, Cayman Islands Branch, or any successor thereto, as part of its duties as the Collateral Agent, is hereby irrevocably authorized and appointed to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for all Secured Partiesin order to hold any hypothec granted under the laws of the Province of Quebec pursuant to a deed of hypothec as security for any Obligationsand to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Collateral Agent of any deed of hypothec made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. For greater certainty, the Collateral Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Collateral Agent such successorCollateral Agent shall also act as the successor hypothecary representative on behalf of all Secured Parties under each deed of hypothec without any further documentation or other formality being required to evidence the appointment of the successor hypothecary representative (subject to the registration of a notice of replacement as required by Article 2692 of the Civil Code of Québec). Notwithstanding any provision herein to the contrary, this provision shall be governed and construed in accordance with the laws of the Province of Quebec.

SECTION 13

Miscellaneous

13.1 Amendments, Waivers, and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or 2.15 or the third, fifth, sixth, eighth, ninth, tenth and eleventh paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in clause (x)(i), clause (x)(ii), clause (x)(vi), clause (x)(vii), clause (y) or clause (z) below, which, in each case, shall only require the consent of the Lenders or the Administrative Agent, as applicable, as expressly set forth therein and not Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents for changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or for any other purpose or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(x)	(i) (A) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (x)(i) and clause (y) below, a waiver of any condition precedent in Section 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions (in each case with respect to waivers of mandatory prepayments or reductions, except as provided in the immediately succeeding clause (x)(i)(B)), any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan, the scheduled termination date of any Commitment or (B) solely during the Limited Incurrence Period, waive, reduce or delay any portion of any mandatory prepayment hereunder, in each case without the written consent of each Lender directly and adversely affected thereby, or

(ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or

(iv) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) without the prior written consent of each Lender, or

(v) reduce the percentages specified in the definitions of the terms Required Lenders or Required Facility Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or

(vi) amend, waive or otherwise modify any term or provision which directly and adversely affects Lenders under one or more of a given Class of Incremental Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments or a given Class of Refinancing Revolving Credit Commitments and does not directly affect Lenders under any other Credit Facilities, in each case, without the written consent of the Required Facility Lenders under such applicable Credit Facility or Credit Facilities with respect to a given Class of Incremental Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments or a given Class of Refinancing Revolving Credit Commitments (and in the case of multiple Credit Facilities which are affected, such Required Facility Lenders shall consent together as one Credit Facility); provided, however, that the waivers described in this clause (vi) shall not require the consent of any Lenders other than the Required Facility Lenders under such Credit Facility or Credit Facilities (it being understood that any amendment to the conditions of effectiveness of New Loan Commitments set forth in Section 2.14 shall be subject to clause (vii) below)), or

(vii) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to New Term Loans and Incremental Revolving Credit Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more Classes of New Term Loans or Incremental Revolving Credit Commitments and does not directly affect Lenders under any other Credit Facility, in each case, without the written consent of the Required Facility Lenders under such applicable New Term Loans or Incremental Revolving Credit Commitments (and in the case of multiple Credit Facilities which are affected, such Required Facility Lenders shall consent together as one Credit Facility), or

(y) notwithstanding anything to the contrary in clause (x) above (other than the proviso in clause (x)(i)(A)), (i) extend the final expiration date of any Lender’s Commitment, (ii) increase the aggregate amount of the Commitments of any Lender or (iii) solely during the Limited Incurrence Period, waive, reduce or delay any amounts payable to any Lender pursuant to Section 2.5(b), in each case, without the written consent of such Lender (but no other Lender), or

(z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Commitments and/or Loans is refinanced with a replacement Class of Commitments and/or Loans bearing (or is modified in such a manner such that the resulting Commitments and/or Loans bear) a lower Effective Yield, require the consent of any Lender other than the Lenders holding Commitments and/or Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced Class of Commitments and/or Loans or modified Class of Commitments and/or Loans.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders of the same Class (other than because of its status as a Defaulting Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s), Extension Amendment(s) and Refinancing Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated)

with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items)), (b) the Effective Yield for such Replacement Term Loans shall not be higher than the Effective Yield for such Refinanced Term Loans, unless any such Effective Yield applies after the Initial Term Loan Maturity Date, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, and (d) the covenants, events of default and guarantees shall not be materially more restrictive to the Borrower (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Refinanced Term Loans (except for (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the date of the refinancing) of such Class of Refinanced Term Loans and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for Secured Cash Management Obligations, Secured Bank Product Obligations, Secured Hedge Obligations and contingent obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, in each case under (i) and (ii), with the consent of only the Borrower and the Administrative Agent, and in the case of clause (ii), the Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) to effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.9, 9.10 and 9.12 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification.

The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation and execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited (i) in the case of legal fees and expenses, to the reasonable documented fees, disbursements and other charges of Latham & Watkins LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and, if reasonably necessary, of a single firm of local counsel in each relevant jurisdiction, excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any other documents delivered in connection herewith or therewith upon the occurrence and during the continuance of an Event of Default (limited, in the case of legal fees and expenses of the Agents and the Lenders (taken as a whole), to the reasonable documented fees, disbursements and other charges of Latham & Watkins LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and (x) if reasonably necessary, of a single firm of local counsel in each relevant jurisdiction and (y) if there is an actual conflict of interest, one additional counsel for the affected similarly situated (taken as a whole) Persons), in each case excluding in all cases allocated costs of in-house counsel, and (c) to pay, indemnify, and hold harmless each Lender, each Agent and their respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors, and agents and successors of the foregoing (in each case, excluding any Excluded Affiliate, the “Indemnified Persons”) from and against any and all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever (limited (i) in the case of legal fees and expenses, to the reasonable and documented fees, disbursements, and other charges of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction for all such Indemnified Persons (taken as a whole) and, if there is an actual conflict of interest, one additional counsel for the affected Indemnified Persons similarly situated (taken as a whole), in each case excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person in writing), in each case to the extent arising out of or relating to any claim, litigation or other proceeding, regardless whether any such Indemnified Person is a party thereto or whether such claim, litigation or other proceeding is brought by a third party or by the Borrower or any of its Affiliates, that is related to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and other documents delivered in connection herewith or therewith or the use of proceeds of any Credit Facility (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among any Indemnified Persons (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) that does not involve an act or omission by the Borrower or any of its Subsidiaries (other than any claims against the Administrative Agent, any Joint Lead Arranger or any Joint Bookrunner in their respective capacities as such, subject to the immediately succeeding clause (ii)), (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (y) a material breach of any Credit Document by such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (iii) in its capacity as a financial advisor to the Borrower and any of its Subsidiaries in connection with the Transactions. No Person entitled to indemnification under Section 13.5(c) and no other Person party to this Agreement shall be liable (1) for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, willful misconduct or gross negligence of such Indemnified Person, such other Person or any of such Indemnified Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with Section 13.5(c). All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that an Indemnified Person shall promptly refund any amount to the extent that there is a final judicial or arbitral determination that such Indemnified Person was not entitled to indemnification rights with respect to such payment pursuant to this Section 13.5.

The Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, damages, claims, liabilities, and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with, and to the extent provided in, the other provisions of this Section 13.5.

Holdings, the Borrower and their respective Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Each Indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such Indemnified Person was not entitled to receipt of such amounts.

The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans of any Class at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Lender) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to a Lender, an Affiliate of a Lender, an Approved Fund or, in the case of any Term Loan, Holdings and its Subsidiaries or an Affiliated Lender.

Notwithstanding the foregoing, no such assignment shall be made to a (i) natural Person, Excluded Affiliate, Disqualified Lender or Defaulting Lender and (ii) with respect to any Revolving Credit Commitments or Revolving Loans, the Borrower or any of its Subsidiaries or any Affiliated Lender (other than a Bona Fide Debt Fund). For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Lenders (or any provisions relating thereto) at any time. Notwithstanding anything to the contrary contained herein, prior to the six-month anniversary of Closing Date, any assignment made by an Initial Term Loan Lender must be made pro rata among and between the then outstanding Initial Term B-1 Loans and Initial Term B-2 Loans held by such Initial Term Loan Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$2,500,000 in the case of Revolving Credit Commitments and U.S.$1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 (with respect to any Credit Party) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of U.S.$3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of any Joint Lead Arranger or any Joint Bookrunner;

(D) the assignee, if it was not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and the Borrower (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and

(E) any assignment to the Borrower, any Subsidiary or an Affiliated Lender (other than a Bona Fide Debt Fund) shall also be subject to the requirements of Section 13.6(h).

For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the tracking or monitoring of assignments to or participations by any Affiliated Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6 from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations (other than under Section 13.16) under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b)(ii)(C) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) the Borrower and its Subsidiaries, and (y) any Disqualified Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders pursuant to clause (i) or (ii) of the definition thereof has been made available to all Lenders who so request) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Lenders with respect to the sales of participations at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to (I) enforce this Agreement and (II) approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (x)(i) and (x)(iv) of the second proviso to Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e)

of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender, and if additional amounts are required to be paid pursuant to Section 5.4, to the Borrower and the Administrative Agent). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii) A participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required by law.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of Canada, the United States or any State or province thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). If a Granting Lender grants an option to an SPV as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPV and the principal amounts (and related interest) of each SPV’s interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes (or as is otherwise required by law).

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings, the Borrower, any Subsidiary or an Affiliated Lender and (y) Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (2) open market purchases; provided that:

(i) any Loans or Commitments acquired by Holdings, the Borrower or any Subsidiary shall be retired and cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders);

(ii) by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) it shall not have any right to (x) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (z) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B) except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is materially adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders in the same Class) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered);

(iii) no such acquisition by an Affiliated Lender shall be permitted if, after giving effect to such acquisition, the aggregate principal amount of Term Loans held by Affiliated Lenders would exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase; provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding such 25% threshold at the time of such purchase, the purchase of such excess amount will be void ab initio;

(iv) any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be (but shall not be required to be) contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of the Borrower or such parent entity that are otherwise permitted to be issued by such entity at such time (and such Loans or Commitments contributed to the Borrower shall be retired and cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders));

(v) no assignment of Term Loans to Holdings, the Borrower or any Subsidiary (i) may be purchased with the proceeds of any Revolving Loans or (ii) may occur while an Event of Default has occurred and is continuing hereunder;

(vi) in connection with each assignment pursuant to this Section 13.6(h), none of Holdings, the Borrower, any Subsidiary or an Affiliated Lender purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of MNPI with respect to the Borrower and its Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the Auction Agent, if applicable); and

(vii) in the case of any Term Loans (A) acquired by, or contributed to, Holdings, the Borrower or any Subsidiary thereof and (B) cancelled and retired in accordance with this Section 13.6(h), (1) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by, or contributed to, Holdings, the Borrower or such Subsidiary and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Sections 2.5(b) through (c), as applicable, prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans.

For avoidance of doubt, the foregoing limitations in Section 13.6(h) shall not be applicable to Bona Fide Debt Funds. Each Lender that sells its Term Loans pursuant to this Section 13.6 acknowledges and agrees that (i) the Affiliated Lenders may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated pursuant to an auction hereunder that was not known to such Lender or the Affiliated Lenders at the time such repurchase was consummated and that, when taken together with information that was known to the Affiliated Lenders at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Sponsors or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information.

13.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date that (I) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (II) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (III) becomes a Defaulting Lender or (IV) refuses to make an Extension Election pursuant to Section 2.14, with a replacement bank, other financial institution or other Person (other than a natural Person); provided that, solely in the case of the foregoing clause (x), (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower shall repay (or the replacement bank, other financial institution or other Person (other than a natural Person) shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender (in respect of any applicable Credit Facility only, at the election of the Borrower) prior to the date of replacement, (iii) the replacement bank, other financial institution or other Person (other than a natural Person), if not already a Lender, an Affiliate of a Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (iv) the replacement bank, other financial institution or other Person (other than a natural Person), if not already a Lender shall be subject to the provisions of Section 13.6(b), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that, unless otherwise agreed, the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders of the applicable Class or Classes directly and adversely affected or (ii) all of the Lenders of the applicable Class or Classes, and, in each case, with respect to which the Required Lenders (or Required Facility Lenders in respect of the applicable Class or Classes) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder (in respect of any applicable Class only, at the election of the Borrower) to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that (I) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender is owed pursuant to Section 2.11 and (II) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8 Adjustments; Set-off.

(a) Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof as part of the exercise of remedies under this Agreement or any other Credit Document (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or such collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Borrower and the other Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated

maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k), and petty cash accounts (collectively, “Excluded Deposit Accounts”)), in any currency, and any other credits, indebtedness or claims, in any currency, in each case then matured and owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the other Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. The Borrower, on behalf of each Credit Party that is organized under the laws of a jurisdiction outside of the United States, hereby appoints Canada Goose US, Inc., with an office at 601 W 26th Street, Suite 1740, New York, NY, 10001, as its agent for service of process in any matter related to this Agreement or the other Credit Documents. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) the Borrower and the other Credit Parties are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(b) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

(c) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby or the process leading thereto; and

(d) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.16 Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each, a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16 or other confidentiality obligations owed to the Borrower or its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to the extent that such Confidential Information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information or otherwise subject to any confidentiality obligation, (f) to such Restricted Person’s Affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents, in each case who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers or counterparties to other derivative transactions (“Derivative Counterparties”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that, no such disclosure shall be made to any Excluded Affiliates other than a limited number of senior employees who are required, in accordance with industry regulations or the relevant Restricted Person’s internal policies and procedures to act in a supervisory capacity and such Restricted Person’s internal legal, compliance, risk management, credit or investment committee members. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other Holdings, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17 Direct Website Communications. Each of Holdings and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but, unless otherwise agreed by the Administrative Agent, excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (C) provides notice of any default or event of default under this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a) Each of Holdings and the Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND,

EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (x) the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and, each, an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person or (y) Holdings, the Borrower or any of their respective Subsidiaries have any liability to any Agent, any Lender or any other Person, for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent, in the case of clause (x), the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction or, in the case of clause (y), the liability of any of Holdings, the Borrower or any of their respective Subsidiaries resulted from such Person’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c) Each of Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive MNPI with respect to the Borrower or its Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains only publicly available information with respect to Holdings or the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive MNPI with respect to the Borrower, its Subsidiaries and their respective securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice to be distributed through the Platform contains only publicly available information; provided, however, that the Borrower shall not be required to mark any materials “PUBLIC”; provided, further, however, that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly (after the Borrower has been given a reasonable opportunity to review such documents) that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of any Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a) and (b). In no event shall the Administrative Agent distribute Projections delivered hereunder to “public-side” Lenders. Each “public side” Lender agrees to cause at least one individual at or on behalf of such Person to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public side” Lender or its delegate, in accordance with such Person’s compliance procedures and applicable law, including foreign, Canadian Securities Laws, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” and that may contain material non-public information with respect to the Borrower or its securities for purposes of Canadian Securities Laws, United States Federal or state securities laws.

13.18 USA PATRIOT Act; etc.

(a) Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act; and

(b) pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, including any guidelines or orders thereunder, the Lenders and the Agents may be required to obtain, verify and record information regarding Holdings, the Borrower, the Guarantors, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Holdings, the Borrower and the Guarantors, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assignee or participant of a Lender or Agent, in order to comply with such laws, whether now or hereafter in existence; and

(c) each of the Lenders agrees that none of the Agents has any obligation to ascertain the identity of Holdings, the Borrower or any other Guarantor or any authorized signatories of Holdings, the Borrower or any other Guarantor on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from Holdings, the Borrower or any other Guarantor or any such authorized signatory in doing so.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly agreed in writing, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability:

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.22 Joint and Several Obligations. Notwithstanding any other provision contained herein or in any other Credit Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each of the Borrower’s Obligations (and the Obligations of each other Credit Party), to the extent such Obligations are secured, shall be several obligations and not joint or joint and several obligations.

13.23 Limitations Acts. Each of the parties hereto agrees that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) or Limitation Act (British Columbia) shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Credit Party provided for in any Credit Document to which it is a party in respect thereof, in each case to fullest extent permitted by applicable laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CANADA GOOSE HOLDINGS INC.

By:	/s/ Ryan Cotton
	Name:	Ryan Cotton
	Title:	President

CANADA GOOSE INC.

By:
	Name:	John Black
	Title:	Chief Financial Officer

By:
	Name:	Daniel Reiss
	Title:	President, Chief Executive Officer, and Secretary

[Canada Goose Credit Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CANADA GOOSE HOLDINGS INC.

By:
	Name:	Ryan Cotton
	Title:	President

CANADA GOOSE INC.

By:	/s/ John Black
	Name:	John Black
	Title:	Chief Financial Officer

By:
	Name:	Daniel Reiss
	Title:	President, Chief Executive Officer, and Secretary

[Canada Goose Credit Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CANADA GOOSE HOLDINGS INC.

By:
	Name:	Ryan Cotton
	Title:	President

CANADA GOOSE INC.

By:
	Name:	John Black
	Title:	Chief Financial Officer

By:	/s/ Daniel Reiss
	Name:	Daniel Reiss
	Title:	President, Chief Executive Officer, and Secretary

[Canada Goose Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent, the Collateral Agent and a Lender

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Authorized Signatory

By:	/s/ Kelly Heimrich
	Name:	Kelly Heimrich
	Title:	Authorized Signatory

[Canada Goose Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Joseph Jordan
	Name:	Joseph Jordan
	Title:	Managing Director

[Canada Goose Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Lindsay L. Goetz
	Name:	Lindsay L. Goetz
	Title:	Director

[Canada Goose Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Vishal Nayee
	Name:	Vishal Nayee
	Title:	Authorized Signatory

[Canada Goose Credit Agreement]

THE TORONTO-DOMINION BANK, as a Lender

By:	/s/ Tim Thomas
	Name:	Tim Thomas
	Title:	Managing Director

By:	/s/ Matthew Hendel
	Name:	Matthew Hendel
	Title:	Managing Director

[Canada Goose Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

[Canada Goose Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Maribelle Villaseñor
	Name:	Maribelle Villaseñor
	Title:	Vice President

[Canada Goose Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Chi Lee
	Name:	Chi Lee
	Title:	Authorized Signatory

By:	/s/ Jomo Russell
	Name:	Jomo Russell
	Title:	Authorized Signatory

[Canada Goose Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Canada Goose Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Canada Goose Credit Agreement]

SCHEDULES

Schedule 1.1 (a) Schedule 1.1(b)	Commitments of Lenders Disposition of Assets
Schedule 1.1(c) Schedule 8.12 Schedule 8.13 Schedule 8.15	Specified Excluded Subsidiaries Benefit Plans and Pensions Plans Subsidiaries Environmental
Schedule 8.16 Schedule 9.12 Schedule 10.1	Real Properties Post-Closing Actions Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.10	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

Schedule 1.1(a)

Commitment of Lenders

	Initial Term B-1 Loan Commitment	Initial Term B-2 Loan Commitment
Canadian Imperial Bank of Commerce	U.S.$24,988,894.76	U.S.$5,769,910.62
Credit Suisse AG, Cayman Islands Branch	U.S.$24,988,894.76	U.S.$5,769,910.62
Goldman Sachs Bank USA	U.S.$24,988,894.76	U.S.$5,769,910.62
Royal Bank of Canada	U.S.$17,135,242.12	U.S.$3,956,510.14
Bank of America, N.A.	U.S.$8,567,621.06	U.S.$1,978,255.07
Morgan Stanley Senior Funding, Inc.	U.S.$8,567,621.06	U.S.$1,978,255.07
Bank of Montreal	U.S.$5,711,747.37	U.S.$1,318,836.71
Barclays Bank PLC	U.S.$5,711,747.37	U.S.$1,318,836.71
The Toronto-Dominion Bank	U.S.$5,711,747.37	U.S.$1,318,836.71
Wells Fargo Bank, National Association	U.S.$5,711,747.37	U.S.$1,318,836.71

Schedule 1.1(b)

Disposition of Assets

None.

Schedule 1.1(c)

Specified Excluded Subsidiaries

Canada Goose Europe AB.

Schedule 8.12

Benefit Plans and Pensions Plans

Canada

Ontario Toronto Union employee matching RRSP contribution plan with Manulife Financial Canada Salary RRSP and matching DPSP with Manulife Financial

Switzerland

Defined contribution plan with Vita Joint Foundation which is a product of Zurich Insurance Company Ltd. The plan is a supplement to the statutory amount requirement.

Schedule 8.13

Subsidiaries

Canada Goose US, Inc.

Canada Goose International Holdings Limited

Canada Goose Trading Inc.

Canada Goose International AG

Canada Goose Services Limited

Canada Goose Europe AB

Schedule 8.15

Environmental

None.

Schedule 8.16

Real Property

None.

Schedule 9.12

Post Closing Actions

The Borrower and other Credit Parties shall deliver to the Collateral Agent within 45 days of the Closing Date (or such longer period as may be agreed by the Collateral Agent in its reasonable discretion) insurance endorsements required by, and in accordance with, Section 9.3 of the Credit Agreement.

Schedule 10.1

Closing Date Indebtedness

None.

Schedule 10.2

Closing Date Liens

None.

Schedule 10.5

Closing Date Investments

Loans by Canada Goose Inc. to Canada Goose Holdings Inc. evidenced by the Unsecured Subordinated Grid Note issued by Canada Goose Holdings Inc., dated as of December 2, 2016.

Issuer	Owner of Outstanding Equity Interests	Number of Shares Authorized/Issued	Percentage of Outstanding Equity Interests Held, Directly or Indirectly, by the Owner
Canada Goose Inc.	Canada Goose Holdings Inc.	An unlimited number of Class A common shares/0 of Class A common shares An unlimited number of Class B common shares/113,810,905 of Class B common shares An unlimited number of Class C common shares/0 of Class C common shares An unlimited number of Class D common shares/0 of Class D common shares An unlimited number of Class X preferred shares/0 of Class X common shares An unlimited number of Class Y preferred shares/0 of Class Y common shares	100%

Issuer	Owner of Outstanding Equity Interests	Number of Shares Authorized/Issued	Percentage of Outstanding Equity Interests Held, Directly or Indirectly, by the Owner
Canada Goose US, Inc.	Canada Goose Inc.	5,000 shares of Common Stock/ 100 shares of Common Stock	100%

Canada Goose International Holdings Limited	Canada Goose Inc.	28,979,461 units /28,979,461 units	100%

Canada Goose Trading Inc.	Canada Goose Inc.	An unlimited number of common shares/ 1 common share An unlimited number of Class A shares/ 3,875,020 Class A shares	100%

Canada Goose International AG	Canada Goose International Holdings Limited	100 registered shares/ 100 registered shares	100%

Canada Goose Services Limited	Canada Goose International Holdings Limited	100 shares/ 100 shares	100%

Canada Goose Europe AB	Canada Goose International Holdings Limited	1,000 shares/ 1,000 shares	100%

Schedule 10.10

Closing Date Affiliate Transactions

None.

EXHIBIT A-1

FORM OF ABL/TERM LOAN INTERCREDITOR AGREEMENT

A-1

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT, dated as of December 2, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”), is entered into among(x) CANADIAN IMPERIAL BANK OF COMMERCE, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for (i) the financial institutions, lenders and investors party from time to time to the ABL Credit Agreement referred to below (such financial institutions, lenders and investors together with their respective successors, assigns and transferees, including any letter of credit issuers under the ABL Credit Agreement, the “ABL Lenders”), (ii) any ABL Cash Management Affiliates (as defined below), (iii) any ABL Bank Product Affiliates (as defined below) and (iv) any ABL Hedging Affiliates (as defined below) (such ABL Cash Management Affiliates, ABL Bank Product Affiliates and ABL Hedging Affiliates, together with the ABL Agent and the ABL Lenders and any other secured parties under any ABL Credit Agreement, the “ABL Secured Parties”), (y) Credit Suisse AG, Cayman Islands Branch, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original Term Agent”) for (i) the financial institutions, lenders and investors (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Original Term Lenders”) party from time to time to the Term Credit Agreement (as defined below), (ii) any Term Cash Management Affiliates (as defined below) and (iii) any Term Hedging Affiliates (as defined below) (such Term Cash Management Affiliates and Term Hedging Affiliates, together with the Original Term Agent and the Original Term Lenders and any other secured parties under any Term Credit Agreement, the “Original Term Secured Parties”) and (z) after the date hereof, each Term Class Debt Representative for the applicable Term Class Debt Parties (such Term Class Debt Parties, together with their respective successors, assigns and transferees, and the Original Term Lenders, the “Term Lenders”) party from time to time to the applicable Additional Term Debt Agreement (as defined below) (the Original Term Secured Parties and any such Term Class Debt Parties and any other secured parties under any Term Credit Agreement or any Additional Term Debt Agreement, collectively, the “Term Secured Parties”).

RECITALS

A. Pursuant to a credit agreement, dated as of June 3, 2016, among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company”), CANADA GOOSE INTERNATIONAL AG, a corporation (Aktiengesellschaft) incorporated and existing under the laws of Switzerland (“Swiss Borrower”), together with the Company, the“Borrowers”), the ABL Lenders and the ABL Agent, as amended effective as of the date hereof (as such agreement may be further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), the ABL Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Borrowers.

B. Pursuant to certain guaranties, each dated as of the date hereof (as such guaranties may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, collectively, the “ABL Guaranty”), by each of the ABL Guarantors (as hereinafter defined) in favor of the ABL Secured Parties, the ABL Guarantors have agreed to guarantee, inter alia, the payment and performance of the obligations under the ABL Documents (as hereinafter defined).

C. As a condition to the effectiveness of the ABL Credit Agreement, and to secure the obligations of the Borrowers and the ABL Guarantors (the Borrowers and the ABL Guarantors, collectively, the “ABL Credit Parties”) under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D. Pursuant to that certain credit agreement, dated as of the date hereof, by and among Holdings, the Company, the Original Term Lenders and the Original Term Agent (as such agreement may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), the Original Term Lenders have agreed to make certain loans to the Company.

E. Pursuant to certain guaranties, each dated as of the date hereof (as such guaranties may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, collectively, the “Term Guaranty”), by each of the Term Guarantors (as hereinafter defined) in favor of the Term Secured Parties, the Term Guarantors have agreed to guarantee, inter alia, the payment and performance of the obligations under the Term Documents (as hereinafter defined).

F. As a condition to the effectiveness of the Term Credit Agreement, and to secure the obligations of the Company, the Term Guarantors and certain other Guarantors (as defined in the Term Credit Agreement) (the Company and the Term Guarantors, collectively, the “Term Credit Parties”) under and in connection with the Term Documents, the Term Credit Parties have granted to the Original Term Agent (for the benefit of the Original Term Secured Parties) Liens on the Collateral.

G. Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Term Debt” by complying with the procedures set forth in Section 7.20 hereof, and the holders of such Additional Term Debt shall thereafter constitute “Term Secured Parties,” and any Term Class Debt Representative for any such Term Secured Parties shall thereafter constitute a “Term Agent,” for all purposes under this Agreement.

H. Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Original Term Agent (on behalf of the Original Term Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

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ARTICLE 1

DEFINITIONS

Section 1.1 UCC/PPSA Definitions. The following terms which are defined in the Uniform Commercial Code are used herein with respect to UCC Collateral as so defined: Account, Chattel Paper, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Financial Asset, Fixtures, General Intangible, Instrument, Inventory, Investment Property, Money, Payment Intangible, Promissory Note, Securities Account, Security Entitlement and Tangible Chattel Paper. The following terms which are defined in the PPSA are used herein with respect to PPSA Collateral as so defined: Accession, Certificated Security, Chattel Paper, Consumer Goods, Documents of Title, Equipment, Financial Asset, Futures Account, Goods, Instrument, Intangible, Inventory, Investment Property, Money, Personal Property, Proceeds, Securities Account, Security, Security Entitlement, Securities Intermediary and Uncertificated Security.

Section 1.2 Other Definitions. Subject to Section 1.1 hereof, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee” or “Collateral Trustee” or similar term under any ABL Credit Agreement.

“ABL Bank Product Affiliate” shall mean any ABL Bank Product Provider that has entered into an ABL Bank Product Agreement with an ABL Credit Party or Restricted Subsidiary, as applicable, with the obligations of such ABL Credit Party or Restricted Subsidiary, as applicable, thereunder being secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees.

“ABL Bank Product Agreement” shall have the meaning assigned to the term “Secured Bank Product Agreement” in the ABL Credit Agreement.

“ABL Bank Product Provider” shall have the meaning assigned to the term “Bank Product Provider” in the ABL Credit Agreement.

“ABL Cash Management Affiliate” shall mean any ABL Cash Management Bank that is owed ABL Cash Management Obligations by an ABL Credit Party or Restricted Subsidiary, as applicable, and which ABL Cash Management Obligations are secured by Liens granted under one or more ABL Collateral Documents, together with their respective successors, assigns and transferees.

“ABL Cash Management Agreement” shall have the meaning assigned to the term “Secured Cash Management Agreement” in the ABL Credit Agreement.

“ABL Cash Management Bank” shall have the meaning assigned to the term “Cash Management Bank” in the ABL Credit Agreement.

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“ABL Cash Management Obligations” shall mean obligations owed by any ABL Credit Party or any Restricted Subsidiary to any ABL Cash Management Bank in respect of or in connection with any Cash Management Services and designated under the ABL Credit Agreement by the Company in writing to the ABL Agent as a “Secured Cash Management Agreement”.

“ABL Collateral Documents” shall mean all “Security Documents” or similar term as defined in any ABL Credit Agreement executed and delivered by one or more ABL Credit Parties and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more ABL Credit Parties in connection with any ABL Credit Agreement (in each case, other than any “Security Document” (or similar term as defined in the ABL Credit Agreement), security agreement, mortgage, deed of trust or other collateral document, in each case, to the extent relating to any ABL Exclusive Credit Party or any ABL Exclusive Collateral), in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement and shall include any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations or facilities thereunder, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder; provided, however, that if at any time there shall be more than one ABL Credit Agreement in effect then this Agreement shall be amended to include a concept of “Controlling ABL Agent” similar to the provisions relating to the “Controlling Term Agent” contained herein and until such amendment the Controlling Term Agent may treat the ABL Agent under the first ABL Credit Agreement entered into and in effect at the date hereof as if it were the sole ABL Agent.

“ABL Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“ABL Deposit and Securities Accounts” means all Deposit Accounts, Securities Accounts, collection accounts and lockbox accounts (and all related lockboxes) of the Credit Parties (other than the Term Loan Priority Accounts).

“ABL Documents” shall mean any ABL Credit Agreement, any ABL Guaranty, any ABL Collateral Document, any ABL Cash Management Agreements between any ABL Credit Party or any Restricted Subsidiary and any ABL Cash Management Affiliate, any ABL Hedging Agreement between any ABL Credit Party or any Restricted Subsidiary and any ABL Hedging Affiliate, any ABL Bank Product Agreement between any ABL Credit Party or any Restricted Subsidiary and any ABL Bank Product Affiliate, any other ancillary agreement executed and delivered by an ABL Credit Party as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party, and delivered to the ABL Agent or any other ABL Secured Party, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

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“ABL Exclusive Collateral” shall have the meaning specified in the definition of “ABL Priority Collateral”.

“ABL Exclusive Credit Parties” shall mean the collective reference to (x) each “Guarantor” (as defined in the ABL Credit Agreement) and (y) each borrower under the ABL Credit Agreement that, in the case of each of the foregoing clauses (x) and (y), does not also guarantee any Term Obligations or become a borrower under any Term Credit Agreement or Additional Term Debt Agreement.

“ABL Guarantors” shall mean the collective reference to the “Guarantors” as defined in the ABL Credit Agreement (other than any ABL Exclusive Credit Party).

“ABL Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by an ABL Guarantor guaranteeing, inter alia, the payment and performance of any ABL Obligations.

“ABL Hedge Bank” shall have the meaning assigned to the term “Hedge Bank” in the ABL Credit Agreement.

“ABL Hedging Affiliate” shall mean any ABL Hedge Bank that has entered into an ABL Hedging Agreement with an ABL Credit Party or Restricted Subsidiary, as applicable, with the obligations of such ABL Credit Party or Restricted Subsidiary, as applicable, thereunder being secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees.

“ABL Hedging Agreement” means any “Secured Hedge Agreement” as defined in the ABL Credit Agreement.

“ABL Joint Collateral” shall have the meaning set forth in Section 3.6(a) hereof.

“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include any Person designated as a “Lender” or similar term under any ABL Credit Agreement.

“ABL Obligations” shall mean any and all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Secured Parties, or any of them, under, in connection with, or evidenced or secured by any ABL Document, including, without limitation, all “Obligations,” or similar term as defined in any ABL Credit Agreement and whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy or an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Secured Bank Product/Hedge Obligations, fees, expenses, indemnification or otherwise, and all other amounts owing or due from any ABL Credit Party under the terms of any ABL Document.

“ABL Priority Collateral” shall mean

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(a) all UCC Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Laws or rule applied pursuant thereto), would be ABL Priority Collateral):

(1) all Accounts, other than Accounts which constitute identifiable proceeds of Term Priority Collateral;

(2) cash, Money, cash equivalents and tax refunds (other than to the extent constituting identifiable proceeds of Term Priority Collateral);

(3) all (x) Deposit Accounts (other than Term Loan Priority Accounts) and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments properly held therein, including intercompany indebtedness between or among the Credit Parties or their Affiliates, to the extent owing in respect of ABL Priority Collateral (including, for greater certainty, all trade receivables and rights of CGI Borrower in connection therewith arising from the sale of Inventory by CGI Borrower to Swiss Borrower), (y) Securities Accounts (other than Term Loan Priority Accounts), Security Entitlements and Securities credited to such a Securities Account (other than Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral) and (z) Commodity Accounts (other than Term Loan Priority Accounts) and Commodity Contracts credited thereto, and, in each case, all cash, Money, cash equivalents, checks and other property properly held therein or credited thereto (other than Equity Interests or Instruments evidencing indebtedness to the extent not relating to, evidencing or owing in respect of, ABL Priority Collateral); provided, however, that to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4) all Inventory;

(5) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all Documents, General Intangibles (including all rights under contracts but excluding any Intellectual Property and Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral), Instruments (including Promissory Notes), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) and Commercial Tort Claims; provided that, to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

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(6) to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all Supporting Obligations and Letter of Credit Rights; provided that, to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7) all books and Records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral but, in each case, excluding any Intellectual Property); and

(8) all collateral security and guarantees with respect to any of the foregoing items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as Proceeds of, and any other Proceeds of, any of the foregoing items referred to in the preceding clauses (1) through (7) and this clause (8) constituting ABL Priority Collateral (“UCC ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral; and

(b) all PPSA Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Laws or rule applied pursuant thereto), would be ABL Priority Collateral):

(1) all Accounts, other than Accounts which constitute identifiable proceeds of Term Priority Collateral;

(2) cash, Money, cash equivalents and tax refunds (other than to the extent constituting identifiable proceeds of Term Priority Collateral);

(3) all (x) deposit accounts (other than Term Loan Priority Accounts) and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments properly held therein, including intercompany indebtedness between or among the Credit Parties or their Affiliates, to the extent owing in respect of ABL Priority Collateral (including, for greater certainty, all trade receivables and rights of CGI Borrower in connection therewith arising from the sale of Inventory by CGI Borrower to Swiss Borrower), (y) Securities Accounts (other than Term Loan Priority Accounts), Security Entitlements and Securities credited to such a Securities Account (other than Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral) and (z) Futures Accounts (other than Term Loan Priority Accounts) and Futures Contracts credited thereto, and, in each case, all cash, Money, cash equivalents, checks and other property properly held therein or credited thereto (other than

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Equity Interests or Instruments evidencing indebtedness to the extent not relating to, evidencing or owing in respect of, ABL Priority Collateral); provided, however, that to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such deposit accounts or Securities Accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4) all Inventory;

(5) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all Documents of Title, Intangibles (including all rights under contracts but excluding any Intellectual Property and Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral), Instruments (including Promissory Notes), Chattel Paper (including tangible Chattel Paper and electronic Chattel Paper) and Commercial Tort Claims; provided that, to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6) to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all Supporting Obligations and Letter of Credit Rights; provided that, to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7) all books and Records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral but, in each case, excluding any Intellectual Property); and

(8) all collateral security and guarantees with respect to any of the foregoing items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as Proceeds of, and any other Proceeds of, any of the foregoing items referred to in the preceding clauses (1) through (7) and this clause (8) constituting ABL Priority Collateral (“PPSA ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, it is understood and agreed that “ABL Priority Collateral” shall include any Collateral consisting of assets or property of any ABL Exclusive Credit Party and any Proceeds thereof which would not otherwise constituteABL Priority Collateral (such assets and property, the “ABL Exclusive Collateral”).

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“ABL Priority Proceeds” shall mean the “UCC ABL Priority Proceeds” and the “PPSA ABL Priority Collateral”.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a) hereof.

“ABL Secured Bank Product/Hedge Obligations” shall mean obligations owed by any ABL Credit Party or any Restricted Subsidiary to any ABL Hedge Bank in respect of or in connection with any ABL Hedging Agreement or to any ABL Bank Product Provider in respect of or in connection with any ABL Bank Product Agreement and designated under the ABL Credit Agreement by the Company in writing to the ABL Agent as a “Secured Hedge Agreement” or a “Secured Bank Product Agreement”, as applicable.

“ABL Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Accounts” means, with respect to PPSA Collateral, all debts, book debts, accounts, claims, demands, moneys and choses in action whatsoever including, without limitation, claims against the Crown and claims under insurance policies, which are now owned by or are due, owing or accruing due to an ABL Credit Party or which may hereafter be owned by or become due, owing or accruing due to an ABL Credit Party, together with all contracts, investment property, bills, notes, lien notes, judgments, chattel mortgages, mortgages and all other rights, benefits and documents now or hereafter taken, vested in or held by an ABL Credit Party in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which an ABL Credit Party now has or may at any time hereafter have against any Person in respect thereof and includes “accounts” as defined under the PPSA.

“Additional Term Debt” shall mean any Indebtedness (other than any Indebtedness incurred or issued under a Term Credit Agreement) of any Term Credit Party that

(1) is permitted to be (x) incurred and (y) secured by a Lien on the Collateral ranking (I) pari passu with, or junior to, the Lien securing the Term Obligations then outstanding and (II) junior to the Lien on the ABL Priority Collateral securing the ABL Obligations then outstanding, in each case, by

(a) prior to the Discharge of ABL Obligations, any negative covenants restricting Indebtedness and Liens contained in the ABL Credit Agreement then in effect; and

(b) prior to the Discharge of Term Obligations, any negative covenants restricting Indebtedness and Liens contained in any Term Credit Agreement and any Additional Term Debt Agreement, as applicable, then in effect; and

(2) is designated as “Term Obligations” by the Company pursuant to the officer’s certificate delivered under, and in compliance with the procedures described in, Section 7.20.

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“Additional Term Debt Agreement” shall mean (a) any agreement, instrument and document executed and delivered by any Term Credit Party under which any Additional Term Debt is or may be incurred or issued, including without limitation any credit agreement, loan agreement, indenture or other financing agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and (b) any one or more agreements, indentures or facilities entered into by any Term Credit Party extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations or facilities under any Additional Term Debt Agreement, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, to the extent permitted by the provisions of the ABL Documents and the Term Documents.

“Adequate Protection” shall have the meaning assigned to that term in the definition of “Exercise of Any Secured Creditor Remedies”.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent(s)” means individually the ABL Agent or a Term Agent and collectively means the ABL Agent and the Term Agents.

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale Proceeds Pledged Account” shall mean an account held at, and subject to the sole dominion and control of any Term Agent in which the proceeds from any disposition of Term Priority Collateral is held pending reinvestment pursuant to the Term Credit Agreement or any Additional Term Debt Agreement, as applicable.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrowers” shall have the meaning assigned to that term in the introduction to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law or other governmental actions to remain closed (or are in fact closed).

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (a) automated clearing house transfer transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, overdraft and electronic funds transfer services, (c) foreign exchange facilities, (d) deposit and other accounts, and (e) merchant services (other than those constituting a line of credit). For the avoidance of doubt, Cash Management Services do not include Hedging Obligations (as defined in each of the ABL Credit Agreement and the Term Credit Agreement).

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“Collateral” shall mean the PPSA Collateral and the UCC Collateral.

“Commercial Tort Claim” shall have the meaning given to such term under the Uniform Commercial Code.

“Control” shall have the meaning specified in the definition of “Affiliate”.

“Control Collateral” shall mean any UCC Collateral consisting of any Certificated Security (as defined in Section 8-102 of the niform Commercial Code), Investment Property, Deposit Account, Instruments and any other UCC Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor and any PPSA Collateral consisting of any Certificated Security, Investment Property, Instruments and any other PPSA Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Term Agent” shall mean (i) Credit Suisse AG, Cayman Islands Branch or any successor or assign thereto under the Term Credit Agreement or (ii) any Term Class Debt Representative which is a Term Agent hereunder pursuant to Section 7.20 hereof and which has been designated by not less than three (3) Business Days prior written notice to the ABL Agent from the Company and the then Controlling Term Agent hereunder as the Controlling Term Agent hereunder.

“Copyright Licenses” shall mean any written agreement, now or hereafter in effect, naming any Credit Party as licensor and granting any right to any third party under any Copyright now or hereafter owned by such Credit Party or that such Credit Party otherwise has the right to license, or naming any Credit Party as a licensee and granting any right to such Credit Party under any Copyright now or hereafter owned by any third party, and all rights of such Credit Party under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by or assigned to any Credit Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or the Canadian Intellectual Property Office and all: (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Documents” shall mean the ABL Documents and the Term Documents.

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“Credit Parties” shall mean the ABL Credit Parties and the Term Credit Parties.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, dissolution, conservatorship, bankruptcy, winding-up, administration, assignment for the benefit of creditors, moratorium, rearrangement, voluntary arrangement, scheme of arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DIP Financing” shall have the meaning set forth in Section 6.1(a) hereof.

“Discharge of ABL Obligations” shall mean the time at which (w) all the ABL Obligations (other than (i) contingent obligations as to which no claim has been asserted by the Person entitled thereto, (ii) Secured Bank Product Obligations (as defined in the ABL Credit Agreement), excluding such obligations under the CIBC Designated Secured Bank Product/Hedge Agreements, (iii) Secured Hedge Obligations (as defined in the ABL Credit Agreement), excluding such obligations under the CIBC Designated Secured Bank Product/Hedge Agreements, and (iv) Secured Cash Management Obligations (as defined in the ABL Credit Agreement)) have been paid in full in cash, (x) all Letters of Credit (as defined in the ABL Credit Agreement), Banker’s Acceptances (as defined in the ABL Credit Agreement) and BA Equivalent Notes (as defined in the ABL Credit Agreement) outstanding under the ABL Credit Agreement have been paid, terminated, canceled or Cash Collateralized (as defined in the ABL Credit Agreement) in accordance with the ABL Credit Agreement, (y) the obligations under the CIBC Designated Secured Bank Product/Hedge Agreements (as defined in the ABL Credit Agreement) have been paid in full or other arrangements reasonably satisfactory to the Canadian Imperial Bank of Commerce (or its applicable Affiliate) have been made in respect thereof and (z) all Commitments (as defined in the ABL Credit Agreement) have been terminated.

“Discharge of Term Obligations” shall mean the time at which all the Term Obligations (other than (i) contingent obligations as to which no claim has been asserted by the Person entitled thereto, (ii) Secured Hedge Obligations (as defined in the Term Credit Agreement) and (iii) Secured Cash Management Obligations (as defined in the Term Credit Agreement)) have been paid in full in cash and all Commitments (as defined in the Term Credit Agreement or any Additional Term Debt Agreement, as applicable) have been terminated.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Credit Party now or hereafter has any right, title or interest.

“Enforcement Notice” shall mean a written notice delivered by either the ABL Agent to the Controlling Term Agent, or by the Controlling Term Agent to the ABL Agent, announcing that an Enforcement Period has commenced.

“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the Controlling Term Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in the case of an Enforcement Period commenced by the Controlling Term Agent, the Discharge of Term Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, or (c) the ABL Agent or the Controlling Term Agent (as applicable) terminates, or agrees in writing to terminate, the Enforcement Period.

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“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the Uniform Commercial Code in respect of equipment constituting UCC Collateral or any “equipment” as such term is defined in the PPSA in respect of equipment constituting PPSA Collateral, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Credit Party in each case, regardless of whether characterized as equipment under the Uniform Commercial Code or the PPSA (but excluding any such items which constitute Inventory), and (y) any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interest” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Event of Default” shall mean an “Event of Default” or similar term under and as defined in any ABL Credit Agreement, any Term Credit Agreement or any Additional Term Debt Agreement, as applicable.

“Exercise of Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien (including any judgment lien), including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien or the crystallization of any floating charge;

(c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment on the application of a Secured Party, of a receiver, an administrator, liquidator, receiver and manager or interim receiver of all or part of the Collateral or against any Credit Party;

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(e) the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law;

(g) the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral; and

(h) the commencement of any legal proceedings or actions against or with respect to any Credit Party or any of such Credit Party’s property or assets or any Collateral to facilitate any of the actions described in clauses (a) through (g) above.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies: (i) (x) the filing of a proof of claim in any Insolvency Proceeding or (y) the seeking of adequate protection (or such equivalent to adequate protection as may exist under other applicable Debtor Reliefs Laws, collectively, “Adequate Protection”), (ii) the exercise of rights by the ABL Agent upon the occurrence of a Cash Dominion Period (as defined in any ABL Credit Agreement) of the type provided in the ABL Credit Agreement as in effect on the Closing Date, including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent, (iii) the consent by the ABL Agent to a store closing sale, going out of business sale or other disposition by any Credit Party of any of the ABL Priority Collateral, (iv) the reduction of advance rates or sub-limits by the ABL Agent and the ABL Lenders, (v) the change in eligibility criteria for components of the borrowing base under the ABL Credit Agreement by the ABL Agent and the ABL Lenders or (vi) the imposition of Borrowing Base Reserves (as defined in the ABL Credit Agreement) by the ABL Agent.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean any of the ABL Guarantors or Term Guarantors.

“Holdings” shall have the meaning assigned to that term in the introduction to this Agreement.

“Indebtedness” shall have the meaning provided in the ABL Credit Agreement and the Term Credit Agreement as in effect on the date hereof.

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“Insolvency Proceeding” shall mean (a) any case, action, proceeding, petition or application before any court or other Governmental Authority relating to bankruptcy, reorganization, conservatorship, insolvency, moratorium, liquidation, receivership, administration, rearrangement, voluntary arrangement, scheme of arrangement, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Credit Party that is subject to a security interest under any ABL Documents and any Term Documents, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation and registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing in any jurisdiction.

“Lenders” means, collectively, all of the ABL Lenders and the Term Lenders.

“Letter of Credit Right” shall have the meaning given to such term under the Uniform Commercial Code.

“License” shall mean any Patent License, Trademark License, Copyright License, or other license or sublicense agreement granting rights under Intellectual Property to which any Credit Party is a party.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease or a license to Intellectual Property be deemed to constitute a Lien.

“Lien Priority” shall mean with respect to any Lien of the ABL Secured Parties or the Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1 hereof.

“Other Liabilities” means ABL Cash Management Obligations and ABL Secured Bank Product/Hedge Obligations.

“Original Term Agent” shall have the meaning assigned to that term in the recitals to this Agreement.

“Original Term Lenders” shall have the meaning assigned to that term in the recitals to this Agreement.

“Original Term Secured Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

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“Other Jurisdiction” shall have the meaning specified in the definition of “PPSA”.

“Party” shall mean the ABL Agent or any Term Agent, and “Parties” shall mean both the ABL Agent and the Term Agents.

“Patent License” shall mean any written agreement, now or hereafter in effect, naming any Credit Party as licensor and granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by such Credit Party or that such Credit Party otherwise has the right to license, is in existence, or naming any Credit Party as licensee and granting to such Credit Party any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of such Credit Party under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all letters patent of the United States or the equivalent thereof in any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar offices in any other country or any political subdivision thereof, and (b) all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable respect to any of the foregoing, including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Person” shall mean any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time in the province of Ontario; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any PPSA Collateral or the availability of any remedy hereunder is governed by the personal property security legislation as in effect in a jurisdiction of Canada other than Ontario (each “Other Jurisdiction”), “PPSA” shall include the personal property security act or other similar legislation (including applicable provisions of the Civil Code of Quebec) as in effect in such Other Jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be, and any definition contained in the PPSA referred to herein shall refer to the corresponding definition in such legislation.

“PPSA ABL Priority Proceeds” shall have the meaning set forth in clause (a)(8) of the definition of ABL Priority Collateral.

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“PPSA Collateral” means all Property now owned or hereafter acquired by any Borrower or Guarantor in or upon which a Lien is granted or purported to be granted to any ABL Agent or any Term Agent under any of the ABL Collateral Documents or the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof and perfection, or the effect of perfection or non-perfection or the priority of such Lien is governed by the PPSA or any other laws in effect in Canada or any province or territory thereof.

“PPSA Term Priority Proceeds” shall have the meaning set forth in clause (b)(5) of the definition of Term Priority Collateral.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Priority Collateral, as applicable.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the UCC Collateral, (b) all “proceeds” as defined in the PPSA, with respect to the PPSA Collateral and (c) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” shall have the meaning set forth in Section 3.8(a) hereof.

“Purchase Notice” shall have the meaning set forth in Section 3.8(a) hereof.

“Purchase Option Event” shall have the meaning set forth in Section 3.8(a) hereof.

“Purchasing Creditors” shall have the meaning set forth in Section 3.8(a) hereof.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Records” shall have the meaning given to such term under the Uniform Commercial Code.

“Replacement Agent” shall have the meaning set forth in Section 3.8(d) hereof.

“Restricted Subsidiary” means (a) with respect to ABL Guarantors, any “Restricted Subsidiary” under and as defined in any ABL Credit Agreement and (b) with respect to the Term Guarantors, any “Restricted Subsidiary” under and as defined in any Term Credit Agreement and/or any Additional Term Debt Agreement, as applicable.

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Subsidiary” of any Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

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“Supporting Obligation” shall have the meaning given to such term under the Uniform Commercial Code.

“Term Agent” shall mean any of (a) the Original Term Agent and any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Term Credit Agreement and (b) any Term Class Debt Representative and any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Term Debt Agreement.

“Term Cash Management Affiliate” shall mean any Term Cash Management Bank that is owed Term Cash Management Obligations by a Term Credit Party or Restricted Subsidiary, as applicable, and which Term Cash Management Obligations are secured by one or more Term Collateral Documents, together with their respective successors, assigns and transferees.

“Term Cash Management Agreement” shall have the meaning assigned to the term “Secured Cash Management Agreement” in the Term Credit Agreement.

“Term Cash Management Bank” shall have the meaning assigned to the term “Cash Management Bank” in the Term Credit Agreement.

“Term Cash Management Obligations” means obligations owed by any Borrower or any Restricted Subsidiary to any Term Cash Management Bank in respect of or in connection with any Cash Management Services and designated under the Term Credit Agreement by the Company in writing to the Original Term Agent under the Term Credit Agreement as a “Secured Cash Management Agreement”.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the Controlling Term Agent to the ABL Agent (a) stating that an Event of Default has occurred and is continuing under any Term Document and specifying the relevant Event of Default and (b) stating that certain cash proceeds which may be deposited in an ABL Deposit and Securities Account constitute Term Priority Collateral, and reasonably identifying the amount of such proceeds and specifying the origin thereof.

“Term Collateral Documents” shall mean all “Security Documents” or similar term as defined in any Term Credit Agreement or any Additional Term Debt Agreement, as applicable, executed and delivered by one or more Term Credit Parties and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Term Credit Parties in connection with any Term Credit Agreement or any Additional Term Debt Agreement, as applicable (in each case, other than any “Security Document” (or similar term as defined in any Term Credit Agreement or Additional Term Debt Agreement), security agreement, mortgage, deed of trust or other collateral document, in each case, to the extent relating to any Term Exclusive Credit Party or any Term Exclusive Collateral), in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

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“Term Credit Agreement” shall have the meaning assigned to that term in the recitals to this Agreement and shall include any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations or facilities under any Term Credit Agreement, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder.

“Term Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Term Documents” shall mean any Term Credit Agreement, any Additional Term Debt Agreement, any Term Guaranty, any Term Collateral Document, any Term Cash Management Agreements between any Credit Party or any Restricted Subsidiary and any Term Cash Management Affiliate, any Term Hedging Agreements between any Term Credit Party or any Restricted Subsidiary and any Term Hedging Affiliate, any other ancillary agreement executed and delivered by any Term Credit Party as to which any Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party, and delivered to the relevant Term Agent or any other Term Secured Party, in connection with any of the foregoing or any Term Credit Agreement or any Additional Term Debt Agreement, as applicable, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Term Exclusive Collateral” shall have the meaning specified in the definition of “Term Priority Collateral”.

“Term Exclusive Credit Party” shall mean the collective reference to (x) each “Guarantor” (as defined in any Term Credit Agreement or any Additional Term Debt Agreement) and (y) each borrower under any Term Credit Agreement or any Additional Term Debt Agreement that, in the case of each of the foregoing clauses (x) and (y), does not also guarantee any ABL Obligations or become a borrower under the ABL Credit Agreement.

“Term Guarantors” shall mean the collective reference to the “Guarantors” as defined in the Term Credit Agreement and/or any Additional Term Debt Agreement, as applicable, in each case, other than any Term Exclusive Credit Party.

“Term Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by a Term Guarantor guaranteeing, inter alia, the payment and performance of any Term Obligations.

“Term Hedge Bank” shall have the meaning assigned to the term “Hedge Bank” in the Term Credit Agreement.

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“Term Hedging Affiliate” shall mean any Term Hedge Bank that has entered into a Term Hedging Agreement with a Term Credit Party or Restricted Subsidiary, as applicable, with the obligations of such Term Credit Party or Restricted Subsidiary, as applicable, thereunder being secured by one or more Term Collateral Documents, together with their respective successors, assigns and transferees (even if such Term Hedge Bank subsequently ceases to be an agent or lender, as applicable, under the Term Credit Agreement for any reason).

“Term Hedging Agreement” means any “Secured Hedge Agreement” as defined in the Term Credit Agreement.

“Term Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include any Person designated as a “Lender” or similar term under any Term Credit Agreement or any Additional Term Debt Agreement.

“Term Loan Priority Accounts” means the Asset Sale Proceeds Pledged Account and any bank accounts, Deposit Accounts, Securities Accounts, Futures Accounts or Commodity Accounts, in each case that are intended to solely contain Term Priority Collateral or identifiable proceeds of the Term Priority Collateral (it being understood that any property in such bank accounts, Deposit Accounts, Securities Accounts, Futures Accounts or Commodities Accounts which is not Term Priority Collateral or identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such bank accounts, Deposit Account, Securities Account, Futures Accounts or Commodity Account).

“Term Obligations” shall mean any and all obligations of every nature of each Term Credit Party from time to time owed to the Term Secured Parties or any of them, under, in connection with, or evidenced or secured by any Term Document, including, without limitation, all “Obligations” or similar term as defined in the Term Credit Agreement or any Additional Term Debt Agreement, as applicable, and whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy or an Insolvency Proceeding with respect to such Term Credit Party, would have accrued on such Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest in the related Insolvency Proceeding), payments for early termination of Term Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due from any Term Credit Party under the terms of any Term Document, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Priority Collateral” shall mean

(a) all UCC Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Laws or rule applied pursuant thereto) would be Term Priority Collateral):

(1) all Equipment, Fixtures, Real Property, Intellectual Property, intercompany indebtedness between or among the Credit Parties or their Affiliates, except to the extent constituting ABL Priority Collateral, and Investment Property (other than any Investment Property described in clauses (a)(3)(y) and (a)(8) of the definition of ABL Priority Collateral);

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(2) except to the extent constituting ABL Priority Collateral, all Instruments, Commercial Tort Claims, Documents and General Intangibles (including contract rights) and Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral;

(3) Term Loan Priority Accounts; provided, however, that to the extent that identifiable proceeds of ABL Priority Collateral are deposited in any such Term Loan Priority Accounts, such identifiable proceeds shall be treated as ABL Priority Collateral;

(4) all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds); and

(5) all collateral security and guarantees with respect to any of the foregoing, items referred to in the preceding clauses (1) through (4) constituting Term Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as Proceeds of, and any other Proceeds of, any of the foregoing items referred to in the preceding clauses (1) through (4) and this clause (5) constituting Term Priority Collateral, other than the ABL Priority Collateral (“UCC Term Priority Proceeds”); provided, however, that no proceeds of Term Priority Proceeds will constitute Term Priority Collateral unless such proceeds of Term Priority Proceeds would otherwise constitute Term Priority Collateral, and

(b) all PPSA Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Laws or rule applied pursuant thereto) would be Term Priority Collateral):

(1) all Equipment, fixtures, Real Property, Intellectual Property, intercompany indebtedness between or among the Credit Parties or their Affiliates, except to the extent constituting ABL Priority Collateral, and Investment Property (other than any Investment Property described in clauses (b)(3)(y) and (b)(8) of the definition of ABL Priority Collateral) and all Equity Interests issued by the ABL Credit Parties, the Term Credit Parties or their Subsidiaries;

(2) except to the extent constituting ABL Priority Collateral, all Instruments, Commercial Tort Claims, Documents and Intangibles (including contract rights) and Equity Interests or Instruments evidencing indebtedness to the extent not relating to, evidencing or owing in respect of, ABL Priority Collateral;

(3) Term Loan Priority Accounts; provided, however, that to the extent that identifiable proceeds of ABL Priority Collateral are deposited in any such Term Loan Priority Accounts, such identifiable proceeds shall be treated as ABL Priority Collateral;

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(4) all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds); and

(5) all collateral security and guarantees with respect to any of the foregoing, items referred to in the preceding clauses (1) through (4) constituting Term Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as Proceeds of, and any other Proceeds of, any of the foregoing items referred to in the preceding clauses (1) through (4) and this clause (5) constituting Term Priority Collateral, other than the ABL Priority Collateral (“PPSA Term Priority Proceeds”); provided, however, that no proceeds of Term Priority Proceeds will constitute Term Priority Collateral unless such proceeds of Term Priority Proceeds would otherwise constitute Term Priority Collateral.

For the avoidance of doubt, it is understood and agreed that “Term Priority Collateral” shall include any Collateral consisting of assets or property of any Term Exclusive Credit Party and any Proceeds thereof which would not otherwise constitute Term Priority Collateral (such assets and property, the “Term Exclusive Collateral”).

“Term Priority Proceeds” shall mean the “UCC Term Priority Proceeds” and the “PPSA Term Priority Proceeds.

“Term Recovery” shall have the meaning set forth in Section 5.3(b) hereof.

“Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license to a third party, or granting to any Credit Party any right to use any Trademark now or hereafter owned by any third party, and all rights of any Credit Party under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, the Canadian Intellectual Property Office or any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) any and all rights and privileges arising under applicable law with respect to such Credit Party’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilution thereof or other injuries thereto.

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“UCC ABL Priority Proceeds” shall have the meaning set forth in clause (b)(8) of the definition of ABL Priority Collateral.

“UCC Collateral” means (i) all Property now owned or hereafter acquired by any Borrower or Guarantor in or upon which a Lien is granted or purported to be granted to any ABL Agent or any Term Agent under any of the ABL Collateral Documents or the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof and perfection, or the effect of perfection or non-perfection or the priority of such Lien is governed by the Uniform Commercial Code or other laws in effect in the United States or any state or local jurisdiction thereof and (ii) all other property of the Company or any other Credit Party upon which a Lien is granted or purported to be granted to any ABL Agent or any Term Agent under any ABL Collateral Documents or Term Collateral Documents that in the case of this clause (ii) does not constitute PPSA Collateral.

“UCC Term Priority Proceeds” shall have the meaning set forth in clause (a)(5) of the definition of Term Priority Collateral.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any UCC Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“Use Period” means the period commencing on the date that the ABL Agent or an agent acting on its behalf (or an ABL Credit Party acting with the consent of the ABL Agent) commences the liquidation and sale of the ABL Priority Collateral in a manner as provided in Section 3.6 hereof (having theretofore furnished the Controlling Term Agent with an Enforcement Notice) and ending 180 days thereafter. If any stay or other order that prohibits any of the ABL Agent, the other ABL Secured Parties or any ABL Credit Party (with the consent of the ABL Agent) from commencing and continuing to Exercise Any Secured Creditor Remedies or from liquidating and selling the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to

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any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1 Priority of Liens.

(a) Subject to the order of application of proceeds set forth in sub-clauses (b) and (c) of Section 4.1 hereof, notwithstanding (i) the date, time, method, manner, or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Term Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or any Term Agent (or ABL Secured Parties or Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the ABL Documents or the Term Documents, (iv) whether the ABL Agent or any Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the ABL Obligations or the Term Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties or any Term Agent or the Term Secured Parties securing any of the ABL Obligations or Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Obligations or the ABL Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, and each of the Term Agents, on behalf of itself and the relevant Term Secured Parties, hereby agree that:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in such ABL Priority Collateral to secure all or any portion of the ABL Obligations;

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(2) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Term Agent or any Term Secured Party in such ABL Priority Collateral to secure all or any portion of the Term Obligations;

(3) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Term Agent and the Term Secured Parties in such Term Priority Collateral to secure all or any portion of the Term Obligations; and

(4) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of any Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in such Term Priority Collateral to secure all or any portion of the ABL Obligations.

(b) Notwithstanding any failure by any ABL Secured Party or Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or the Term Secured Parties (but, for the avoidance of doubt, subject to the order of application of proceeds set forth in sub-clauses (b) and (c) of Section 4.1 hereof), the priority and rights as between the ABL Secured Parties and the Term Secured Parties with respect to the Collateral shall be as set forth herein.

(c) Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, acknowledges and agrees that, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been, or may be, granted Liens upon all of the Collateral (other than any Term Exclusive Collateral) in which the Term Agents have been, or will be, granted Liens and each Term Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, each Term Agent, for the benefit of itself and the relevant Term Secured Parties, has been, or may be, granted Liens upon all of the Collateral (other than any ABL Exclusive Collateral) in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. The subordination of Liens by the Term Agents and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate any Term Agent’s or the ABL Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

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Section 2.2 Waiver of Right to Contest Liens.

(a) Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, agrees that it and the Term Secured Parties represented by it shall not (and hereby waive any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, agrees that neither it nor any Term Secured Parties represented by it will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties represented by it may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit any Term Agent from enforcing the provisions of this Agreement.

(b) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Agents or the Term Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in Section 3.6 of this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Term Agent or any Term Secured Party under the Term Documents with respect to the Term Priority Collateral. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Term Agent or any Term Secured Party seeks to enforce its Liens in any Term Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement.

(c) For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2

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Section 2.3 Remedies Standstill.

(a) Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of ABL Obligations shall have occurred, no Term Agent nor any Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent, and will not take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by any Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent) and prior to the date upon which the Discharge of Term Obligations shall have occurred, the Controlling Term Agent on behalf of the Term Secured Parties may Exercise Any Secured Creditor Remedies under the Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Controlling Term Agent or the Term Secured Parties is at all times subject to the provisions of this Agreement.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of Term Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Priority Collateral without the written consent of the Controlling Term Agent, and will not take, receive or accept any Proceeds of the Term Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the Controlling Term Agent. From and after the date upon which the Discharge of Term Obligations (or prior thereto upon obtaining the written consent of the Controlling Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or the ABL Secured Parties is at all times subject to the provisions of this Agreement.

(c) Notwithstanding the provisions of Sections 2.3(a), 2.3(b) or any other provision of this Agreement, nothing contained herein shall be construed to prevent any Agent or any Secured Party from (i) filing a claim or statement of interest with respect to the ABL Obligations or Term Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the other Agent or other Secured Parties on the Collateral in which such other Agent or other Secured Party has a priority Lien or the rights of the other Agent or any of the other Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce its Lien) on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Agent or Secured Party or (iv) voting on any proposal, plan of arrangement or reorganization or filing any proof of claim in any Insolvency Proceeding of any Credit Party, in each case (i) through (iv) above to the extent not inconsistent with the express terms of this Agreement.

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Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Term Secured Party and each ABL Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement. The ABL Agent may enforce the provisions of the ABL Documents, the Term Agents may enforce the provisions of the relevant Term Documents and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement, any intercreditor agreement between the Term Agents and mandatory provisions of applicable law; provided, however, that the ABL Agent agrees to provide to the Controlling Term Agent, and the Controlling Term Agent agrees to provide the ABL Agent, (x) an Enforcement Notice prior to the commencement of an Exercise of Any Secured Creditor Remedies and (y) copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide the Enforcement Notice (other than in connection with Section 3.6 hereof) or any such copies to any of the Term Agents shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the Controlling Term Agent’s failure to provide the Enforcement Notice or any such copies to the ABL Agent shall not impair any Term Agent’s rights hereunder or under any of the Term Documents. Each of the Term Agents, each Term Secured Party, the ABL Agent and each ABL Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of each Term Agent and each Term Secured Party, against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against any Term Agent or any other Term Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens.

(i) In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent (other than in connection with a refinancing as described in Section 5.2(c) hereof), or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as such sale, transfer or other disposition is then permitted by the ABL Documents or consented to by the requisite ABL Lenders, irrespective of whether an Event of Default has occurred, each of the Term Agents agrees, on behalf of itself and the

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relevant Term Secured Parties that, so long as such Term Agent, for the benefit of the relevant Term Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the ABL Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such ABL Priority Collateral (but not the proceeds thereof) securing the Term Obligations, and each of the Term Agents’ and the Term Secured Parties’ Liens with respect to the ABL Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Priority Collateral. In furtherance of, and subject to, the foregoing, each Term Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. Each Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Term Agent and in the name of such Term Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii) In the event of (A) any private or public sale of all or any portion of the Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Controlling Term Agent (other than in connection with a refinancing as described in Section 5.2(c) hereof), or (B) any sale, transfer or other disposition of all or any portion of the Term Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as such sale, transfer or other disposition is then permitted by the Term Documents or consented to by the requisite Term Lenders, irrespective of whether an Event of Default has occurred, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties that, so long as the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the Term Obligations as provided in Section 4.1(c) hereof), such sale, transfer or disposition will be free and clear of the Liens on such Term Priority Collateral (but not the proceeds thereof) securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured Parties’ Liens on such Term Priority Collateral. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Controlling Term Agent in connection

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therewith. The ABL Agent hereby appoints the Controlling Term Agent and any officer or duly authorized person of the Controlling Term Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Controlling Term Agent’s own name, from time to time, in the Controlling Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) It is the anticipation of the parties, that until the date upon which the Discharge of ABL Obligations shall have occurred, except as provided under Section 6.1(b) no Term Secured Party shall acquire or hold any consensual Lien on any assets of any Credit Party securing any Term Obligation (other than the Term Exclusive Collateral) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. If any Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Term Obligation (other than the Term Exclusive Collateral) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, then the Controlling Term Agent shall, without the need for any further consent of any other Term Secured Party, the Company or any Term Credit Party and notwithstanding anything to the contrary in any other Term Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon becoming aware thereof.

(b) It is the anticipation of the parties, that until the date upon which the Discharge of Term Obligations shall have occurred, except as provided under Section 6.1(a) no ABL Secured Party shall acquire or hold any consensual Lien on any assets of any Credit Party securing any ABL Obligation (other than the ABL Exclusive Collateral) which assets are not also subject to the Lien of the Term Agents under the Term Documents. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation (other than the ABL Exclusive Collateral) which assets are not also subject to the Lien of the Term Agents under the Term Documents, then the ABL Agent shall, without the need for any further consent of any other ABL Secured Party, the Company or any ABL Credit Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as agent or bailee for the benefit of the relevant Term Agents as security for the Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the relevant Term Agent in writing of the existence of such Lien upon becoming aware thereof.

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Section 2.6 Waiver of Marshalling.

(a) Until the Discharge of ABL Obligations, each Term Agent, on behalf of itself and the relevant Term Secured Parties, agree not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(b) Until the Discharge of Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. The Term Agents and the ABL Agent may make such demands or file such claims in respect of the Term Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by any Term Agent or any Term Secured Party of the required payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by such Term Agent or any Term Secured Party of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

Section 3.2 Agent for Perfection. The ABL Agent, for and on behalf of itself and each ABL Secured Party, and the Controlling Term Agent, for and on behalf of itself and each Term Secured Party each agree to hold all Collateral in its possession, custody, or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC or any similar provisions of the PPSA) (or in the possession, custody, or control of agents or bailees for either) as gratuitous bailee for the other solely for the purpose of perfecting or maintaining the perfection of the security interest granted to each in such Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Agents, or the Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Collateral is genuine or owned by the Company, any other Credit Party, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities

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of the ABL Agent and the Term Agents under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee and/or agent for the other Party for purposes of perfecting the Lien held by the Term Agents or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Secured Parties or any other Person. Without limiting the generality of the foregoing, the ABL Secured Parties shall not be obligated to see to the application of any Proceeds of the Term Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. The Term Agents are not and shall not be deemed to be fiduciaries of any kind for the ABL Secured Parties, or any other Person. Without limiting the generality of the foregoing, the Term Secured Parties shall not be obligated to see to the application of any Proceeds of the ABL Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. In addition, the Term Agents, on behalf of the relevant Term Secured Parties, hereby agree and acknowledge that other than with respect to ABL Priority Collateral that may be perfected through the filing of a financing statement under the UCC or the PPSA, the ABL Agent’s Liens may be perfected on certain items of ABL Priority Collateral with respect to which such Term Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and such Term Agent, on behalf of the Term Secured Parties, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement or any Term Document.

Section 3.3 Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Credit Party which contain information identifying or pertaining to the Term Priority Collateral, the ABL Agent shall, upon request from the Controlling Term Agent and as promptly as practicable thereafter, either make available to the Controlling Term Agent such books and records for inspection and duplication or provide to the Controlling Term Agent copies thereof. In the event that any Term Agent shall, in the exercise of its rights under the Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party which contain information identifying or pertaining to any of the ABL Priority Collateral, such Term Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Controlling Term Agent shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral as set forth in the Term Credit Agreement, any Additional Term Debt Agreement or the ABL Credit Agreement, as applicable. The ABL Agent shall have the sole and exclusive right, as against the Term Agents, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Controlling Term Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the Parties are unable after negotiating in good faith to agree on the settlement for such claim,

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either Party may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Parties. All proceeds of such insurance shall be remitted to the ABL Agent or the Controlling Term Agent, as the case may be, and each Term Agent and the ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6 hereof, if any ABL Secured Party or Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Secured Party.

Section 3.6 Inspection and Access Rights. (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation of the ABL Priority Collateral (or any other Exercise of Any Secured Creditor Remedies by the ABL Agent) and whether or not the Term Agents or any other Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies, the ABL Agent or any other Person (including any ABL Credit Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right (a) during the Use Period during normal business hours on any Business Day, to access ABL Priority Collateral that (i) is stored or located in or on, (ii) has become an accession with respect to (within the meaning of the PPSA or Section 9-335 of the Uniform Commercial Code), or (iii) has been commingled with (within the meaning of the PPSA or Section 9-336 of the Uniform Commercial Code) Term Priority Collateral (collectively, the “ABL Joint Collateral”), and (b) during the Use Period, shall have the irrevocable right to use the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property, fixtures, General Intangibles, Intangibles and Real Property) on a rent-free, royalty-free basis, each of the foregoing solely for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of Inventory involving, taking possession of, moving, preparing and advertising for sale, selling (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any ABL Credit Party’s business), storing or otherwise dealing with the ABL Priority Collateral, in each case without notice to, the involvement of or interference by any Term Secured Party or liability to any Term Secured Party; provided, however, that the expiration of the Use Period shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with this Agreement and applicable law. In the event that any ABL Secured Party has commenced and is continuing the Exercise of Any Secured Creditor Remedies with respect to any ABL Joint Collateral or any other sale or liquidation of the ABL Joint Collateral has been commenced by an ABL Credit Party (with the consent of the ABL Agent), the Term Agents may not sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of this Section 3.6.

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(b) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Priority Collateral resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the Term Secured Parties and/or to the Term Agents pursuant to this Section 3.6 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 3.6 and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 3.6. Without limiting the rights granted in this Section 3.6, the ABL Secured Parties and the ABL Agent shall cooperate with the Controlling Term Agent in connection with any efforts made by the Controlling Term Agent, on behalf of the Term Secured Parties, to sell the Term Priority Collateral.

(c) Other than as set forth in clauses (ii) and (iii) of Section 3.6(d) below, the ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Term Agents or the Term Secured Parties (or any person claiming by, through or under the Term Secured Parties, including any purchaser of the Term Priority Collateral) or to the ABL Credit Parties, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the Term Priority Collateral.

(d) The ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with applicable law; (ii) insure for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Secured Parties; and (iii) reimburse the Term Secured Parties for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under their control (except for those arising from the gross negligence or willful misconduct of any Term Secured Party); provided, however, that the ABL Secured Parties will not be liable for any diminution in the value of the Term Priority Collateral caused by the absence of the ABL Priority Collateral therefrom.

(e) The Term Agents and the other Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the rights described in Section 3.6(a) hereof.

(f) Subject to the terms hereof, the Controlling Term Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by applicable law) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Term Agents and the Term Secured Parties under this Section 3.6.

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(g) In furtherance of the foregoing in this Section 3.6, each Term Agent, in its capacity as a secured party (or as a purchaser, assignee or transferee, as applicable), and to the extent of its interest therein, hereby grants to the ABL Agent a nonexclusive, irrevocable, royalty-free, worldwide license to use, license or sublicense any and all Intellectual Property now owned or hereafter acquired by the Credit Parties (except to the extent such grant is prohibited by any rule of law, statute or regulation), included as part of the Term Priority Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) as is or may be necessary or advisable in the ABL Agent’s reasonable judgment for the ABL Agent to process, ship, produce, store, supply, lease, complete, sell, liquidate or otherwise deal with the ABL Priority Collateral, or to collect or otherwise realize upon any Accounts (as defined in the ABL Credit Agreement) comprising ABL Priority Collateral, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of the applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral, (ii) the ABL Agent’s use of such Intellectual Property shall be reasonable and lawful, and (iii) any such license is granted on an “AS IS” basis, without any representation or warranty whatsoever. Each Term Agent (i) acknowledges and consents to the grant to the ABL Agent by the Credit Parties of the license referred to in Section 2 of the Security Agreement (as defined in the ABL Credit Agreement) and (ii) agrees that its Liens in the Term Priority Collateral shall be subject in all respects to such license. Furthermore, each Term Agent agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by any Term Agent in respect of Term Priority Collateral, (x) any notice required to be given by such Term Agent in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) such Term Agent shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license.

Section 3.7 Tracing of and Priorities in Proceeds. The ABL Agent, for itself and on behalf of the ABL Secured Parties, and each Term Agent, for itself and on behalf of the relevant Term Secured Parties, further agrees that prior to an issuance of any notice of Exercise of Any Secured Creditor Remedies by such Secured Party (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Credit Party to acquire other property which is Collateral shall not (solely as between the Agents and the Lenders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

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Section 3.8 Purchase Right

(a) If (i) the ABL Agent or “Required Lenders” (as defined in the ABL Credit Agreement) shall sell, lease, license or dispose of all or substantially all of the ABL Priority Collateral by private or public sale, (ii) an Insolvency Proceeding with respect to the Company or Holdings shall have occurred or shall have been commenced, or (iii) the ABL Obligations under the ABL Credit Agreement shall have been accelerated (including as a result of any automatic acceleration) or shall remain unpaid following the Maturity Date (as defined in the ABL Credit Agreement), (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the Term Secured Parties shall have the opportunity to purchase (at par and without premium) all (but not less than all) of the ABL Obligations pursuant to this Section 3.8; provided, that such option shall expire if the Controlling Term Agent on behalf of the applicable Term Secured Parties fails to deliver a written notice (a “Purchase Notice”) to the ABL Agent with a copy to the Company within fifteen (15) business days following the first date the Controlling Term Agent obtains actual knowledge of the occurrence of the earliest Purchase Option Event, which Purchase Notice shall (A) be signed by the Controlling Term Agent and the applicable Term Secured Parties committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the ABL Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of the ABL Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.8 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the ABL Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) business days after the Purchase Notice was received by the ABL Agent to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 3.8 (the date of such purchase, the “Purchase Date”).

(b) On the Purchase Date, the ABL Agent and the other ABL Secured Parties shall, subject to any required approval of any Governmental Authority then in effect, if any, sell to the Purchasing Creditors all (but not less than all) of the ABL Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the ABL Agent, for the benefit of the ABL Secured Parties, as directed by the ABL Agent, in immediately available funds the full amount (at par and without premium) of all ABL Obligations then outstanding together with all accrued and unpaid interest and fees thereon, all in the amounts specified by the ABL Agent and determined in accordance with the applicable ABL Documents, (ii) furnish such amount of cash collateral in immediately available funds as the ABL Agent determines is reasonably necessary to secure ABL Secured Parties in connection with any (x) contingent Other Liabilities or (y) issued and outstanding letters of credit issued under the ABL Credit Agreement but not in any event in an amount greater than 103% of the aggregate undrawn amount of all such outstanding letters of credit (and in the case of clauses (x) and (y) herein above, any excess of such cash collateral for such Other Liabilities or letters of credit remaining at such time when there are no longer any such Other Liabilities or letters of credit outstanding and there are no unreimbursed amounts then owing in respect of such Other Liabilities or drawings under such letters of credit shall be promptly paid over to the Controlling Term Agent) and (iii) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or automated clearing house transfers that are reversed or not final or other payments provisionally credited to the ABL Obligations under the ABL Credit Agreement and as to which the ABL Agent and ABL Secured Parties have not yet received final payment as of

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the Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the ABL Agent (for the benefit of the ABL Secured Parties) as the ABL Agent shall have specified in writing to the Controlling Term Agent. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account after 1:00 p.m., New York time.

(c) Any purchase pursuant to the purchase option set forth in this Section 3.8 shall, except as provided below, be expressly made without representation or warranty of any kind by the ABL Agent or the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, and without recourse to the ABL Agent and the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, except that the ABL Agent and each of the ABL Secured Parties, as to itself only, shall represent and warrant only as to the matters set forth in the assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the principal amount of the ABL Obligations being sold by it, (ii) that such Person has not created any Lien on any ABL Obligations being sold by it, and (iii) that such Person has the right to assign the ABL Obligations being assigned by it and its assignment agreement has been duly authorized and delivered.

(d) Upon notice to the Credit Parties by the Controlling Term Agent that the purchase of ABL Obligations pursuant to this Section 3.8 has been consummated by delivery of the purchase price to the ABL Agent, the Credit Parties shall treat the applicable Purchasing Creditors as holders of the ABL Obligations and the Controlling Term Agent shall be deemed appointed to act in such capacity as the “agent” or “administrative agent” (or analogous capacity) (the “Replacement Agent”) under the ABL Documents, for all purposes hereunder and under each ABL Document (it being agreed that the ABL Agent shall have no obligation to act as such replacement “agent” or “administrative agent” (or analogous capacity)). In connection with any purchase of ABL Obligations pursuant to this Section 3.8, each ABL Lender and ABL Agent agrees to enter into and deliver to the applicable Term Lenders on the Purchase Date, as a condition to closing, an assignment agreement customarily used by the ABL Agent in connection with the ABL Credit Agreement and the ABL Agent and each other ABL Lender shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable and all other records pertaining to the ABL Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent. Upon the consummation of the purchase of the ABL Obligations pursuant to this Section 3.8, the ABL Agent (and all other agents under the ABL Credit

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Agreement) shall be deemed to have resigned as an “agent” or “administrative agent” for the ABL Secured Parties under the ABL Documents; provided that the ABL Agent (and all other agents under the ABL Credit Agreement) shall be entitled to all of the rights and benefits of a former “agent” or “administrative agent” under the ABL Credit Agreement.

(e) Notwithstanding the foregoing purchase of the ABL Obligations by the Purchasing Creditors, the ABL Secured Parties shall retain those contingent indemnification obligations and other obligations under the ABL Documents which by their express terms would survive any repayment of the ABL Obligations pursuant to this Section 3.8.

Section 3.9 Payments Over.

(a) So long as the Discharge of Term Obligations has not occurred, any Term Priority Collateral or Proceeds thereof not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Party in connection with the exercise of any right or remedy (including set off) relating to the Term Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Controlling Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Controlling Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(b) So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof not constituting Term Priority Collateral received by any Term Agent or any Term Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Agents or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of ABL Obligations. Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any ABL Priority Collateral or the release

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of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition by the ABL Credit Parties under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Secured Parties and without affecting the provisions hereof; and (iii) all ABL Priority Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) or any Term Agent (or any Term Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Obligations, or any portion thereof. Notwithstanding anything to the contrary contained in this Agreement, any Term Document or any ABL Document, each Credit Party and each Term Agent, for itself and on behalf of the relevant Term Secured Parties, agrees that (i) only Term Priority Collateral or proceeds of the Term Priority Collateral shall be deposited in the Term Loan Priority Accounts and (ii) prior to the receipt of a Term Cash Proceeds Notice, the ABL Secured Parties are hereby permitted to treat all cash, cash equivalents, Money, collections and payments deposited in any ABL Deposit and Securities Account or otherwise received by any ABL Secured Parties as ABL Priority Collateral, and no such amounts credited to any such ABL Deposit and Securities Account or received by any ABL Secured Parties or applied to the ABL Obligations shall be subject to disgorgement or deemed to be held in trust for the benefit of the Term Secured Parties (and all claims of the Term Agents or any other Term Secured Party to such amounts are hereby waived).

(b) Application of Proceeds of ABL Priority Collateral. The ABL Agent and each of the Term Agents hereby agree that all ABL Priority Collateral, ABL Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral shall be applied, first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment, discharge or cash collateralization of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, and

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fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

(c) Application of Proceeds of Term Priority Collateral. The ABL Agent and each of the Term Agents hereby agree that all Term Priority Collateral, Term Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral shall be applied, first, to the payment of costs and expenses of the Controlling Term Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred,

third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

(d) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Agents or to any Term Secured Party, and the Term Agents shall have no obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code.

(e) Turnover of Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Controlling Term Agent or shall execute such documents as the Controlling Term Agent may reasonably request to enable such Term Agent to have control over any Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Obligations, the Term Agents shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Control Collateral still in any Term Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2 Specific Performance. Each of the ABL Agent and each of the Term Agents is hereby authorized to demand specific performance of this Agreement, whether or not the Company or any other Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of

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the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and each of the Term Agents, for and on behalf of itself and the relevant Term Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All ABL Obligations at any time made or incurred by the Company or any other Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Term Agent, on behalf of itself and the relevant Term Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Obligations at any time made or incurred by the Company or any other Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by any Term Agent or any Term Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Obligations.

(b) None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by the Company for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Credit Agreement, any Additional Term Debt Agreement or any other Term Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Term Agent or any Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Term Agent or any of the Term Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement.

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Each Term Agent, on behalf of itself and the relevant Term Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) None of the Term Agents, any Term Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Term Agent or any Term Secured Party honors (or fails to honor) a request by the Company for an extension of credit pursuant to any Term Credit Agreement, any Additional Term Debt Agreement or any of the other Term Documents, whether any Term Agent or any Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Term Agent or any Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Documents (subject to the express terms and conditions hereof), neither any Term Agent nor any Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Agents and the Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Agents or the Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2 Modifications to ABL Documents and Term Documents.

(a) Each Term Agent, on behalf of itself and the relevant Term Secured Parties, hereby agrees that, without affecting the obligations of the Term Agents and the Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to any Term Agent or any Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Term Agent or any Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

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(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii) subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against the Company, any other Credit Party, or any other Person;

(vi) subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Agents and the Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Obligations or any of the Term Documents;

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(ii) subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Obligations, and in connection therewith to enter into any additional Term Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against a Borrower, any other Credit Party, or any other Person;

(vi) subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Obligations; and

(vii) otherwise manage and supervise the Term Obligations as each Term Agent shall deem appropriate.

(c) The ABL Obligations and the Term Obligations may be refunded, replaced or refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any ABL Document or any Term Document) of the ABL Agent, the ABL Secured Parties, the Term Agents or the Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or any Term Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Company, the ABL Agent or such Term Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Term Documents (to the extent such documents survive the refinancing).

Section 5.3 Reinstatement and Continuation of Agreement.

(a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Company, any other Credit Party, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agents, the ABL Secured Parties, and the Term Secured Parties

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under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Company or any other Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Company or any other Credit Party in respect of the ABL Obligations or the Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of a Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b) If any Term Agent or any Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Company, any other Credit Party, or any other Person any payment made in satisfaction of all or any portion of the Term Obligations (a “Term Recovery”), then the Term Obligations shall be reinstated to the extent of such Term Recovery. If this Agreement shall have been terminated prior to such Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agents, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Company or any other Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Company or any other Credit Party in respect of the ABL Obligations or the Term Obligations. No priority or right of any Term Agent or any Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Company or any other Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Documents, regardless of any knowledge thereof which any Term Agent or any Term Secured Party may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If the Company or any other Credit Party shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide the Company or any other Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provisions of any other applicable Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any other applicable Debtor Relief Laws or rule applied pursuant thereto) (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of

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Section 552 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Laws) would be Collateral), then each Term Agent, on behalf of itself and the relevant Term Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide Adequate Protection for the Liens of the Term Agents securing the Term Obligations or on any other grounds (and will not request any Adequate Protection solely as a result of such DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i) hereof), so long as (i) the relevant Term Agent retains its Lien on the Collateral to secure the Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on the Term Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the Term Agents on the Term Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on ABL Priority Collateral and (iii) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Agents and the Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization, plan of arrangement, proposal or other plan of similar effect under any Debtor Relief Laws.

(b) If the Company or any other Credit Party shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Term Obligations, and any Term Agents or any Term Secured Parties shall seek to provide the Company or any other Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provisions of any other applicable Debtor Relief Laws or rule applied pursuant thereto) would be Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide Adequate Protection for the Liens of the ABL Agent securing the ABL Obligations or on any other grounds (and will not request any Adequate Protection solely as a result of such DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Law) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on ABL Priority Collateral securing such DIP Financing furnished by the Term Agents or Term Secured Parties is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on Term Priority Collateral securing any such DIP Financing furnished by the Term Agents or Term Secured Parties shall be senior to or on a parity with the Liens of the Term Agents and the Term Secured Parties securing the Term Obligations on Term Priority Collateral and (iii) the foregoing provisions of this Section 6.1(b) hereof shall not prevent the ABL Agent and the ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization, plan of arrangement, proposal or other plan of similar effect under any Debtor Relief Laws.

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(c) All Liens granted to the ABL Agent or any Term Agent in any Insolvency Proceeding, whether as Adequate Protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief From Stay. Until the Discharge of ABL Obligations has occurred, each Term Agent, on behalf of itself and the relevant Term Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Priority Collateral without the Controlling Term Agent’s express written consent. In addition, none of the Term Agents nor the ABL Agent shall seek any relief from the automatic stay or any other stay in any Insolvency Proceedings with respect to any Collateral without providing three (3) days’ prior written notice to the others, unless such period is agreed by the ABL Agent and the Term Agents to be modified or unless the ABL Agent or Term Agents, as applicable, make a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or the Term Agents’ ability to realize upon its Collateral.

Section 6.3 No Contest; Adequate Protection.

(a) Each Term Agent, on behalf of itself and the relevant Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, it shall not seek or accept any form of Adequate Protection (including under any or all of §361, §362, §363 or §364 of the Bankruptcy Code) with respect to the ABL Priority Collateral, except as set forth in Section 6.1 hereof and this Section 6.3 or as may otherwise be consented to in writing by the ABL Agent in its sole and absolute discretion. Each Term Agent, on behalf of itself and the relevant Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, it shall not contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for Adequate Protection of its interest in the Collateral (unless in contravention of Section 6.1(b) above), (ii) any proposed provision of DIP Financing by the ABL Agent and the ABL Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the ABL Agent) (unless in contravention of Section 6.1(a) above) or (iii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as Adequate Protection of its interests are subject to this Agreement.

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(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall seek or accept any form of Adequate Protection (including under any or all of §361, §362, §363 or §364 of the Bankruptcy Code) with respect to the Term Priority Collateral, except as set forth in Section 6.1 hereof and this Section 6.3 or as may otherwise be consented to in writing by any Term Agent in its sole and absolute discretion. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Term Agent or any Term Secured Party for Adequate Protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above), (ii) any proposed provision of DIP Financing by any Term Agent or any Term Secured Parties (or any other Person proposing to provide DIP Financing with the consent of any Term Agent) (unless in contravention of Section 6.1(b) above) or (iii) any objection by any Term Agent or any Term Secured Party to any motion, relief, action or proceeding based on a claim by any Term Agent or any Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Term Agent as Adequate Protection of its interests are subject to this Agreement.

(c) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i) if the ABL Secured Parties (or any subset thereof) are granted Adequate Protection with respect to the ABL Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that each Term Agent, on behalf of itself or any of the relevant Term Secured Parties, may seek or request (and the ABL Secured Parties will not oppose such request) Adequate Protection with respect to their interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of such Term Agent on ABL Priority Collateral; and

(ii) in the event any Term Agent, on behalf of itself or any of the relevant Term Secured Parties, is granted Adequate Protection in respect of Term Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Term Priority Collateral), then such Term Agent, on behalf of itself and the relevant Term Secured Parties, agrees that the ABL Agent on behalf of itself or any of the ABL Secured Parties, may seek or request (and the relevant Term Secured Parties will not oppose such request) Adequate Protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Term Obligations on the same basis as the other Liens of the ABL Agent on Term Priority Collateral.

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(iii) Except as otherwise expressly set forth in Section 6.1 hereof or in connection with the exercise of remedies with respect to the ABL Priority Collateral, nothing herein shall limit the rights of any Term Agent or the Term Secured Parties from seeking Adequate Protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding (including Adequate Protection in the form of a cash payment, periodic cash payments or otherwise). Except as otherwise expressly set forth in Section 6.1 hereof or in connection with the exercise of remedies with respect to the Term Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Secured Parties from seeking Adequate Protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding (including Adequate Protection in the form of a cash payment, periodic cash payments or otherwise).

Section 6.4 Asset Sales. Each Term Agent agrees, on behalf of itself and the relevant Term Secured Parties, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any other applicable Debtor Relief Laws) so long as such Term Agent, for the benefit of the relevant Term Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the ABL Obligations in accordance with Section 4.1(b) hereof). The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose any sale consented to by any Term Agent of any Term Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any other applicable Debtor Relief Laws) so long as (i) any such sale is made in accordance with Section 3.6 hereof and (ii) the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Term Obligations in accordance with Section 4.1(c) hereof). If such sale of Collateral includes both ABL Priority Collateral and Term Priority Collateral and the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and Term Priority Collateral, either Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

Section 6.5 Separate Grants of Security and Separate Classification. Each Term Secured Party and each ABL Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization (or other plan or proposal of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Term Obligation claims against the Credit Parties, with the effect

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being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Priority Collateral, as applicable, is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the Term Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties from such Collateral, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code and any similar provision of any other applicable Debtor Relief Laws.

Section 6.7 ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Agents hereunder, shall remain in full force and effect irrespective of:

A. any lack of validity or enforceability of any ABL Document;

B. any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

C. any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

D. any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Agents or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Term Obligations Unconditional. All rights of the Term Agents hereunder, and all agreements and obligations of the ABL Agent hereunder, shall remain in full force and effect irrespective of:

A. any lack of validity or enforceability of any Term Document;

B. any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document;

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C. any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Obligations or any guarantee or guaranty thereof; or

D. any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Obligations, or of any of the ABL Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Rights of Subrogation. Each Term Agent, for and on behalf of itself and the relevant Term Secured Parties, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle any Term Agent or any Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Controlling Term Agent may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Term Agents or any Term Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agents agree to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the relevant Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the relevant Term Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the Term Agents to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

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Section 7.3 Representations. Each Term Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the relevant Term Secured Parties and that this Agreement shall be binding obligations of such Term Agent and such Term Secured Parties, enforceable against such Term Agent and such Term Secured Parties in accordance with its terms. The ABL Agent represents and warrants to the Term Agents that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.

Section 7.4 Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by each Term Agent and the ABL Agent and, in the case of any amendment or waiver that would be materially adverse to any Credit Party, the Company (provided, however, that the Company shall be given notice of any amendment or waiver of any provision of this Agreement promptly after effectiveness thereof), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, without the consent of any ABL Secured Party, any Person may become a party hereto by execution and delivery of a joinder agreement in accordance with Section 7.20 of this Agreement and upon such execution and delivery, such Person and the “Secured Parties” and Term Obligations for which such Person is acting shall be subject to the terms hereof.

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Canadian Imperial Bank of Commerce
199 Bay Street
Commerce Court West
11th Floor
Toronto, ON M5L 1A2

Attention:	Senior Director,, Portfolio Management
Telecopy No.:	(416) 861-9422

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with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street W.
Toronto, ON M5V 3J7

	Attention:	Joel Scoler
	Telecopy No.:	(416) 863.0871

Term Agent:	Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue, 23rd Floor
New York, NY 10010

	Attention:	Loan Operations - Boutique Management
	Telephone No.:	(212) 538-3525
	Email:	list.ops-collateral@credit-suisse.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

	Attention:	I. Scott Gottdiener
	Telephone No.:	(212) 906-2960
	Email:	i.scott.gottdiener@lw.com

Company:	Canada Goose Inc.
250 Bowie Avenue
Toronto, ON M6E 4Y2

	Attention:	John Black
	Telecopy No.:	(888) 977.2485
	Email:	jblack@canadagoose.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600

	Attention:	Jason Serlenga
	Email:	jason.serlenga@ropesgray.com

Section 7.6 No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 7.7 Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations and the Discharge of Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Except as set forth in Section 7.4 hereof, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver, receiver and manager, interim receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Agents, or any Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Term Obligations in accordance with the ABL Credit Agreement, the Term Credit Agreement or any Additional Term Debt Agreement, as applicable, in each case, as applicable, to any other Person (except as otherwise provided in such ABL Credit Agreement, such Term Credit Agreement or such Additional Term Debt Agreement, as applicable), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Agent, any ABL Secured Party, or any Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Term Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 GOVERNING LAW; ENTIRE AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, ABL Secured Parties, the Term Agents and Term Secured Parties and to the extent set forth in Section 7.4 hereof, the Company and the other Credit Parties. Except as set forth in Section 7.4 hereof, no other Person shall be deemed to be a third party beneficiary of this Agreement.

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Section 7.11 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.13 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.14 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY TERM SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY TERM DOCUMENTS, OR ANY ABL DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION 7.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.15 Intercreditor Agreement. This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement and this Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the Term Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Term Secured Party or (ii) any Term Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness. Nothing in this Agreement shall be deemed to modify the rights, remedies and obligations as between any Term Agents as set forth in any Pari Intercreditor Agreement or any Junior Lien Intercreditor Agreement (each, as defined in the Term Credit Agreement).

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Section 7.16 No Warranties or Liability. Each Term Agent and the ABL Agent acknowledge and agree that none have made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Document. Except as otherwise provided in this Agreement, the Term Agents and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.17 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Document, the provisions of this Agreement shall govern.

Section 7.18 Costs and Expenses. All costs and expenses incurred by the Term Agents and the ABL Agent, including, without limitation pursuant to Section 3.8(d) and Section 4.1(e) hereunder, shall be reimbursed by the Company and the Credit Parties as provided in Section 13.5 of the Term Credit Agreement (or any similar provision (including any similar provision in any Additional Term Debt Agreement)) and Section 13.5 (or any similar provision) of the ABL Credit Agreement.

Section 7.19 Information Concerning Financial Condition of the Credit Parties. Each of the Term Agents and the ABL Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. Each Term Agent and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any Term Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

Section 7.20 Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the ABL Documents and the Term Documents, the Credit Parties may incur or issue and sell one or more series or classes of Term Obligations. Any such additional class or series of Term Obligations (the “Term Class Debt”) may be secured by (i) a junior priority, subordinated Lien on ABL Priority Collateral and (ii) a Lien on Term Priority Collateral that is pari passu with, or junior in priority to, the Lien securing the then outstanding Term Obligations, in each case under and pursuant to the relevant Term Collateral Documents for such Term Class Debt, if and subject to the condition that the representative or agent of any such Term Class Debt (each, a “Term Class Debt Representative”), acting on behalf of the holders of such Term Class Debt (such representative or agent and holders in respect of any Term Class Debt being referred to as the “Term Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (a) through (c), as applicable of this Section 7.20. In order for a Term Class Debt Representative to become a party to this Agreement:

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(a) such Term Class Debt Representative shall have executed and delivered a joinder agreement pursuant to which it becomes a “Term Agent” hereunder, and the Term Class Debt in respect of which such Term Class Debt Representative is the Term Agent and the related Term Class Debt Parties become subject hereto and bound hereby;

(b) the Company shall have delivered to the ABL Agent and the Controlling Term Agent an officer’s certificate designating such Term Class Debt as “Term Obligations” under this Agreement and stating that the conditions set forth in this Section 7.20 are satisfied (or waived) with respect to such Term Class Debt and, if requested, true and complete copies of each of the material Term Documents, relating to such Term Class Debt, certified as being true and correct in all material respects by an Authorized Officer (as defined in the ABL Credit Agreement) of the Company; and

(c) the Term Documents relating to such Term Class Debt shall provide that each Term Class Debt Party with respect to such Term Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Term Class Debt.

Section 7.21 Additional Credit Parties. Each Subsidiary of the Company that becomes a party to (a) the ABL Credit Agreement or the ABL Guaranty (in each case, other than any ABL Exclusive Credit Party) or (b) any Term Credit Agreement, the Term Guaranty and/or any Additional Term Debt Agreement (in each case, other than any Term Exclusive Credit Party) shall, in each case under clauses (a) and (b), agree to be bound by the terms of this Agreement by executing an acknowledgement to this Agreement in substantially the form of Annex A attached hereto by executing and delivering such acknowledgment to the ABL Agent and the Controlling Term Agent.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Original Term Agent, for and on behalf of itself and the Original Term Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

CANADIAN IMPERIAL BANK OF COMMERCE, in its capacity as the ABL Agent

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as the Original Term Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

Annex A

ACKNOWLEDGMENT

The Company and each other Credit Party hereby acknowledges that it has received a copy of this Agreement as in effect on the date hereof and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Agents, and the Term Secured Parties (including pursuant to Section 7.18 hereof) and will not do any act to interfere with the agreements of the Parties to this Agreement as in effect on the date hereof. The Company and each other Credit Party further acknowledge and agree that (except as set forth in Sections 7.4 and 7.10 hereof) it is not an intended beneficiary or third party beneficiary under this Agreement and (i) as between the ABL Secured Parties, the Company and the other Credit Parties, the ABL Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as between the Term Secured Parties, the Company and the other Credit Parties, the Term Documents remain in full force and effect as written and are in no way modified hereby.

Without limiting the foregoing or any rights or remedies the Company and the other Credit Parties may have, Holdings, the Company and the other Credit Parties consent to the performance by each Term Agent of the obligations set forth in Section 3.6 of this Agreement and acknowledge and agree that neither any Term Agent nor any other Term Secured Party shall ever be accountable or liable for any action taken or omitted by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other Intellectual Property by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Credit Parties as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns pursuant to, and in accordance with, Section 3.6 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CREDIT PARTIES:

CANADA GOOSE HOLDINGS INC., as a Guarantor

By:
Name:
Title:

CANADA GOOSE INC., as a Borrower and Borrower Representative

By:
Name:
Title:

CANADA GOOSE INTERNATIONAL AG, as a Borrower

By:
Name:
Title:

GUARANTORS:
[OTHER GUARANTORS]

By:
Name:
Title:

[Signature Page to Acknowledgment to Intercreditor Agreement]

EXHIBIT A-2

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT

among

CANADA GOOSE HOLDINGS INC.,

CANADA GOOSE INC.,

the other Grantors party hereto,

[                ],

as Senior Representative for the Credit Agreement Secured Parties,

[    ],

as the Second Priority Representative,

and

each additional Representative from time to time party hereto

dated as of [                ]

JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of [                ] (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company” or the “Borrower”), the other Grantors (as defined below) party hereto, Credit Suisse AG, Cayman Islands Branch, as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [    ], as Representative for the Second Priority Debt Parties, and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.1

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility), the Grantors, and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Obligations” has the meaning assigned to such term in the Credit Agreement.

“ABL Secured Parties” has the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations or ABL Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a basis that is senior to the Second Priority Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party

[1]	Form to be amended in a manner reasonably satisfactory to the Administrative Agent and the Borrower to include customary European–style claim and security release provisions relating to claims and security granted in favor of Second Priority Debt Parties against Grantors incorporated outside of the United States and Canada, to the extent applicable.

to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the Pari Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided, further, that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest, fees or expenses which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable by any Grantor to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents, (c) any Secured Hedge Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (d) any Secured Cash Management Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (e) any Secured Bank Product Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations and (f) any renewals or extensions of the foregoing. Additional Senior Debt Obligations shall include any Permitted Other Indebtedness (as defined in the Credit Agreement) that constitutes Additional Senior Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Adequate Protection” has the meaning assigned to such term in Section 6.01.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 12 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of December 2, 2016, among Holdings, the Company, the Lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender, and the other parties party thereto (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original Administrative Agent and Lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or one or more other credit agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by the Credit Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Credit Agreement)).

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Credit Documents” as defined in the Credit Agreement (or similar term).

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) if at any time there is only one Second Priority Representative for a Second Priority Debt Facility with respect to which the Discharge of Second Priority Debt Obligations has not occurred, such Second Priority Representative and (ii) at any time when clause (i) does not apply, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a written notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof. The Second Priority Representative may treat the Administrative Agent as Designated Senior Representative until such time as it receives a notice that it was replaced as Designated Senior Representative.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the Pari Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which (i) such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility or, with respect to any Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations secured by the Collateral Documents for such Debt Facility, either (x) such Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations have either been paid in full and are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) such Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations shall have been cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the documentation governing such Debt Facility, (ii) any letters of credit issued under the Senior Facilities have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Debt Facility) and (iii) all commitments of the Senior Secured Parties and the Second Priority Debt Parties under their respective Debt Facilities have terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Second Priority Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Grantors” means Holdings, the Borrower and each Subsidiary or direct or indirect parent company of Holdings which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” has the meaning assigned to such term in the Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization, arrangement or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the Credit Agreement.

“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Debt Parties, as the case may be, under such Debt Facility.

“Lien” has the meaning assigned to such term in the Credit Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Other Jurisdiction” has the meaning assigned to such term in the definition of PPSA.

“Pari Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Person” has the meaning assigned to such term in the Credit Agreement.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time in the province of Ontario; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder, is governed by the personal property security legislation as in effect in a jurisdiction of Canada other than Ontario (each, an “Other Jurisdiction”), “PPSA” shall include the personal property security act as in effect in such Other Jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be, and any definition contained in the PPSA referred to herein shall refer to the corresponding definition in such legislation.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations, if any, and the applicable Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such

Second Priority Collateral on a subordinate basis to the Senior Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents and Second Priority Debt Documents and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, credit agreement, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest, fees or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt and (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents.

“Second Priority Debt Parties” means, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 consecutive days after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time the Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Designated Second Priority Representative or any other Second Priority Debt Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Designated Senior Representative or any other Senior Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Second Priority Enforcement Date shall be deemed not to have occurred and the Designated Second Priority Representative and each other Second Priority Debt Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations.

“Second Priority Representative” means the Second Priority Debt Parties and the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Bank Product Obligations” has the meaning assigned to such term in the Credit Agreement.

“Secured Cash Management Obligations” has the meaning assigned to such term in the Credit Agreement.

“Secured Hedge Obligations” has the meaning assigned to such term in the Credit Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means the “Security Agreement” as defined in the Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Security Documents” as defined in the Credit Agreement, the Pari Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold or purport to hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” has the meaning assigned to such term in the Credit Agreement.

“UCC” or “Uniform Commercial Code” has the meaning assigned to such term in the Credit Agreement.

SECTION 1.02. Interpretive Provision. The interpretive provisions contained in Section 1 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, PPSA, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior

Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof, including, pursuant to Section 2.14 of the Credit Agreement or as Permitted Other Indebtedness (as defined in the Credit Agreement) pursuant to Section 10.1(x)(a) of the Credit Agreement so long as such increase is not prohibited by the Second Priority Debt Documents (for the avoidance of doubt any increase in the aggregate amount of the Senior Obligations permitted by the Second Priority Debt Documents on the date hereof shall be permitted). The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens. (a) Subject to the terms hereof, the parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (i) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (ii) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (x) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (y) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02.

(b) The existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Secured Obligations shall not be deemed to be a difference in Collateral among any series, issue or class of Senior Obligations or Second Priority Debt Obligations.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Debt Party may vote on any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding that conforms to the terms and conditions of this Agreement, and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative (or a person authorized by it) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff)

with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the Designated Representative (or any person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative (or any person authorized by it) who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative (or any person authorized by it) who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an Event of Default (as defined therein) under any Senior Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, if in connection with (i) any sale, transfer or other disposition of any Shared Collateral by any Grantor (other than in connection with any enforcement or exercise of rights or remedies with respect to the Shared Collateral which shall be governed by clause (ii)) permitted under the terms of the Senior Debt Documents or consented to by the holders of Senior Obligations under the Senior Debt Documents (other than in connection with the Discharge of Senior Obligations) or (ii) the enforcement or exercise of any rights or remedies with respect to the Shared Collateral, including any sale, transfer or other disposition of Collateral, the Designated Senior Representative, for itself and on behalf of the other Senior Secured Parties releases any of the Senior Liens on the Shared Collateral (a “Release”), then the Liens on such Shared Collateral securing any Second Priority Debt Obligations shall be automatically, unconditionally and simultaneously released, and each Second Priority Representative shall, for itself and on behalf of the other applicable Second Priority Class Debt Parties, promptly execute and deliver to the Designated Senior Representative and the applicable Grantors such termination statements, releases and other documents as the Designated Senior Representative or any applicable Grantor may reasonably request to effectively confirm such Release. Similarly, if the equity interests of any Person are foreclosed upon or otherwise disposed of pursuant to clause (i) or (ii) above and in connection therewith the Designated Senior Representative releases the Senior Liens on the property or assets of such Person or releases such Person from its guarantee of Senior Obligations, then the Second Priority Lien on such property or assets of such Person and such Person’s guarantee of Second Priority Debt Obligations shall be automatically released to the same extent. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an Event of Default (as defined in any Senior Debt Document) of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, in each case in accordance with the Senior Debt Documents. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents, and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Second Priority Collateral Documents.

(a) The Senior Debt Documents may be amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with their terms, and the Senior Obligations may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Second Priority Representative or any Second Priority Debt Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b) Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, amended and restated, extended, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would contravene the provisions of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof; provided that the failure to give such notice shall not affect the effectiveness and validity thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each material Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Credit Suisse AG, Cayman Islands Branch, as collateral agent, pursuant to or in connection with the Credit Agreement, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender, and the other parties party thereto, and (ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement, dated as of [                ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Holdings, the Company, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, [    ], as Representative for the Second Priority Debt Parties, and each additional Second Priority Representative and Senior Representative from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(c) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a substantially concurrent release of the corresponding Senior Liens or (B) impose duties that are adverse on any Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within thirty (30) days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(d) The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any material amendments, supplements or other modifications to the material Senior Debt Documents or the material Second Priority Debt Documents and (ii) any new material Senior Debt Documents or material Second Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession, control, or notation, of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notation, in the name of, such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding, controlling, or being notated on, the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier, and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement. No Senior Representative shall have any liability to any Second Priority Debt Party.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Second Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the Credit Agreement Loan Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Acceptance (as such term is defined in the Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative, subject to any consent rights of the Borrower under the Credit Agreement or any applicable Senior Debt Document. If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or under a court order in respect of measures granted with similar effect under a Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or such equivalent thereto as may exist under any applicable Bankruptcy Law (collectively, “Adequate Protection”) or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any Adequate Protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional, United States Trustee or other fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from a stay (automatic or otherwise) or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral, or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Priority Debt Parties may assert any objection to the proposed bidding procedures or protections to be utilized in connection with any such sale or disposition that may be asserted by any unsecured creditor of any Grantor, and further provided that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision under the Bankruptcy Code or any other applicable law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice. If a Second Priority Debt Party provides DIP Financing to the Borrower or any other Grantor, any such DIP Financing may not “roll-up” or otherwise include or refinance any pre-petition Second Priority Debt Obligations.

SECTION 6.02. Relief from Stays. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for Adequate Protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of Adequate Protection, or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted Adequate Protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (other than in a role of DIP Financing provider), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request Adequate Protection in the form of a replacement Lien or superpriority claim on such additional or replacement collateral, which Lien or superpriority claim is subordinated to the Liens securing or claims with respect to all Senior Obligations and such DIP Financing (and all obligations relating thereto and any “carve-out”) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request Adequate Protection and such Adequate Protection is granted in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto and any “carve-out”) and any other Liens granted to the Senior Secured Parties as Adequate Protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted Adequate Protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not be prohibited from seeking Adequate Protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver, receiver and manager, interim receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action (or such equivalent thereto as may exist under any applicable Bankruptcy Law) affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action (or such equivalent thereto as may exist under any applicable Bankruptcy Law) otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of Adequate Protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver, receiver and manager, interim receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities; Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of arrangement, proposal or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization, plan of arrangement, proposal or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Class Debt Parties required under Section 1126(d) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.12. Post-Petition Interest.

(a) Neither the Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by the Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise.

(b) Neither the Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the

Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than as set forth in Section 5.06 hereof or other payments or performance) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Pari Intercreditor Agreement and in the event of any conflict between the Pari Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of the Pari Intercreditor Agreement shall control and (ii) the relative rights and obligations of the Senior Secured Parties and the Second Priority Debt Parties, on the one hand, and the ABL Secured Parties, on the other hand, with respect to any Collateral shall be governed by the terms of the ABL/Term Loan Intercreditor Agreement and in the event of any conflict between the ABL/Term Loan Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of the ABL/Term Loan Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right, remedy, privilege or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, powers, privileges and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Grantors. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Company and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior

Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, for and on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, in accordance with the terms of the Senior Debt Documents. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Grantors agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument substantially in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Reserved.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable of this Section 8.09. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt

Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of this Section 8.09. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Designated Senior Representative an officer’s certificate stating that the conditions set forth in this Section 8.09 are satisfied (or waived) with respect to such Class Debt and, if requested, true and complete copies of each of the material Second Priority Debt Documents or material Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct in all material respects by an Authorized Officer of the Borrower; and identifying the obligations to be designated as Additional Senior Debt or Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt, on a senior basis under each of the Senior Debt Documents and (II) in the case of Second Priority Debt, on a junior basis under each of the Second Priority Debt Documents; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any other Grantor, to the Borrower, at its address at:

CANADA GOOSE INC.

250 Bowie Avenue

Toronto, Ontario

M6E 4Y2

Attention: John Black

Facsimile: (888) 977-2485

Email: jblack@canadagoose.com

with a copy to:

ROPES & GRAY LLP

Prudential Tower | 800 Boylston Street

Boston, MA 02199-3600

Attention: Jason Serlenga

Email: jason.serlenga@ropesgray.com

Tel: (617) 951-7201

(ii) if to the Second Priority Representative to it at:

[    ];

(iii) if to the Administrative Agent, to it at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Loan Operations—Boutique Management

Telephone No.: (212) 538-3525

Email: list.ops-collateral@credit-suisse.com

with a copy to:

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY 10022-4834

Attention: I. Scott Gottdiener

Email: i.scott.gottdiener@lw.com

Tel: (212) 906-2960

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective permitted successors and assigns.

SECTION 8.15. Section Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 8.17. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties under the Credit Agreement Loan Documents. The Second Priority Representative represents and warrants that this Agreement is binding upon the Second Priority Debt Parties under the Second Priority Debt Documents.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of the Senior Secured Parties and the Second Priority Debt Parties. Nothing in this Agreement shall impair, as between the Borrower, and the other Grantors and the Senior Representatives and the Senior Secured Parties, and as between the Borrower and the other Grantors and the Second Priority Representatives and the Second Priority Debt Parties, the obligations of the Borrower and the other Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the Senior Debt Documents and the Second Priority Debt Documents respectively.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by all parties hereto.

SECTION 8.20. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Section 12 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as Administrative Agent under that certain [    ] dated as of [                ], among [    ], and [    ], as administrative agent, and the other parties thereto and the provisions of Section [    ] of such credit agreement applicable to the Administrative Agent thereunder shall also apply to the Administrative Agent hereunder.

SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) (except to the extent expressly contemplated herein) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties, or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

[ ], as Second Priority Representative

By:
Name:
Title:

Signature Page to

Junior Lien Intercreditor Agreement

CANADA GOOSE HOLDINGS INC.

By:
Name:
Title:

CANADA GOOSE INC.

By:
Name:
Title:

Signature Page to

Junior Lien Intercreditor Agreement

ANNEX I

SUPPLEMENT NO. [    ], dated as of [                ], to the JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of [                ] (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement, [    ], as Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement. Section 1.02 contained in the Junior Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of Holdings are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties on the date hereof that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex I-1

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable documented fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

[Remainder of this page intentionally left blank – signature pages follow]

Annex I-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[●], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

Annex I-3

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ], dated as of [                ], to the JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of [                ] (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement, [    ], as Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement. Section 1.02 contained in the Junior Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated lien basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

Annex II- PAGE1

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[●], as Designated Senior Representative

By:
Name:
Title:

Annex II-3

Acknowledged by:

CANADA GOOSE HOLDINGS INC.

By:
Name:
Title:

CANADA GOOSE INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex II-4

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[                ]

Annex II-5

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ], dated as of [                ], to the JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of [                ] (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement, [    ], as Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement. Section 1.02 contained in the Junior Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior lien basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Class Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Secured Parties.

Annex III-1

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

Annex III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex III-3

Acknowledged by:

CANADA GOOSE HOLDINGS INC.

By:
Name:
Title:

CANADA GOOSE INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex III-4

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[                ]

Annex III-5

EXHIBIT A-3

[FORM OF] PARI INTERCREDITOR AGREEMENT

among

CANADA GOOSE HOLDINGS INC.,

CANADA GOOSE INC.,

the other Grantors party hereto,

[●],

as Collateral Agent for the Credit Agreement Secured Parties,

[●],

as Authorized Representative for the Credit Agreement Secured Parties,

[    ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [        ]

PARI INTERCREDITOR AGREEMENT, dated as of [                ], 20[    ] (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company”), the other Grantors (as defined below) from time to time party hereto, Credit Suisse AG, Cayman Islands Branch, as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), [•], as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [    ], as the collateral agent (in such capacity and together with its successors in such capacity, the “Initial Additional Pari Collateral Agent”) and Authorized Representative for the Initial Additional Pari Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Collateral Agent (as defined below) and Authorized Representative from time to time party hereto for the other Additional Pari Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.1

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Pari Collateral Agent and Initial Additional Authorized Representative (in each case, for itself and on behalf of the Initial Additional Pari Secured Parties), the Grantors, and each additional Collateral Agent and Authorized Representative (for itself and on behalf of the Additional Pari Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Secured Parties” has the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Additional Pari Collateral Agent” means (x) for so long as the Initial Additional Pari Obligations are the only Series of Additional Pari Obligations, the Initial Additional Pari Collateral Agent and (y) thereafter, the Collateral Agent for the Series of Additional Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Pari Obligations.

[1]	Form to be amended in a manner reasonably satisfactory to the Administrative Agent and the Borrower to include customary European–style claim and security release provisions relating to claims and security granted in favor of Additional Pari Secured Parties against Grantors incorporated outside of the United States and Canada, to the extent applicable.

“Additional Pari Documents” means, with respect to the Initial Additional Pari Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Pari Documents and the Additional Pari Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Pari Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Pari Obligations) has been designated as Additional Senior Class Debt pursuant to Section 5.12 hereto.

“Additional Pari Obligations” means (a) all amounts owing to any Additional Pari Secured Party (including the Initial Additional Pari Secured Parties) pursuant to the terms of any Additional Pari Document (including the Initial Additional Pari Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and expenses accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional Pari Document, whether or not such interest, fees and expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) any Secured Hedge Obligations secured under the Additional Pari Security Documents securing the related Series of Additional Pari Obligations, (c) any Secured Cash Management Obligations secured under the Additional Pari Security Documents securing the related Series of Additional Pari Obligations and (d) any renewals or extensions of the foregoing. Additional Pari Obligations shall include any Permitted Other Indebtedness (as defined in the Credit Agreement) that constitutes Additional Senior Class Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Pari Secured Parties” means the holders of any Additional Pari Obligations and any Authorized Representative or Collateral Agent with respect thereto, and shall include the Initial Additional Pari Secured Parties and the Additional Senior Class Debt Parties.

“Additional Pari Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Pari Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.12.

“Adequate Protection” has the meaning assigned to such term in Section 2.06(b).

“Administrative Agent” has the meaning assigned to such term in the definition of Credit Agreement and shall include any successor administrative agent as provided in Section 12 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Pari Obligations or the Initial Additional Pari Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Pari Obligations or Additional Pari Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative for such Series named in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” or “Borrowers” means, individually or collectively, the Company and/or any Successor Borrower (as defined in the Credit Agreement) as the context requires.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” has the meaning assigned to such term in the Credit Agreement.

“Collateral” means any “Collateral” (as defined in the Credit Agreement) or any other Credit Agreement Collateral Documents or any other assets and properties subject to Liens created pursuant to any Pari Security Document to secure one or more Series of Pari Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Pari Obligations, [    ], and (iii) in the case of any other Series of Additional Pari Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Credit Agreement Collateral Agent; and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Collateral Agent for the Controlling Secured Parties (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Pari Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of December 2, 2016, among Holdings, the Company, the lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and collateral agent, and the other parties thereto (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or one or more other credit agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by the Credit Agreement unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Credit Agreement)).

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“DIP Financing” has the meaning assigned to such term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.06(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Obligations, the date on which (i) such Series of Pari Obligations is no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations or, with respect to any Secured Hedge Obligations or Secured Cash Management Obligations secured by the Pari Security Documents for such Series of Pari Obligations, either (x) such Secured Hedge Obligations or Secured Cash Management Obligations have either been paid in full and are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (y) such Secured Hedge Obligations or Secured Cash Management Obligations shall have been cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations or Secured Cash Management Obligations are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (ii) any letters of credit issued under the Secured Credit

Documents governing such Series of Pari Obligations have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Secured Credit Documents) and (iii) all commitments of the Pari Secured Parties of such Series under their respective Secured Credit Documents have terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with Additional Pari Obligations secured by such Shared Collateral under an Additional Pari Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Pari Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means Holdings, the Borrowers and each Subsidiary or direct or indirect parent company of Holdings which has granted a security interest pursuant to any Pari Security Document to secure any Series of Pari Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Hedge Agreement” has the meaning assigned to such term in the Credit Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Pari Agreement” mean that certain [Agreement], dated as of [                ], 20[    ], among the Borrower, [the Grantors identified therein,] and [    ], as [description of capacity].

“Initial Additional Pari Documents” means the Initial Additional Pari Agreement, the loans, debt securities or promissory notes issued or incurred thereunder, the Initial Additional Pari Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Obligations.

“Initial Additional Pari Obligations” means the “[Obligations]” as such term is defined in the Initial Additional Pari Security Agreement (or similar term in any Refinancing thereof).

“Initial Additional Pari Secured Parties” means the Initial Additional Pari Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Pari Obligations issued pursuant to the Initial Additional Pari Agreement.

“Initial Additional Pari Security Agreement” means the security agreement, dated as of the date hereof, among the Borrower, the Grantors identified therein, the Initial Additional Pari Collateral Agent and the other parties thereto.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against a Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization, arrangement or adjustment or marshalling of the assets or liabilities of a Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to a Borrower or any other Grantor or any similar case or proceeding relative to a Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to a Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent pursuant to Section 5.12 hereof in order to establish an additional Series of Additional Senior Class Debt and add Additional Senior Class Debt Parties hereunder.

“Lien” has the meaning assigned to such term in the Credit Agreement.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Obligations (including the Credit Agreement Obligations) with respect to such Shared Collateral and (ii) at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Authorized Representative of the Series of Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Obligations (other than the Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 consecutive days (throughout which consecutive 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent, the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time the Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Controlling Collateral Agent or any other Controlling Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Non-Controlling Authorized Representative Enforcement Date shall be deemed not to have occurred and the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Pari Obligations.

“Pari Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Pari Secured Parties with respect to each Series of Additional Pari Obligations.

“Pari Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Pari Security Documents.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Pari Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Cash Management Obligations” shall mean obligations under Cash Management Agreements that are intended under the applicable Additional Pari Security Document to be secured by Shared Collateral.

“Secured Credit Document” means (i) the Credit Agreement and each Credit Document (as defined in the Credit Agreement), (ii) each Initial Additional Pari Document, and (iii) each Additional Pari Document.

“Secured Hedge Obligations” shall mean obligations under Hedge Agreements that are intended under the applicable Additional Pari Security Document to be secured by Shared Collateral.

“Series” means (a) with respect to the Pari Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Secured Parties (in their capacities as such), and (iii) the Additional Pari Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Secured Parties) and (b) with respect to any Pari Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Pari Obligations, and (iii) the Additional Pari Obligations incurred pursuant to any Additional Pari Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders (or their Collateral Agent on their behalf) of two or more Series of Pari Obligations hold a valid and perfected security interest at such time. If more than two Series of Pari Obligations are outstanding at any time and the holders of less than all Series of Pari Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Interpretive Provision. The interpretive provisions contained in Section 1 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 1.03 Impairments. It is the intention of the Pari Secured Parties of each Series that the holders of Pari Obligations of such Series (and not the Pari Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Obligations), (y) any of the Pari Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Obligations) on a basis ranking prior to the security interest of such Series of Pari Obligations but junior to the security interest of any other Series of Pari Obligations or (ii) the existence of any Collateral for any other Series of Pari Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgaged Property (as defined in the Credit Agreement) that applies to all Pari Obligations shall not be deemed to be an Impairment of any Series of Pari Obligations. In the event of any Impairment with respect to any Series of Pari Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Obligations, and the rights of the holders of such Series of Pari Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Obligations subject to such Impairment. Additionally, in the event the Pari Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Obligations or the Pari Security Documents governing such Pari Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Pari Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of a Borrower or any other Grantor or any Pari Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Pari Secured Party or received by the Controlling Collateral Agent or any Pari Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Pari Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and any payment or distribution made in respect of Shared Collateral pursuant to any intercreditor agreement or in an Insolvency or Liquidation Proceeding being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Pari Obligations, to a Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Pari Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the Pari Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Secured Party hereby agrees that the Liens securing each Series of Pari Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02 Nature of Credit Agreement Obligations. Each Initial Additional Authorized Representative, on behalf of itself and each Additional Pari Secured Party under each Additional Pari Document, acknowledges that (a) a portion of the Credit Agreement Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Secured Credit Documents and the Credit Agreement Obligations may be amended, supplemented or otherwise modified, and the Credit Agreement Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Credit Agreement Obligations may be increased, in each case, without notice to or consent by the Initial Additional Authorized Representatives or the Additional Pari Secured Parties and without affecting the provisions hereof, including, pursuant to Section 2.14 of the Credit Agreement or as Permitted Other Indebtedness (as defined in the Credit Agreement) pursuant to Section 10.1(x) of the Credit Agreement so long as such increase is not prohibited by the Additional Pari Documents (for the avoidance of doubt any increase in the aggregate amount of the Credit Agreement Obligations permitted by the Additional Pari Documents on the date hereof shall be permitted). The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Credit Agreement Obligations or the Pari Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Additional Pari Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Pari Security Document with respect to the incurrence of additional Credit Agreement Obligations.

SECTION 2.03 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Pari Secured Party shall or shall instruct any Collateral Agent to, and neither the Initial Additional Pari Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, receiver and manager, interim receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Pari Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent (or a person authorized by it), acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent with respect thereto, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, receiver and manager, interim receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent (or a person authorized by it), acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Pari Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of Pari Obligations with respect to any Shared Collateral, the Controlling Collateral Agent with respect thereto (acting on the instructions of the Applicable Authorized Representative if it is not the Credit Agreement Collateral Agent) may deal with such Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party in respect of any Shared Collateral will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or a Controlling Secured Party of any rights and remedies relating to such Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Pari Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.04 No Interference; Payment Over.

(a) Each Pari Secured Party agrees that (i) it will not challenge or question (or support any other Person in challenging or questioning) in any proceeding the validity or enforceability of any Pari Obligations of any Series or any Pari Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.03, it shall have no right to (A) direct the Controlling Collateral Agent or any other Pari Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Pari Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Pari Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Pari Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Pari Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Controlling Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Pari Secured Party to enforce this Agreement.

(b) Each Pari Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other Pari Secured Parties and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.05 Automatic Release of Liens; Amendments to Pari Security Documents.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Pari Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.06 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Bankruptcy Law by or against Holdings, a Borrower or any of their respective Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be and shall be enforceable as contemplated by Section 510(a) of the Bankruptcy Code and any similar provision of any other applicable Bankruptcy Law or rule applied pursuant thereto.

(b) If a Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under a Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or under a court order in respect of measures granted with similar effect under a Bankruptcy Law, each Pari Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of any Collateral Agent other than the Credit Agreement Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Secured Parties (other than any Liens of the Pari Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Secured Parties as adequate protection or such equivalent thereto as may exist under any applicable Bankruptcy Law (collectively, “Adequate Protection”) or otherwise in connection with such DIP Financing or use of cash collateral (in each case, except to the extent a Lien on additional collateral is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive a Lien on such additional collateral), with the same priority vis-à-vis the Pari Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Obligations, such amount is applied pursuant to Section 2.01 (in each case, except to the extent a payment is made to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such payment), and (D) if any Pari Secured Parties are granted Adequate Protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such Adequate Protection are applied pursuant to Section 2.01 (in each case, except to the extent such Adequate Protection is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such Adequate Protection); provided that the Pari Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Secured Parties receiving Adequate Protection shall not object to any other Pari Secured Party receiving Adequate Protection comparable to any Adequate Protection granted to such Pari Secured Parties (other than as a provider of DIP Financing) in connection with a DIP Financing or use of cash collateral.

SECTION 2.07 Reinstatement. In the event that any of the Pari Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any other Bankruptcy Law or similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Obligations shall again have been paid in full in cash.

SECTION 2.08 Insurance. As between the Pari Secured Parties, the Controlling Collateral Agent (in the case of any Collateral Agent other than the Credit Agreement Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.09 Refinancings. The Pari Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative and Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.10 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) Possessory Collateral shall be delivered to the Controlling Collateral Agent and the Controlling Collateral Agent agrees to hold all Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Security Documents, in each case, subject to the terms and conditions of this Section 2.10; provided that at any time a Collateral Agent ceases to be Controlling Collateral Agent with respect to any Possessory Collateral, such former Controlling Collateral Agent shall, at the request of the new Controlling Collateral Agent, promptly deliver all such Possessory Collateral to such new Controlling Collateral Agent together with any necessary endorsements (or otherwise allow such new Controlling Collateral Agent to obtain control of such Possessory Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Security Documents, in each case, subject to the terms and conditions of this Section 2.10.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for purposes of perfecting the Lien held by such Pari Secured Parties thereon.

SECTION 2.11 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Pari Secured Party agrees that no Additional Pari Security Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of any new Additional Pari Security Document would contravene any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Pari Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of any new Credit Agreement Collateral Document would contravene any of the terms of this Agreement.

(c) In making determinations required by this Section 2.11, each Collateral Agent may conclusively rely on a certificate of an Authorized Officer of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute Proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Pari Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of Proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Obligations or any other Pari Secured Party of any other Series arising out of (i) any actions in accordance with this Agreement which any Collateral Agent, Authorized Representative or the Pari Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Security Documents or any other agreement related thereto or to the collection of the Pari Obligations or the valuation, use, protection or release of any security for the Pari Obligations, (ii) any election in accordance with this Agreement by any Applicable Authorized Representative or any holders of Pari Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or any proceedings under equivalent provisions of any other Bankruptcy Law or rule applied pursuant thereto, or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by a Borrower or any of their Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Obligations for whom such Collateral constitutes Shared Collateral.

(c) Each Non-Controlling Authorized Representative and Collateral Agent that is not the Applicable Authorized Representative, for itself and on behalf of each other Pari Secured Party of the Series for whom it is acting, hereby irrevocably appoints the Applicable Authorized Representative and any officer or agent of the Applicable Authorized Representative, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or Pari Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Pari Security Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to any Borrower or any other Grantor, to the Borrower, at its address at:

CANADA GOOSE INC.

250 Bowie Avenue

Toronto, Ontario

M6E 4Y2

Attention: John Black

Facsimile: (888) 977-2485

Email: jblack@canadagoose.com

with a copy to:

ROPES & GRAY LLP

Prudential Tower | 800 Boylston Street

Boston, MA 02199-3600

Attention: Jason R. Serlenga

Email: Jason.serlenga@ropesgray.com

Tel: (617) 951-7201

(b) if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Loan Operations - Boutique Management

Telephone No.: (212) 538-3525

Email: list.ops-collateral@credit-suisse.com

with a copy to:

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY 10022-4834

Attention: I. Scott Gottdiener

Email: i.scott.gottdiener@lw.com

Tel: (212) 906-2960

(c) if to the Initial Additional Authorized Representative or the Initial Additional Pari Collateral Agent, to it at:

[                ], Attention of [                ] (Fax No. [                ]); or

(d) if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right, remedy, privilege or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, powers, privileges and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, each Collateral Agent and the Grantors.

(c) Notwithstanding the foregoing, without the consent of any Pari Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.12 and upon such execution and delivery, such Authorized Representative and the Additional Pari Secured Parties and Additional Pari Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of Pari Obligations of any Series, or the incurrence of Additional Pari Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Pari Secured Party or any Credit Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Authorized Officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of and bind each of the Pari Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or a Borrower or any other Credit Party in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control. Notwithstanding the foregoing, the relative rights and obligations of the Pari Secured Parties and the ABL Secured Parties with respect to any Collateral shall be governed by the terms of the ABL/Term Loan Intercreditor Agreement and in the event of any conflict between this Agreement and the ABL/Term Loan Intercreditor Agreement with respect to such rights and obligations, the provisions of the ABL/Term Loan Intercreditor Agreement shall control.

SECTION 5.12 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional Pari Documents, the Borrowers may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional Pari Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Pari Obligations (such indebtedness being referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt, together with obligations relating thereto, may be secured by such Liens if and subject to the condition that the trustee, administrative agent or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), and the collateral agent, collateral trustee or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Collateral Agent” and, together with the holders of such Additional Senior Class Debt and the related Additional Senior Class Debt Representative, the “Additional Senior Class Debt Parties”), in each case acting on behalf of the holders of such Additional Senior Class Debt, become a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order, with respect to any Additional Senior Class Debt, for an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i) such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Authorized Representatives and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an “Authorized Representative” hereunder, such Additional Senior Class Debt Collateral Agent becomes a “Collateral Agent” hereunder and such Additional Senior Class Debt and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrowers shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional Pari Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrower and (y) identified in a certificate of an Authorized Officer of the Borrower such Additional Senior Class Debt, stating the initial aggregate principal amount or face amount thereof, and the obligations to be designated as Additional Pari Obligations and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then-extant Pari Obligations and by the terms of the then-extant Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the Pari Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(iv) the Additional Pari Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.13 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Credit Suisse AG, Cayman Islands Branch is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Pari Security Documents, [    ] is acting in the capacity of Additional Pari Collateral Agent solely for the Additional Pari Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Pari Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents. The Administrative Agent and the Credit Agreement Collateral Agent shall have no liability for any actions in any role under this Agreement to anyone other than the Credit Agreement Secured Parties and only then in accordance with the Credit Agreement Collateral Documents.

SECTION 5.14 Additional Grantors. In the event any Subsidiary or a Grantor shall have granted a Lien on any of its assets to secure any Pari Obligations, such Grantor shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor of a Grantor Joinder Agreement in substantially the form of Annex III hereof, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto (except to the extent obtained on or prior to such date). The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Pari Security Documents represents the agreement of each of the Grantors and the Pari Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Pari Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Security Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[•], as Collateral Agent

By:
Name:
Title:

[•], as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as a Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

IN WITNESS WHEREOF, we have hereunto signed this Pari Intercreditor Agreement as of the date first written above.

CANADA GOOSE HOLDINGS INC.

By:
Name:
Title:

CANADA GOOSE INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

ANNEX I

Grantors

Schedule 1

[    ]

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [                ], 20[    ] (this “Joinder Agreement”) to the PARI INTERCREDITOR AGREEMENT dated as of [                ], 20[    ] (the “Pari Intercreditor Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., corporation existing under the laws of Ontario (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), [•], as Authorized Representative for the Credit Agreement Secured Parties, [    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Intercreditor Agreement. Section 1.02 contained in the Pari Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Borrowers to incur Additional Pari Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Pari Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Intercreditor Agreement. Section 5.12 of the Pari Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Pari Intercreditor Agreement upon the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.12 of the Pari Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Intercreditor Agreement and the Pari Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.12 of the Pari Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as a

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

Collateral Agent, and each of the New Representative and the new Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable, and to the Additional Senior Class Debt Parties that it represents as Additional Pari Secured Parties. Each reference to an “Authorized Representative” in the Pari Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “Collateral Agent” in the Pari Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [trustee/administrative agent/collateral agent] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and, (iii) the Additional Pari Documents relating to such Additional Senior Class Debt provide that, upon its entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Intercreditor Agreement as Additional Pari Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Pari Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

ANNEX II-2

SECTION 8. Holdings and the Borrowers agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable and documented out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable and documented fees, other charges and disbursements of counsel to the extent reimbursable under the Credit Agreement and the Credit Agreement Collateral Documents.

[Remainder of this page intentionally left blank – signature pages follow]

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Pari Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-4

Acknowledged by:

[•], as the Credit Agreement Collateral Agent and Authorized Representative

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative and the Initial Additional Pari Collateral Agent

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES] CANADA GOOSE HOLDINGS INC.

By:
Name:
Title:

CANADA GOOSE INC.

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Supplement to the

Pari Intercreditor Agreement

Grantors

[    ]

Schedule I-1

ANNEX III

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [    ] dated as of [                ] (this “Joinder Agreement”) to the PARI INTERCREDITOR AGREEMENT dated as of [                ], 20[    ] (the “Intercreditor Agreement”), among CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia (“Holdings”), CANADA GOOSE INC., a corporation existing under the laws of Ontario (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), [•], as Authorized Representative for the Credit Agreement Secured Parties, [    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

[    ], a [    ] [corporation] [limited liability company] and a Subsidiary of Holdings (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure Pari Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

The Additional Grantor wishes to become a party to the Pari Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agents, the Authorized Representatives and the Pari Secured Parties:

SECTION 1.01 Accession to the Intercreditor Agreement. The Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Intercreditor Agreement with respect to a “Grantor”, and shall be subject to and bound by the provisions of the Intercreditor Agreement.

SECTION 1.02 Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Collateral Agents, the Authorized Representatives and the Pari Secured Parties on the date hereof that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03 Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 1.04 Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Joinder Agreement shall become effective when the Authorized Representatives shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Grantor. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

Annex III-1

SECTION 1.05 Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 1.06 Notices. Any notice or other communications herein required or permitted shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.

SECTION 1.07 Expenses. The Grantor agrees to pay promptly the Collateral Agents and each of the Authorized Representatives for its reasonable and documented costs and expenses incurred in connection with this Joinder Agreement, including the reasonable and documented fees, expenses and disbursements of counsel for the Collateral Agents and any of the Authorized Representatives to the extent reimbursable under the Credit Agreement and/or the other Secured Credit Documents.

SECTION 1.08 Incorporation by Reference. The provisions of Sections 1.02, 5.04, 5.06, 5.08, 5.09, 5.10, 5.11 and 5.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

ANNEX III-2

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX III-3

EXHIBIT B-1

FORM OF ASSIGNMENT AND ACCEPTANCE

(NON-AFFILIATED LENDER)

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. The benefit of each Security Document shall be maintained in favor of [the][each] Assignee.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

B-1-1

1.	Assignor[s]:

[Assignor is not][No Assignor is] a Defaulting Lender.

2.	Assignee[s]:

[for each Assignee, indicate [Lender] [Affiliate of [identify Lender]][Approved Fund]]

3.	Assignee Status:

The Assignee[s] [is a][are] Bona Fide Debt Fund[s]	Yes ☐ No ☐
The Assignee[s] [is a][are] Disqualified Lender [s]	Yes ☐ No ☐
The Assignee[s] [is a][are] Defaulting Lender[s]	Yes ☐ No ☐

4.	Borrower: Canada Goose Inc.

5.	Administrative Agent: Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent under the Credit Agreement.

6.	Credit Agreement: Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia, Canada Goose Inc., a corporation existing under the laws of Ontario, the lending institutions from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender.

7.	Assigned Interest:

B-1-2

Assignor[s][5]	Assignee[s][6]	Commitment/Loans Assigned[7] [8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[10]
U.S.$ [ ]
			U.S.$ [ ]	U.S.$ [ ]		%
			U.S.$ [ ]	U.S.$ [ ]		%
			U.S.$ [ ]	U.S.$ [ ]		%

[8. Trade Date:                 ]11

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable) of Commitment/Loans being assigned.
[8]	Prior to the six-month anniversary of Closing Date, any assignment made by an Initial Term Loan Lender must be made pro rata among and between the then outstanding Initial Term B-1 Loans and Initial Term B-2 Loans held by such Initial Term Loan Lender.
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable).
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable).
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

B-1-3

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR[S]]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE[S]]

By:
Title:

[Consented to and Accepted:

[•], as the Administrative Agent

By:

Name:

Title: ][1]

[Consented to and Accepted:

CANADA GOOSE INC.,
as the Borrower

By:

Name:

Title: ][2]

[1]	To the extent required pursuant to Section 13.6(b) of the Credit Agreement.
[2]	To the extent required pursuant to Section 13.6(b) of the Credit Agreement.

B-1-4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(i) and (b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Documents as a Lender under the Credit Agreement and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has (x) received a copy of the Credit Agreement and has received or has been afforded the opportunity to receive copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (y) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 5.4(e) of the Credit Agreement), duly completed and executed by [the] [such] Assignee, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it is not an Affiliated Lender, (viii) it [is][is not] a Bona Fide Debt Fund, (ix) it is not a Disqualified Lender and (x) it [is] [is not] a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

B-1-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-1-6

EXHIBIT B-2

FORM OF ASSIGNMENT AND ACCEPTANCE

(AFFILIATED LENDER)

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Term Loan Commitments and Term Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. The benefit of each Security Document shall be maintained in favor of [the][each] Assignee.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

B-2-1

1.	Assignor[s]:

[Assignor is not][No Assignor is] a Defaulting Lender.

2.	Assignee[s]:

[for each Assignee, indicate [Lender][[Affiliate of [identify Lender]][Approved Fund]]

3.	Assignee Status:

The Assignee[s] [is an][are] Affiliated Lender[s] Yes ☒
The Assignee[s] [is a][are] Disqualified Lender[s] Yes ☐ No ☐
The Assignee[s] [is a][are] Defaulting Lender[s] Yes ☐ No ☐

4.	Borrower: Canada Goose Inc.

5.	Administrative Agent: Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent under the Credit Agreement

6.	Credit Agreement: Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia, Canada Goose Inc., a corporation existing under the laws of Ontario, the lending institutions from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender.

7.	Assigned Interest:

B-2-2

Assignor[s][5]	Assignee[s][6]	Term Loan Commitments/ Term Loans Assigned[7] [8]	Aggregate Amount of Term Loan Commitments/ Term Loans for all Lenders[9]	Amount of Term Loan Commitments/ Term Loans Assigned	Percentage Assigned of Term Loan Commitments/ Term Loans[10]
U.S.$ [ ]
			U.S.$ [ ]	U.S.$ [ ]		%
			U.S.$ [ ]	U.S.$ [ ]		%
			U.S.$ [ ]	U.S.$ [ ]		%

[8. Trade Date:                 ]11

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable) of Term Loan Commitments/Term Loans being assigned.
[8]	Prior to the six-month anniversary of Closing Date, any assignment made by an Initial Term Loan Lender must be made pro rata among and between the then outstanding Initial Term B-1 Loans and Initial Term B-2 Loans held by such Initial Term Loan Lender.
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class (and Series, Refinancing Series, Replacement Series or Extension Series, as applicable).
[10]	Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitments/Term Loans of all Lenders under the applicable Class (and Series, Refinancing Series, Replacement Series, or Extension Series, as applicable).
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

B-2-3

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR[S]]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE[S]]

By:
Title:

[Consented to:
CANADA GOOSE INC.,
as the Borrower
By:
Name:
Title: ][1]

[1]	To the extent required pursuant to Section 13.6(b) of the Credit Agreement.

B-2-4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(i), (b)(ii) and (h) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Documents as a Lender under the Credit Agreement and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has (x) received a copy of the Credit Agreement and has received or has been afforded the opportunity to receive copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (y) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 5.4(e) of the Credit Agreement), duly completed and executed by [the] [such] Assignee, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it is an Affiliated Lender, (viii) it is not a Disqualified Lender, (ix) it [is] [is not] a Defaulting Lender and (x) as of the Effective Date, after giving effect to the assignment of the Assigned Interest pursuant to this Assignment and Acceptance, the aggregate principal amount of Term Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such assignment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

B-2-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

4. Excluded Information. [[The] [Each] Assignee acknowledges and agrees that (i) the Assignor may possess or come into possession of additional information regarding the Assigned Interest or the Credit Parties at the time of or at any time after the transactions contemplated by this Assignment and Acceptance are consummated that was not known to such Assignee or the Assignor as of the Effective Date and that, when taken together with information that was known to the Assignor at the time such assignment was consummated, may be information that would have been material to such Assignee’s decision to enter into the assignment of such Assigned Interests (“Assignor Known Excluded Information”), (ii) such Assignee will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the transactions contemplated hereby notwithstanding such Assignee’s lack of knowledge of Assignor Known Excluded Information and (iii) none of the Assignor, the Credit Parties, the Sponsor or any other Person shall have any liability to such Assignee with respect to the nondisclosure of the Assignor Known Excluded Information.]2 [[The] [Each] Assignor acknowledges and agrees that (i) the Assignee may possess or come into possession of additional information regarding the Assigned Interests or the Credit Parties at any time after the transactions contemplated by this Assignment and Acceptance are consummated that was not known to such Assignor or the Assignee as of the Effective Date and that, when taken together with information that was known to the Assignee at the time such assignment was consummated, may be information that would have been material to such Assignor’s decision to enter into the assignment of such Assigned Interests (“Assignee Known Excluded Information”), (ii) such Assignor will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the assignment hereby notwithstanding such Assignor’s lack of knowledge of Assignee Known Excluded Information and (iii) none of the Assignee, the Credit Parties, the Sponsor or any other Person shall have any liability to such Assignor with respect to the nondisclosure of the Assignee Known Excluded Information.]3

[2]	Include if Assignor is an Affiliated Lender
[3]	Include if Assignee is an Affiliated Lender

B-2-5

EXHIBIT C

FORM OF GUARANTEE

C-1

EXECUTION VERSION

GUARANTEE

THIS GUARANTEE, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”), is made by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 20 hereof (collectively, the “Guarantors” and, each, individually, a “Guarantor”), in favor of the Collateral Agent for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia (“Holdings”), Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and the Collateral Agent, pursuant to which, among other things, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein and one or more Cash Management Banks, Bank Product Providers or Hedge Banks may from time to time enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings, the Borrower and/or the Restricted Subsidiaries;

WHEREAS, the Borrower is a wholly-owned Subsidiary of Holdings and each Guarantor (other than Holdings) is a direct or indirect wholly-owned Subsidiary of the Borrower;

WHEREAS, the Loans and the provision of the Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements will be used in part to enable valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the Loans and the provision of such Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make Loans to the Borrower under the Credit Agreement that the Guarantors shall have executed this Guarantee and delivered it to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make Loans to the Borrower under the Credit Agreement and to induce one or more Cash Management Banks, Bank Product Providers or Hedge Banks to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements, respectively, with Holdings, the Borrower and/or the Restricted Subsidiaries, the Guarantors hereby agree with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) “Guarantor Supplement” shall have the meaning set forth in Section 20.

(c) “Qualified ECP Guarantor” means in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(d) “Termination Date” shall have the meaning set forth in Section 2(d).

(e) Sections 1.2, 1.3, 1.5, 1.6, 1.8, 1.9 and 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2. Guarantee.

(a) Subject to the provisions of Section 3, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(b) Each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or the Collateral Agent in enforcing or preserving its rights under this Guarantee, in each case in accordance with, and subject to the limitations on reimbursement of costs and expenses set forth in, Section 13.5 of the Credit Agreement.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(d) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent, the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the date on which the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations) shall have been satisfied by payment in full and any Commitments shall have been terminated (such date, the “Termination Date”).

(e) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose, but the failure to notify the Collateral Agent of any such payment will not create a breach or default hereunder or result in any liability to such Guarantor.

2

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each applicable Guarantor under this Section 2, irrespective of any discharge of such Guarantor’s obligations to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps in insolvency proceedings affecting that Guarantor to preserve their entitlement to be paid those amounts.

Any amount due and payable by a Guarantor to the Collateral Agent under this Section 2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by a Guarantor to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 2.

3. Limitation of Guarantee. Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

4. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6 hereof. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.

5. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor but with the prior consent of the Administrative Agent, any such notice being expressly waived by each Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by such Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than Excluded Deposit Accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor and the Administrative Agent promptly after any such set-off and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

6. Postponement of Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby temporarily waives such rights until the Termination Date to the extent permitted by applicable law) of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or

3

reimbursement from the Borrower or any Guarantor or other guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, promptly after receipt by such Guarantor, be turned over to the Collateral Agent in substantially the same form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations whether matured or unmatured, in accordance with Section 11.13 of the Credit Agreement.

7. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Guarantor, such Guarantor shall be released in accordance with Section 8(c), each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Bank Product Agreement or Secured Hedge Agreement, the Cash Management Bank, Bank Product Provider or Hedge Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

8. Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of the Guarantors with respect to the Obligations (other than the defense that the Termination Date has occurred). Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Secured Cash Management Agreement, any Secured Bank Product Agreement, any Secured Hedge Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect

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thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance (in each case, other than the occurrence of the Termination Date). When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any Guarantor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns permitted under the Credit Agreement until the Termination Date or the date of release of such Guarantor in accordance with Section 13.1 of the Credit Agreement, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement, Secured Bank Product Agreement or Secured Hedge Agreement the Credit Parties may be free from any Obligations.

(c) A Guarantor shall automatically be released from its obligations hereunder, and the Guarantee of such Guarantor shall be automatically released, under the circumstances described in Section 13.1 of the Credit Agreement.

(d) The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the Obligations under the Credit Documents may be declared to be forthwith due and payable as provided in Section 11 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section 11 of the Credit Agreement) for purposes of Section 2, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 2.

9. Reinstatement. Notwithstanding anything to the contrary contained herein, this Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

10. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in U.S. Dollars at the Collateral Agent’s office. Each Guarantor agrees that the provisions of Section 5.4 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

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11. Representations and Warranties; Covenants.

(a) Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that, on the Closing Date, each such Guarantor’s representations and warranties under this Section 11(a) shall be limited to the Specified Representations.

(b) Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until the Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default is caused by any act or failure to act of such Guarantor.

12. Authority of the Collateral Agent.

(a) The Collateral Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Collateral Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Collateral Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Collateral Agent of any such right, remedy or discretion is within the Collateral Agent’s authority as agent for the Secured Parties. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations that obtains the benefits of this Guarantee shall have any right to notice of any action or to consent to, direct or object to any action hereunder other than in its capacity as a Secured Party and, in such case, only to the extent expressly provided under this Guarantee.

(b) Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the Persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the Persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee.

(c) Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Guarantee or any other Credit Document (except for its or such other Person’s own gross negligence, willful misconduct, bad faith or material breach of any Credit Document, each as determined in the final non-appealable judgment of a court of competent jurisdiction).

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13. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 to the Credit Agreement.

14. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

15. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Integration. This Guarantee and the other Credit Documents represent the agreement of each Guarantor, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Guarantors or the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

17. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

(b) Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18. Section Headings. Section headings in this Guarantee are included for convenience of reference only and shall not affect the interpretation of this Guarantee.

19. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

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20. Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.9 of the Credit Agreement, and each Subsidiary of the Borrower that elects to become a party to this Guarantee, shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto (each such written supplement, a “Guarantor Supplement”). The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO, INCLUDING WITHOUT LIMITATION THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, BY ITS ACCEPTANCE OF THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

22. Submission to Jurisdiction; Waivers; Service of Process. Each party hereto, including, without limitation, the Collateral Agent for the benefit of the Secured Parties by its acceptance of the terms hereof, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 13 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

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Each Guarantor hereby irrevocably and unconditionally appoints the Borrower as its agent for service of process in any suit, action or proceeding with respect to this Guarantee and agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address set forth in the Credit Agreement and each Guarantor hereby irrevocably authorizes and directs the Borrower (or such other substitute agent) to accept such service on its behalf.

23. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

24. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 24 shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

25. Financial Assistance. This Guarantee does not apply to any liability to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of Sections 678 or 679 of the Companies Act 2006 or any equivalent or applicable provisions under the laws of England and Wales.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

CANADA GOOSE HOLDINGS INC., as a Guarantor

By:
Name:
Title:

CANADA GOOSE TRADING INC., as a Guarantor

By:
Name:
Title:

CANADA GOOSE US, INC., as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee]

CANADA GOOSE INTERNATIONAL HOLDINGS LIMITED, as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee]

CANADA GOOSE SERVICES LIMITED, as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee]

ANNEX A TO

THE GUARANTEE

This Supplement, dated as of [                ], 20[    ] (this “Supplement”), supplements the GUARANTEE, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee”), among each of the Guarantors listed on the signature pages thereto (each, individually, a “Guarantor” and, collectively, the “Guarantors”), and Credit Suisse AG, Cayman Islands Branch, as the Collateral Agent for the benefit of the Secured Parties.

A. Reference is made to that certain Credit Agreement, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia (“Holdings”), Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C. The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make Loans to the Borrower under the Credit Agreement, and to induce one or more Cash Management Banks, Bank Product Providers or Hedge Banks to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings, the Borrower and/or the Restricted Subsidiaries.

D. Section 9.9 of the Credit Agreement and Section 20 of the Guarantee provide that additional Subsidiaries of the Borrower may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement or as otherwise provided in the Credit Agreement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders as consideration for Loans previously made and to induce one or more Hedge Banks, Bank Product Providers or Cash Management Banks to enter into Secured Hedge Agreements, Secured Bank Product Agreements and Secured Cash Management Agreements.

Accordingly, the Collateral Agent and each New Guarantor agrees as follows:

SECTION 1. In accordance with Section 20 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor, and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder (for purposes of Section 11(a) thereunder, such representations and warranties are limited to those contained in Sections 8.1 through 8.3, 8.6 and 8.7 of the Credit Agreement) are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3. Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Borrower and the Collateral Agent.

SECTION 5. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW GUARANTOR], as the New Guarantor

By:
Name:
Title:

[Signature Page to Guarantee Supplement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee Supplement]

EXHIBIT D

FORM OF INTERCOMPANY NOTE

New York, New York

[•], 2016

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan or advance constituting Indebtedness (a “Loan”) from any other entity listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay to the order of such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, at the time specified on the Schedule attached hereto with respect to such Loan (or if there is no such Schedule, on demand or as otherwise agreed by such Payor and such Payee), and in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available or same day funds, as applicable, at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such Loans in like money at said location from the date such Loans were incurred until paid at such rate per annum as shall be reflected on the Schedule or as otherwise agreed upon from time to time by such Payor and such Payee. The terms and conditions of one or more Loans may (but are not required to) be set forth on the Schedule attached to this note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”) to memorialize the agreement of the Payor and Payee with respect to such Loan(s), in which case the terms and conditions specified in the Schedule shall govern as between the Payor and Payee unless otherwise agreed in writing between them.

This Note is an Intercompany Note referred to in (i) the Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia (“Holdings”), Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), the lending institutions from time to time party thereto (the “Term Loan Lenders”) and Credit Suisse AG, Cayman Islands Branch, as the administrative agent and the collateral agent (in such capacities, the “Term Loan Agent”), and a Lender and (ii) the Credit Agreement, dated as of June 3, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”), among Holdings, the Borrower, Canada Goose International AG, the lending institutions from time to time party thereto (the “ABL Lenders”) and Canadian Imperial Bank of Commerce, as the administrative agent and the collateral agent (in such capacities, the “ABL Agent” and, together with the Term Loan Agent, the “Agents”), Letter of Credit Issuer and Swingline Lender. Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the Term Loan Credit Agreement or the ABL Credit Agreement, as applicable.

This Note shall be pledged by each Payee that is a Credit Party to the Term Loan Agent and to the ABL Agent for the benefit of the respective Secured Parties to the extent required by, and in accordance with, the applicable Credit Agreement and the applicable Security Documents entered into in connection therewith, as collateral security for the full and prompt payment when due of, and the performance of, the Obligations under and as defined in the Credit Agreements. Each Payee that is a Credit Party under either Credit Agreement hereby acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default under the applicable Credit Agreement, after notice from the Term Loan Agent or the ABL Agent, as applicable, to such Payee, such Agent (in each case, subject to the terms of the ABL/Term Loan Intercreditor Agreement) may, in addition to the rights and remedies provided in the applicable Credit Agreement and other applicable Credit Documents and otherwise available to it (in each case, subject to the terms of the ABL/Term Loan Intercreditor Agreement) exercise all rights of Payees that are Credit Parties with respect to this Note.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Credit Party under the Term Loan Credit Agreement (a “Term Loan Affected Payor”), to any Payee that is not a Credit Party under the Term Loan Credit Agreement (a “Term Loan Affected Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Term Obligations (as defined in the ABL/Term Loan Intercreditor Agreement) of such Term Loan Affected Payor, including, without limitation, where applicable, such Term Loan Affected Payor’s guarantees of such Term Obligations (the Term Obligations and the guarantees of the Term Obligations are hereinafter collectively referred to as “Term Loan Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Term Loan Affected Payor, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Term Loan Affected Payor (except as permitted under the Term Loan Credit Agreement), whether or not involving insolvency or bankruptcy, then (x) the holders of Term Loan Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Term Loan Senior Indebtedness (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations) before any Term Loan Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Term Loan Senior Indebtedness are paid in full in cash in respect of all amounts constituting Term Loan Senior Indebtedness (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), any payment or distribution to which such Term Loan Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Term Loan Affected Payor that are subordinated, to at least the same extent as amounts under this Note are subordinated, to the payment of Term Loan Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Term Loan Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Term Loan Senior Indebtedness;

(ii) (x) if any Event of Default under the Term Loan Credit Agreement occurs and is continuing with respect to any Term Loan Senior Indebtedness and (y) the Administrative Agent under the Term Loan Credit Agreement delivers notice to the Borrower in accordance with the applicable Security Document or otherwise instructs the Borrower that, subject to the ABL/Term Loan Intercreditor Agreement, such Administrative Agent is thereby exercising its rights pursuant to this clause (ii) then, unless agreed by such Administrative Agent, no payment or distribution of any kind or character shall be made by or on behalf of the Term Loan Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of the Term Loan Affected Payee or any other Person on its behalf (other than Term Loan Restructured Debt Securities), with respect to this Note unless and until the holders of Term Loan Senior Indebtedness have been paid in full in cash in respect of all amounts constituting Term Loan Senior Indebtedness (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations); and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Term Loan Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Term Loan Affected Payee in violation of the foregoing clause (i) or (ii) before all Term Loan Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Term Loan Senior Indebtedness (or their representatives), in accordance with the relevant Credit Documents (and subject to the ABL/Term Loan Intercreditor Agreement) ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Term Loan Senior Indebtedness in full in cash (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations).

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Credit Party under the ABL Credit Agreement (an “ABL Affected Payor” and, together with a Term Loan Affected Payor, an “Affected Payor”), to any Payee that is not a Credit Party under the ABL Credit Agreement (an “ABL Affected Payee” and, together with a Term Loan Affected Payee, an “Affected Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement) of such ABL Affected Payor, including, without limitation, where applicable, such ABL Affected Payor’s guarantees of the ABL Obligations (the ABL Obligations and the guarantees of the ABL Obligations are hereinafter collectively referred to as “ABL Senior Indebtedness” and, together with the Term Loan Senior Indebtedness, the “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any ABL Affected Payor, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such ABL Affected Payor (except as permitted under the ABL Credit Agreement), whether or not involving insolvency or bankruptcy, then (x) the holders of ABL Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting ABL Senior Indebtedness (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized) and (y) until the holders of ABL Senior Indebtedness are paid in full in cash in respect of all amounts constituting ABL Senior Indebtedness (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), any payment or distribution to which such ABL Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such ABL Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of ABL Senior Indebtedness then outstanding (such securities hereinafter referred to as “ABL Restructured Debt Securities”)) in respect of this Note shall be made to the holders of ABL Senior Indebtedness;

(ii) (x) if any Event of Default under the ABL Credit Agreement occurs and is continuing with respect to any ABL Senior Indebtedness and (y) the Administrative Agent under the ABL Credit Agreement delivers notice to the Borrower in accordance with the applicable Security Document or otherwise instructs the Borrower that, subject to the ABL/Term Loan Intercreditor Agreement, such Administrative Agent is thereby exercising its rights pursuant to this clause (ii) then, unless agreed by such Administrative Agent, no payment or distribution of any kind or character shall be made by or on behalf of the ABL Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of the ABL Affected Payee or any other Person on its behalf (other than ABL Restructured Debt Securities), with respect to this Note unless and until the holders of ABL Senior Indebtedness have been paid in full in cash in respect of all amounts constituting ABL Senior Indebtedness (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations) no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized); and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than ABL Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any ABL Affected Payee in violation of the foregoing clause (i) or (ii) before all ABL Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of ABL Senior Indebtedness (or their representatives), in accordance with the relevant Credit Documents (and subject to the

ABL/Term Loan Intercreditor Agreement) ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all ABL Senior Indebtedness in full in cash (other than (A) contingent obligations and (B) Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations).

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of amounts under this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of amounts under this Note is for the benefit of the ABL Agent, the Letter of Credit Issuer, each ABL Lender, the Term Loan Agent and each Term Loan Lender (collectively, the “Senior Creditors”) and the ABL Agent may, on behalf of itself, the Letter of Credit Issuer and the ABL Lenders, and the Term Loan Agent may, on behalf of itself and the Term Loan Lenders, each proceed to enforce the subordination provisions herein to the extent applicable.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. Each Payee is hereby authorized (but not required) to record all Loans made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

From time to time after the date hereof, and as may be reflected on the Schedule, if desired, additional Subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Administrative Agent’s request, be the Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

[NAME OF ENTITY], as Payee and Payor

By:
Name:
Title:

Schedule to Intercompany Note

EXHIBIT E

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [                , 20    ] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, [a “New Term Loan Lender”][and/or][an “Incremental Revolving Loan Lender”][, as applicable]), Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia, the Borrower, the lending institutions from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish [New Term Loan Commitments] [and] [Incremental Revolving Credit Commitments] by, among other things, entering into one or more Joinder Agreements with [New Term Loan Lenders] [and] [Incremental Revolving Loan Lenders] (each, a “New Loan Lender”), as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby commits to provide its respective [New Term Loan Commitment [(in the case of each New Loan Lender that is a New Term Loan Lender)]] [and] [Incremental Revolving Credit Commitment [(in the case of each New Loan Lender that is an Incremental Revolving Loan Lender)]] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other New Loan Lender or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:1

1.	Applicable Margin. The Applicable Margin for ABR Loans or for LIBOR Loans, as applicable, for each [Series [ ] New Term Loan][and][Incremental Revolving Credit Commitment] shall mean, as of any date of determination, the applicable percentage per annum as set forth below.

[Series [ ] New Term Loans] [Incremental Revolving Credit Commitment]
LIBOR Loans	ABR Loans
[ ]%	[	]%

2.	[Principal Payments. The New Term Loan Maturity Date for the New Term Loans shall be [ ]. The Borrower shall make principal payments on the Series [ ] New Term Loans in installments on the dates and in the amounts set forth below:]

(A)	(B)
New Term Loan Payment Date	Scheduled Repayment of Series [ ] New Term Loans
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$
U.S.$

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [ ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [ ] New Term Loans in accordance with Section 5.1, Section 5.2 or Section 13.6(h) of the Credit Agreement, as applicable.

[Insert other additional provisions with respect to Series [    ] New Term Loans]

[Insert other additional provisions with respect to Incremental Revolving Credit Commitments]

[1]	Insert completed items 1-3 as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

4.	Proposed Borrowing. This Agreement represents a request by the Borrower to borrow [Series [ ] New Term Loans][and][Incremental Revolving Credit Loans] from the New Loan Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: [ ], [ ]

(b)	Amount of Proposed Borrowing: U.S.$[ ]

(c)	Interest rate option:

(i)	[U.S.$[ ] of ABR Loan(s)]

(ii)	[U.S.$[ ] of LIBOR Loans with an initial Interest Period of [ ] month(s)]

5.	[New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the [making of Series [ ] New Term Loans][and][establishment of Incremental Revolving Credit Commitments], as the case may be, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder and under the applicable intercreditor agreements, as applicable, pursuant to Section 12.13 of the Credit Agreement.][2]

6.	Credit Agreement Governs. Except as set forth in this Agreement, the [Series [ ] New Term Loans][and][Incremental Revolving Credit Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

7.	Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that no Event of Default (or if this Agreement is being executed in connection with a Permitted Acquisition or other acquisition constituting a permitted Investment, or in connection with the refinancing of any Indebtedness that requires an irrevocable prepayment or redemption notice, that no Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement) exists on the date hereof before or after giving Pro Forma Effect to the New Term Loan Commitments and/or Incremental Revolving Credit Commitments contemplated hereby [and to the Permitted Acquisition or other permitted Investment occurring in connection therewith].

8.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

9.	Notice of Borrowing.The notice in respect of any initial Borrowing under this Agreement may be conditioned on any Permitted Acquisition or other acquisition.

10.	Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Loan Lender may be required to deliver to the Administrative Agent and/or the Borrower pursuant to Section 5.4(e) of the Credit Agreement.

[2]	Insert bracketed language if the lending institution is not already a Lender.

11.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the [Series [ ] New Term Loans][and][Incremental Revolving Credit Loans], as the case may be, made by each New Loan Lender in the Register.

12.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

13.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

14.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

[NAME OF NEW LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

CANADA GOOSE INC.

By:
Name:
Title:

[Consented to by:

[•], as Administrative Agent

By:
Name:
Title:	][3]

[3]	To the extent required under Section 2.14 of the Credit Agreement.

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Loan Lender	Type of Commitment	Commitment Amount
[ ]	[New Term Loan Commitment] [Incremental Revolving Credit Commitment]		U.S.$

		Total:	U.S.$

EXHIBIT F-1

FORM OF U.S. PLEDGE AGREEMENT

EXECUTION VERSION

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), among Canada Goose US, Inc., a Delaware corporation (the “Company”), each of the Subsidiaries listed on the signature pages hereto or that becomes a party hereto pursuant to Section 29 hereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Company are referred to collectively as the “Pledgors”), and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Credit Agreement, the “Collateral Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, pursuant to the Guarantee, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Term Loan Guarantee”), by and among the Company, the Collateral Agent and the other Guarantors (as defined therein) from time to time party thereto, the Company has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (as defined below) under the Credit Agreement, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia (“Holdings”), Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and the Collateral Agent;

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower and (b) one or more Cash Management Banks, Bank Product Providers or Hedge Banks may from time to time enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings and/or its Restricted Subsidiaries;

WHEREAS, the ABL/Term Loan Intercreditor Agreement governs the relative rights and priorities of the Secured Parties and the ABL Secured Parties in respect of the Term Priority Collateral and the ABL Priority Collateral;

WHEREAS, the proceeds of the Loans and the provision of Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements will be used in part to enable the Borrower to make valuable transfers to the other Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the provision of Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements;

WHEREAS, as of the date hereof, (a) the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity Interests, together with any Equity Interests of the issuer of such Equity Interests or any other Wholly-Owned Restricted Subsidiary that is a Material Subsidiary directly held by any Pledgor in the future, in each case, except to the extent excluded from the Collateral pursuant to the last paragraph of Section 2 below, referred to collectively herein as the “Pledged Shares”) and (b) each of the Pledgors is the legal and beneficial owner of the Indebtedness evidenced by a promissory note in excess of $1,500,000 (or in the case of intercompany Indebtedness, evidenced by an Intercompany Note) and, if any, described in Schedule 1 hereto (together with any other Indebtedness owed to any Pledgor hereafter and required to be pledged pursuant to Section 9.10 of the Credit Agreement, the “Pledged Debt”); and

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make the Loans, and to induce one or more Lenders or Affiliates of Lenders to enter into Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement or the ABL/Term Loan Intercreditor Agreement, as applicable, and used herein shall have the meanings given to them in the Credit Agreement or the ABL/Term Loan Intercreditor Agreement, as applicable; provided, that in the event of a conflict of meaning of a defined term appearing in both the Credit Agreement and the ABL/Term Loan Intercreditor Agreement, the meaning of such defined term in the Credit Agreement shall control. Any term used herein or in the Credit Agreement without definition that is defined in the UCC has the meaning given to it in the UCC.

(b) “Borrower” shall have the meaning provided in the recitals hereto.

(c) “Collateral” shall have the meaning provided in Section 2.

(d) “Collateral Agent” shall have the meaning provided in the recitals hereto.

(e) “Company” shall have the meaning provided in the recitals hereto.

(f) “Excluded Property” shall have the meaning provided in the U.S. Security Agreement.

(g) “Guarantee” shall have the meaning provided in the recitals hereto.

(h) “Holdings” shall have the meaning provided in the recitals hereto.

(i) “Intercreditor Agreement” means the ABL/Term Loan Intercreditor Agreement and/or any Junior Lien Intercreditor Agreement, any Pari Intercreditor Agreement and/or any other intercreditor agreement permitted to be entered into under the Credit Agreement (each, an “Intercreditor Agreement”).

(j) “Pledge Agreement” shall have the meaning provided in the recitals hereto.

(k) “Pledged Debt” shall have the meaning provided in the recitals hereto.

(l) “Pledged Shares” shall have the meaning provided in the recitals hereto.

(m) “Pledgors” shall have the meaning provided in the recitals hereto.

(n) “Security Interest” shall have the meaning provided in Section 2.

(o) “Subsidiary Pledgor” shall have the meaning provided in the recitals hereto.

(p) “Termination Date” shall have the meaning ascribed thereto in Section 14(a).

(q) “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided,further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, such terms shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

(r) Section 1.2, 1.3, 1.5, 1.6, 1.8, 1.9 and 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2. Grant of Security. As collateral security for the payment and performance when due of all of the Obligations, each Pledgor hereby collaterally assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”):

(a) the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the items set forth in clauses (a) and (b) above.

Notwithstanding the foregoing, the Collateral (and any defined term used in the definition thereof) securing the Obligations shall not include any Excluded Property. The Pledgors shall not be required to take any action intended to cause Excluded Property to constitute Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property.

3. Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly (and in any event within ninety (90) days (or such longer period as the Collateral Agent may reasonably agree)), delivered to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreements, and upon one (1) Business Day’s prior written notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares.

4. Representations and Warranties. Each Pledgor represents and warrants as follows:

(a) Schedule 1 hereto (i) correctly represents as of the date of this Pledge Agreement (A) the issuer, the certificate number (if applicable), the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of the instrument and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1, and except for Excluded Stock and Stock Equivalents and any other Excluded Property, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date of this Pledge Agreement.

(b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or collaterally assigned by such Pledgor hereunder free and clear of any Lien, except for Permitted Liens and the Liens created by the Security Documents.

(c) As of the date of this Pledge Agreement, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer.

(d) The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code) and, upon the filing of a UCC financing statement in the appropriate office of the jurisdiction of organization of such Pledgor and/or delivery of such Collateral to, and continued possession in the State of New York by, the Collateral Agent, shall constitute a fully perfected Lien on and security interest in the Collateral, securing the payment of the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code), except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

(e) Such Pledgor has the corporate or other organizational power and authority to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid, and binding obligation of each Pledgor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code).

5. Certification of Limited Liability Company, Limited Partnership Interests, Equity Interests in Foreign Subsidiaries and Pledged Debt. No interest in any limited liability company or limited partnership controlled by any Pledgor that constitutes Pledged Shares shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, (ii) such certificate bears a legend indicating such interest represented thereby is such a “security”, and (iii) such certificate shall be delivered to the Collateral Agent in accordance with Section 3. With respect to any Equity Interests of any Subsidiary that are not a security as defined in Section 8-102(a)(15) of the Uniform Commercial Code or pursuant to Section 8-103 of the Uniform Commercial Code, if any Pledgor shall take any action that, under such sections, converts such Equity Interests into a security, such Pledgor shall give prompt written notice thereof to the Collateral Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Equity Interests, which it shall promptly deliver to the Collateral Agent as provided in Section 3.

6. Further Assurances. Subject to the terms and limitations of Sections 9.9, 9.10 and 9.12 of the Credit Agreement and Section 3.2(c) of the Security Agreement, dated as of December 2, 2016, between the Company and the Collateral Agent, each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Each Pledgor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with prior written notice to the applicable Pledgors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interest of the Collateral Agent under this Pledge Agreement. For the avoidance of doubt, no Pledgor shall be required to take any action outside the United States to guarantee the Obligations or grant, maintain or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).

7. Voting Rights; Dividends and Distributions; Etc.

(a) So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not provided the notice contemplated in Section 7(c) below:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

(ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by any Security Document, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent as provided in Section 3, to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in substantially the same form as so received (with any necessary endorsement). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly (upon receipt of a written request) deliver to each Pledgor any Collateral in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Collateral permitted by the Credit Agreement.

(c) Upon three (3) Business Days’ prior written notice to a Pledgor by the Collateral Agent that the Collateral Agent is exercising its rights under this Section 7(c), following the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreements:

(i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreements, to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7(a)(i) (and the obligations of the Collateral Agent under Section 7(a)(ii) shall be reinstated);

(ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which, subject to the terms of the Intercreditor Agreements, shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7(b);

(iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 7(b) shall be received in trust for the benefit of the Collateral Agent and segregated from other property or funds of such Pledgor and shall promptly be delivered to the Collateral Agent as Collateral in substantially the same form as so received (with any necessary endorsements); and

(iv) in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 7(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request in writing, subject to the terms of the Intercreditor Agreements.

8. Transfers and Other Liens; Additional Collateral; Etc. Subject to the terms of the Intercreditor Agreements, each Pledgor shall:

(a) not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for Permitted Liens and the Liens created by any Security Document; provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement to a Person that is not a Credit Party, and such assets are or include any of the Collateral, the Liens created by any Security Document shall be automatically released concurrently with the consummation of such sale, and upon the request of the applicable Pledgor and in accordance with and subject to Section 14(d) hereunder, the Collateral Agent shall deliver evidence of such release of such Collateral to such Pledgor; and

(b) use commercially reasonable efforts to defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Permitted Liens and the Liens created by any Security Document), however arising, and any and all Persons (other than holders of Permitted Liens) whomsoever (except to the extent that the Collateral Agent and the Borrower agree that the cost of such defense is excessive in relation to the benefit to the Lenders thereof).

9. Collateral Agent as Agent.

(a) Credit Suisse AG, Cayman Islands Branch has been appointed to act as the Collateral Agent under the Term Loan Credit Agreement, by the Lenders under the Term Loan Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Pledge Agreement and the Term Loan Credit Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 12 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 9(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, except to the extent specifically set forth in Section 5 of the Guarantee, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 9(a). Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Collateral Agent in accordance with the provisions of the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

(b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Term Loan Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Term Loan Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Pledge Agreement; removal of the Collateral Agent shall also constitute removal under this Pledge Agreement; and appointment of a Collateral Agent pursuant to Section 12.9 of the Term Loan Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Pledge Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Term Loan Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Pledge Agreement, and the retiring or removed Collateral Agent under this Pledge Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Pledge Agreement and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Pledge Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Pledge Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Pledge Agreement while it was Collateral Agent hereunder.

(c) Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Pledge Agreement or any other Security Document (except for its or such other Person’s own gross negligence, willful misconduct, bad faith or material breach, each as determined in a final non-appealable judgment of a court of competent jurisdiction).

10. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the release of such Pledgor hereunder pursuant to Section 13, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case solely after the occurrence and during the continuance of an Event of Default (and upon prior written notice to such Pledgor that the Collateral Agent intends to take such action), that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11. The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral

Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

12. Remedies. Subject to the terms of the Intercreditor Agreements, if any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law (whether or not the UCC applies to the affected Collateral), and also may with ten (10) days’ prior written notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale of Pledged Shares or Pledged Debt (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Shares or Pledged Debt so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.

Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c) All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default, shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in substantially the same form as so received (with any necessary endorsement).

13. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Pledgor, such Pledgor shall be released in accordance with Section 14(b), each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Bank Product Agreements, Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement, Secured Bank Product Agreement or Secured Cash Management Agreement, the Hedge Bank, Bank Product Provider or Cash Management Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Except as provided in Section 11, neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any other Pledgor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any other Pledgor or any other Person or any release of the Company or any other Pledgor or any other Person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14. Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the date on which the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full and any Commitments shall have been terminated (such date, the “Termination Date”).

(b) Any Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Pledgor shall be automatically released as it relates to the Obligations upon such Pledgor ceasing to be a Credit Party in accordance with Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Liens of this Pledge Agreement.

(c) The Collateral shall be automatically released from the Liens of this Pledge Agreement as it relates to the Obligations (i) to the extent provided for in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the security interest granted in such Collateral pursuant to Section 13.1 of the Credit Agreement.

(d) In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release, subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.

15. Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other Person, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 to the Credit Agreement.

17. Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

18. Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Integration. This Pledge Agreement and the other Credit Documents represent the agreement of each of the Pledgors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgors, the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

20. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

(b) Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 20(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21. Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

22. Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

23. WAIVER OF JURY TRIAL. EACH PARTY HERETO, INCLUDING WITHOUT LIMITATION THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, BY ITS ACCEPTANCE OF THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

24. Submission to Jurisdiction; Waivers. Each party hereto and including, without limitation, the Collateral Agent for the benefit of each of the Secured Parties by its acceptance of the terms hereof, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Collateral Agent shall have been notified pursuant to Section 16;

(d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Pledgor in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.

25. GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

26. Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Pledge Agreement, the terms of such Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Intercreditor Agreement, and, with respect to the ABL Priority Collateral until the Discharge of ABL Obligations, any obligation of the Pledgors hereunder or under any other Security Document with respect to the delivery of, or granting control over, any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Pledgors comply with the requirements of the similar provision of the applicable ABL Collateral Documents. Until the Discharge of ABL Obligations, the delivery of any ABL Priority Collateral to the ABL Agent pursuant to the ABL Collateral Documents shall satisfy any delivery requirement hereunder or under any other Security Document. Furthermore, at all times prior to the Discharge of ABL

Obligations or any refinancing in connection therewith, the Collateral Agent is authorized by the parties hereto and by the other Secured Parties to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to the ABL Agent.

27. Enforcement Expenses; Indemnification.

(a) Each Pledgor agrees to pay any and all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent in enforcing its rights under this Pledge Agreement, in each case in accordance with, and subject to the limitations on reimbursement of costs and expenses set forth in, Section 13.5 of the Credit Agreement.

(b) Each Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever related to the execution, delivery, enforcement, performance, and administration of this Pledge Agreement to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(c) The agreements in this Section 27 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

28. Acknowledgments. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Credit Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Credit Documents, and the relationship between the Pledgors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Pledgors and the Lenders and any other Secured Party.

29. Additional Pledgors. Each Subsidiary that is required to become a party to this Pledge Agreement pursuant to Section 9.9 of the Credit Agreement, and each Subsidiary that elects to become a party to this Pledge Agreement, shall become a Subsidiary Pledgor, with the same force and effect as if originally named as a Pledgor herein, for all purposes of this Pledge Agreement, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

CANADA GOOSE US, INC., as a Pledgor

By:
Name:
Title:

[Signature Page to Pledge Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge Agreement]

SCHEDULE 1

TO THE PLEDGE AGREEMENT

Pledged Shares

None.

Pledged Debt

None.

ANNEX A

TO THE PLEDGE AGREEMENT

This Supplement, dated as of [                ], 20[    ] (this “Supplement”), supplements the PLEDGE AGREEMENT, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among Canada Goose US, Inc., a Delaware corporation (the “Company”), each of the Subsidiaries listed on the signature pages thereto or that becomes a party thereto pursuant to Section 29 thereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Company are referred to collectively as the “Pledgors”), and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A. Reference is made to the Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., Canada Goose Inc. (the “Borrower”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C. The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make the Loans to the Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries.

D. The undersigned Subsidiaries (each an “Additional Pledgor”) are, as of the date hereof, (a) the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity Interests, together with any Equity Interests of the issuer of such Equity Interests or any other Wholly-Owned Restricted Subsidiary that is a Material Subsidiary directly held by any such Additional Pledgor in the future, in each case, except to the extent excluded from the Additional Collateral for the Obligations pursuant to the penultimate paragraph of Section 1 below, referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness evidenced by a promissory note in excess of $1,500,000 and, if any, described in Schedule 1 hereto (together with any other Indebtedness owed to any such Additional Pledgor hereafter and required to be pledged pursuant to Section 9.10 of the Credit Agreement, the “Additional Pledged Debt”).

E. Section 9.9 of the Credit Agreement and Section 29 of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement or as otherwise provided in the Credit Agreement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9.9 of the Credit Agreement and Section 29 of the Pledge Agreement to pledge to the Collateral Agent for the benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Subsidiary Pledgor under the Pledge Agreement in order to induce the Lenders to make the Loans to the Borrower and to induce one or more Lenders or Affiliates of Lenders to enter into Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. As collateral security for the payment and performance when due of all of the Obligations, each Additional Pledgor hereby collaterally assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a Security Interest in all of such Additional Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Additional Collateral”):

(a) the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b) the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the items set forth in clauses (a) and (b) above.

Notwithstanding the foregoing, the Additional Collateral (and any defined term used in the definition thereof) for the Obligations shall not include any Excluded Stock and Stock Equivalents or any Excluded Property. The Additional Pledgors shall not be required to take any action intended to cause Excluded Property to constitute Additional Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3. Each Additional Pledgor represents and warrants as follows:

(a) Schedule 1 hereto correctly represents as of the date hereof (A) the issuer, the certificate number (if applicable), the Additional Pledgor and record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Additional Pledgor and holder, date of the instrument and maturity date of all Additional Pledged Debt. Except as set forth on Schedule 1, and except for Excluded Stock and Stock Equivalents and any other Excluded Property, the Additional Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer thereof on the date hereof.

(b) Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or collaterally assigned by such Additional Pledgor hereunder free and clear of any Lien, except for Permitted Liens and the Liens created by the Security Documents.

(c) As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer.

(d) The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor pursuant hereto create a legal, valid and enforceable security interest in such Additional Collateral (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code) and, upon the filing of a UCC financing statement in the appropriate office of the jurisdiction of organization of such Pledgor and/or delivery of such Additional Collateral to, and continued possession in the State of New York by, the Collateral Agent, shall constitute a fully perfected lien and security interest in the Additional Collateral, securing the payment of the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code), except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

(e) Such Additional Pledgor has the corporate or other organizational power and authority to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid, and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code).

SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR], as an Additional Pledgor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

SCHEDULE 1

TO THE SUPPLEMENT

TO THE PLEDGE AGREEMENT

Pledged Shares

Record owner	Issuer	Certificate No.	Number of Shares	% of Shares Owned

Pledged Debt

Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

EXHIBIT F-2

FORM OF CANADIAN PLEDGE AGREEMENT

EXECUTION VERSION

SHARE AND NOTE PLEDGE AGREEMENT

THIS SHARE AND NOTE PLEDGE AGREEMENT (as amended, modified, supplemented, restated or replaced from time to time, this “Pledge Agreement”), dated as of the 2nd day of December, 2016, made by each of Canada Goose Holdings Inc., a corporation existing under the laws ofthe Province of British Columbia (together with any successor(s), by amalgamation or otherwise, and permitted assigns, “Holdings”), Canada Goose Inc., a corporation existing under the laws ofthe Province of Ontario (together with any successor(s), by amalgamation or otherwise, and permitted assigns, the “Borrower”), and each Subsidiary that executes this Pledge Agreement or that becomes a party hereto in accordance with Section 8.12 hereof (each, a “Subsidiary Pledgor” and together with the Borrower and Holdings, the “Pledgors” and each a “Pledgor”), in favour of Credit Suisse AG, Cayman Islands Branch, as collateral agent under the Credit Agreement (as defined below) (together with any successor(s) thereto in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS pursuant to a term loan credit agreement dated as of the date hereof (together with all amendments, modifications, supplements, restatements or replacements, if any, from time to time thereafter made thereto, the “Credit Agreement”), among the Administrative Agent, the Collateral Agent, the other financial institutions party thereto from time to time, as lenders (each, a“Lender” and, collectively, the “Lenders”), the Borrower and Holdings, the Lenders have extended Commitments, and advanced funds, to the Borrower;

AND WHEREAS each of the Borrower’s Subsidiaries (other than Excluded Subsidiaries) and Holdings have guaranteed in favour of the Collateral Agent, for the benefit of the Secured Parties, all of the Obligations (as defined below) of the other Credit Parties;

AND WHEREAS as a condition precedent to Borrowings under the Credit Agreement, the Pledgors are required to execute and deliver this Pledge Agreement;

AND WHEREAS the Pledgors have duly authorized the execution, delivery and performance of this Pledge Agreement as continuing collateral security to secure the performance of the Obligations;

AND WHEREAS, as of the date hereof, (a) the Pledgors are the legal and beneficial owners of the Equity Interests described in Attachment 1 hereto, as such Attachment may be amended, supplemented or modified from time to time, and issued by the entities named therein (such Equity Interests, together with any Equity Interests of the issuer of such Equity Interests or any other Wholly-Owned Restricted Subsidiary of the Borrower that is a Material Subsidiary directly held by any Pledgor in the future, in each case, except to the extent excluded from the Collateral pursuant to the proviso in Section 2.1 below, referred to collectively herein as the “Pledged Shares”) and (b) each of the Pledgors is the legal and beneficial owner of the Indebtedness evidenced by the promissory notes in excess of $1,500,000each, if any, described in Attachment 1 hereto, as such Attachment may be amended, supplemented or modified from time to time (together with any other Indebtedness evidenced by any such promissory note owed to any Pledgor hereafter and required to be pledged pursuant to Section 9.10 of the Credit Agreement, the “Pledged Debt”).

NOW THEREFORE for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make the Borrowings available to the Borrower pursuant to the Credit Agreement, the Pledgors agree with the Collateral Agent, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Terms. The following terms when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Account Control Agreement” means, with respect to a Securities Account, a securities account control agreement between a Pledgor, the Collateral Agent and the Securities Intermediary which maintains such Securities Account on behalf of such Pledgor, as the same may be amended from time to time.

“Assets” means goods, investment property, intangibles, instruments, documents of title, chattel paper and money.

“Borrower” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Agent” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Delivery” and the corresponding term “Delivered” when used with respect to Collateral means:

(i)	in the case of Collateral constituting Certificated Securities, transfer thereof to the Collateral Agent or its nominee by physical delivery of the Security Certificates to the Collateral Agent or its nominee, such Collateral to be endorsed for transfer or accompanied by stock powers of attorney duly executed in blank, all in form and content satisfactory to the Collateral Agent, acting reasonably;

(ii)	in the case of Collateral constituting Uncertificated Securities, (A) except with respect to Unlimited Liability Securities, registration thereof on the books and records of the issuer thereof in the name of the Collateral Agent or its nominee or (B) the execution and delivery by the issuer thereof of an effective agreement (each, an “Issuer Control Agreement”), pursuant to which such issuer agrees that it will comply with instructions originated by the Collateral Agent or its nominee without further consent of any Pledgor or any other Person;

(iii)	in the case of Collateral constituting Security Entitlements in respect of Financial Assets deposited in or credited to a Securities Account, (A) completion of all actions reasonably necessary to constitute the Collateral Agent or its nominee the entitlement holder with respect to each such Security Entitlement or (B) the execution and delivery by the relevant Securities Intermediary of an effective Account Control Agreement pursuant to which such Securities Intermediary agrees to comply with entitlement orders originated by the Collateral Agent or its nominee without further consent of any Pledgor or any other Person; and

(iv)	in each case, such additional or alternative procedures as may be reasonably appropriate to grant control of, or otherwise perfect a security interest in, any Collateral in favour of the Collateral Agent or its nominee in accordance with the Credit Agreement.

“Discharge Event” means (i) the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full and (ii) any Commitments shall have been terminated.

“Distributions” means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, amalgamations, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other shares of capital stock constituting Collateral, but shall not include Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Pledged Shares or other Pledged Property made in the ordinary course of business but excludes any liquidating dividend.

“Excluded Property” shall have the meaning provided in the Canadian Security Agreement.

“Holdings” is defined in the preamble.

“Intercreditor Agreement” means the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Pari Intercreditor Agreement and/or any other intercreditor arrangement permitted to be entered into under the Credit Agreement (each, an “Intercreditor Agreement”).

“Issuer Control Agreement” has the meaning set out in clause (ii) of the definition of “Delivery”.

“Lender” and “Lenders” are defined in the first recital.

“Obligations” means the Obligations (under and as defined in the Credit Agreement).

“Pledge Agreement” is defined in the preamble.

“Pledged Debt” is defined in the last recital.

“Pledged Debt Issuer” means each Person identified in Attachment 1 hereto as the issuer of the Pledged Debt identified opposite the name of such Person, and each other Person whose promissory note is pledged or is required to be pledged from time to time under the Credit Agreement by a Pledgor to the Collateral Agent as Collateral hereunder.

“Pledged Property” means all Pledged Shares and Pledged Debt, all substitutions therefor and additions thereto, and all other securities and instruments which are now being delivered by any Pledgor to the Collateral Agent or which may from time to time hereafter be delivered by any Pledgor to the Collateral Agent for the purpose of the pledge under this Pledge Agreement, and all proceeds of any of the foregoing. For the avoidance of doubt, Excluded Stock and Stock Equivalents shall in no case constitute Pledged Property.

“Pledged Share Issuer” means each Person identified in Attachment 1 hereto as the issuer of the Pledged Shares identified opposite the name of such Person, and each other Person whose capital stock is pledged or is required to be pledged from time to time under the Credit Agreement by a Pledgor to the Collateral Agent as Collateral hereunder.

“Pledged Shares” is defined in the last recital.

“Pledgor” and “Pledgors” are defined in the preamble.

“PPSA” means the Personal Property Security Act (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Security Agreement” means the general security agreement dated as of the date hereof, among the Collateral Agent, the Borrower, Canada Goose Trading Inc. and each other Canadian Credit Party from time to time a party thereto.

“Stock” means

(i)	the Pledged Shares held by a Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any Securities Intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other Assets or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

(ii)	all additional or substitute shares of capital stock or other equity interests of any class of any issuer from time to time issued to or otherwise acquired by a Pledgor in any manner in respect of Pledged Shares, the certificates, if any, representing such additional or substitute shares and any interest of such Pledgor in the entries on the books of the issuer of such additional or substitute shares or any Securities Intermediary pertaining to such additional or substitute shares and all dividends, cash, warrants, rights, instruments and other Assets or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional or substitute shares.

“Unlimited Company” means any unlimited company, unlimited liability company or unlimited liability corporation incorporated or otherwise constituted or continued under the laws of the Province of Alberta, the Province of British Columbia or the Province of Nova Scotia, or any similar body corporate or other business entity formed under the laws of any other jurisdiction whose members, shareholders or other equity holders are, or may at any time become, responsible for any of the obligations of that entity whether such responsibility is to the entity or any creditor of the entity or any other Person.

“Unlimited Liability Securities” means securities, other equity interests or security entitlements relating thereto in an Unlimited Company.

1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings ascribed thereto in the Credit Agreement.

1.3 PPSA Definitions. Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, terms for which meanings are provided in the PPSA(including, without limitation, the terms “Certificated Security”, “Financial Asset”, “Proceeds”, “Securities Account”, “Securities Intermediary”, “Security” (which term includes the plural thereof, “Securities”), “Security Certificate”, “Uncertificated Security” and “Security Entitlement”) are used in this Pledge Agreement, including its preamble and recitals, with such meanings.

1.4 Other Interpretive Provisions. Section 1.2, 1.3, 1.5, 1.6, 1.8, 1.9 and 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

ARTICLE II

PLEDGE

2.1 Grant of Security Interest. As general and continuing collateral security for the payment and performance of its Obligations, each Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, for its benefit and the benefit of each of the other Secured Parties, and hereby grants to the Collateral Agent, for its benefit and the benefit of each of the other Secured Parties, a continuing security interest in, all of the following property (collectively, the “Collateral”):

(a)	all Securities Accounts in the name of such Pledgor, including any and all investment property of whatever type or kind deposited in or credited to such Securities Accounts, including all such Financial Assets, all Security Entitlements related to such Financial Assets, and all certificates and other instruments from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other Assets from time to time received or receivable upon or otherwise distributed or distributable in respect of or in exchange for any or all of the foregoing;

(b)	all Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor;

(c)	all Stock;

(d)	all Financial Assets;

(e)	all Security Entitlements; and

(f)	all Proceeds in respect of the foregoing and all rights and interest of such Pledgor in respect thereof or evidenced thereby, including all money received or receivable from time to time by such Pledgor in connection with the sale of any of the foregoing, provided, however, the security interest created hereunder shall not charge, encumber, create a Lien upon or otherwise mortgage, and the terms “Collateral”, “Pledged Debt” and “Pledged Shares” shall not include (i) Excluded Stock and Stock Equivalents, (ii) any such accounts, instruments or securities when in the reasonable determination of the Collateral Agent and the Borrower, the cost, burden or other consequences of the same being included as Collateral would be excessive in view of the benefits to be obtained by the Secured Parties therefrom, nor (iii) any such accounts, instruments or securities to the extent that the same being included as Collateral would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent. Notwithstanding anything to the contrary in this Pledge Agreement or any other Credit Document, in no event shall Holdings be required to Deliver the DTR Note to the Collateral Agent.

2.2 Security for Obligations. This Pledge Agreement and the Collateral granted herewith secures the payment and performance in full of all Obligations of each Pledgor whether for principal, interest, costs, fees, expenses, or otherwise. The security interest granted hereby and all rights of the Collateral Agent hereunder and all obligations of each Pledgor hereunder are unconditional and absolute and independent and separate from any other security for the Obligations, whether executed by any Pledgor or any other Person.

2.3 Subsequently Acquired Collateral. To the extent a Pledgor acquires any additional Equity Interests (other than (i) Excluded Stock and Stock Equivalents, (ii) any such accounts, instruments or securities when in the reasonable determination of the Collateral Agent and the Borrower, the cost, burden or other consequences of the same being included as Collateral would be excessive in view of the benefits to be obtained by the Secured Parties therefrom, nor (iii) any such accounts, instruments or securities to the extent that the same being included as Collateral would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent), by way of amalgamation or otherwise, at any time or from time to time after the date hereof, such Collateral will automatically (and without any further action being required to be taken by the Collateral Agent) be subject to the security interest and pledge created hereby. A Pledgor will promptly notify the Collateral Agent if it obtains such additional Collateral and (except with respect to Unlimited Liability Securities) take, or cause to be taken, as promptly as practicable and, in any event within sixty (60) days after it obtains such additional Collateral, all steps and actions as the Collateral Agent reasonably deems necessary to ensure that the additional Collateral is Delivered to the Collateral Agent.

2.4 Delivery of Collateral. All Collateral existing and to be Delivered on the Closing Dateshall be promptly (and in any event within ninety (90) days, or such longer period as the Collateral Agent may agree in its reasonable discretion), Delivered to and held by or on behalf of the Collateral Agent or its nominee. Subject to the Intercreditor Agreements, the Collateral Agent may, at its option, at any time when an Event of Default has occurred and is continuing, and after giving at least one (1) Business Day’s prior written notice to the relevant Pledgor, cause all or any of the Collateral to be registered in the name of the Collateral Agent or its nominee.

2.5 Dividends on Pledged Property. In the event that any Dividend is to be paid on any Pledged Property at a time when no Event of Default has occurred and is continuing or would result therefrom, such Dividend or payment may be paid directly to the Pledgor that owns such Pledged Property. If any Event of Default has occurred and is continuing or would result from the payment of any Dividend on any Pledged Property and the Collateral Agent has provided at least three (3) Business Days’ prior written notice to the Pledgor, then any such Dividend or payment shall be paid directly to the Collateral Agent, and the Pledgor that owns such Pledged Property shall promptly pay any such Dividend received by it in contravention of this Section to the Collateral Agent and until such Dividend is so paid to the Collateral Agent it shall be held separate and apart from such Pledgor’s other property in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, by such Pledgor.

2.6 Continuing Security Interest. This Pledge Agreement shall, subject to the provisions of this Section 2.6, create a continuing security interest in the Collateral and shall:

(a)	remain in full force and effect until the occurrence of a Discharge Event or release of the applicable Pledgor in accordance with Section 13.1of the Credit Agreement;

(b)	be binding upon the Pledgors and their respective successors and assigns; and

(c)	enure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent for the benefit of the Secured Parties.

None of the Collateral Agent or the Secured Parties may assign or otherwise transfer any of their right, title or interest in, to or arising under this Pledge Agreement except in accordance with the provisions governing assignment by the Secured Parties contained in the Credit Agreement. Upon the occurrence of a Discharge Event, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Pledgors. Upon the occurrence of any such Discharge Event, the Collateral Agent will, at the Pledgors’ sole expense, deliver to the Pledgors, without any representations, warranties or recourse of any kind whatsoever (except a representation that the Collateral Agent has not assigned the same nor created a Lien on or otherwise encumbered same), all certificates and instruments representing or evidencing all Pledged Shares and Pledged Debt, together with all other Collateral held by the Collateral Agent hereunder, and execute and deliver to the Pledgors such documents as the Pledgors shall reasonably request to evidence such termination, at the sole cost and expense of the Pledgors.

Upon any disposition permitted by the Credit Agreement of any item of Collateral owned by a Pledgor in compliance with the terms of the Credit Agreement and the other Credit Documents, the Collateral Agent will, at such Pledgor’s request and expense, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the release of such item of Collateral from the security interest granted hereby.

2.7 Reinstatement of Pledge Agreement. Notwithstanding the provisions of Section 2.6 hereof, this Pledge Agreement shall be reinstated if at any time following the termination of this Pledge Agreement under Section 2.6 hereof, the payment of any obligation by a Pledgor hereunder or under any other Credit Document is set aside upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of such Pledgor or otherwise. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of Section 2.6 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as set forth in this Article.

3.1 Existence, etc. Such Pledgor (a) is a duly organized and validly existing corporation, limited liability company, unlimited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company, unlimited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required, to be so qualified, except where the failure to be so qualified, authorized and in good standing would not reasonably be expected to result in a Material Adverse Effect.

3.2 Ownership, No Liens, etc. Such Pledgor has good and valid record title to, valid leasehold interests in, or rights to use, all the Collateral owned by such Pledgor, free and clear of all Liens, (other than any Liens permitted by the Credit Agreement) except where the failure to have such good title, interest or rights would not reasonably be expected to have a Material Adverse Effect.

3.3 As to Pledged Shares. In the case of any Pledged Shares, (a) all of such Pledged Shares are duly authorized and validly issued, and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable (subject to the general assessability of Pledged Shares of an unlimited liability corporation), in each case, to the extent such concepts are applicable in the jurisdiction of the organization of the respective Pledged Share Issuer, (b) as of the Closing Date, such Pledged Shares constitute such percentage of all of the issued and outstanding shares of each such class of capital stock of each Pledged Share Issuer as set forth on Attachment 1 attached hereto, and (c) except as described on Attachment 1, and except for Excluded Stock and Stock Equivalents and any other Excluded Property, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the Closing Date.

3.4 Authority. Such Pledgor has the corporate or other organizational power and authority to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid, and binding obligation of each Pledgor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the PPSA).

ARTICLE IV

COVENANTS

4.1 Protect Collateral; Further Assurances, etc. Subject to the terms and limitations of Sections 9.9, 9.10 and 9.12 of the Credit Agreement and Section 1.5 of the Security Agreement, each Pledgor agrees that at any time, and from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and take all further action reasonably requested by the Collateral Agent that may be necessary in the opinion of the Collateral Agent, acting reasonably in order to perfect and protect any pledge or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

4.2 Stock Powers, etc. Each Pledgor agrees that all Pledged Shares (and all other shares of capital stock constituting Collateral) delivered by such Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Collateral Agent, acting reasonably. Each Pledgor will, from time to time upon the request of the Collateral Agent, acting reasonably, promptly deliver to the Collateral Agent such stock powers, instruments, and similar documents, satisfactory in form and substance to the Collateral Agent, acting reasonably, with respect to the Collateral as the Collateral Agent may reasonably request and will, from time to time upon the request of the Collateral Agent, if an Event of Default has occurred and is continuing, promptly transfer any Pledged Shares owned by such Pledgor or other shares of common stock constituting Collateral into the name of any nominee designated by the Collateral Agent.

4.3 Continuous Pledge. Subject to Section 2.5 and Section 4.4 hereof, each Pledgor will, at all times, keep pledged to the Collateral Agent pursuant hereto, and shall deliver promptly to the Collateral Agent, all Pledged Shares owned by such Pledgor and all other shares of capital stock constituting Collateral, all Dividends and Distributions with respect to such Pledged Shares, and all other Collateral and rights from time to time received by or distributable to such Pledgor in respect of any Collateral owned by such Pledgor and will promptly duly pledge on a perfected basis, subject only to Permitted Liens, all capital stock issued by any Pledged Share Issuer to such Pledgor.

4.4 Voting Rights; Dividends, etc.

(a)	So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not provided the three (3) Business Days’ prior written notice contemplated in Section 4.4(c) below:

(i)	Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

(ii)	The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)	Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by any Security Document, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent, to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in substantially the same form as so received (with any necessary endorsement). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly (upon receipt of a written request) deliver to each Pledgor any Collateral in its possession if required to be delivered to the issuer thereof in connection with any exchange or redemption of such Collateral permitted by the Credit Agreement.

(c)	Upon three (3) Business Days’ prior written notice to a Pledgor by the Collateral Agent that the Collateral Agent is exercising its rights under this Section 4.4(c), following the occurrence and during the continuance of an Event of Default:

(i)	all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 4.4(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 4.4(a)(i) (and the obligations of the Collateral Agent under Section 4.4(a)(ii) shall be reinstated);

(ii)	all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 4.4(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 4.4(b);

(iii)	all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 4.4(b) shall be received in trust for the benefit of the Collateral Agent and segregated from other property or funds of such Pledgor and shall promptly be delivered to the Collateral Agent as Collateral in substantially the same form as so received (with any necessary endorsements); and

(iv)	in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 4.4(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 4.4(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 4.4(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request in writing.

ARTICLE V

THE COLLATERAL AGENT

5.1 Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate upon the occurrence of a Discharge Event, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case solely after the occurrence and during the continuance of an Event of Default (and upon prior written notice to such Pledgor that the Collateral Agent intends to take such action), that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

5.2 Collateral Agent May Perform. If a Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be reimbursed in accordance with Section 13.5 of the Credit Agreement.

5.3 Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:

(a)	ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Property, whether or not the Collateral Agent has or is deemed to have notice or knowledge of such matters; or

(b)	taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

5.4 Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property and, if applicable, if it takes such action for that purpose as a Pledgor requests in writing, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

6.1 Certain Remedies.

(a)	Whenever an Event of Default shall have occurred under the Credit Agreement and be continuing, without limiting the rights of the Collateral Agent under or pursuant to this Pledge Agreement, the Credit Agreement, any other Credit Document or any other security provided by any Pledgor to the Collateral Agent pursuant to or in connection with the Credit Agreement or otherwise provided by applicable law, the Collateral Agent shall be entitled and shall have the authority by itself or through its agents (including, without limitation, any receiver or receiver and manager) to exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it under applicable law or any other agreement (including the right to give entitlement orders, instructions or a notice of exclusive control to a Securities Intermediary subject to an Account Control Agreement or an issuer subject to an Issuer Control Agreement), all the rights and remedies of a secured party upon default under the PPSA (whether or not the PPSA applies to the affected Collateral) and also may, upon notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)	The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.

(c)	Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(d)	All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default, shall be received in trust for the benefit of the Collateral Agent and shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in substantially the same form as so received (with any necessary endorsement).

ARTICLE VII

GENERAL

7.1 Release.

(a)	This Pledge Agreement shall remain in full force and effect until the occurrence of a Discharge Event without regard to, and the obligations of the Pledgors shall not be affected or impaired by:

(i)	any amendment, modification, replacement of or addition or supplement to the Credit Agreement, any other Credit Document (other than this Pledge Agreement) or any other security provided to any of the Secured Parties;

(ii)	any exercise or non-exercise of any right, remedy, power or privilege in respect of this Pledge Agreement, the Credit Agreement, any other Credit Document or any other security provided to any of the Secured Parties;

(iii)	any waiver, consent, extension, indulgence or other action, inaction or admission under or in respect of this Pledge Agreement, the Credit Agreement, any other Credit Document or any other security provided to any of the Secured Parties;

(iv)	any default by a Pledgor under, or any invalidity or unenforceability of, or any limitation of the liability of a Pledgor or on the method or terms of payment under, or any irregularity or other defect in, the Credit Agreement, any other Credit Document or any other security provided to any of the Secured Parties;

(v)	any merger, consolidation or amalgamation of a Pledgor into or with any other Person; or

(vi)	any insolvency, bankruptcy, liquidation, reorganization, arrangement, composition, winding-up, dissolution or similar proceeding involving or affecting a Pledgor.

(b)	Any Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Pledgor shall be automatically released as it relates to the Obligations upon such Pledgor ceasing to be a Credit Party in accordance with Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Liens of this Pledge Agreement.

(c)	The Collateral shall be automatically released from the Liens of this Pledge Agreement as it relates to the Obligations (i) to the extent provided for in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the security interest granted in such Collateral pursuant to Section 13.1of the Credit Agreement.

(d)	In connection with any termination or release pursuant to the foregoing paragraphs (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release, subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 7.1 shall be without recourse to, representation or warranty by the Collateral Agent (except a representation that the Collateral Agent has not assigned such Collateral nor created a Lien on or otherwise encumbered the same).

7.2 No Partnership. Nothing herein contained shall be deemed or construed by the parties hereto or by any third party as creating the relationship of partnership or of joint venture among any Pledgor and the Secured Parties, it being understood and agreed that none of the provisions herein contained or any acts of any of the Secured Parties or of any Pledgor shall be deemed to create any relationship between any of the Secured Parties and any Pledgor other than the relationship of pledgee and pledgor.

7.3 Rights and Remedies Cumulative. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

7.4 Waiver. No failure to exercise and no delay in exercising, on the part of the Collateral Agent, or any Secured Party, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.5 Unlimited Liability Securities. Notwithstanding any other provision in this Pledge Agreement or any other document or agreement among all or some of the parties hereto, to the extent that any Unlimited Liability Securities constitute Collateral, each Grantor thereof is the sole registered and beneficial holder of any such Unlimited Liability Securities and will remain so until such time as such Unlimited Liability Securities are effectively transferred into the name of the Collateral Agent, any other Secured Party or any other person on the books and records of the issuer of such pledged Unlimited Liability Securities. Accordingly, each such Grantor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such Unlimited Liability Securities that are Collateral (except insofar as the Grantor has granted a security interest in such dividends, property or other distributions, and any shares which are Unlimited Liability Securities shall be delivered to the Collateral Agent to hold as Collateral hereunder) and shall have the right to vote such Unlimited Liability Securities and to control the direction, management and policies of the issuer of such Unlimited Liability Securities to the same extent as the Grantor would if such Unlimited Liability Securities were not pledged to the Collateral Agent pursuant hereto. Nothing in this Pledge Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Pledge Agreement, or any other document or agreement among all or some of the parties hereto shall constitute the Collateral Agent nor any other Secured Party other than the Grantor as a member, shareholder or other equity holder for the purposes of the Companies Act (Nova Scotia), the Business Corporations Act (British Columbia), the Business Corporations Act (Alberta) or other applicable legislation governing the formation of an Unlimited Company (“ULC Legislation”) or provide to them the right to obtain any other indicia of ownership of any Unlimited Company until such time as notice is given to the Grantor and further steps are taken hereunder or thereunder so as to register the Collateral Agent, or any other person as holder of Collateral which are Unlimited Liability Securities. No provision in this Pledge Agreement (except this Section 7.5) or actions taken by the Collateral Agent pursuant to this Pledge Agreement which might provide or be deemed to provide otherwise, in whole or in part, shall, without the express written consent of the Collateral Agent, apply in respect of Unlimited Liability Securities. To the extent any provision hereof or of any other document or agreement would have the effect of constituting the Collateral Agent, any other Secured Party, or any other person as a shareholder or member of an issuer of Unlimited Liability Securities for the purposes of the ULC Legislation prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Collateral which are Unlimited Liability Securities without otherwise invalidating or rendering unenforceable this Pledge Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not Unlimited Liability Securities. For the avoidance of doubt, and except as otherwise provided in the last sentence of this Section 7.5, no provision of this Pledge Agreement or actions taken by the Collateral Agent pursuant to this Pledge Agreement shall apply, or be deemed to apply, so as to cause the Collateral Agent or any other Secured Party to be, and the Collateral Agent and each other Secured Party shall not be or be deemed to be or entitled to, and no Grantor shall cause or permit the Collateral Agent or any other Secured Party to:

(a)	be registered as a shareholder, member or other equity holder, or apply to be registered as a shareholder, member or other equity holder, of any Unlimited Company;

(b)	have a notation, or request or assent to a notation, being entered in its favour in the share or equity register in respect of Unlimited Liability Securities;

(c)	be held out, or hold itself out, as a shareholder, member or other equity holder of any Unlimited Company;

(d)	receive, directly or indirectly, any dividends, property or other distributions from such Unlimited Company by reason of the Collateral Agent or any other Secured Party holding a security interest in such Unlimited Company; or

(e)	act or purport to act as a shareholder, member or other equity holder of any Unlimited Company, or obtain, exercise or attempt to exercise any rights of a shareholder, member or other equity holder, including the right to attend a meeting of, or to vote any Unlimited Liability Securities or to be entitled to receive or receive any dividend, property or other distribution in respect of Unlimited Liability Securities.

The foregoing limitation shall not restrict the Collateral Agent from exercising the rights which it is entitled to exercise hereunder in respect of any Unlimited Liability Securities constituting Collateral at any time that the Collateral Agent shall be entitled to realize on all or any portion of the Collateral and upon the applicable notice being given of the intention to realize upon such Collateral and in the course of exercising upon such Collateral.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Attachment. Each Pledgor acknowledges that the security interests that arise under this Pledge Agreement attach upon the execution of this Pledge Agreement and that value has been given. A security interest in any after-acquired property included in the Collateral attaches to that property on acquisition of any rights therein by a Pledgor.

8.2 Credit Document. This Pledge Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

8.3 Amendments and Waivers. Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into in accordance with Section 13.1 of the Credit Agreement. No such waiver by the Collateral Agent shall extend to or be taken in any manner to affect any subsequent breach or Event of Default or the rights of the Collateral Agent arising from such subsequent breach or Event of Default.

8.4 Notices. All notices, demands, and other communications made in respect of this Pledge Agreement shall (except as otherwise expressly permitted herein) be in writing and given as provided in Schedule 13.2 of the Credit Agreement.

8.5 Section Captions. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Pledge Agreement.

8.6 Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7 Conflicts. In the event of any conflict between the provisions hereunder and the provisions of the Credit Agreement then, notwithstanding anything contained herein, the provisions contained in the Credit Agreement shall prevail and the provisions of this Pledge Agreement will be deemed to be amended to the extent necessary to eliminate such conflict. If any act or omission of a Pledgor is expressly permitted under the Credit Agreement but is expressly prohibited hereunder, such act or omission shall be permitted.

8.8 Governing Law, Entire Agreement, etc. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Subject to and without limiting in any way the provisions regarding the paramountcy of the Credit Agreement in Section 8.7 above, this Pledge Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agentand the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Collateral Agentnor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.9 Assignment. This Pledge Agreement shall be binding upon the Pledgors and the Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Pledgors, the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that (other than as expressly permitted by Section 10.3of the Credit Agreement) the Pledgors shall nothave the right to assign or transfer its rights or obligations hereunder except as expressly permitted by this Pledge Agreement or the Credit Agreement (and any such attempted assignment or transfer shall be void).

8.10 Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Borrower and the Collateral Agent.

8.11 Receipt of Copy. Each Pledgor acknowledges receipt of an executed copy of this Pledge Agreement.

8.12 Additional Pledgors. Each Subsidiary that is required to become a party to this Pledge Agreement pursuant to Section 9.9of the Credit Agreement, and each Subsidiary of the Borrower that elects to become a party to this Pledge Agreement, shall become a Subsidiary Pledgor, with the same force and effect as if originally named as a Pledgor herein, for all purposes of this Pledge

Agreement, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Attachment 2 hereto. The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

8.13 Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Pledge Agreement, the terms of any Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement,any Junior Lien Intercreditor Agreement and any Pari Intercreditor Agreement and, with respect to the ABL Priority Collateral, any obligation of the Pledgors hereunder or under any other Security Document with respect to the delivery of, or granting control over, any ABL Priority Collateral, the novation of any Lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Pledgors comply with the requirements of the similar provision of the applicable ABL Credit Documents. The delivery of any ABL Priority Collateral to the ABL Administrative Agentpursuant to the ABL Credit Documents shall satisfy any delivery requirement hereunder or under any other Security Document. Furthermore, the Collateral Agent is authorized by the parties hereto and by the other Secured Parties to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to the ABL Administrative Agent.

[Signature page follows]

IN WITNESS WHEREOF, the parties caused this Pledge Agreement to be duly executed and delivered as of the date first written above.

CANADA GOOSE HOLDINGS INC., as a Pledgor

By:
Name:
Title:

CANADA GOOSE INC., as a Pledgor

By:
Name:
Title:

Signature Page to Share and Note Pledge Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Share and Note Pledge Agreement

ATTACHMENT 1 to

Pledge Agreement

Item A.	Pledged Shares of Canada Goose Holdings Inc.

Pledged Share Issuer	Number/Class of Shares Owned	Number/Class of Shares Pledged	% of Shares Pledged of All Outstanding Shares
Canada Goose Inc.	113,810,905 Class B Common Shares	113,810,905 Class B Common shares	100%

Item B.	Pledged Shares of Canada Goose Inc.

Pledged Share Issuer	Number/Class of Shares Owned	Number/Class of Shares Pledged	% of Shares Pledged of All Outstanding Shares
Canada Goose Trading Inc.	1 Common Share and 3,875,020 Class A Shares	1 Common Share and 3,875,020 Class A Shares	100%
Canada Goose US, Inc.	100 shares of Common Stock	100 shares of Common Stock	100%
Canada Goose International Holdings Limited	28,979,461 ordinary shares	28,979,461 ordinary shares	100%

Item C.	Pledged Debt

Pledged Debt Issuer	Description
Canada Goose Holdings, Inc.	Promissory Note issued by Canada Goose Holdings Inc. in favour of Canada Goose Inc., dated as of December 2, 2016.

ATTACHMENT 2 to

Pledge Agreement

THIS SUPPLEMENT, dated as of •, 20• (this “Supplement”), supplements the PLEDGE AGREEMENT, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among each of the Pledgors listed on the signature pages thereto or that becomes a party thereto pursuant to Section 8.12 thereof (each such entity individually, a “Pledgor” and, collectively, the “Pledgors”), and Credit Suisse AG, Cayman Islands Branch, as the collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

WHEREAS reference is made to that certain Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Canada Goose Inc. (the “Borrower”), Canada Goose Holdings Inc. (“Holdings”), the Administrative Agent, the Collateral Agent and the Lenders from time to time party thereto (the “Lenders”);

AND WHEREAS capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

AND WHEREAS the Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make Loans to the Borrower under the Credit Agreement and to induce one or more Cash Management Banks, Bank Product Providers or Hedge Banks to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreementswith Holdings, the Borrower and/or its Restricted Subsidiaries.

AND WHEREAS the undersigned Subsidiaries (each an “Additional Pledgor”) are, as of the date hereof, (a) the legal and beneficial owners of the Securities described in Attachment 1 hereto, as such Attachment may be amended, supplemented or modified from time to time (collectively, the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the promissory notes described in Attachment 1 hereto, as such Attachment may be amended, supplemented or modified from time to time (collectively, the “Additional Pledged Debt”).

AND WHEREAS Section 9.9 of the Credit Agreement and Section 8.12 of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement or as otherwise provided in the Credit Agreement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9.9 of the Credit Agreement and Section 8.12 of the Pledge Agreement to pledge to the Collateral Agent for the benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Subsidiary Pledgor under the Pledge Agreement in order to induce the Lenders as consideration for Loans previously made or which may hereafter be made and to induce one or more Hedge Banks, Bank Product Providers or Cash Management Banks to enter into Secured Hedge Agreements, Secured Bank Product Agreements and Secured Cash Management Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent and each Additional Pledgor agrees as follows:

1.	As general and continuing collateral security for the payment and performance of the Obligations, each Additional Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, for its benefit and the benefit of each of the other Secured Parties, and hereby grants to the Collateral Agent, for its benefit and the benefit of each of the other Secured Parties, a continuing security interest in, all of the following property (collectively, the “Additional Collateral”):

(a)	all Securities Accounts in the name of such Additional Pledgor, including any and all investment property of whatever type or kind deposited in or credited to such Securities Accounts, including all such Financial Assets, all Security Entitlements related to such Financial Assets, and all certificates and other instruments from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other Assets from time to time received or receivable upon or otherwise distributed or distributable in respect of or in exchange for any or all of the foregoing;

(b)	all Additional Pledged Debt and the instruments evidencing the Pledged Debt owed to such Additional Pledgor;

(c)	all Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any Securities Intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other Assets or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(d)	all additional or substitute shares of capital stock or other equity interests of any class of any issuer from time to time issued to or otherwise acquired by an Additional Pledgor in any manner in respect of Additional Pledged Shares, the certificates, if any, representing such additional or substitute shares and any interest of such Additional Pledgor in the entries on the books of the issuer of such additional or substitute shares or any Securities Intermediary pertaining to such additional or substitute shares and all dividends, cash, warrants, rights, instruments and other Assets or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional or substitute shares;

(e)	all Financial Assets;

(f)	all Security Entitlements; and

(g)	all Proceeds in respect of the foregoing and all rights and interest of such Additional Pledgor in respect thereof or evidenced thereby, including all money received or receivable from time to time by such Additional Pledgor in connection with the sale of any of the foregoing, provided, however, the security interest created hereunder shall not charge, encumber, create a Lien upon or otherwise mortgage, and the terms “Additional Collateral”, “Additional Pledged Debt” and “Additional Pledged Shares” shall not include (i) Excluded Stock and Stock Equivalents, (ii) any such accounts, instruments or securities when in the reasonable determination of the Collateral Agent and the Borrower, the cost, burden or other consequences of the same being included as Collateral would be excessive in view of the benefits to be obtained by the Lenders therefrom, nor (iii) any such accounts, instruments or securities to the extent that the same being included as Collateral would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

2.	In accordance with Section 8.12 of the Pledge Agreement, each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

3.	Each Additional Pledgor, with respect to itself only, hereby makes each representation and warranty set forth in Article III of the Pledge Agreement.

4.	This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Borrower and the Collateral Agent. This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.

5.	Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

6.	This Supplement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.	Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.	All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.4 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 of the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties caused this Supplement to the Pledge Agreement to be duly executed and delivered as of the date first written above.

[ADDITIONAL PLEDGOR], as an Additional Pledgor

By:
Name:
Title:

Signature Page to Share and Note Pledge Agreement Supplement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Share and Note Pledge Agreement Supplement

ATTACHMENT 1 to

Supplement to Pledge Agreement

Item A. Additional Pledged Shares of [ADDITIONAL PLEDGOR]

Additional Pledged Share Issuer	Number/Class of Shares Owned	Number/Class of Shares Pledged	% of Shares Pledged of All Outstanding Shares
•	•	•	•

Item B. Additional Pledged Debt of [ADDITIONAL PLEDGOR]

Additional Pledged Debt Issuer	Description
•	•

EXHIBIT F-3

FORM OF U.K. SHARE CHARGE

EXECUTION VERSION

Dated

DECEMBER 2, 2016

between

CANADA GOOSE INC.

as Chargor

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Security Agent

SHARE CHARGE

i

TABLE OF CONTENTS (continued)

Page
SCHEDULE 1 SHARES	20

ii

THIS AGREEMENT is made on December 2, 2016 between the following parties:

(1)	CANADA GOOSE INC., a corporation existing under the laws of the Province of Ontario, Canada (the “Chargor”); and

(2)	Credit Suisse AG, Cayman Islands Branch as administrative agent, collateral agent and security trustee for the Secured Parties on the terms and conditions set out in the Credit Agreement and this Agreement (the “Security Agent” which expression shall include any person for the time being appointed as Security Agent or trustee or as an additional security agent or trustee for the purpose of, and in accordance with, the Credit Agreement).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Charged Portfolio” means the Shares and the Related Assets which from time to time are the subject of the Security.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by this Agreement or by law.

“Company” means Canada Goose International Holdings Limited, registered in England and Wales with company number 09595478.

“Credit Agreement” means the credit agreement dated on or about the date hereof made between Credit Suisse AG, Cayman Islands Branch as administrative agent and collateral agent, the other financial institutions party thereto from time to time as lenders, Canada Goose Holdings Inc., as holdings, and Canada Goose Inc., as borrower (as amended, varied, novated or supplemented from time to time).

“Discharge Event” means, subject to Clause 18.2 (Avoidance of Payments), (i) the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full, and (ii) any Commitments shall have been terminated.

“Excluded Property” means the Excluded Stock and Stock Equivalents.

“Insolvency Law” shall mean the Companies’ Creditors Arrangement Act (Canada), the BIA, the Bankruptcy Code, the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous legislation applicable to any Credit Party, any of their respective Subsidiaries or any jurisdiction in which Collateral is located.

“Party” means a party to this Agreement.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Portfolio and that term will include any appointee made under a joint and/or several appointment.

“Related Assets” means all dividends, distributions, interest and other monies at any time paid or payable in respect of the Shares and all other rights, benefits and proceeds in respect of, derived from or accruing to the Shares (whether by way of allotment, accretion, redemption, bonus, preference, option, rights, substitution, conversion, compensation or otherwise) held by, or to the order of the Chargor at any time, other than the Excluded Property.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Commitment or any Loan or under any Secured Cash Management Agreement, Secured Hedge Agreement or Secured Bank Product Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Insolvency Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Secured Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“Security” means the security created, or expressed to be created, in favour of the Security Agent, under or pursuant to or evidenced by this Agreement.

“Shares” means all of the issued shares in the capital of the Company held by, to the order or on behalf of, the Chargor at any time, including without limitation the shares listed in Schedule 1.

“Trust Property” means (a) the Liens and all other powers and rights (both present and future) granted to the Security Agent under or pursuant to this Agreement, (b) the Charged Portfolio from time to time the subject of the Liens under this Agreement, (c) all monies received or recovered by the Security Agent from time to time as security trustee for the Secured Parties under, pursuant to or in connection with this Agreement, and (d) all investments, property, money and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent (or any agent of the Security Agent) in respect of the same (or any part thereof), other than the Excluded Property.

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1.2	Construction

In this Agreement:

1.2.1	terms defined in the Credit Agreement shall, unless defined in this Agreement, have the same meaning in this Agreement;

1.2.2	the rules of interpretation contained in Sections 1.2 (Other Interpretative Provisions), 1.3 (Accounting Terms), 1.5 (References to Agreements, Laws, Etc.), 1.6 (Exchange Rates), 1.8 (Times of Day), 1.9 (Timing of Payment or Performance) and 1.10 (Certifications) of the Credit Agreement shall apply to the construction of this Agreement mutatis mutandis;

1.2.3	section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts created by this Agreement or any other Credit Document;

1.2.4	any reference to the “Agent”, the “Security Agent”, the “Chargor”, the “Company” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests; and

1.2.5	references in this Agreement to any Clause or Schedule shall be to a clause or schedule contained in this Agreement.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. Any Receiver may, subject to this Clause 1.3 (Third Party Rights) and the Contracts (Rights of Third Parties) Act 1999, rely on any clause of this Agreement which expressly confers rights on it.

1.4	Conflicts

In the event of any explicit conflict between the terms of this Agreement and the Credit Agreement, the terms of the Credit Agreement shall prevail.

1.5	Security Trustee

1.5.1	The Security Agent hereby accepts its appointment as security trustee by the Secured Parties under the Credit Agreement and declares (and the Chargor hereby acknowledges) that the Trust Property is held by the Security Agent as a security trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Credit Agreement.

1.5.2	Without prejudice to Clause 18 (Release of Security), if the Security Agent determines, acting reasonably, that a Discharge Event has occurred, or if otherwise required pursuant to the Credit Agreement, the security trusts described in this Agreement shall be wound up in connection with the release, without recourse or warranty, of all of the Security created under this Agreement in accordance with the terms of the Credit Agreement and the Chargor shall have no further obligations hereunder except as otherwise explicitly provided.

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1.5.3	The rights, powers and discretions conferred upon the Security Agent by this Agreement and the Credit Agreement in respect of this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and shall be in addition to any which may be vested in the Security Agent by general law or otherwise.

1.5.4	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent or in relation to the security trusts created by this Agreement or any other Credit Document. Where there are any inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the provisions of this Agreement and the Credit Agreement, the provisions of this Agreement and the Credit Agreement shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Agreement and the Credit Agreement shall constitute a restriction or exclusion for the purposes of that Act. In performing or carrying out its duties, obligations and responsibilities, the Security Agent shall be considered to be acting only in a mechanical and administrative capacity for the Secured Parties (save as expressly provided in the Credit Agreement and this Agreement) and shall not have or be deemed to have any duty, obligation or responsibility to (except to the extent of any liability imposed by law by reason of such Security Agent’s own gross negligence or wilful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) or relationship or trust or agency with, any Secured Party.

2.	COVENANT AND CHARGE

2.1	The Chargor agrees, as primary obligor and not only as surety, that it shall on demand of the Security Agent discharge and pay to the Security Agent as security trustee for the Secured Parties (when due and payable in accordance with the Credit Agreement and the other Credit Documents) the Secured Obligations.

2.2	Subject to the grace periods set forth in Section 11 (Events of Default) of the Credit Agreement, if the Chargor fails to pay any sum on the due date for payment of that sum the Chargor shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the rate determined by, and in accordance with, the provisions of Section 2.8 (Interest) of the Credit Agreement.

2.3	The Chargor, as legal and beneficial owner, charges all of its benefits, proceeds, right, title and interest, present and future, in and to the Charged Portfolio, with full title guarantee and by way of first fixed charge, in favour of the Security Agent as continuing security for the payment and discharge of all of the Secured Obligations.

3.	DEPOSIT OF CERTIFICATES

3.1	The Chargor shall on the date of this Agreement (or such later date as the Security Agent may agree in writing) and, in the case of Shares acquired by it or to which it becomes beneficially entitled (whether by subscription, purchase or otherwise) after the date of this Agreement, as soon as reasonably practicable and in any event within

4

sixty (60) days from the date of that acquisition or entitlement (or such later date as the Security Agent may agree in writing), deposit (or procure there to be deposited) with the Security Agent all original certificates and other documents of title to the Shares, a copy of the updated register of members of the Company evidencing the Chargor’s ownership of the Shares and share or stock transfer forms (executed in blank by or on behalf of the Chargor) in respect of the Shares.

3.2	The Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Security Agent of (a) all original certificates and other documents of title representing those Related Assets, (b) (in the case of Related Assets that are in the form of stocks or shares) updated register of members of the Company evidencing the Chargor’s ownership of such Related Assets and (c) such stock transfer forms or other instruments of transfer (executed in blank by or on behalf of the Chargor) in respect of those Related Assets as the Security Agent may request.

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends prior to an Event of Default

So long as no Event of Default shall have occurred and be continuing and the Security Agent has not provided notice contemplated in Clause 4.2 below, the Chargor shall be exclusively entitled to:

4.1.1	receive all dividends, interest and other monies or distributions arising from the Charged Portfolio; and

4.1.2	exercise any and all voting rights and other consensual rights pertaining to the Charged Portfolio, or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Credit Documents and the Security Agent shall, upon the written request of the Chargor, promptly execute and deliver (or cause to be executed and delivered) to the Chargor, such proxies and other instruments or documents, if any, as shall be reasonably requested by the Chargor to allow the Chargor to exercise voting power and other rights with respect to any part of the Charged Portfolio.

4.2	Voting rights and dividends after an Event of Default

Upon at least one (1) Business Day’s prior written notice to the Chargor by the Security Agent that the Security Agent is exercising its rights under this Clause 4.2, following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Security Agent may (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

4.2.1	exercise (or refrain from exercising) any voting rights and other consensual rights in respect of the Charged Portfolio; provided that, unless otherwise directed by the Required Lenders, the Security Agent shall have the right from time to time subject to the terms of the ABL/Term Loan Intercreditor Agreement, to permit the Chargor to exercise such rights. After all Events of

5

Default have been cured or waived, the Chargor shall have the right to exercise the voting and consensual rights that such Chargor would otherwise be entitled to exercise pursuant to the terms of Clause 4.1 above and the obligations of the Security Agent under Clause 4.1 shall be reinstated; and

4.2.2	receive and hold all dividends, interest and other monies or distributions arising from the Charged Portfolio, subject to the ABL/Term Loan Intercreditor Agreement. After all Events of Default have been cured or waived, the Security Agent shall repay to the Chargor (without interest) all dividends, distributions, principal and interest payments that such Chargor would otherwise be permitted to receive, retain and use pursuant to Clause 4.1 above.

5.	NEGATIVE PLEDGE AND DISPOSALS

5.1	Negative Pledge

The Chargor undertakes that it shall not, at any time during the subsistence of this Agreement, create or permit to subsist any security or quasi-security over all or any part of the Charged Portfolio other than the Security or in respect of any other Permitted Liens.

5.2	No Disposal of Interests

The Chargor undertakes that it shall not at any time during the subsistence of this Agreement, except to the extent not prohibited by the Credit Agreement or by this Clause 5:

5.2.1	assign or dispose of (or execute any conveyance, transfer, or assignment of, or other right to) all or any part of the Charged Portfolio; or

5.2.2	create, grant or permit to exist (a) any legal or equitable estate or other interest in, or over, or otherwise relating to or (b) any restriction on the ability to transfer or realise, all or any part of the Charged Portfolio.

6.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

6.1	The Chargor makes the following representations and warranties to the Security Agent for its own benefit and as security trustee for the benefit of the Secured Parties and acknowledges that the Security Agent and Secured Parties have relied upon those representations and covenants:

6.1.1	the Chargor is a duly organised and validly existing corporation under the laws of the Province of Ontario, Canada with the corporate power to enter into this Agreement;

6.1.2	this Agreement has been duly authorised by all necessary corporate action on the part of the Chargor and constitutes a legal and valid agreement binding on the Chargor, enforceable against the Chargor in accordance with its terms (except, in any case, as such enforceability may be limited by bankruptcy, insolvency, reorganisation or similar laws affecting creditors’ rights generally and subject to general principles of equity);

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6.1.3	it is the legal and beneficial owner of the Charged Portfolio free and clear of all liens (other than Permitted Liens and any Security or other lien permitted pursuant to Clause 5 (Negative Pledge and Disposals));

6.1.4	the Shares are duly authorised, validly issued and fully paid, represent the whole of the issued share capital of the Company and are not subject to any option to purchase or similar rights and the constitutional documents of the Company do not and could not restrict or inhibit (whether absolutely, partly, under a discretionary power or otherwise) the transfer of the Shares pursuant to the enforcement of the security by or pursuant to this Agreement; and

6.1.5	the security interest created herein constitutes, under English law, (a) a legal and valid security interest in all of the Charged Portfolio securing the payment and performance of the Secured Obligations, (b) subject to the making of all necessary registrations of this Agreement, a perfected security interest in all of the Charged Portfolio (to the extent perfection in the Charged Portfolio can be accomplished by such registration) and (c) subject to the obtaining of control, a perfected security interest in all of the Charged Portfolio (to the extent perfection in the Charged Portfolio can be accomplished by control). The security interest created herein is and shall be prior to any other Lien on any of the Charged Portfolio, subject only to Permitted Liens.

6.2	The Chargor undertakes to pay all calls or other payments due in respect of any part of the Charged Portfolio promptly and in any event within five (5) Business Days of demand. If the Chargor fails to make any such payment the Security Agent may make that payment on behalf of such Chargor and any sums so paid by the Security Agent shall be reimbursed by the Chargor promptly after written demand therefor.

6.3	The representations made by the Chargor in this Clause 6 (Chargor’s Representations and Undertakings) are made by the Chargor on the date of this Agreement and deemed to be made by the Chargor by reference to the facts and circumstances then existing as of the date of each Credit Event in accordance with, and subject to the exceptions set forth in the Credit Agreement.

7.	FURTHER ASSURANCE

7.1	Subject to the terms and limitations of Sections 9.9 (Additional Guarantors and Grantors), 9.10 (Pledge of Additional Stock and Evidence of Indebtedness) and 9.12 (Further Assurances) of the Credit Agreement, the Chargor shall promptly at its own cost execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Charged Portfolio to the Security Agent or its nominee(s)) that the Security Agent may reasonably request for the purpose of (a) exercising the Collateral Rights or (b) securing and perfecting its security over or title to all or any part of the Charged Portfolio.

7.2	At any time after the occurrence of an Event of Default which is continuing, the Chargor shall upon demand from the Security Agent (a) procure the transfer of the Charged Portfolio into the name of the Security Agent or its nominee(s), agents or such purchasers as it shall direct and (b) execute all documents and do all other things that the Security Agent may require to facilitate the realisation of the Charged Portfolio.

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8.	POWER OF ATTORNEY

8.1	The Chargor, by way of security, irrevocably appoints the Security Agent to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any stock transfer forms and other instruments of transfer) and do all things that the Security Agent may consider to be necessary for (a) carrying out any obligation imposed on the Chargor under this Agreement or (b) exercising any of the rights conferred on the Security Agent by this Agreement or by law (including, after the occurrence of an Event of Default which is continuing, the exercise of any right of a legal or a beneficial owner of the Charged Portfolio). The Chargor shall ratify and confirm all things done and all documents executed by the Security Agent in the exercise of that power of attorney pursuant to this Clause 8.1.

8.2	The Chargor hereby declares that such power of attorney has been given for valuable consideration and shall remain irrevocable for so long as any part of the Secured Obligations remains outstanding. The Chargor hereby ratifies and confirms and agrees to ratify and confirm all things done or purported to be done and all documents executed by any attorney in the exercise of all or any of its powers, authorities and discretions referred to in Clause 8.1 above.

8.3	The Security Agent agrees that the power of attorney granted pursuant to this Clause 8 (Power of Attorney) is not effective until the occurrence of an Event of Default and that it shall not exercise such power of attorney unless an Event of Default has occurred and is continuing and after the expiration of any notice periods otherwise required under the Credit Agreement.

9.	SECURITY ENFORCEMENT

9.1	Upon at least one (1) Business Day’s prior written notice to the Chargor by the Security Agent that the Security Agent is exercising its rights under this Clause 9.1, following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Security created by or pursuant to this Agreement shall be immediately enforceable and the Security Agent may, without prior authorisation from any court:

9.1.1	secure and perfect its title to all or any part of the Charged Portfolio (including transferring the same into the name of the Security Agent or its nominee(s)) or otherwise exercise in relation to the Charged Portfolio all the rights of an absolute owner;

9.1.2	enforce all or any part of the Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit);

9.1.3	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Agreement) on mortgagees and by this Agreement on any Receiver or otherwise conferred by law on mortgagees or Receivers; and

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9.1.4	collect, recover or compromise, and give good discharge for any monies paid or payable to the Chargor under or in respect of the Charged Portfolio, and enforce (in any way whatsoever including, without limitation, by way of instituting proceedings in the Chargor’s name) any rights or claims arising or in respect of the Charged Portfolio.

10.	POWER OF SALE

10.1	Upon at least ten (10) Business Days’ prior written notice to the Chargor by the Security Agent that the Security Agent is exercising its rights under this Clause 10.1, following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Security Agent shall be entitled, without prior authorisation from any court, to sell or otherwise dispose of all or any part of the Charged Portfolio (at the times, in the manner and on the terms it thinks fit). The Security Agent shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations in accordance with the Credit Agreement.

10.2	The powers conferred by this Agreement in relation to the Charged Portfolio or any part thereof on the Security Agent shall be in addition to and not in substitution for the powers conferred on mortgagees under the conferred by the Law of Property Act 1925, which shall apply to the Security created by this Agreement except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the powers contained in the Law of Property Act 1925 and those conferred by this Agreement as aforesaid or where the powers or protections in this Agreement are more extensive or less restricted than those provided by the Law of Property Act 1925, then the terms of this Agreement shall prevail to the extent permitted by law.

10.3	A certificate in writing by an officer or agent of the Security Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Portfolio. No person dealing with the Security Agent shall be concerned to enquire whether any event has happened upon which any of the powers, authorities and discretions conferred by or pursuant to this Agreement in relation to such property or any part thereof are or may be exercisable by the Security Agent or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such powers.

10.4	Neither the Security Agent nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable (except to the extent of any liability imposed by law by reason of such Security Agent’s or Receiver’s own gross negligence, bad faith, wilful misconduct or material breach of this Agreement or any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.5	To the extent that any of the Charged Portfolio constitutes “financial collateral” and this Agreement and the obligations of the Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)

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(the “Regulations”) the Security Agent shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations. For this purpose, the Parties agree that the value of such financial collateral so appropriated shall be the fair market price of the Charged Portfolio reasonably determined by the Security Agent by reference to a public index or by such other process as the Security Agent may reasonably select, including independent valuation. The Parties agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

11.	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

11.1	Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Agreement.

11.2	Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Agreement or to the exercise by the Security Agent of its right to consolidate all or any of the Security with any other security in existence at any time or to its power of sale.

12.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

12.1	Appointment and Removal

Upon one (1) Business Day’s prior written notice to the Chargor by the Security Agent that the Security Agent is exercising its rights under this Clause 12.1, following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent):

12.1.1	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

12.1.2	appoint two or more Receivers of separate parts of the Charged Portfolio;

12.1.3	remove (so far as it is lawfully able) any Receiver so appointed;

12.1.4	appoint another person(s) as an additional or replacement Receiver(s); or

12.1.5	appoint one or more persons to be an administrator of the Chargor.

12.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 12.1 (Appointment and Removal) shall be:

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12.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

12.2.2	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

12.2.3	entitled to remuneration for his services at a rate to be fixed by the Security Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

12.3	Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Portfolio.

13.	POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio (and any assets of the Chargor which, when got in, would be Charged Portfolio) in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

13.1	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

13.2	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

13.3	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

13.4	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be reasonably incidental or conducive to (1) any of the functions, powers, authorities or discretions conferred on or vested in him or (2) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Portfolio) or (3) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.

14.	APPLICATION OF MONIES

All monies received or recovered by the Security Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses

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incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Security Agent (notwithstanding any purported appropriation by the Chargor) in accordance with the terms of the Credit Agreement.

15.	SUSPENSE ACCOUNT

15.1	Until a Discharge Event has occurred, the Security Agent may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Agreement or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Security Agent as the Security Agent shall think fit) and the Security Agent (or any Receiver) may retain the same for the period which he (or any Receiver) considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

15.2	If the Security is enforced at a time when no amount is due under the Credit Documents but at the time when amounts may or will become due, the Security Agent (or Receiver) may pay the proceeds of recoveries into a suspense account on the same terms as set out in Clause 15.1.

16.	PROTECTION OF PURCHASERS

16.1	Consideration

The receipt of consideration by the Security Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

16.2	Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

17.	EFFECTIVENESS OF SECURITY

17.1	Continuing security

17.1.1	Subject to Clause 18 (Release of Security), the Security shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Agent.

17.1.2	Subject to Clause 18 (Release of Security), no part of the Security from time to time intended to be constituted by the Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction (and without prejudice to Clause 18 (Release of Security)) of the whole or any part of the Secured Obligations.

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17.2	Chargor’s Obligations

Without prejudice to Clause 18 (Release of Security), the obligations of the Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

17.2.1	any winding-up, dissolution, administration or re-organisation of or other change in any Credit Party or any other person;

17.2.2	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

17.2.3	any time or other indulgence being granted to any other Credit Party or any other person;

17.2.4	any amendment, variation, waiver or release of any of the Secured Obligations;

17.2.5	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

17.2.6	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Chargor under this Agreement.

17.3	Cumulative Rights

The Security and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any Secured Party may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Security Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Portfolio shall merge into the Security.

17.4	No Prejudice

The Security and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to any Credit Party or any other person, or the Security Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties, or by any variation of the terms of the trust upon which the Security Agent holds the Security or by any other thing which might otherwise prejudice that security or any Collateral Right.

17.5	Remedies and Waivers

No failure on the part of the Security Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

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17.6	No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable to any person by reason of (1) taking any action permitted by this Agreement or (2) any neglect or default in connection with the Charged Portfolio or (3) taking possession of or realising all or any part of the Charged Portfolio (except to the extent of any liability imposed by law by reason of such Security Agent’s or Receiver’s own gross negligence, bad faith, wilful misconduct, or material breach of this Agreement or any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision).

17.7	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the Security is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the Security.

17.8	Waiver of defences

Without prejudice to Clause 18 (Release of Security), the obligations of the Chargor under this Agreement will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or any Secured Party) including:

17.8.1	any time, waiver or consent granted to, or composition with, any other Credit Party or other person;

17.8.2	the release of any other Credit Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Borrower or its Subsidiaries;

17.8.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Credit Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.8.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Credit Party or any other person;

17.8.5	any amendment (however fundamental) or replacement of a Credit Document or any other document or security or of the Secured Obligations (in each case, other than this Agreement);

17.8.6	any unenforceability, illegality or invalidity of any obligation of any person under any Credit Document or any other document or security or of the Secured Obligations; or

17.8.7	any insolvency or similar proceedings.

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17.9	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

17.10	Deferral of Rights

Until the occurrence of a Discharge Event, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

17.10.1	to be indemnified by any other Credit Party;

17.10.2	to claim any contribution from any guarantor of any Credit Party’s obligations under this Agreement; and/or

17.10.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by any Secured Party.

18.	RELEASE OF SECURITY

18.1	Redemption of Security

Subject to Clauses 18.2 (Avoidance of Payments) and 18.3 (Discharge Conditional) below, upon the occurrence of a Discharge Event, the security interest granted in this Agreement shall terminate and all rights to the Charged Portfolio shall revert to the Chargor. Upon the occurrence of any such Discharge Event, the Security Agent will, at the Chargor’s sole expense, deliver to the Chargor, without any representations, warranties or recourse of any kind whatsoever (except a representation that it has not assigned the same nor created a lien on or otherwise encumbered the same), all certificates and instruments representing or evidencing all of the Charged Portfolio held by the Security Agent under this Agreement, and execute and deliver to the Chargor such documents as the Chargor shall reasonably request to evidence such termination.

18.2	Avoidance of Payments

Notwithstanding Clause 18.1 (Redemption of Security), this Agreement shall be reinstated if at any time following the termination of this Agreement under Clause 18.1 (Redemption of Security), the payment of any obligation by the Chargor hereunder or under any other Credit Document is set aside upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Chargor or otherwise. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Clause 18.

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18.3	Discharge Conditional

Any settlement or discharge between the Chargor and any Secured Party shall be conditional upon no security or payment to that Secured Party by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Agreement) that Secured Party shall be entitled to recover from the Chargor the value which that Secured Party, acting reasonably, has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

18.4	Other Releases

Upon any disposition permitted by the Credit Agreement of all or any part of the Charged Portfolio in compliance with the terms of the Credit Agreement and the other Credit Documents, the Security Agent will, at the Chargor’s request and expense, execute and deliver to the Chargor such documents as the Chargor shall reasonably request to evidence the release of all or any such part of the Charged Portfolio from the security interest granted hereby.

19.	SUBSEQUENT SECURITY INTERESTS

If the Security Agent (acting in its capacity as security trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent security affecting all or any part of the Charged Portfolio or any assignment or transfer of the Charged Portfolio which is prohibited by the terms of this Agreement or the Credit Agreement, all payments thereafter by or on behalf of the Chargor to the Security Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Security Agent received such notice.

20.	ASSIGNMENT

The Security Agent may assign and transfer all or any of its rights and obligations under this Agreement in accordance with the terms of the Credit Agreement. The Security Agent shall be entitled to disclose such information concerning the Chargor and this Agreement to the extent permitted under Section 13.16 (Confidentiality) of the Credit Agreement.

21.	NOTICES

Any demand, notice, consent or communication to be made or given by or to the Chargor or the Security Agent under or in connection with this Agreement shall be effective if given in accordance with the provisions of Section 13.2 (Notices) of the Credit Agreement and the Chargor and the Security Agent may change their respective address for notices in accordance with the said provisions.

22.	EXPENSES, STAMP TAXES AND INDEMNITY

22.1	Expenses

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The Chargor shall, in each case solely to the extent required by, and in accordance with, Section 13.5 (Payment of Expenses; Indemnification) of the Credit Agreement, (a) reimburse the Security Agent for all the reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and disbursements of its legal counsel) together with any VAT thereon incurred by it in connection with:

(a)	the negotiation, preparation and execution of this Agreement and the completion of the transactions contemplated by the Credit Documents and perfection of the Security (to the extent the costs and expenses have been reasonably incurred); and

(b)	the exercise, preservation and/or enforcement of any of the Collateral Rights or the Security or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security or of enforcing the Collateral Rights.

22.2	Stamp Taxes

The Chargor shall, in each case solely to the extent required by, and in accordance with, Section 5.4(c) (Tax Indemnifications) of the Credit Agreement, (a) pay all stamp, registration and other Taxes to which this Agreement, the Security or any judgment given in connection with it is or at any time may be subject and (b) from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.

22.3	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the Security, indemnify the Security Agent, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs, in each case solely to the extent required by, and in accordance with, Section 13.5 (Payment of Expenses; Indemnification) of the Credit Agreement.

23.	PAYMENTS FREE OF DEDUCTION

The provisions of Section 5.4 (Net Payments) of the Credit Agreement are incorporated with this Agreement mutatis mutandis as if set out here in full.

24.	DISCRETION AND DELEGATION

24.1	Discretion

Any liberty or power which may be solely exercised or any sole determination which may be made under this Agreement by the Security Agent or any Receiver may, subject to the terms and conditions of the Credit Agreement and any terms to the contrary under this Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

24.2	Delegation

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Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

25.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of one hundred and twenty (120) years from the date of the Credit Agreement.

26.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

27.	JURISDICTION

27.1	Submission to Jurisdiction; Waivers

Each party hereto irrevocably and unconditionally:

(a)	submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the England, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party hereto or thereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any party hereto or thereto or its properties in the courts of any jurisdiction.

(b)	waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Clause 27 (Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)	agrees that nothing herein shall affect the right of the Security Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Chargor or any other Credit Party in any other jurisdiction; and

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(d)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Clause 27 (Jurisdiction) any special, exemplary, punitive or consequential damages.

27.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

27.2.1	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement (the “Process Agent”), and shall deliver to the Security Agent evidence in writing confirming that the Process Agent acknowledges, agrees and accepts such appointment by the Chargor; and

27.2.2	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned,

and, if the Process Agent ceases to be able to act as a process agent or to have an address in England, the Chargor irrevocably agrees to appoint a new process agent in England and to deliver to the Security Agent within 14 days of the appointment a copy of a written acceptance of appointment by the new process agent. Nothing in this Agreement shall affect the right of a Secured Party to serve process in any other manner permitted by law.

THIS AGREEMENT has been signed on behalf of the Security Agent and executed as a deed by the Chargor and is delivered by it on the date specified above.

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The Security Agent

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to the Share Charge]

The Chargor

Executed and delivered as a deed on behalf of`	)
CANADA GOOSE INC.	)
acting by an authorised signatory:	)

	)	Title:

[Signature Page to the Share Charge]

EXHIBIT G-1

FORM OF U.S. SECURITY AGREEMENT

EXECUTION VERSION

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Security Agreement”), among Canada Goose US, Inc., a Delaware corporation (together with its successors, by merger or otherwise, and permitted assigns, the “Company”),each of the Subsidiaries listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.14 hereof (each such entity, together with its successors, by merger or otherwise, and permitted assigns, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Company are referred to collectively as the “Grantors”), and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as collateral agent (in such capacity, together with any successor agent appointed pursuant to the Credit Agreement, the “Collateral Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, Canada Goose Inc., a corporation existing under the laws of Ontario (together with its successors, by amalgamation or otherwise, and permitted assigns, the “Borrower”), Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia (together with its successors, by amalgamation or otherwise, and permitted assigns, “Holdings”), the Lenders, the Administrative Agent and the Collateral Agent have entered into a Credit Agreement, dated as of December 2, 2016 (as the same may be amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), pursuant to which Credit Suisse and the other Lenders from time to time party thereto have agreed, subject to certain terms and conditions, to extend credit and make certain other financial accommodations available to the Borrower;

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower and (b) one or more Cash Management Banks, Bank Product Providers or Hedge Banks may from time to time enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries;

WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Grantor party thereto has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, each Grantor is the Borrower or a Guarantor;

WHEREAS, the proceeds of the Loans and the provision of the Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements will be used in part to enable the Borrower to make valuable transfers to the Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the provision of such Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements; and

WHEREAS, the ABL/Term Loan Intercreditor Agreement governs the relative rights and priorities of the Secured Parties and the ABL Secured Parties in respect of the Term Priority Collateral and the ABL Priority Collateral.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make the Loans, and to induce one or more Lenders or Affiliates of Lenders to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement or the ABL/Term Loan Intercreditor Agreement, as applicable, and used herein (including in the preamble and recitals above) shall have the meanings given to them in the Credit Agreement or the ABL/Term Loan Intercreditor Agreement, as applicable; provided, that in the event of a conflict of meaning of a defined term appearing in both the Credit Agreement and the ABL/Term Loan Intercreditor Agreement, the meaning of such defined term in the Credit Agreement shall control.

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, Chattel Paper, Commercial Tort Claims, Commodity Contract, Deposit Accounts, Documents, Fixtures, Goods, Instruments, Inventory, Letter-of-Credit Right, Securities, Securities Accounts, Security Entitlement, Software, Supporting Obligation and Tangible Chattel Paper.

(c) The following terms shall have the following meanings:

“Borrower” shall have the meaning provided in the recitals to this Security Agreement.

“Collateral” shall have the meaning provided in Section 2(a).

“Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.

“Company” shall have the meaning provided in the preamble to this Security Agreement.

“Control” shall mean “control,” as such term is defined in Section 9-104 or 9-106, as applicable, of the UCC.

“Copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyrights arising under the laws of the United States, whether as author, assignee, transferee or otherwise, including copyrights in Software, and (ii) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those U.S. registered copyrights owned by any Grantor and listed on Schedule 1.

“Credit Agreement” shall have the meaning provided in the recitals to this Security Agreement.

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Property” shall mean (i) any Vehicles, airplanes and other assets subject to certificates of title; (ii) Letter-of-Credit Rights except to the extent constituting Supporting Obligations for other Collateral; (iii) any property subject to a purchase money agreement, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby; (iv)(x) all leasehold interests in real property (including, for the avoidance of doubt, any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters in respect of such leasehold interests) and (y) any parcel of real estate located in the United States and the improvements thereto owned in fee by a Credit Party with a book value of $5,000,000 or less (at the time of acquisition) (but not any Collateral located thereon) or any parcel of real estate and the improvements thereto owned in fee by a Credit Party outside the United States; (v) any “intent to use” Trademark application filed and accepted in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein would impair the validity or enforceability of such “intent to use” Trademark application under federal law; (vi) except to the extent perfection of a security interest therein may be accomplished by filing financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code of any relevant jurisdiction, deposit accounts, securities accounts, commodities accounts and any other assets requiring perfection through control agreements or perfection by “control” (other than (x) any Pledged Shares or Pledged Debt (each, as defined in the Pledge Agreement) and (y) certain Deposit Accounts of the Grantors in accordance with the ABL/Term Loan Intercreditor Agreement (excluding, for the avoidance of doubt, any Excluded Deposit Account)); (vii) any charter, permit, franchise, authorization, lease, license, sublicense or agreement, in each case, only to the extent and for so long as the grant of a security interest therein by the applicable Grantor (w) with respect to Intellectual Property, would impair the value of such Intellectual Property to a Grantor, (x) is prohibited by, or would invalidate, such charter, permit, franchise, authorization, lease, license, sublicense, agreement, instrument or indenture or is prohibited by law, (y) would give any party (other than a Credit Party) to any such charter, permit, franchise, authorization, lease, license, sublicense, agreement, instrument or indenture the right to terminate its obligations thereunder or (z) is permitted only with consent and all necessary consents to such grant of a Security Interest have not been obtained from the other parties thereto (other than the receivables and proceeds thereof and to the extent that any such prohibition referred to in clauses (x), (y) and (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such charter, permit, franchise, authorization, lease, license or agreement; (viii) Commercial Tort Claims with a value of less than $2,500,000 (with such value determined by the Borrower in good faith); (ix) any Excluded Stock and Stock Equivalents; (x) with respect to the Grantors, any assets located or titled outside of the United States or Canada or assets that require action under the laws of any jurisdiction other than the United States to create or perfect a security interest in such assets and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required; (xi) any assets with respect to which, in the reasonable judgment of the Collateral Agent and the Borrower, the cost or other consequences of granting a security interest in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (xii) any assets with respect to which granting a security interest in such assets in favor of the Secured Parties under the Security Documents could result in materially adverse tax consequences (as reasonably determined by the Borrower in consultation with the Collateral Agent); and (xiii) any assets with respect to which granting a security interest in such assets would require obtaining the consent, approval, license or authorization of any governmental authority (it being understood that the Grantors are not required to comply with the Federal Assignment of Claims Act or any similar statute) or other third party, in each case excluding the proceeds and receivables thereof; provided that with respect to clauses (iii) and (vii)(x), such property shall be Excluded Property only to the extent and for so long as such prohibition is in effect; provided further that proceeds and products from any and all of the foregoing that would constitute Excluded Property shall also not be considered Collateral and proceeds and products from any and all of the foregoing that do not constitute Excluded Property shall be considered Collateral.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder.

“Grantor” shall have the meaning assigned to such term in the preamble to this Security Agreement.

“Guarantee” shall have the meaning provided in the recitals to this Security Agreement.

“Holdings” shall have the meaning provided in the recitals to this Security Agreement.

“Intellectual Property” shall mean all U.S. intellectual property, including all (i)(a) Patents, inventions, processes, developments, technology and know-how; (b) Copyrights; (c) Trademarks; (d) trade secrets, proprietary rights in Software, data, databases and proprietary rights in confidential or non-public information; and (e) all other intellectual property rights, and (ii) all rights, priorities and privileges related thereto and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all Proceeds therefrom in each instance, to the extent existing within the U.S.

“Intercreditor Agreement” means the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or Pari Intercreditor Agreement and/or any other intercreditor agreement permitted to be entered into under the Credit Agreement (each, an “Intercreditor Agreement”).

“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements and Commodity Contracts of any Grantor (other than Excluded Stock and Stock Equivalents).

“Patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all patents of the United States, all registrations and recordings thereof, and all applications for patent of the United States, including issuances, recordings and pending applications in the United States Patent and Trademark Office, and (b) all reissues, reexaminations, continuations, divisions, continuations-in-part, or extensions thereof, and the inventions, discoveries or designs disclosed or claimed therein, including those U.S. patents and applications therefor owned by any Grantor and listed on Schedule 2.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor included in the Collateral, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor included in the Collateral or injury to the goodwill associated with or symbolized thereby, (iii) past, present or future infringement of any Copyright included in the Collateral now or hereafter owned by any Grantor and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Intellectual Property” shall mean all Copyrights, Patents and Trademarks issued by, registered with, renewed by or the subject of a pending application before the United States Patent and Trademark Office or the United States Copyright Office.

“Security Agreement” shall have the meaning provided in the preamble to this Security Agreement.

“Security Interest” shall have the meaning provided in Section 2(a).

“Short-form Intellectual Property Security Agreement” shall have the meaning assigned to such term in Section 3.2(b).

“Subsidiary Grantor” shall have the meaning assigned to such term in the preamble to this Security Agreement.

“Termination Date” shall have the meaning provided in Section 6.5(a).

“Trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, brand names, domain names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers and designs, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof and (ii) all goodwill associated therewith or symbolized thereby, including those U.S. registered trademarks and applications therefor owned by any Grantor and listed on Schedule 3 hereto.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform

Commercial Code as in effect in a jurisdiction other than New York, such terms shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Vehicles” shall mean all cars, trucks, trailers and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

Sections 1.2, 1.3, 1.5, 1.6, 1.8, 1.9 and 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

Section 2. Grant of Security Interest. (a) Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents, Deposit Accounts and all other investments deposited therein;

(iv) all Documents;

(v) all Equipment, Fixtures and Goods;

(vi) all General Intangibles (including Payment Intangibles and Software);

(vii) all Instruments;

(viii) all Intellectual Property;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Supporting Obligations;

(xii) all books and records pertaining to the Collateral; and

(xiii) the extent not otherwise included, all Proceeds and products of any and all of the foregoing;

provided that (x) the Collateral (or any defined term used in the definition thereof) shall not include any Excluded Property, and (y) none of the items included in clauses (i) through (xiii) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral; provided, however, that Collateral shall include any Proceeds, substitutions or replacements of any assets referred to in the foregoing clauses (x) and (y) (unless such Proceeds, substitutions or replacements would constitute assets referred to in the foregoing clause (x) or (y)). The Grantors shall not be required to take any action intended to cause “Excluded Property” to constitute Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property. Until the Discharge of ABL Obligations, with respect to any Collateral that is ABL Priority Collateral, to the extent the ABL Agent determines that any property or assets shall not become part of, or shall be excluded from, the ABL Priority Collateral, or that any delivery or notice requirement in respect of any such ABL Priority Collateral shall be extended or waived, the Collateral Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the Borrower in connection therewith (at the Grantor’s expense).

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the applicable Grantors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect (with respect to Intellectual Property included in the Collateral, if and to the extent such perfection may be achieved by the filings contemplated in Section 3.2) the Security Interests of the Collateral Agent under this Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets”, “all assets now owned or hereafter acquired” or words of similar effect, provided that with respect to fixtures the Collateral Agent shall only file or record financing statements in the jurisdiction of organization of a Grantor, except in connection with a Mortgage. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

Subject to the limitations contained herein and in the Credit Agreement, each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), with the signature of each applicable Grantor, such documents as may be necessary or advisable for the purpose of perfecting (with respect to Intellectual Property included in the Collateral, if and to the extent perfection may be achieved by the filings contemplated in Section 3.2), confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each Grantor and naming any Grantor or the Grantors as debtors and the Collateral Agent, as the case may be, as secured party.

The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral, unless the Collateral Agent has expressly assumed such obligations or liabilities and released the Grantors from such obligations and liabilities.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party on the date hereof that:

Section 3.1. Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and (b) the Liens permitted by the Credit Agreement pursuant to Section 10.2 thereof, such Grantor owns, or has valid leaseholds in or the right to use, each item of the Collateral free and clear of any and all Liens. To the knowledge of such Grantor, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement or (ii) are permitted by the Credit Agreement.

Section 3.2. Perfected Liens. (a) This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral (provided that, with respect to the creation and perfection of Security Interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection thereof is governed by the Uniform Commercial Code), subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally, general equitable principles, and principles of good faith and fair dealing.

(b) Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (to the extent perfection may be obtained by the filings or other actions described in clauses (A), (B) or (C) of this Section 3.2(b)) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) with respect to Collateral that is not Excluded Property in which perfection can be obtained by filing a financing statement, the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) with respect to Instruments, Chattel Paper, Certificated Securities and negotiable Documents that constitute Collateral, delivery to the Collateral Agent of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer in blank and (C) with respect to Intellectual Property that is not Excluded Property, completion or recordation of the filing of a fully executed agreement substantially in the form of Annex B hereof (the “Short-form Intellectual Property Security Agreement”) and containing a description of the applicable Collateral constituting Registered Intellectual Property in the United States Patent and Trademark Office, with respect to U.S. registered and applied for Patents and Trademarks, within ninety (90) days from the execution date of such Short-form Intellectual Property Security Agreement, or in the United States Copyright Office, with respect to U.S. registered Copyrights, within thirty (30) days from the execution date of such Short-form Intellectual Property Security Agreement, as applicable and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to, nor shall the Collateral Agent be authorized to, perfect the Security Interests granted by this Security Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) filings approved or required by United States federal government offices with respect to Registered Intellectual Property under applicable United States law, (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Tangible Chattel Paper, Instruments or Certificated Securities with a fair market value in excess of $1,500,000individually (or in the case of intercompany indebtedness, an Intercompany Note) and (iv) for so long as the ABL Credit Agreement is in effect, the grant to the ABL Agent as gratuitous bailee and/or agent for the Collateral Agent of control over certain Deposit Accounts pursuant to the ABL/Term Loan Intercreditor Agreement (other than the Excluded Deposit Accounts). No additional actions shall be required hereunder with respect to (x) any Equity Interests issued by a Foreign Subsidiary or (y) any assets that are located or titled outside of the United States or Canada or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets (it being understood that there shall be no security agreements required from a Grantor governed under the laws of any non-U.S. jurisdiction).

(d) It is understood and agreed that the Security Interests in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

Section 3.3. Schedules. (a) As of the Closing Date, Schedule 1 sets forth a true and complete list of all Copyrights applied for, or registered with, the United States Copyright Office owned by each Grantor, including the name of the registered owner and the application or registration number of each such Copyright.

(b) As of the Closing Date, Schedule 2 and Schedule 3 set forth a true and complete list of all of each Grantor’s Patents and Trademarks, respectively, applied for, or registered with, the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration or application number, as applicable.

(c) As of the Closing Date, Schedule 5(a) sets forth, with respect to each Grantor, (i) its exact legal name, as such name appears in its respective certificate of incorporation or articles of incorporation or formation (or equivalent organizational document) in its jurisdiction of incorporation, formation or organization, (ii) its type of organization, (iii) its organizational identification number, if any, and (iv) its jurisdiction of formation. As of the Closing Date, set forth in Schedule 5(b) hereto is a list of (w) any other corporate or organizational legal names each Grantor has had, together with the date of the relevant change, (x) all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties and (y) any other business or organization to which each Grantor became the successor by merger, consolidation or acquisition of all or substantially all of the assets of another Person (other than any merger or consolidation with, or acquisition from, any other Grantor), and any changes in the form, nature or jurisdiction of organization or otherwise, in the case of each of clauses (w) through (y), at any time in the five years immediately preceding the Closing Date.

SECTION 4. COVENANTS.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Termination Date or the release of such Grantor in accordance with Section 6.5(b):

Section 4.1. Maintenance of Perfected Security Interest; Further Documentation. (a) Except as otherwise permitted in the Credit Documents, such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.2(b) and shall use commercially reasonable efforts to defend such Security Interest against the material claims and demands of all Persons (except to the extent that the Collateral Agent and the Borrower agree that the cost of such defense is excessive in relation to the benefit to the Lenders of the security interest and priority), in each case other than a Security Interest in assets of such Grantor subject to a disposition permitted by the Credit Agreement to a Person that is not a Credit Party, and in each case subject to Section 3.2(c).

(b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c) Such Grantor will (A) furnish to the Collateral Agent at the time of the delivery of the financial statements provided for in Section 9.1(a) of the Credit Agreement: a schedule setting forth any new or additional Registered Intellectual Property owned by any Grantor, which has not been previously disclosed to the Collateral Agent, following the Closing Date (or following the date of the last supplement provided to the Collateral Agent pursuant to this Section 4.1(c)), all in reasonable detail, and (B) within thirty (30) days following the delivery of such financial statements (or such later date as the Collateral Agent may reasonably agree), execute and file appropriate documents or instruments (as the Collateral Agent may reasonably request) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, evidencing the Collateral Agent’s security interest in such new or additional Registered Intellectual Property that is not Excluded Property.

(d) Subject to clause (e) below and Section 4.1(a), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(C)), which may be required under any applicable law, or which, subject to the terms of any Intercreditor Agreement, the Collateral Agent may reasonably request, in order (i) to grant, preserve, protect and perfect (with respect to Intellectual Property included in the Collateral, if and to the extent perfection may be achieved by the filings contemplated in Section 3.2) the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b)(C).

(e) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement and this Section 4.1.

(f) Such Grantor will (i) deliver to the Collateral Agent to be held in its possession of all Collateral consisting of Tangible Chattel Paper with a fair market value in excess of $1,500,000 individually and (ii) furnish to the Collateral Agent and the Lenders notice of any Commercial Tort Claims with a value equal to or greater than $2,500,000 (with such value determined by the Borrower in good faith).

(g) Except as consistent with such Grantor’s reasonable business judgment, with respect to each material item of its Registered Intellectual Property included in the Collateral, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office, to (i) maintain the validity and enforceability of such material Registered Intellectual Property and maintain such material Registered Intellectual Property in full force and effect, and (ii) pursue the registration and maintenance of such patent, trademark or servicemark registration or application, or copyright registration or application, now or hereafter included in such material Registered Intellectual Property of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, and the payment of maintenance fees. Except as consistent with such Grantor’s reasonable business judgment, each Grantor shall take all commercially reasonable steps which it, or the Collateral Agent (during the continuation of an Event of Default), deems reasonable and appropriate under the circumstances to preserve and protect each material item of its Intellectual Property included in the Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, at least consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the material Trademarks use such consistent standards of quality. Notwithstanding the foregoing, Grantor may unilaterally abandon any item of Intellectual Property in the event that Grantor has previously determined in its reasonable discretion that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

Section 4.2. Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within thirty (30) days (or such longer period as the Collateral Agent may reasonably agree) of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC, (iii) in its type of organization or corporate structure which would impair the perfection and priority of the Security Interest granted hereby, or (iv) in its Federal Taxpayer Identification Number or organizational identification number (if any). Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph and take all other action reasonably necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral and, subject to Section 3.2(c), take all other action reasonably necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.

SECTION 5. REMEDIAL PROVISIONS.

Section 5.1. Certain Matters Relating to Accounts. (a) At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreements, each Grantor shall deliver to the Collateral Agent all original (if available) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original (if available) orders, invoices and shipping receipts.

(b) At the direction of the Collateral Agent, solely upon the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, each Grantor hereby grants to the Collateral Agent, solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 5, and solely to the extent such grant does not constitute or result in the abandonment, termination, acceleration, invalidation of or rendering unenforceable any right, title or interest therein or result in a breach of the terms of, or constitute a breach or default under such Intellectual Property, a non-exclusive, fully paid-up, royalty-free, worldwide license to use, license or sublicense (on a non-exclusive basis) any of the Intellectual Property included in the Collateral, including, without limitation, any such Intellectual Property now owned or hereafter acquired by such Grantor (subject to the rights of any person or entity under any pre-existing license or other agreement); provided, however, that (i) no such license to a third party’s Intellectual Property shall be deemed granted to the extent granting such license is prohibited according to the terms of any license agreement to which the Grantor is a party or otherwise bound, and (ii) nothing in this Section 5.1 shall require any Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach of default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property, provided, further, that such licenses to be granted hereunder shall incorporate commercially reasonable terms reasonably necessary to preserve and maintain the Intellectual Property interests licensed, including, without limitation (1) with respect to Trademarks, reasonable quality control standards applicable to each such Trademark as in effect as of the date such licenses hereunder are granted, terms transferring and inuring goodwill arising from use back to such Grantor, terms prohibiting the mutilation, misuse, or alteration of Trademarks, and other reasonable terms consistent with such Grantor’s historical practices; and (2) with respect to private data, trade secrets and confidential information, commercially reasonable terms maintaining the private, secret and confidential status of such information through the imposition of reasonable obligations of confidentiality and restrictions on use at least meeting minimum legal requirements. Any license granted pursuant to this Section 5.1(b) shall be exercisable solely during the continuance of an Event of Default.

Section 5.2. Communications with Credit Parties; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement, subject to the terms of the Intercreditor Agreements, after giving at least one Business Day’s prior written notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement, subject to the terms of the Intercreditor Agreements, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Unless the Collateral Agent has expressly in writing assumed the obligations and liabilities with respect thereto, and released the Grantors therefrom, neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 5.3. [Reserved].

Section 5.4. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.

If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Security Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 5.4.

Section 5.5. Code and Other Remedies. Subject to the terms of the Intercreditor Agreements, if an Event of Default shall occur and be continuing, and after giving prior written notice to the Borrower and any applicable Grantor, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may with ten days’ prior written notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of such Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall have no obligation to marshal any of the Collateral. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

Section 5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable and documented fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency (in each case subject to the limitations set forth in Section 13.5 of the Credit Agreement).

Section 5.7. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Grantor, such Grantor shall be released in accordance with Section 6.5(b), each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Hedge Agreements, Secured Bank Product Agreements and any other documents executed and delivered in connection therewith may, in accordance with Section 13.1 of the Credit Agreement or any applicable Secured Cash Management Agreement, Secured Hedge Agreement or Secured Bank Product Agreement, be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Bank Product Agreement, Secured Hedge Agreement or Secured Cash Management Agreement, the Bank Product Provider, Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Except as provided in Section 6.2, neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Grantor or any other Person or any release of any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 6. THE COLLATERAL AGENT.

Section 6.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 6.5, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or advisable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the applicable Grantor of its intent to do so:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account constituting Collateral or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property included in the Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) upon three (3) Business Days’ prior written notice, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than taxes not required to be discharged under the Credit Agreement and other than Permitted Liens);

(iv) execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi) settle, compromise or adjust any such suit, action or proceeding with respect to the Collateral and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral); and

(xii) subject to Section 5.1(b) and Section 5.5, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing and after the expiration of any notice periods otherwise required hereunder or under any other Credit Document.

(b) Subject to any limitations of the Collateral Agent to take actions as set forth in Section 6.1(a), if any Grantor fails to perform or comply with any of its agreements contained herein within a reasonable period of time after the Collateral Agent has requested it to do so, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable and documented out-of-pocket expenses of the Collateral Agent, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement, incurred in connection with actions undertaken as provided in this Section 6.1 shall be payable by such Grantor to the Collateral Agent to the extent required by, and in accordance with, Section 13.5 of the Credit Agreement.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated (or, with respect to any Grantor, until such Grantor is released in accordance with Section 6.5(b)) and the Security Interests created hereby are released.

Section 6.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own respective gross negligence, bad faith or willful misconduct, or material breach of this Security Agreement, as determined in a final non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 6.3. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Intercreditor Agreements and the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 6.4. [Intentionally Omitted].

Section 6.5. Continuing Security Interest; Assignments Under the Credit Agreement; Release. (a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the date on which the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full and any Commitments shall have been terminated (such date, the “Termination Date”), notwithstanding that from time to time during the term of the Credit Agreement, the Credit Parties may be free from any Obligations.

(b) A Grantor shall automatically be released from its obligations hereunder if it ceases to be a Credit Party in accordance with Section 13.1 of the Credit Agreement.

(c) The Security Interest granted hereby in any Collateral shall automatically be released (i) to the extent provided in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release, subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

Section 6.6. Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other Person, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

SECTION 7. COLLATERAL AGENT AS AGENT.

(a) Credit Suisse has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, except to the extent specifically set forth in Section 5 of the Term Loan Guarantee, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7(a). Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Collateral Agent in accordance with the provisions of the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

(b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c) Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Security Agreement or any Security Document (except for its or such other Person’s own gross negligence, willful misconduct, bad faith or material breach, each as determined in a final non-appealable judgment of a court of competent jurisdiction).

SECTION 8. MISCELLANEOUS.

Section 8.1. Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Security Agreement, the terms of any Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Intercreditor Agreement, and, with respect to the ABL Priority Collateral until the Discharge of ABL Obligations, any obligation of the Grantors hereunder or under any other Security Document with respect to the delivery of, or granting control over, any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Grantors comply with the requirements of the similar provision of the applicable ABL Collateral Documents. Until the Discharge of ABL Obligations, the delivery of any ABL Priority Collateral to the ABL Agent pursuant to the ABL Collateral Documents shall satisfy any delivery requirement hereunder or under any other Security Document. Furthermore, at all times prior to the Discharge of ABL Obligations, the Collateral Agent is authorized by the parties hereto and by the other Secured Parties to effect transfers of such ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to such ABL Priority Collateral) to the ABL Agent.

Section 8.2. Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

Section 8.3. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 to the Credit Agreement.

Section 8.4. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 8.5. Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay any and all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent, in each case in accordance with, and subject to the limitations on reimbursement of costs and expenses set forth in, Section 13.5 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever related to the execution, delivery, enforcement, performance, and administration of this Security Agreement to the extent the Credit Parties would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(c) The agreements in this Section 8.5 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

Section 8.6. Successors and Assigns. This Security Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

Section 8.7. Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

Section 8.8. Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.9. Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 8.10. Integration. This Security Agreement and the other Credit Documents represent the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth herein or in the other Credit Documents.

Section 8.11. GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.12. Submission to Jurisdiction; Waivers. Each party hereto and including, without limitation, the Collateral Agent for the benefit of each of the Secured Parties by its acceptance of the terms hereof, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and any other Credit Document to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding may be effected by delivery by hand, delivery by overnight courier service or mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.3 or at such other address of which the Collateral Agent shall have been notified pursuant to Section 8.3;

(d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

Section 8.13. Acknowledgments. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

Section 8.14. Additional Grantors. Each Subsidiary that is required to become a party to this Security Agreement pursuant to Section 9.9 of the Credit Agreement, and each Subsidiary that elects to become a party to this Security Agreement, shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 8.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO, INCLUDING WITHOUT LIMITATION THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, BY ITS ACCEPTANCE OF THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

CANADA GOOSE US, INC., as a Grantor

By:
Name:
Title:

[Signature Page to Security Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

SCHEDULE 1

U.S. REGISTERED COPYRIGHTS

None.

SCHEDULE 2

U.S. PATENTS AND PATENT APPLICATIONS

None.

SCHEDULE 3

U.S. REGISTERED TRADEMARKS AND TRADEMARK APPLICATIONS

None.

SCHEDULE 5(a)

LEGAL NAMES, ETC.

Credit Party	Type of Entity	Jurisdiction	Organizational Identification Number
CANADA GOOSE US, INC.	Corporation	Delaware	5224851

SCHEDULE 5(b)

PRIOR ORGANIZATIONAL NAMES

Credit Party	Prior Name	Date of Change
Canada Goose US, Inc.	None	N/A

ANNEX A

TO

THE SECURITY AGREEMENT

This Supplement, dated as of [            ], 20[    ] (this “Supplement”), to the Security Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among Canada Goose US, Inc., a Delaware corporation (together with its successors, by merger or otherwise, and permitted assigns, the “Company”),each of the Subsidiaries listed on the signature pages thereto or that becomes a party thereto pursuant to Section 8.14 thereof (each such entity, together with its successors, by merger or otherwise, and permitted assigns, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Company are referred to collectively as the “Grantors”), and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as collateral agent (in such capacity, together with any successor agent appointed pursuant to the Credit Agreement, the “Collateral Agent”) for the benefit of the Secured Parties.

A. Reference is made to the Credit Agreement dated as of December 2, 2016 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia (together with its successors, by amalgamation or otherwise, and permitted assigns, “Holdings”), Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), the Lenders from time to time party thereto and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make the Loans to the Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Secured Cash Management Agreements, Secured Hedge Agreements or Secured Bank Product Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries.

D. Section 9.9 of the Credit Agreement and Section 8.14 of the Security Agreement provide that each Subsidiary that is required to become a party to the Security Agreement pursuant to Section 9.9 of the Credit Agreement shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Subsidiary Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement or as otherwise provided in the Credit Agreement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders to make the Loans to the Borrower under the Credit Agreement and to induce one or more Lenders or Affiliates of Lenders to enter into Secured

Cash Management Agreements, Secured Hedge Agreements or Secured Bank Product Agreements with Holdings and/or its Restricted Subsidiaries.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

Section 1. In accordance with Section 8.14 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, does hereby grant to the Collateral Agent for the benefit of the Secured Parties, a Security Interest in all of the Collateral of such New Grantor; provided that (x) the Collateral (or any defined term used in the definition thereof) shall not include any (A) Excluded Stock and Stock Equivalents or (B) Excluded Property, and (y) none of the items included in clauses (i) through (xiii) in Section 2(a) of the Security Agreement shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral; provided, however, that Collateral shall include any Proceeds, substitutions or replacements of any assets referred to in the foregoing clauses (x) and (y) (unless such Proceeds, substitutions or replacements would constitute assets referred to in the foregoing clause (x) or (y)). Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

Section 4. Such New Grantor hereby represents and warrants that (a) as of the date hereof, set forth on Schedule I hereto is (i) the exact legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the identity or type of organization or corporate structure of such New Grantor and (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (b) as of the date hereof (i) Schedule II hereto lists all of each New Grantor’s registered Copyrights (and all applications therefor), (ii) Schedule III hereto lists all of each New Grantor’s Patents (and all applications therefor) and (iii) Schedule IV hereto lists all of each New Grantor’s registered Trademarks (and all applications therefor).

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 to the Credit Agreement.

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IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR], as the New Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

SCHEDULE I

TO

THE SUPPLEMENT

TO

THE SECURITY AGREEMENT

COLLATERAL

LEGAL NAME	JURISDICTION OF INCORPORATION OR ORGANIZATION	TYPE OF ORGANIZATION OR CORPORATE STRUCTURE	FEDERAL TAXPAYER IDENTIFICATION NUMBER AND ORGANIZATIONAL IDENTIFICATION NUMBER

SCHEDULE II

TO

THE SUPPLEMENT

TO

THE SECURITY AGREEMENT

U.S. REGISTERED COPYRIGHTS

REGISTRATIONS:

OWNER	REGISTRATION NUMBER	TITLE

SCHEDULE III

TO

THE SUPPLEMENT

TO

THE SECURITY AGREEMENT

U.S. PATENTS AND PATENT APPLICATIONS

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TITLE

SCHEDULE IV

TO

THE SUPPLEMENT

TO

THE SECURITY AGREEMENT

U.S. REGISTERED TRADEMARKS AND TRADEMARK APPLICATIONS

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TRADEMARK

ANNEX B

TO

THE SECURITY AGREEMENT

FORM OF GRANT OF

SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT]

THIS GRANT OF SECURITY INTEREST IN [TRADEMARK/ PATENT/ COPYRIGHT], dated as of [            ], 20[    ] (this “Agreement”), is made by [                ], a [                ] (the “Grantor”), in favor of Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as collateral agent (in such capacity, together with any successor agent appointed pursuant to the Credit Agreement, the “Collateral Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time party to the Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Credit Agreement”), among Canada Goose Inc., a corporation existing under the laws of Ontario (together with its successors, by amalgamation or otherwise, and permitted assigns, the “Borrower”), the Lenders from time to time party thereto, and the Collateral Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Credit Agreement, each Grantor and any Subsidiaries of the Borrower that become a party thereto, have executed and delivered the Security Agreement, dated as of December 2,, 2016, in favor of the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantor has pledged and granted to the Collateral Agent for the benefit of the Collateral Agent and the Secured Parties a continuing security interest in all Intellectual Property, including the [Trademarks/Patents/Copyrights], that are not Excluded Property; and

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and to induce one or more Lenders or Affiliates of Lenders to enter into Secured Cash Management Agreements, Secured Hedge Agreements or Secured Bank Product Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries, Grantor agrees, for the benefit of the Collateral Agent and the Secured Parties as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Security Agreement, as applicable.

2. Grant of Security Interest. Subject to the terms of the Security Agreement, Grantor hereby grants a Security Interest in all of its right, title and interest in, to and under the [Trademarks/Patents/Copyrights], to the extent owned by Grantor, that are not Excluded Property (including, without limitation, those items listed on Schedule A hereto), including [the goodwill associated with such Trademarks and]1 the right to receive all Proceeds therefrom (collectively, the “Collateral”), to the Collateral Agent for the benefit of the Secured Parties as collateral security for payment and performance when due of the Obligations[;provided that, applications in the United States Patent and Trademark Office to register trademarks or service marks on the basis of Grantor’s “intent to use” such trademarks or service marks will not be deemed to be Collateral unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral.]2

3. Purpose. This Agreement has been executed and delivered by Grantor for the purpose of recording the grant of security interest herein with the United States [Patent and Trademark][Copyright] Office.

4. Termination or Release. Upon the termination of the Security Agreement or release of a Grantor in accordance with Section 6.5 thereof, the Collateral Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to Grantor an instrument in writing in recordable form releasing the security interest in the [Trademarks/Patents/Copyrights] of such Grantor under this Grant of Security Interest in [Trademarks/Patents/Copyrights].

5. Acknowledgment. Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

6. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Collateral Agent.

[1]	Language applicable to Grant of Security Interest in Trademarks.
[2]	Language applicable to Grant of Security Interest in Trademarks.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[ ], as Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Collateral Agent

By:
Name:
Title:

SCHEDULE A

U.S. [PATENT/TRADEMARK/COPYRIGHT] REGISTRATIONS AND APPLICATIONS

[FOR PATENTS:]

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TITLE

[FOR TRADEMARKS:]

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TRADEMARK

[FOR COPYRIGHTS:]

OWNER	REGISTRATION NUMBER	TITLE

EXHIBIT G-2

FORM OF CANADIAN GENERAL SECURITY AGREEMENT

EXECUTION VERSION

GENERAL SECURITY AGREEMENT

TO:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, having an office at Eleven Madison Avenue, 23rd Floor, New York, NY 10010, as collateral agent for its own benefit and for the benefit of the other Secured Parties (in such capacity, the “Collateral Agent”), in consideration of the mutual covenants contained herein and benefits derived herefrom;

GRANTED BY:	CANADA GOOSE INC., a corporation existing under the laws of Ontario, having its chief executive office at 250 Bowie Avenue, Toronto, Ontario M6E 4Y2 (the “Borrower”), CANADA GOOSE HOLDINGS INC., a corporation existing under the laws of British Columbia, having its chief executive office at 250 Bowie Avenue, Toronto, Ontario M6E 4Y2 (“Holdings”), and CANADA GOOSE TRADING INC., a corporation existing under the laws of Ontario, having its chief executive office at 250 Bowie Avenue, Toronto, Ontario M6E 4Y2 (“CGTI” and, together with the Borrower, Holdings and each other Canadian Credit Party from time to time a party hereto, the “Grantors” and, each, a “Grantor”).

DATED AS OF:	December 2, 2016

WHEREAS reference is made to that certain term loan credit agreement, dated as of December 2, 2016 (as may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among, inter alios, (a) the Borrower, (b) Holdings,(c) Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent and (d) the Lenders from time to time party thereto;

AND WHEREAS reference is also made to that certain guarantee dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Guarantee”), executed by, among others, Holdings and each other Credit Party (other than the Borrower) that becomes a party to the Guarantee from time to time (the “Guarantors” and, each, a “Guarantor”), in favour of Credit Suisse AG, Cayman Islands Branch, as Collateral Agent for the Secured Parties, pursuant to which each such Guarantor guarantees the payment and performance in full of all of the Obligations of each other Credit Party;

AND WHEREAS the Lenders have agreed to make Loans and otherwise extend credit support to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement, and as consideration therefor, the Grantors have agreed to grant in favour of the Collateral Agent a security interest in, and have pledged and assigned to the Collateral Agent, substantially all of their respective Collateral (as hereinafter defined) to secure the payment and performance in full of all of the Secured Obligations (as hereinafter defined);

AND WHEREAS the obligations of the Lenders to make Loans from time to time is conditioned upon, among other things, the execution and delivery by the Grantors of an agreement in the form hereof to secure the Secured Obligations (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and the Collateral Agent, on behalf of itself and each of the other Secured Parties (and their respective successors and permitted assigns), hereby agree as follows:

SECTION 1 GRANT OF SECURITY INTEREST

1.1 Security Interest

As general and continuing security for the payment or performance, as the case may be, in full, of its Secured Obligations, each Grantor, IN CONSIDERATION OF ITS SECURED OBLIGATIONS and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to the Collateral Agent, its successors and permitted assigns, for its own benefit and for the benefit of the other Secured Parties, as and by way of a fixed and specific mortgage and charge, a continuing security interest in, and a security interest is hereby taken in, all of the property (both real and personal), assets and undertaking of such Grantor, whether now owned or hereafter acquired by or on behalf of such Grantor, wherever located (collectively, the “Collateral”), including without limitation, all present and hereafter acquired right, title and interest of each Grantor in and to the following:

(a) Accounts Receivable

all debts, book debts, accounts, claims, demands, moneys and choses in action whatsoever including, without limitation, claims against the Crown and claims under insurance policies, which are now owned by or are due, owing or accruing due to such Grantor or which may hereafter be owned by or become due, owing or accruing due to such Grantor, together with all contracts, investment property, bills, notes, lien notes, judgments, chattel mortgages, mortgages and all other rights, benefits and documents now or hereafter taken, vested in or held by such Grantor in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which such Grantor now has or may at any time hereafter have against any Person in respect thereof (all of the foregoing being herein collectively called the “Accounts Receivable”);

(b) Inventory

all inventory of whatever kind now or hereafter owned by such Grantor or in which such Grantor now or hereinafter has an interest or right of any kind, and all accessions thereto and products thereof, including, without limitation, all goods, merchandise, raw materials, goods in process, finished goods, packaging and packing material and other goods now or hereafter held for sale, lease, rental or resale or that are to be furnished or have been furnished under a contract of service or that are raw materials, work in progress or materials that are to be used or consumed in the business of such Grantor (all of the foregoing being herein collectively called the “Inventory”);

(c) Equipment

all goods which are not inventory or consumer goods now or hereafter owned by such Grantor or in which such Grantor now or hereinafter has an interest or right of any kind, and all accessions thereto, including but not limited to furniture, fixtures, equipment, machinery, plant, tools, vehicles and other goods, including, without limitation, “equipment” as defined in the PPSA (all of the foregoing being herein collectively called the “Equipment”);

(d) Chattel Paper, Instruments, etc.

all chattel paper, instruments, warehouse receipts, bills of lading and other documents of title, whether negotiable or non-negotiable, now or hereafter owned by such Grantor;

(e) Financial Assets

all financial assets, instruments, shares, stock, warrants, bonds, debentures, debenture stock or other securities;

(f) Deposit Accounts, Securities Accounts, and Futures Accounts

all (i) deposit accounts, (ii) securities accounts, and security entitlements and securities credited to such securities accounts, and (ii) all futures accounts and futures contracts credited to such futures accounts, and, in the case of each of foregoing, all certificates and other instruments from time to time representing or evidencing the same, and all dividends, interest, distributions, cash, money, cash equivalents, cheques, other negotiable instruments and other property properly held therein or credited thereto;

(g) Computer Hardware and Software Collateral

all (i) computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; (ii) all software programs (including both source code, object code and all related applications and data files), whether now owned, licenced or leased or hereafter acquired by such Grantor, designed for use on the computers and electronic data processing hardware described in clause (i) above; (iii) firmware associated therewith; (iv) documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (i) through (iii); and (v) all rights with respect to all of the foregoing, including, without limitation, any and all intellectual property rights, copyrights, leases, licences, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing;

(h) Copyright Collateral

all (i) copyrights of such Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world, and all applications for registration thereof, whether pending or in preparation, and all copyrights resulting from such applications; (ii) extensions and renewals of any thereof; (iii) copyright licences and other agreements providing such Grantor with the right to use any of the items of the type referred to in clauses (i) and (ii); (iv) rights to sue for past, present and future infringements of any of the Copyright Collateral referred to in clauses (i) and (ii) and, to the extent applicable, clause (iii); and (v) proceeds of the foregoing, including, without limitation, licences, royalties, income, payments, claims, damages and proceeds of suit (all of the foregoing being herein collectively called the “Copyright Collateral”);

(i) Patent Collateral

all (i) letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world; (ii) reissues, divisions, continuations, continuations-in-part, extensions, renewals and re-examinations of any of the items described in clause (i); (iii) patent licences and other agreements providing such Grantor with the right to use any of the items of the type referred to in clauses (i) and (ii); (iv) rights to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent licence; and (v) proceeds of, and rights associated with, the foregoing (including licence royalties and proceeds of infringement suits), and all rights corresponding thereto throughout the world (all of the foregoing being herein collectively called the “Patent Collateral”);

(j) Trademark Collateral

all (i) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear and designs (all of the foregoing items in this clause (i) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the Trade-marks Branch of the Canadian Intellectual Property Office or in any office or agency of Canada or any Province thereof or any foreign country, and all reissues, extensions or renewals thereof; (ii) Trademark licences and other agreements providing such Grantor with the right to use any items of the type described in clause (i), including each Trademark licence referred to in Item B of Schedule 1.1(a) attached hereto; (iii) the goodwill of the business connected with the use of, and symbolized by, the items described in clause (i); (iv) rights to sue third parties for past, present and future infringements of any Trademark Collateral described in clauses (i) and (ii); and (v) proceeds of, and rights associated with, the foregoing, including any claim by such Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark licence, including any Trademark, Trademark registration or Trademark licence referred to in Item A and Item B of Schedule 1.1(a) attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark licence and all rights corresponding thereto throughout the world (all of the foregoing being herein collectively called the “Trademark Collateral”);

(k) Trade Secrets Collateral

all common law and statutory trade secrets and all other confidential or proprietary or useful information (to the extent such confidential, proprietary or useful information is protected by such Grantor against disclosure and is not readily ascertainable) and all know-how obtained by or used in or contemplated at any time for use in the business of such Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licences, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret licence (all of the foregoing being herein collectively called the “Trade Secrets Collateral”);

(l) Intangibles

all intangibles now or hereafter owned by such Grantor including, without limitation, all goodwill connected with or symbolized by any of such intangibles; all rights, contracts (including, without limitation, rights and interests arising thereunder or subject thereto), documents, applications, materials, instruments, agreements, licences, permits, consents, leases, policies, approvals, development agreements, building contracts, performance bonds, purchase orders, plans, specifications and other matters related to such intangibles, all of which may or may not be personal property but may be rights in which such Grantor has interests, all as may be amended, modified, supplemented, replaced or restated from time to time; all goods embodying or incorporating such intangibles; and all chattel paper and instruments (including promissory notes) relating to such intangibles (collectively, the “Intangibles”);

(m) Rents, etc.

all rents, present or future, under any lease or agreement to lease any real property of such Grantor or any building, erection, structure or facility now or hereafter constructed or located on any such real property lands, income derived from any tenancy, use or occupation thereof and any other income and profit derived therefrom;

(n) Books and Records, etc.

all books, databases, customer lists, engineer drawings, invoices, deeds, documents, writings, letters, papers, and other records in any form (whether tangible or electronic) evidencing or relating thereto and all contracts, instruments and other rights and benefits in respect thereof;

(o) Other Property

all cash, money, cash equivalents, cheques, letters of credit, advances of credit and tax refunds, rights, bills of exchange, and judgments not otherwise described in paragraphs (a) to (n) above inclusive;

(p) Replacements, etc.

with respect to the property described in paragraphs (a) to (o) above inclusive, all substitutions and replacements thereof, increases, additions and accessions thereto and any interest of such Grantor therein; and

(q) Proceeds

with respect to the property described in paragraphs (a) to (p) above inclusive, all collateral security and guarantees and all goods, investment property, instruments, chattel paper, intangibles, documents of title and money derived directly or indirectly from any dealing with such property or that indemnifies or compensates for any loss of or damage to any such property (including any insurance proceeds), which otherwise constitutes Collateral, and proceeds of proceeds whether of the same type, class or kind as the original proceeds or any right to such payment, and any payment made in total or partial discharge or redemption of an intangible, chattel paper, instrument or security;

provided that the Collateral shall not include any of the Excluded Property (as hereinafter defined).

1.2 Definitions and Interpretation

In this Security Agreement:

(a)	Capitalized terms used and not otherwise defined herein (including in the preamble and preliminary statements hereto) shall have the meaning ascribed to them in the Credit Agreement;

(b)	Terms used but not defined herein and defined in the PPSA (as hereinafter defined) or the STA (as hereinafter defined) shall have the same meanings herein as in the PPSA or the STA, as applicable, unless the context otherwise requires;

(c)	Any reference to “Collateral” shall, unless the context otherwise requires, refer to “Collateral or any part thereof”;

(d)	Any reference to the “STA” shall refer to the Securities Transfer Act (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time;

(e)	The grant of the security interest herein provided for shall include, without limitation, a fixed mortgage, hypothecation, pledge, charge and assignment of the Collateral in favour of the Collateral Agent;

(f)	Sections 1.2, 1.3, 1.5, 1.6, 1.8, 1.9 and 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis;

(g)	“Account Debtor” means a “debtor” (as defined in the PPSA);

(h)	“Bank” means an organisation that is engaged in the business of banking, and includes savings banks, savings and loan associations, credit unions and trust companies;

(i)	“Borrower” shall have the meaning provided in the preamble hereto;

(j)	“CGTI” shall have the meaning provided in the preamble hereto;

(k)	“Collateral Agent” shall have the meaning provided in the preamble hereto;

(l)	“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Security Agreement;

(m)	“Debtor Relief Laws” shall mean the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law from time to time in effect and affecting the rights of creditors generally;

(n)	“Excluded Property” shall mean (i) any motor vehicles, airplanes and other goods in which, under the applicable PPSA, a security interest cannot be perfected by the registration of an appropriate form of financing statement; (ii) any assets (which term, for the purposes of this definition only, means goods, investment property, intangibles, instruments, documents of title, chattel paper, money, and real property) which are subject to a purchase money security interest or capital lease or similar arrangement to the extent the creation of a security interest in such assets is prohibited thereby; (iii)(x) any leasehold interest in real property in which, under the applicable PPSA, a security interest cannot be perfected by the registration of an appropriate form of financing statement and (y) any real property located in Canada (including any goods affixed thereto which constitute fixtures under applicable law) owned in fee simple by a Grantor with a book value of $5,000,000 or less (at the time of acquisition) (but not any Collateral located thereon) or real property (including any goods affixed thereto which constitute fixtures under applicable law) owned in fee simple by a Grantor which is located outside Canada or the United States; (iv) Excluded Stock and Stock Equivalents; (v) any rights, title or interest of a Grantor under a letter of credit, except to the extent (x) any such rights, title or interest in respect of such letter of credit constitute supporting obligations for other Collateral and (y) in respect of which, under the applicable PPSA, a security interest may be perfected solely by the registration of an appropriate form of financing statement; (vi) any charter, permit, franchise, authorization, lease, license, sublicense or agreement, in each case, only to the extent and for so long as the grant of a security interest therein by a Grantor (x) is prohibited by, or would invalidate, such charter, permit, franchise, authorization, lease, license, sublicense, agreement, instrument or indenture or is prohibited by law, (y) would give any party (other than a Credit Party) to any such charter, permit, franchise, authorization, lease, license, sublicense, agreement, instrument or indenture the right to terminate its obligations thereunder or (z) is permitted only with consent and all necessary consents to such grant of a security interest have not been obtained from the other parties thereto (other than the receivables and proceeds thereof and to the extent that any such prohibition referred to in clauses (x), (y) and (z) would be rendered ineffective pursuant to applicable law (including Debtor Relief Laws or principles of equity) (it being understood that the foregoing shall not be deemed to obligate a Grantor to obtain such consents); provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Security Agreement in any Accounts Receivable or any money or other amounts due or to become due under any such charter, permit, franchise, authorization, lease, license or agreement; (vii) commercial tort claims with a value of less than $2,500,000 (with such values determined by the Borrower in good faith); or (viii) with respect to the Grantors, any goods or real property located outside of the United States or Canada; (ix) any assets in respect of which the Collateral Agent and the Borrower have determined (as to which determination each of the Collateral Agent and the Borrower shall exercise their reasonable judgment) that such assets shall constitute “Excluded Property” on the basis that the cost or other consequences of granting a security interest in favour of the Secured Parties in such assets shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (x) any assets in respect of which the Borrower shall have reasonably determined in consultation with the Collateral Agent that the granting of a security interest in such assets in favour of the Secured Parties could result in materially adverse tax consequences to the Credit Parties; (xi) any “intent to use” Trademark application filed and accepted in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein would impair the validity or enforceability of such “intent to use” Trademark application under federal lawand (xii) any assets with respect to which granting a security interest in such assets would require obtaining the consent, approval, license, or authorization of any Governmental Authority or other third party (other than a Credit Party or Related Party of a Credit Party), in each case excluding the proceeds and receivables thereof; provided that with respect to clauses (ii) and (vi)(x), such property shall be Excluded Property only to the extent and for so long as such prohibition is in effect; provided, further, that that any proceeds of any of the foregoing Excluded Property that would themselves constitute Excluded Property shall also constitute Excluded Property for the purposes of this Security Agreement and any proceeds of any of the foregoing Excluded Property that would not themselves constitute Excluded Property shall not constitute Excluded Property for the purposes of this Security Agreement;

(o)	“Grantor” shall have the meaning provided in the preamble hereto;

(p)	“Guarantee” shall have the meaning assigned to such term in the preliminary statements of this Security Agreement;

(q)	“Holdings” shall have the meaning provided in the preamble hereto;

(r)	“Intellectual Property” shall have the meaning given to that term in the Credit Agreement;

(s)	“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral;

(t)	“Intercreditor Agreement” means any ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Pari Intercreditor Agreement and/or any other intercreditor arrangement permitted to be entered into under the Credit Agreement (each, an “Intercreditor Agreement”);

(u)	“PPSA” means the Personal Property Security Act (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time;

(v)	“Secured Obligations” shall, in respect of a Grantor, mean such Grantor’s Obligations;

(w)	“Security Agreement” shall refer to this omnibus general security agreement, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time;

(x)	“Supplement” shall have the meaning provided in Section 8.17 hereof;

(y)	“Unlimited Company” means any unlimited company, unlimited liability company or unlimited liability corporation incorporated or otherwise constituted or continued under the laws of the Province of Alberta, the Province of British Columbia or the Province of Nova Scotia, or any similar body corporate or other business entity formed under the laws of any other jurisdiction whose members, shareholders or other equity holders are, or may at any time become, responsible for any of the obligations of that entity whether such responsibility is to the entity or any creditor of the entity or any other Person;

(z)	“Unlimited Liability Securities” means securities, other equity interests or security entitlements relating thereto in an Unlimited Company;

(aa)	The term “security interest” shall include, without limitation, a fixed mortgage, hypothecation, lien, pledge, claim, charge and assignment; and

(bb)	The term “encumbrance” includes, without limitation, a security interest, lien, hypothec, claim, charge, deemed trust or encumbrance of any kind whatsoever.

1.3 Grantors Remain Liable

Notwithstanding anything herein to the contrary:

(a)	each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed;

(b)	the exercise by the Collateral Agent of any of the rights or remedies hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral; and

(c)	the Collateral Agent shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

1.4 Attachment

Each Grantor acknowledges that the security interests that arise under this Security Agreement attach upon the execution of this Security Agreement or a Supplement, as applicable, and that value has been given. A security interest in any after-acquired property included in the Collateral attaches to that property on acquisition of any rights therein by a Grantor.

1.5 Perfected Liens

Notwithstanding anything to the contrary herein, no Grantor shall be required to, nor shall the Collateral Agent be authorized to, perfect the security interests granted by this Security Agreement by any means other than by (i) filings pursuant to the PPSA of the relevant provinces and territories, (ii) delivery to the Collateral Agent, to be held in its possession, of all Collateral consisting of negotiable documents of title, instruments and chattel paper owned or held by a Grantor evidencing an amount payable in excess of $1,500,000individually (duly endorsed in blank, if requested by the Collateral Agent) and (iii) for so long as any ABL Credit Agreement is in effect, the grant to the ABL Administrative Agent as gratuitous bailee and/or agent for the Collateral Agent of control over certain deposit accounts, securities accounts and futures accounts pursuant to the ABL/Term Loan Intercreditor Agreement (excluding, for the avoidance of doubt, the Excluded Deposit Accounts).

SECTION 2 REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to and in favour of the Collateral Agent on the Closing Date, acknowledging and confirming that the Collateral Agent is relying on such representations and warranties without independent inquiry, as follows:

2.1 Grantor Information

As of the Closing Date, Schedule 2.1 sets forth, with respect to each Grantor, (i) its exact legal name, as such name appears in its Certificate of Incorporation, Notice of Articles, and Articles, (ii) its chief executive office, registered office according to its constating documents or domicile (within the meaning of the Civil Code of Quebec), all corporate offices and all places of business and, if the same is different, the address at which the books and records of each Grantor are located and warehouses and other locations at which any tangible Collateral is held or stored, (iii) its type of organization, (iv) its Incorporation Number, (v) its jurisdiction of formation, (vi) any other corporate or organizational legal names each Grantor has had, together with the date of the relevant change, (vii) all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties, (viii) any other business or organization to which each Grantor became the successor by merger, amalgamation, consolidation or acquisition of all or substantially all of the assets of another person, and (ix) any changes in the form, nature or jurisdiction of organization or otherwise, in the case of each of clauses (vi) through (ix), at any time in the five (5) years immediately preceding the Closing Date.

2.2 Corporate Power, Due Authorization

Each Grantor is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power to enter into this Security Agreement and this Security Agreement has been duly authorized by all necessary corporate action on the part of each Grantor.

2.3 Enforceability

This Security Agreement constitutes a legal, valid and binding obligation of each Grantor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

2.4 Locations of Collateral

As of the Closing Date, the tangible Collateral of each Grantor, except where it is in transit to and from the locations herein described and Equipment out for repair, is located at the locations specified in Schedule 2.1 hereto. The locations at which all records of each Grantor pertaining to Collateral (and all chattel paper which evidences Accounts Receivable) and contract rights are kept are specified in Schedule 2.1 hereto.

2.5 Title and Authority

Each Grantor has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the ordinary operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by the Credit Agreement or this Security Agreement) and except where the failure to have such good title or interest or right to use would not reasonably be expected to have a Material Adverse Effect.

2.6 Absence of Other Liens

Except for (a) the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and (b) the Liens permitted by the Credit Agreement, each Grantor owns, or has the right to use, each item of the Collateral free and clear of any and all Liens. To the knowledge of each Grantor, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favour of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement or (ii) are permitted by the Credit Agreement.

2.7 Filings

Upon the filing of PPSA financing statements or other appropriate filings, recordings or registrations naming a Grantor as “debtor” and the Collateral Agent as “secured party” and containing a description of the Collateral in each governmental, municipal or other office as is necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favour of the Collateral Agent (for its own benefit and for the benefit of the other Secured Parties) in respect of all Collateral in which the security interest may be perfected by filing, recording or registration in Canada (or any political subdivision thereof) other than Quebec, the security interest granted to the Collateral Agent (for its own benefit and for the benefit of the other Secured Parties) hereunder shall constitute a legal, valid and perfected security interest in the Collateral, and no further or subsequent filing, refiling, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation or financing change statements or analogous filings or as a result of any change in such Grantor’s name or jurisdiction of incorporation or formation or under any other circumstances under which, pursuant to the PPSA or other applicable recording or registration system, filings, registrations or recordings previously made have become misleading or ineffective in whole or in part.

2.8 Validity and Priority of Security Interest

The security interest created herein constitutes, under the laws of each Canadian province/territory other than Quebec, (a) a legal and valid security interest in all of the Collateral securing the payment and performance of the Secured Obligations, (b) subject to the making of the filings described in Section 2.7 above, a perfected security interest in all of the Collateral (to the extent perfection in the Collateral can be accomplished by such filing) and (c) subject to the obtaining of control as described in Section 1.5 above, a perfected security interest in all of the Collateral (to the extent perfection in the Collateral can be accomplished by control). The security interest created herein is and shall be prior to any other Lien on any of the Collateral, subject only to Permitted Liens.

2.9 Survival

The representations and warranties in this Security Agreement and in any certificates or documents delivered to the Collateral Agent or any other Credit Party shall not merge in or be prejudiced by and shall continue in full force and effect until such time as the Secured Obligations are terminated or released in accordance with Section 7.4 hereof.

SECTION 3 GRANTOR COVENANTS

Each Grantor covenants and agrees with the Collateral Agent that until the date on which (i) the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full and (ii) any Commitments shall have been terminated (notwithstanding that from time to time during the term of the Credit Agreement, the Credit Parties may be free from any Obligations):

3.1	Payment

Each Grantor will pay duly and punctually all sums of money due by it to the Collateral Agent under this Security Agreement at the times and places and in the manner provided for herein and in the Credit Agreement, as applicable, and at the times and places and in the manner provided for therein and under any other agreements forming part of the Secured Obligations.

3.2	Maintenance of Perfected Security Interest; Further Documentation

(a)	Except as otherwise permitted in the Credit Documents, each Grantor shall maintain the security interest created by this Security Agreement as a perfected security interest having at least the priority described in Section 2.8 and shall use commercially reasonable efforts to defend such security interest against the material claims and demands of all Persons (in each case other than Permitted Liens) (except to the extent that the Collateral Agent and the Borrower agree that the cost of such defense is excessive in relation to the benefit to the Lenders of the security interest and priority), in each case other than a security interest in assets of such Grantor subject to a disposition permitted by the Credit Agreement to a Person that is not a Credit Party, and in each case subject to any Intercreditor Agreement.

(b)	Each Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c)	Each Grantor will (i) furnish to the Collateral Agent at the time of the delivery of the financial statements provided for in Section 9.1(a)of the Credit Agreement: a schedule setting forth any new or additional Intellectual Property registered with the Canadian Intellectual Property Office owned by such Grantor, which has not been previously disclosed to the Collateral Agent, following the Closing Date (or following the date of the last supplement provided to the Collateral Agent pursuant to this Section 3.2(c), all in reasonable detail, and (ii) within thirty (30) days following the delivery of such financial statements (or such later date as the Collateral Agent may reasonably agree), execute and file appropriate documents or instruments (as the Collateral Agent may reasonably request) with the Canadian Intellectual Property Office evidencing the Collateral Agent’s security interest in such new or additional registered Intellectual Property that is not Excluded Property.

(d)	Subject to Section 3.2(a) and Section 3.2(f) hereof and Sections 9.9, 9.10 and 9.12 of the Credit Agreement, each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments (including, without limitation, any assignment of claim from or other formality under or pursuant to the Financial Administration Act (Canada) or similar provincial or territorial legislation), and take all such further actions (including the filing and recording of financing statements and other documents which may be required under any applicable law, or which, subject to the terms of any Intercreditor Agreement, the

Collateral Agent may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing statements or financing change statements under the PPSA with respect to the security interests created hereby.

(e)	Upon the request of the Collateral Agent, acting reasonably, each Grantor shall deliver to the Collateral Agent possession of all originals of all negotiable documents, instruments and chattel paper owned or held by such Grantor evidencing an amount payable in excess of $1,500,000individually (duly endorsed in blank, if requested by the Collateral Agent).

(f)	Notwithstanding anything in this Section 3.2 to the contrary, (i) with respect to any assets acquired by a Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, such Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement and this Section 3.2.

3.3	Maintenance of Collateral

(a)	Except as otherwise permitted in the Credit Documents, each Grantor shall not create or suffer to exist any Lien upon any of the Collateral to secure any indebtedness or liabilities of any Person.

(b)	Each Grantor shall not sell, lease or otherwise dispose of the Collateral without the prior written consent of the Collateral Agent, except as permitted by the Credit Documents.

3.4	Notice Regarding Change of Name, Location of Collateral, etc.

Each Grantor will furnish to the Collateral Agent within fifteen (15) days of such change, or such longer period as the Collateral Agent may reasonably agree, written notice of any change in (i) its legal name, (ii) its jurisdiction of organization, (iii) its type of organization or corporate structure which would impair the perfection and priority of the security interest granted hereby, or (iv) its Incorporation Number. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph and take all other action reasonably necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral and, subject to Section 1.5, take all other action reasonably necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.

3.5	Protection of Security

Subject to the limitations and exceptions set forth herein or in any other Credit Document, each Grantor shall, at its own cost and expense, use commercially reasonable efforts to defend title to the Collateral against all material claims and demands of all Persons (except to the extent that the Collateral Agent and such Grantor agree that the cost of such defense is excessive in relation to the benefit to the Lenders of the security interest and priority) and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien (in each case other than Permitted Liens), in each case other than a security interest in assets of such Grantor subject to a disposition permitted by the Credit Agreement to a Person that is not a Credit Party.

3.6 Verification

Subject to Section 9.2 of the Credit Agreement, the Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right to verify the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including in the case of accounts or Collateral in the possession of any third Person, following the occurrence of an Event of Default and while it is continuing and after giving at least three (3) Business Day’s prior written notice to the Borrower, by contacting Account Debtors or the third Person possessing such Collateral for the purpose of making such a verification. The Collateral Agent shall have the right, subject to the confidentiality provisions of Section 13.16of the Credit Agreement, to share any information it gains from such inspection or verification with any Secured Party.

3.7 Taxes; Encumbrances

The Collateral Agent may, at its option, upon three (3) Business Days’ prior written notice, discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral (other than Taxes not required to be discharged under the Credit Agreement and other than Permitted Liens), and may take any other action which the Collateral Agent may reasonably deem necessary to repair, maintain or preserve any of the Collateral to the extent a Grantor fails to do so as required by the Credit Agreement or this Security Agreement within a reasonable period of time after the Collateral Agent has requested it to do so, and any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization shall, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement, be a part of the Secured Obligations; provided, however, that the Collateral Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where a court of competent jurisdiction determines by final and non-appealable judgment that the Collateral Agent’s actions constitute gross negligence, bad faith or wilful misconduct or material breach under any Credit Document; provided further, that the making of any such payments or the taking of any such action by the Collateral Agent shall not be deemed to constitute a waiver of any Event of Default arising from a Grantor’s failure to have made such payments or taken such action. Nothing in this Section 3.7 shall be interpreted as excusing a Grantor from the performance of any covenants or other promises of such Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

3.8 Unlimited Liability Securities

Notwithstanding any other provision in this Security Agreement or any other document or agreement among all or some of the parties hereto, to the extent that any Unlimited Liability Securities constitute Collateral, each Grantor thereof is the sole registered and beneficial holder of any such Unlimited Liability Securities and will remain so until such time as such Unlimited Liability Securities are effectively transferred into the name of the Collateral Agent, any other Secured Party or any other person on the books and records of the issuer of such pledged Unlimited Liability Securities. Accordingly, each such Grantor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such Unlimited Liability Securities that are Collateral (except insofar as the Grantor has granted a security interest in such dividends, property or other distributions, and any shares which are Unlimited Liability Securities shall be delivered to the Collateral Agent to hold as Collateral hereunder) and shall have the right to vote such Unlimited Liability Securities and to control the direction, management and policies of the issuer of such Unlimited Liability Securities to the same extent as the Grantor would if such Unlimited Liability Securities were not pledged to the Collateral Agent pursuant hereto. Nothing in this Security Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Security Agreement, or any other document or agreement among all or some of the parties hereto shall constitute the Collateral Agent nor any other Secured Party other than the Grantor as a member, shareholder or other equity holder for the purposes of the Companies Act (Nova Scotia), the Business Corporations Act (British Columbia), the Business Corporations Act (Alberta) or other applicable legislation governing the formation of an Unlimited Company (“ULC Legislation”) or provide to them the right to obtain any other indicia of ownership of any Unlimited Company until such time as notice is given to the Grantor and further steps are taken hereunder or thereunder so as to register the Collateral Agent, or any other person as holder of Collateral which are Unlimited Liability Securities. No provision in this Security Agreement (except this Section 3.8) or actions taken by the Collateral Agent pursuant to this Security Agreement which might provide or be deemed to provide otherwise, in whole or in part, shall, without the express written consent of the Collateral Agent, apply in respect of Unlimited Liability Securities. To the extent any provision hereof or of any other document or agreement would have the effect of constituting the Collateral Agent, any other Secured Party, or any other person as a shareholder or member of an issuer of Unlimited Liability Securities for the purposes of the ULC Legislation prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Collateral which are Unlimited Liability Securities without otherwise invalidating or rendering unenforceable this Security Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not Unlimited Liability Securities. For the avoidance of doubt, and except as otherwise provided in the last sentence of this Section 3.8, no provision of this Security Agreement or actions taken by the Collateral Agent pursuant to this Security Agreement shall apply, or be deemed to apply, so as to cause the Collateral Agent or any other Secured Party to be, and the Collateral Agent and each other Secured Party shall not be or be deemed to be or entitled to, and no Grantor shall cause or permit the Collateral Agent or any other Secured Party to:

(a)	be registered as a shareholder, member or other equity holder, or apply to be registered as a shareholder, member or other equity holder, of any Unlimited Company;

(b)	have a notation, or request or assent to a notation, being entered in its favour in the share or equity register in respect of Unlimited Liability Securities;

(c)	be held out, or hold itself out, as a shareholder, member or other equity holder of any Unlimited Company;

(d)	receive, directly or indirectly, any dividends, property or other distributions from such Unlimited Company by reason of the Collateral Agent or any other Secured Party holding a security interest in such Unlimited Company; or

(e)	act or purport to act as a shareholder, member or other equity holder of any Unlimited Company, or obtain, exercise or attempt to exercise any rights of a shareholder, member or other equity holder, including the right to attend a meeting of, or to vote any Unlimited Liability Securities or to be entitled to receive or receive any dividend, property or other distribution in respect of Unlimited Liability Securities.

The foregoing limitation shall not restrict the Collateral Agent from exercising the rights which it is entitled to exercise hereunder in respect of any Unlimited Liability Securities constituting Collateral at any time that the Collateral Agent shall be entitled to realize on all or any portion of the Collateral and upon the applicable notice being given of the intention to realize upon such Collateral and in the course of exercising upon such Collateral.

SECTION 4 REMEDIAL PROVISIONS

4.1	Certain Matters Relating to Accounts Receivable

At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement, each Grantor shall deliver to the Collateral Agent all original (if available) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts Receivable, including all original (if available) orders, invoices and shipping receipts.

4.2	Communications with Credit Parties; Grantors Remain Liable

(a)	The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement, subject to the terms of any Intercreditor Agreement, after giving at least one (1) Business Day’s prior written notice to the Grantors of its intent to do so, communicate with obligors under the Accounts Receivable to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)	Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement, subject to the terms of any Intercreditor Agreement, each Grantor shall notify obligors on the Accounts Receivable that the Accounts Receivable have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)	Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Unless the Collateral Agent has expressly in writing assumed the obligations and liabilities with respect thereto, and released a Grantor therefrom, neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of such Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.3	Application of Proceeds

(a)	The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.

(b)	If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Security Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 4.3.

SECTION 5 COLLECTION OF PROCEEDS

5.1	Payments to the Collateral Agent

Upon the occurrence and during the continuance of an Event of Default or as otherwise permitted under the Credit Agreement, each Grantor shall, at the direction of the Collateral Agent:

(a)	collect and enforce payment of all Accounts Receivable and shall dispose of and receive payment for all Inventory which is ordinarily disposed of in such Grantor’s business;

(b)	receive and hold in trust for the Collateral Agent, all payments on or instruments received in respect of the Collateral, all rights by way of suretyship or guarantee which such Grantor now has or may hereafter acquire to enforce payment of Collateral and all rights in the nature of a security interest whereby such Grantor may satisfy any Collateral out of property, and all non-cash proceeds of any such collection, disposition or realization of any of the Collateral shall be subject to the security interest hereby created;

(c)	endorse to the Collateral Agent and forthwith deliver to it all such payments and instruments substantially in the form received by such Grantor; and

(d)	forthwith deliver to the Collateral Agent all property in such Grantor’s possession or hereafter coming into its possession through enforcement of any such rights.

SECTION 6 REMEDIES ON DEFAULT

Upon the occurrence and during the continuance of an Event of Default, the security interests hereby constituted become enforceable and the Collateral Agent shall have, in addition to any other rights, remedies and powers which it may have at law, in equity or under the PPSA, the Civil Code of Quebec (the “CCQ”) or the Uniform Commercial Code (the “UCC”) (whether or not the CCQ or the UCC applies to the affected Collateral) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right), the following rights, remedies and powers:

6.1	Power of Entry

Each Grantor shall forthwith upon demand assemble and deliver to the Collateral Agent possession of all of the tangible Collateral at such place or places as may be reasonably selected by the Collateral Agent. The Collateral Agent may take such steps as it considers necessary or desirable to obtain possession of all or any part of the Collateral and, to that end, each Grantor agrees that the Collateral Agent, its servants or agents or Receiver (as hereinafter defined) may, at any time, during the day or night, enter upon lands and premises where the Collateral may be found for the purpose of taking possession of and/or removing the Collateral or any part thereof. In the event of the Collateral Agent taking possession of the Collateral, or any part thereof, the Collateral Agent shall have the right to maintain the same upon the premises on which the Collateral may then be situated.

6.2	Power of Sale

(a)	The Collateral Agent may (and at the request of the Required Lenders, shall) sell, lease or otherwise dispose of all or any part of the Collateral, as a whole or in separate parcels, by public auction, private tender or by private contract, with at least ten (10) days’ prior written notice to the Grantors, with or without advertising and without any other formality except as required under applicable law, all of which are hereby waived by the Grantors. Such sale, lease or disposition shall be on such terms and conditions as to credit and otherwise and as to upset or reserve bid or price as the Collateral Agent, in its sole discretion, may seem advantageous. If such sale, transfer or disposition is made on credit or part cash and part credit, the Collateral Agent need only credit against the Secured Obligations the actual cash received at the time of the sale. Any payments made pursuant to any credit granted at the time of the sale shall be credited against the Secured Obligations as they are received. The Collateral Agent may buy in or rescind or vary any contract for sale of all or any of the Collateral and may resell without being answerable for any loss occasioned thereby. Any such sale, lease or disposition may take place whether or not the Collateral Agent has taken possession of the Collateral. The Collateral Agent may, before any such sale, lease or disposition, perform any commercially reasonable repair, modification, processing or preparation for disposition and the amount so paid or expended shall be deemed advanced to the Grantors by the Collateral Agent, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Collateral Agent on the Secured Obligations or any part thereof and shall be secured by this Security Agreement.

(b)	Subject to applicable law, the Collateral Agent is authorized, in connection with any offer or sale of any securities forming part of the Collateral, to comply with any limitation or restriction as it may be advised by counsel is necessary to comply with applicable law, including compliance with procedures that may restrict the number of prospective bidders and purchasers, requiring that prospective bidders and purchasers have certain qualifications and restricting prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account or investment and not with a view to the distribution or resale of such securities. Subject to applicable law, the Collateral Agent will not be liable or accountable to any Grantor for any discount allowed by reason of the fact that such securities are sold in compliance with any such limitation or restriction, except to the extent that such liability resulted from the Collateral Agent’s own gross negligence, bad faith or wilful misconduct or material breach of any Credit Document.

6.3	Validity of Sale

No Person dealing with the Collateral Agent or its servants shall be concerned to inquire whether the security hereby constituted has become enforceable, whether the powers which the Collateral Agent is purporting to exercise have become exercisable, whether any money remains due on the security of the Collateral, as to the necessity or expedience of the stipulations and conditions subject to which any sale, lease or disposition shall be made, otherwise as to the propriety or regularity of any sale or any other dealing by the Collateral Agent with the Collateral or to see to the application of any money paid to the Collateral Agent. In the absence of fraud on the part of such Persons, such dealings shall be deemed, so far as regards the safety and protection of such Person, to be within the powers hereby conferred and to be valid and effective accordingly.

6.4	Receiver-Manager

The Collateral Agent may (and at the request of the Required Lenders, shall), in addition to any other rights it may have, appoint by instrument in writing a receiver or receiver and manager (both of which are herein called a “Receiver”) of all or any part of the Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Collateral Agent has under this Security Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by applicable law, act as and for all purposes shall be deemed to be the agent of the Grantors and the Collateral Agent shall not be responsible for any act or default of any such Receiver. The Collateral Agent may (and at the request of the Required Lenders, shall) appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Collateral Agent. A court need not appoint, ratify the appointment by the Collateral Agent of or otherwise supervise in any manner the actions of any Receiver. Upon receipt of notice by a Grantor from the Collateral Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of such Grantor with respect to the Collateral shall cease, unless specifically continued by the written consent of the Collateral Agent.

6.5	Carrying on Business

The Collateral Agent may (and at the request of the Required Lenders, shall) carry on, or concur in the carrying on of, all or any part of the business or undertaking of a Grantor, may (and at the request of the Required Lenders, shall), to the exclusion of all others, including such Grantor, enter upon, occupy and use all or any of the premises, buildings, plant and undertaking of or occupied or used by such Grantor and may use all or any of the tools, machinery, equipment and intangibles of such Grantor for such time as the Collateral Agent sees fit, free of charge, to carry on the business of such Grantor and, if applicable, to manufacture or complete the manufacture of any Inventory and to pack and ship the finished product.

6.6	Dealing with Collateral

(a)	The Collateral Agent may (and at the request of the Required Lenders, shall) seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with the Collateral or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable, all of which without notice to the Grantors except as otherwise required under Section 6.2 or 6.6(c), and by any applicable law. The Collateral Agent may, but shall not be obligated to unless requested to do so by the Required Lenders, in its name or in the name of a Grantor or otherwise, demand, sue for, collect and receive any Collateral and with notice to such Grantor, give such receipts, discharges and extensions of time and make such compromises or settlements deemed desirable with respect to any of the Collateral. The Collateral Agent may charge on its own behalf and pay to others, sums for costs and expenses incurred including, without limitation, legal fees and expenses on a solicitor and his own client scale and Receivers’ and accounting fees, in or in connection with seizing, collecting, realizing, disposing, enforcing or otherwise dealing with the Collateral and in connection with the protection and enforcement of the rights of the Collateral Agent hereunder including, without limitation, in connection with advice with respect to any of the foregoing. The amount of such sums shall, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5of the Credit Agreement, be payable by the Grantors to the Collateral Agent to the extent required by, and in accordance with, Section 13.5of the Credit Agreement, and shall be additional Secured Obligations secured hereby.

(b)	To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, and without prejudice to the ability of the Collateral Agent to dispose of the Collateral in any such manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to incur expenses reasonably deemed significant by the Collateral Agent to prepare the Collateral for disposition, (ii) to fail to obtain third party consents for access to the Collateral to be disposed of, (iii) to fail to exercise collection remedies against account debtors obligated on the Collateral or to remove Liens against the Collateral, (iv) to exercise collection remedies against such Grantor directly or through the use of collection agencies, (v) to dispose of Collateral by way of public auction, public tender or private contract, with or without advertising and without any other formality, (vi) to contact other Persons, whether or not in the same business of such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the Collateral is of a specialized nature or an upset or reserve bid or price is established, and (viii) to dispose of Collateral in whole or in part.

(c)	Each Grantor agrees that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten (10) days’ prior written notice (or such other period of notice as may be required by applicable law) shall be deemed to constitute reasonable prior notice.

6.7	Right to Use

At the direction of the Collateral Agent, solely upon the occurrence and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent, solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Security Agreement, and solely to the extent such grant does not constitute or result in the abandonment, termination, acceleration, invalidation of or rendering unenforceable any right, title or interest therein or result in a breach of the terms of, or constitute a breach or default under such Intellectual Property, a non-exclusive, fully paid-up, royalty-free, worldwide license to use, license or sublicense (on a non-exclusive basis) any of such Grantor’s Intellectual Property, including, without limitation, any such Intellectual Property now owned or hereafter acquired by such Grantor (subject to the rights of any person or entity under any pre-existing license or other agreement); provided, however, that (i) no such license to a third party’s Intellectual Property shall be deemed granted to the extent granting such license is prohibited according to the terms of any license agreement to which such Grantor is a party or otherwise bound, and (ii) nothing in this Section 6.7 shall require such Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach of default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property, provided, further, that such licenses to be granted hereunder shall incorporate commercially reasonable terms reasonably necessary to preserve and maintain the Intellectual Property interests licensed, including, without limitation (i) with respect to trade-marks, reasonable quality control standards applicable to each such trade-mark as in effect as of the date such licenses hereunder are granted, terms transferring and inuring goodwill arising from use back to such Grantor, terms prohibiting the mutilation, misuse, or alteration of trade-marks, and other reasonable terms consistent with such Grantor’s historical practices; and (ii) with respect to private data, trade secrets and confidential information, commercially reasonable terms maintaining the private, secret and confidential status of such information through the imposition of reasonable obligations of confidentiality and restrictions on use at least meeting minimum legal requirements. Any license granted pursuant to this Section 6.7 shall be exercisable solely during the continuance of an Event of Default.

6.8	Retention of Collateral

Upon notice to the Grantors and subject to any obligation to dispose of any of the Collateral, as provided in the PPSA, the Collateral Agent may (and, at the request of the Required Lenders, shall) elect to retain all or any part of the Collateral in satisfaction of the Secured Obligations or any of them.

6.9	Pay Encumbrances

The Collateral Agent may (and, at the request of the Required Lenders, shall) pay any encumbrance that may exist or be threatened against the Collateral. In addition, the Collateral Agent may (and, at the request of the Required Lenders, shall) borrow money required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business or undertaking of a Grantor and may grant further security interests in the Collateral in priority to the security interest created hereby as security for the money so borrowed. In every such case the amounts so paid or borrowed together with costs, charges and expenses incurred in connection therewith shall be deemed to have been advanced to a Grantor by the Collateral Agent, shall become part of the Secured Obligations, shall bear interest at the rate per annum applicable under the Credit Agreement or any part thereof and shall be secured by this Security Agreement.

6.10	Application of Payments Against Secured Obligations

Any and all payments made in respect of the Secured Obligations from time to time and moneys realized on the Collateral may be applied to such part or parts of the Secured Obligations in accordance with the Credit Agreement.

6.11	Set-Off

The Secured Obligations will be paid by the Grantors without regard to any equities between the Grantors and the Collateral Agent and/or any Secured Party or any right of set-off or cross-claim. Any indebtedness owing by the Collateral Agent and/or any Secured Party to the Grantors may be set off and applied by the Collateral Agent against the Secured Obligations in accordance with the Credit Agreement.

6.12	Deficiency

If the proceeds of the realization of the Collateral are insufficient to repay the Secured Obligations, each Grantor shall forthwith pay or cause to be paid to the Collateral Agent (on behalf of the Secured Parties) such deficiency.

6.13	Collateral Agent Not Liable

Neither the Collateral Agent nor any of the Secured Parties shall be liable or accountable for any failure to seize, collect, realize, dispose of, enforce or otherwise deal with the Collateral, shall not be bound to institute proceedings for any such purposes or for the purpose of preserving any rights of the Collateral Agent, any Grantor or any other Person in respect of the Collateral and shall not be liable or responsible for any loss, cost or damage whatsoever which may arise in respect of any such failure, except to the extent resulting from the gross negligence, bad faith or wilful misconduct of the Collateral Agent or any of its officers, servants, partners, employees, agents, solicitors, attorneys, Receivers or otherwise, or the material breach of any Credit Document by any of the foregoing, as determined in a final non-appealable judgment of a court of competent jurisdiction. Neither the Collateral Agent nor any of its partners, officers, employees, servants, agents, or Receivers shall be liable by reason of any entry into possession of the Collateral or any part thereof, to account as a mortgagee in possession, for anything except actual receipts, for any loss on realization, for any act or omission for which a mortgagee in possession might be liable, or for any loss, cost, damage or expense whatsoever which may arise in respect of any such actions, omissions or negligence, except to the extent resulting from its or their, as the case may be, gross negligence, bad faith or wilful misconduct or material breach of any Credit Document.

6.14	Extensions of Time

The Collateral Agent may grant renewals, extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, release any part of the Collateral to third parties and otherwise deal or fail to deal with the Grantors, Subsidiaries of a Grantor, guarantors, sureties and others and with the Collateral and other securities as the Collateral Agent may see fit, all without prejudice to the liability of each Grantor to the Collateral Agent or the Collateral Agent’s rights and powers under this Security Agreement.

6.15	Rights in Addition

The rights and powers conferred by this Section 6 are in supplement of and in addition to and not in substitution for any other rights or powers the Collateral Agent may have from time to time under this Security Agreement or under applicable law. The Collateral Agent may proceed by way of any action, suit, remedy or other proceeding at law or in equity and no such remedy for the enforcement of the rights of the Collateral Agent shall be exclusive of or dependent on any other such remedy. Any one or more of such remedies may from time to time be exercised separately or in combination. Each Grantor recognizes that if it fails to perform or observe its obligations hereunder, no remedy at law will provide adequate relief to the Collateral Agent, and each Grantor agrees that the Collateral Agent shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving irreparable harm. Any failure by the Collateral Agent to exercise any right set out in this Security Agreement shall not constitute a waiver thereof.

SECTION 7 THE COLLATERAL AGENT

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)	Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date (as defined below) or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 7.4, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or advisable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after three (3) Business Days’ prior written notice by the Collateral Agent to the Borrower and the applicable Grantor of its intent to do so:

(i)	take possession of and endorse and collect any cheques, drafts, notes, acceptances or other instruments for the payment of moneys due under any Accounts Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable constituting Collateral or with respect to any other Collateral whenever payable;

(ii)	upon three (3) Business Days’ prior written notice, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than taxes not required to be discharged under the Credit Agreement and other than Permitted Liens);

(iii)	execute, in connection with any sale provided for herein, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(iv)	obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;

(v)	direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vi)	ask or demand for, collect, sue for, recover and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(vii)	receive, collect, sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices, instruments, chattel paper and other documents in connection with any of the Collateral;

(viii)	commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(ix)	defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(x)	settle, compromise or adjust any such suit, action or proceeding with respect to the Collateral and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi)	subject to Section 6.7, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do; and

(xii)	perform the affirmative obligations of such Grantor hereunder.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and after the expiration of any notice periods otherwise required hereunder or under any other Credit Document.

(b)	Subject to any limitations of the Collateral Agent to take actions as set forth in Section 7.1(a), if a Grantor fails to perform or comply with any of its agreements contained herein within a reasonable period of time after the Collateral Agent has requested it to do so, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)	The reasonable and documented out-of-pocket expenses of the Collateral Agent, in each case subject to the limitations on reimbursement of costs and expenses set forth inSection 13.5 of the Credit Agreement, incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by the Grantors to the Collateral Agent to the extent required by, and in accordance with, Section 13.5 of the Credit Agreement.

(d)	Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated (or, with respect to such Grantor, until such Grantor is released in accordance with Section 7.4(b)) and the security interests created hereby are released.

7.2	Duty of Collateral Agent

The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own respective gross negligence, bad faith or willful misconduct, or material breach of any Credit Document, as determined in a final non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

7.3	Authority of Collateral Agent

Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by any Intercreditor Agreement and the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and each Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and each Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.4	Continuing Security Interest; Assignments Under the Credit Agreement; Release

(a)	This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Grantors and their respective successors and assigns thereof and shall enure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the date on which (i) the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full and (ii) any Commitments shall have been terminated (such date, the “Termination Date”).

(b)	Each Grantor shall automatically be released from its obligations hereunder if it ceases to be a Credit Party in accordance with Section 13.1of the Credit Agreement.

(c)	The security interest granted hereby in any Collateral shall automatically be released (i) to the extent provided in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Collateral pursuant to Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and security interest created hereby.

(d)	In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all documents that the Grantors shall reasonably request to evidence such termination or release, subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 7.4 shall be without recourse to, or representation or warranty by, the Collateral Agent (except a representation that the Collateral Agent has not assigned such Collateral nor created a Lien on or otherwise encumbered the same).

7.5	Reinstatement

Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Grantor, its estate, trustee, receiver or any other Person, under any Debtor Relief Laws, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of such Grantor in respect of the amount of such payment.

7.6	Collateral Agent as Collateral Agent

(a)	Credit Suisse AG, Cayman Islands Branchhas been appointed to act as the Collateral Agent under the Credit Agreement by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement; provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7.6(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, except to the extent specifically set forth in the Guarantee, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7.6(a). Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Collateral Agent in accordance with the provisions of the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

(b)

The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of an Collateral Agent pursuant to Section 12.9of the Credit Agreement shall also constitute appointment of a successor Collateral

Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall enure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c)	Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Security Agreement or any Security Document (except for its or such other Person’s own gross negligence, willful misconduct, bad faith or material breach, each as determined in a final non-appealable judgment of a court of competent jurisdiction).

SECTION 8 GENERAL

8.1	Security in Addition

The security hereby constituted is not in substitution for any other security for the Secured Obligations or for any other agreement between the parties creating a security interest in all or part of the Collateral, whether heretofore or hereafter made, and such security and such agreements shall be deemed to be continued and not affected hereby unless expressly provided to the contrary in writing and signed by the Collateral Agent and the Grantors. The taking of any action or proceedings or refraining from so doing, or any other dealing with any other security for the Secured Obligations or any part thereof, shall not release or affect the security interest created by this Security Agreement and the taking of the security interest hereby created or any proceedings hereunder for the realization of the security interest hereby created shall not release or affect any other security held by the Collateral Agent for the repayment of or performance of the Secured Obligations.

8.2	Waiver

Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into in accordance withSection 13.1of the Credit Agreement. No such waiver by the Collateral Agent shall extend to or be taken in any manner to affect any subsequent breach or Event of Default or the rights of the Collateral Agent arising from such subsequent breach or Event of Default.

8.3	Further Assurances

Subject to the limitations and exceptions set forth herein or in any other Credit Document, each Grantor agrees, at its own expense, to execute, acknowledge, promptly deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to assure, preserve, protect and perfect the security interest and the rights and remedies created hereby or the validity or priority of such security interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Security Agreement, the granting of the security interest and the filing of any financing statements or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Grantor:

(a)	hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Grantor, where permitted by law; and

(b)	shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

8.4	No Merger

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of a Grantor to make payment of or satisfy the Secured Obligations. The acceptance of any payment or alternate security shall not constitute or create any novation and the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of such covenants.

8.5	Notices

All notices, demands, and other communications made in respect of this Security Agreement shall (except as otherwise expressly permitted herein) be in writing and given as provided on Schedule 13.2 to the Credit Agreement.

8.6	Governing Law

This Security Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

8.7	Waiver of Jury Trial

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.8	Security Interest Effective Immediately

Neither the execution nor registration of this Security Agreement or any partial advances by the Collateral Agent shall bind the Collateral Agent to advance any other amounts to any Grantor. The parties intend the security interest created hereby to attach and take effect forthwith upon execution of this Security Agreement by the Grantors with respect to all items of Collateral in which each Grantor has rights at that moment, and shall attach to all other Collateral immediately upon a Grantor acquiring any rights therein. Each Grantor acknowledges that value has been given and that such Grantor has rights in the Collateral.

8.9	Provisions Reasonable

Each Grantor expressly acknowledges and agrees that the provisions of this Security Agreement and, in particular, those respecting remedies and powers of the Collateral Agent against such Grantor, its business and the Collateral upon default, are commercially reasonable and not manifestly unreasonable.

8.10	Number and Gender

In this Security Agreement, words importing the singular number include the plural and vice-versa and words importing gender include all genders.

8.11	Invalidity

In the event that any term or provision of this Security Agreement shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Security Agreement shall be unaffected thereby and shall be valid and enforceable to the fullest extent permitted by law.

8.12	Precedence

In the event that any provisions of this Security Agreement contradict, are inconsistent with and are otherwise incapable of being construed in conjunction with the provisions (including any rights, remedies and covenants therein) of the Credit Agreement, the provisions of the Credit Agreement, as applicable, shall take precedence over those contained in this Security Agreement and, in particular, if any act or omission of a Grantor is expressly permitted under the Credit Agreement but is prohibited under this Security Agreement, any such act or omission shall be deemed to be permitted under this Security Agreement.

8.13	Sections and Headings

Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Security Agreement.

8.14	Receipt of Copy

Each Grantor acknowledges receipt of an executed copy of this Security Agreement.

8.15	Binding Effect; Several Agreement; Assignments

Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party, and all covenants, promises and agreements by or on behalf of the Grantors that are contained in this Security Agreement shall bind and inure to the benefit of the Grantors and their respective successors and assigns permitted by the Credit Agreement. This Security Agreement shall be binding upon the Grantors and the Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Grantors, the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that (other than as expressly permitted by Section 10.3 of the Credit Agreement) the Grantors shall nothave the right to assign or transfer its rights or obligations hereunder except as expressly permitted by this Security Agreement or the Credit Agreement (and any such attempted assignment or transfer shall be void).

8.16	Counterparts

This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

8.17	Additional Grantors

Each Subsidiary that is required to become a party to this Security Agreement pursuant to Section 9.9 of the Credit Agreement, and each Subsidiary of the Borrower that elects to become a party to this Security Agreement, shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement, upon execution and delivery by such Subsidiary of a written supplement (each a “Supplement”) substantially in the form of Schedule 8.17 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.18	Intercreditor Agreements

Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Security Agreement, the terms of any Intercreditor Agreement shall govern and control (except with respect to the provisions hereof describing the Collateral and the Excluded Property, this Security Agreement shall govern and control). No right, power or remedy granted to the

Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Intercreditor Agreement and, with respect to the ABL Priority Collateral, any obligation of the Grantors hereunder or under any other Security Document with respect to the delivery of, or granting control over, any ABL Priority Collateral, the novation of any Lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Grantors comply with the requirements of the similar provision of the applicable ABL Credit Documents. The delivery of any ABL Priority Collateral to the ABL Collateral Agent pursuant to the ABL Credit Documents shall satisfy any delivery requirement hereunder or under any other Security Document. Furthermore, the Collateral Agent is authorized by the parties hereto and by the other Secured Parties to effect transfers of such ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to such ABL Priority Collateral) to the ABL Collateral Agent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF each Grantor has duly executed this Security Agreement as of the date first written above.

CANADA GOOSE INC.

Per:
Name:
Title:

CANADA GOOSE TRADING INC.

Per:
Name:
Title:

CANADA GOOSE HOLDINGS INC.

Per:
Name:
Title:

Signature Page to Omnibus Canadian General Security Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

Per:
Name
Title

Per:
Name:
Title

Signature Page to Canadian General Security Agreement

Schedule 1.1(a)

Intellectual Property

Item A. Trademarks

Canada Goose Inc.

See attachments.

Canada Goose Trading Inc.

None.

Canada Goose Holdings Inc.

None.

Item B.

Trademark Licences

Canada Goose Inc.

None.

Canada Goose Trading Inc.

None.

Canada Goose Holdings Inc.

None.

Schedule 8.17

THIS SUPPLEMENT, dated as of ∎, 20∎ (this “Supplement”), supplements the GENERAL SECURITY AGREEMENT dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among each of the Grantors listed on the signature pages thereto or that becomes a party thereto pursuant to Section 8.17 thereof (each such entity individually, a “Grantor” and, collectively, the “Grantors”), and Credit Suisse AG, Cayman Islands Branch, as the collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

WHEREAS reference is made to that certain Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Canada Goose Inc. (the “Borrower”), Canada Goose Holdings Inc., the Administrative Agent, the Collateral Agent and the Lenders from time to time party thereto (the “Lenders”);

AND WHEREAS capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement, as applicable.

AND WHEREAS the Grantors have entered into the Security Agreement in order to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make Loans to the Borrower under the Credit Agreement and to induce one or more Cash Management Banks, Bank Product Providers or Hedge Banks to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with Holdings, the Borrower and/or its Restricted Subsidiaries.

AND WHEREAS Section 9.9 of the Credit Agreement and Section 8.17 of the Security Agreement provide that additional Subsidiaries may become Subsidiary Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement or as otherwise provided in the Credit Agreement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of Section 9.9 of the Credit Agreement and Section 8.17 of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders as consideration for Loans previously made or which may hereafter be made and to induce one or more Hedge Banks, Bank Product Providers or Cash Management Banks to enter into Secured Hedge Agreements, Secured Bank Product Agreements and Secured Cash Management Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent and each New Grantor agrees as follows:

1.

In accordance with Section 8.17 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as general and continuing security for the payment or performance, as the case may be, in full, of the Secured Obligations of each Grantor, each New Grantor, in consideration of the Secured Obligations and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to the Collateral Agent, its successors and permitted assigns, for its own benefit and for the benefit of the other Secured Parties, as and by way of a fixed and specific mortgage and charge, a continuing security interest in, and a security interest is hereby taken in, the Collateral of such New Grantor, whether now owned or hereafter acquired by or on behalf of such New Grantor, wherever located, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations; provided that such Collateral shall not include any Excluded Property of each New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

2.	Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

3.	Each New Grantor hereby represents and warrants that as of the date hereof: (a) Schedule 1.1(a) hereto lists all of each New Grantor’s registered Intellectual Property Collateral; (b) set forth on Schedule 2.1 hereto is (i) the exact legal name of such New Grantor, as such name appears in its Certificate of Incorporation, Notice of Articles and Articles, (ii) its chief executive office, registered office according to its constating documents or domicile (within the meaning of the Civil Code of Quebec), all corporate offices and all places of business and, if the same is different, the address at which the books and records of such New Grantor are located and warehouses and other locations at which any tangible Collateral of such New Grantor is held or stored, (iii) the jurisdiction of formation of such New Grantor, (iv) the type of organization of such New Grantor, (v) the Incorporation Number of such New Grantor, (vi) any other corporate or organizational legal names such New Grantor has had, together with the date of the relevant change, (vii) all other names (including trade names or similar appellations) used by such New Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties, (viii) any other business or organization to which such New Grantor became the successor by merger, amalgamation, consolidation or acquisition of all or substantially all of the assets of another person, and (ix) any changes in the form, nature or jurisdiction of organization or otherwise, in the case of each of clauses (vi) through (ix), at any time in the five (5) years immediately preceding the date hereof; and (c) the tangible Collateral of such New Grantor, except where it is in transit to and from the locations herein described and Equipment out for repair, is located at the locations specified in Schedule 2.1 hereto, and the locations at which all records of such New Grantor pertaining to Collateral (and all chattel paper which evidences Accounts Receivable) and contract rights are kept are specified in Schedule 2.1 hereto.

4.	This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower

5.	Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

6.	This Supplement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.	Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.	All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF each Grantor has duly executed this Supplement to the Security Agreement as of the date first written above.

[NEW GRANTOR]

Per:
Name:
Title:

Signature Page to Canadian General Security Agreement Supplement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

Per:
Name
Title

Per:
Name:
Title

Signature Page to Canadian General Security Agreement Supplement

Schedule 1.1(a) to Supplement

Intellectual Property

Item A. Trademarks

∎

Item B.

Trademark Licences

∎

Copyrights

∎

Schedule 2.1 to Supplement

New Grantor Information

New Grantor	Type of Entity	Jurisdiction	Incorporation Number	Chief Executive Office	Corporate Offices and Places of Business	Address at which books and records are located	Other Locations at which Property is Held or Stored
∎	∎	∎	∎	∎	∎	∎	∎
∎	∎	∎	∎	∎	∎	∎	∎

EXHIBIT G-3

FORM OF U.K. DEBENTURE

EXECUTION VERSION

Dated

DECEMBER 2, 2016

CANADA GOOSE INTERNATIONAL HOLDINGS LIMITED,

CANADA GOOSE SERVICES LIMITED and

each SUBSIDIARY COMPANY (as hereinafter defined)

as Companies

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

acting as Security Agent

DEBENTURE

i

TABLE OF CONTENTS (continued)

ii

THIS DEBENTURE (THE “DEBENTURE”) is made on December 2, 2016 between the following parties:

(1)	CANADA GOOSE INTERNATIONAL HOLDINGS LIMITED registered in England and Wales with company number 09595478 (“Holdco”), CANADA GOOSE SERVICES LIMITED registered in England and Wales with company number 09601223 (“Serviceco”) and each Subsidiary that executes this Debenture or that becomes a party hereto in accordance with Clause 33 (Additional Companies) hereof (each, a “Subsidiary Company” and together with Holdco and Serviceco, the “Companies” and each a “Company”), in favour of

(2)	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent, collateral agent and security trustee for the Secured Parties on the terms and conditions set out in the Credit Agreement and this Debenture (the “Security Agent” which expression shall include any person for the time being appointed as Security Agent or trustee or as an additional security agent or trustee for the purpose of, and in accordance with, the Credit Agreement).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Account” means any account opened or maintained by any Company with the Security Agent or any other person (and any replacement account or subdivision or subaccount of that account) that is maintained in England and Wales, the debt or debts represented thereby and all Related Rights.

“Charged Property” means all the assets and undertaking of the Companies which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Debenture, excluding for the avoidance of doubt, any Excluded Property.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Debenture or by law.

“Copyright Collateral” means:

(a)	all copyrights (including without limitation copyrights for semi-conductor chip product mask works and all integrated circuit topography) of the Companies, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world, and all applications for registration thereof, whether pending or in preparation, and all copyrights resulting from such applications, including without limitation in each case those set out on Schedule 2 (Details of Intellectual Property) attached hereto;

(b)	all extensions and renewals of any thereof;

(c)	all copyright licences and other agreements providing any Company with the right to use any of the items of the type referred to in clauses (a) and (b) including without limitation those set out on Schedule 2 (Details of Intellectual Property) attached hereto;

(d)	the right to sue for past, present and future infringements of any of the Copyright Collateral referred to in clauses (a) and (b) and, to the extent applicable, clause (c); and

(e)	all proceeds of the foregoing, including, without limitation, licences, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” means the credit agreement dated on or about the date hereof made between Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the other financial institutions party thereto from time to time as lenders, Canada Goose Holdings Inc., as holdings, and Canada Goose Inc., as borrower (as amended, varied, novated or supplemented from time to time).

“Discharge Event” means, subject to Clause 23.2 (Avoidance of Payments), (i) the Loans, together with interest, Fees, and all other Obligations under the Credit Documents (other than contingent obligations, Secured Cash Management Obligations, Secured Hedge Obligations and Secured Bank Product Obligations), shall have been satisfied by payment in full and (ii) any Commitments shall have been terminated.

“Excluded Property” means (i) all leasehold interests, including any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters, (ii) all freehold real property located outside of the United States and Canada, (iii) motor vehicles, airplanes and other assets subject to certificates of title, (iv) letter-of-credit rights (other than supporting obligations), (v) commercial tort claims below $2,500,000 (with such values to be determined by the Borrower in good faith), (vi) a security interest that could result in a material adverse tax consequence as reasonably determined by the Borrower in consultation with the Security Agent, (vii) equity interests issued by, or assets of, Excluded Subsidiaries, (viii) equity interests issued by, or assets of, any person other than a Material Subsidiary, (ix) a security interest to the extent the burden or cost of granting or perfecting such security interest outweighs the benefit of such security to the Lenders, as reasonably determined by the Borrower and the Security Agent, (x) any lease, license, permit, franchise, charter, authorization or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit, franchise, charter, authorization or agreement or create a right of termination in favour of any other party thereto or otherwise require consent thereunder, (xi) property subject to a purchase money agreement, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby, (xii) any assets located or titled outside of the jurisdiction of organisation of each Credit Party or assets that require action under the law of any jurisdiction other than the jurisdiction of organisation of each Credit Party to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the U.S., Canada, the United Kingdom or Switzerland (and no security agreements or pledge agreements governed under the laws of any jurisdiction other than the jurisdiction of organisation of each Credit Party shall be required), (xiii) margin stock, (xiv) a

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security interest prohibited by law or agreement or which would require governmental or other third party consent, approval, license or authorization or create a right of termination in favour of any third party and (xv) any “intent to use” Trademark (as defined below) application filed and accepted in the U.S. Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the U.S. Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein would impair the validity or enforceability of such “intent to use” Trademark (as defined below) application under federal law.

“Insolvency Law” shall mean the Companies’ Creditors Arrangement Act (Canada), the BIA, the Bankruptcy Code, the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous legislation applicable to any Credit Party, any of their respective Subsidiaries or any jurisdiction in which Collateral is located.

“Included Investments” means all Investments, including without limitation the Investments set out on Schedule 1 (Details of Investments) attached hereto, other than the Excluded Property.

“Insurance Policy” means any policy of insurance in which any Company may from time to time have an interest (except in each case, any third party liability policy).

“Inventory” means in relation to any Company, all of its now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-progress, finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used or consumed in its business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Intellectual Property” means all intellectual property rights and interests, whether registered or unregistered, including without limitation the Copyright Collateral, the Trademark Collateral, the Patent Collateral and the Trade Secrets Collateral other than the Excluded Property.

“Investments” means:

(a)	any stocks, shares, debentures, securities and certificates of deposit (but not including the Shares);

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b),

in each case whether held directly by or to the order of any Company or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).

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“Monetary Claims” means any book and other debts and monetary claims owing to any Company and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which any Company is a party and any other assets, property, rights or undertaking of any Company).

“Notice of Assignment” means a notice of assignment in substantially the form set out in Schedule 4 (Form of Notice of Assignment) or in such form as may be specified by the Security Agent and reasonably acceptable to the applicable Company.

“Notice of Charge” means a notice of assignment in substantially the form set out in Schedule 5 (Form of Notice of Charge to Account Bank) or in such form as may be specified by the Security Agent and reasonably acceptable to the applicable Company.

“Party” means a party to this Debenture.

“Patent Collateral” means:

(a)	all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world, including without limitation in each case those set out on Schedule 2 (Details of Intellectual Property) attached hereto;

(b)	all reissues, divisions, continuations, continuations-in-part, extensions, renewals and re-examinations of any of the items described in clause (a);

(c)	all patent licences and other agreements providing any Company with the right to use any of the items of the type referred to in clauses (a) and (b), including without limitation in each case those set out on Schedule 2 (Details of Intellectual Property) attached hereto;

(d)	the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent licence; and

(e)	all proceeds of, and rights associated with, the foregoing (including licence royalties and proceeds of infringement suits), and all rights corresponding thereto throughout the world;

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee made under a joint and/or several appointment.

“Related Assets” means all dividends, distributions, interest and other monies at any time paid or payable in respect of the Shares and all other rights, benefits and proceeds in respect of, derived from or accruing to the Shares (whether by way of allotment, accretion, redemption, bonus, preference, option, rights, substitution, conversion, compensation or otherwise) held by, or to the order of any Company at any time, other than the Excluded Property.

“Related Rights” means, in relation to any asset:

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(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset.

in the case of each of the foregoing, other than any Excluded Property.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Commitment or any Loan or under any Secured Cash Management Agreement, Secured Hedge Agreement or Secured Bank Product Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Insolvency Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Secured Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“Security” means the security created, or expressed to be created, in favour of the Security Agent, under or pursuant to or evidenced by this Debenture.

“Shares” means all of the shares held by, to the order or on behalf of any Company at any time as more fully described in Schedule 1 (Details of Investments) attached hereto including without limitation the 100 ordinary shares held by Holdco in the capital of Serviceco as at the date of this Debenture, other than Excluded Stock and Stock Equivalents.

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of any Company’s stock in trade or work in progress) and all Related Rights.

“Trademark Collateral” means:

(a)

all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear and designs (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the

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world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the Intellectual Property Office or in any office or agency of any foreign country, and all reissues, extensions or renewals thereof, including without limitation in each case those set out on Schedule 2 (Details of Intellectual Property) attached hereto;

(b)	all Trademark licences and other agreements providing any Company with the right to use any items of the type described in clause (a), including each Trademark licence referred to in Schedule 2 (Details of Intellectual Property) attached hereto;

(c)	all of the goodwill of the business connected with the use of, and symbolized by, the items described in clause (a);

(d)	the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clauses (a) and (b); and

(e)	all proceeds of, and rights associated with, the foregoing, including any claim by any Company against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark licence, including any Trademark, Trademark registration or Trademark licence referred to in Schedule 2 (Details of Intellectual Property) attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark licence and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential or proprietary or useful information (to the extent such confidential, proprietary or useful information is protected by any Company against disclosure and is not readily ascertainable) and all know-how obtained by or used in or contemplated at any time for use in the business of any Company (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licences, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret licence.

“Trust Property” means (a) the Liens and all other powers and rights (both present and future) granted to the Security Agent under or pursuant to this Debenture, (b) all assets of the Companies from time to time the subject of the Liens under this Debenture, (c) all monies received or recovered by the Security Agent from time to time as security trustee for the Secured Parties under, pursuant to or in connection with this Debenture, and (d) all investments, property, money and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent (or any agent of the Security Agent) in respect of the same (or any part thereof), other than the Excluded Property.

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1.2 Construction

In this Debenture:

(a)	terms defined in the Credit Agreement shall, unless defined in this Debenture, have the same meaning in this Debenture;

(b)	the rules of interpretation contained in Sections 1.2 (Other Interpretative Provisions), 1.3 (Accounting Terms), 1.5 (References to Agreements, Laws, Etc.), 1.6 (Exchange Rates), 1.8 (Times of Day), 1.9 (Timing of Payment or Performance) and 1.10 (Certifications) of the Credit Agreement shall apply to the construction of this Debenture mutatis mutandis;

(c)	section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts created by this Debenture or any other Credit Document;

(d)	any reference to the “Security Agent”, a “Company”, the “Agent” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests; and

(e)	references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture.

1.3 Third Party Rights

A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture. Any Receiver may, subject to this Clause 1.3 (Third Party Rights) and the Contracts (Rights of Third Parties) Act 1999, rely on any clause of this Debenture which expressly confers rights on it.

1.4 Conflicts

In the event of any explicit conflict between the terms of this Debenture and the Credit Agreement, the terms of the Credit Agreement shall prevail.

1.5 Security Trustee

(a)	The Security Agent hereby accepts its appointment as security trustee by the Secured Parties under the Credit Agreement and declares (and each Company hereby acknowledges) that the Trust Property is held by the Security Agent as a security trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Credit Agreement.

(b)	Without prejudice to Clause 23 (Release of Security), if the Security Agent determines, acting reasonably, that a Discharge Event has occurred, or if otherwise required pursuant to the Credit Agreement, the security trusts described in this Debenture shall be wound up in connection with the release, without recourse or warranty, of all of the Liens created under this Debenture in accordance with the terms of the Credit Agreement and the Companies shall have no further obligations hereunder except as otherwise explicitly provided.

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(c)	The rights, powers and discretions conferred upon the Security Agent by this Debenture and the Credit Agreement in respect of this Debenture shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and shall be in addition to any which may be vested in the Security Agent by general law or otherwise.

(d)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent or in relation to the security trusts created by this Debenture or any other Credit Document. Where there are any inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the provisions of this Debenture and the Credit Agreement, the provisions of this Debenture and the Credit Agreement shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Debenture and the Credit Agreement shall constitute a restriction or exclusion for the purposes of that Act. In performing or carrying out its duties, obligations and responsibilities, the Security Agent shall be considered to be acting only in a mechanical and administrative capacity for the Secured Parties (save as expressly provided in the Credit Agreement and this Debenture) and shall not have or be deemed to have any duty, obligation or responsibility to, (save for any liability it might incur as a result of gross negligence or wilful misconduct) or relationship or trust or agency with, any Secured Party.

2. PAYMENT OF SECURED OBLIGATIONS

2.1 Covenant to Pay

Each Company agrees that it shall on demand of the Security Agent discharge and pay to the Security Agent as security trustee for the Secured Parties (when due and payable in accordance with the Credit Agreement and the other Credit Documents) the Secured Obligations.

2.2 Interest on Demands

Subject to the grace periods set forth in Section 11 (Events of Default) of the Credit Agreement, if any Company fails to pay any sum on the due date for payment of that sum the Companies shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the rate determined by, and in accordance with, the provisions of Section 2.8 (Interest) of the Credit Agreement.

3. FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1 Fixed Charges

Each Company charges with full title guarantee in favour of the Security Agent as security trustee for the Secured Parties for the payment and discharge of the Secured Obligations, all such Company’s right, title and interest from time to time (both present and future) in and to each of the following assets (subject to obtaining any necessary consent to such mortgage or fixed charge from any third party):

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(a)	by way of first fixed charge:

(i)	the Tangible Moveable Property;

(ii)	the Accounts;

(iii)	the Intellectual Property;

(iv)	any goodwill and rights in relation to the uncalled capital of such Company;

(v)	the Included Investments;

(vi)	the Shares, all dividends, distributions, interest and other monies payable in respect of the Shares and all Related Rights (whether derived by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

(vii)	any contract or agreement to which such Company is a party and all Related Rights; and

(viii)	all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture.

3.2 Insurance Policies

Each Company grants and agrees to grant absolutely with full title guarantee to the Security Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Obligations all such Company’s right, title and interest from time to time in and to the proceeds of any Insurance Policy and all Related Rights (subject to obtaining any necessary consent to that assignment from any third party).

3.3 Floating Charge

(a)	Each Company with full title guarantee charges in favour of the Security Agent as security trustee for the Secured Parties for the payment and discharge of the Secured Obligations by way of first floating charge all present and future assets and undertaking of such Company including, without limitation, the Inventory.

(b)	The floating charge created by paragraph (A) above shall be deferred in point of priority to all fixed security validly and effectively created by the Companies under the Credit Documents in favour of the Security Agent as security trustee for the Secured Parties as security for the Secured Obligations.

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(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3 (Floating Charge).

4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	Crystallisation: By Notice

The Security Agent may at any time by notice in writing to the relevant Company convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if an Event of Default has occurred and is continuing.

4.2	Crystallisation: Automatic

(a)	Notwithstanding Clause 4.1 (Crystallisation: By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets of the relevant Company subject to the floating charge if:

(i)	the convening of a meeting for the passing of a resolution for the voluntary winding-up of any Company unless such winding-up is permitted under Section 10.3 (Limitation on Fundamental Changes) of the Credit Agreement; or

(ii)	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of any Company or an administrator is appointed to any Company in each case, unless such winding-up, dissolution, administration or re-organisation is permitted under Section 10.3 (Limitation on Fundamental Changes) of the Credit Agreement; or

(iii)	any person who is entitled to do so gives notice of its intention to appoint an administrator to any Company or files such a notice with the court.

5.	PERFECTION OF SECURITY

5.1	Notices of Assignment

Each Company shall deliver to the Security Agent, Notices of Assignment duly executed by, or on behalf of, such Company in respect of any asset which is the subject of an assignment pursuant to Clause 3.2 (Insurance Policies) promptly upon the request of the Security Agent from time to time following the occurrence of an Event of Default which is continuing, and shall use reasonable endeavours (which, for this purpose shall not involve the payment of material amounts of money or incurring material external expenses, provided that reasonable legal fees shall not be considered a material expense) to procure that each notice is acknowledged by the obligor or debtor specified by the Security Agent (such acknowledgement to be in substantially the form set out in Schedule 4 (Form of Notice of Assignment) or in such form as may be specified by the Security Agent) and reasonably acceptable to the applicable Company.

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5.2	Notices of Charge

Each Company shall upon the execution of this Debenture and promptly upon the opening of any Account (other than any Excluded Deposit Account) after the execution of this Debenture, and subject to the terms of the ABL/Term Loan Intercreditor Agreement, deliver to the Security Agent (or procure delivery of) a Notice of Charge duly executed by, or on behalf of, each Company and shall use reasonable endeavours (which, for this purpose shall not involve the payment of material amounts of money or incurring material external expenses, provided that reasonable legal fees shall not be considered a material expense) to procure that such Notice of Charge is acknowledged by each of the banks or financial institutions with which any Accounts (other than Excluded Deposit Accounts) are opened or maintained within 20 Business Days of the service of the Notice of Charge (such acknowledgement to be in substantially the form set out in Schedule 5 (Form of Notice of Charge to Account Bank) or in such form as may be specified by the Security Agent), provided that if the Company has been unable to procure such acknowledgment within the relevant time period, its obligation to use reasonable endeavours to procure such acknowledgment shall cease at the end of such period.

5.3	Included Investments: Delivery of Documents of Title

Each Company shall as soon as reasonably practicable following the date of this Debenture (or such later date as agreed to by the Security Agent in writing), and as soon as reasonably practicable and in any event within sixty (60) Business Days from the date of acquisition by such Company of any interest in any Included Investment promptly deliver (or procure delivery) to the Security Agent, and the Security Agent shall be entitled to retain, all of the Included Investments and any certificates and other documents of title representing the Investments to which such Company (or its nominee(s)) is or becomes entitled together with, in form and substance reasonably satisfactory to the Security Agent:

(a)	any document or thing which the Security Agent may reasonably request with a view to perfecting or improving its security over the Included Investments or to registering any Included Investment in its name or the name of any nominee(s);

(b)	a duly executed declaration of trust in respect of any Included Investment which is not held in the sole name of such Company;

(c)	any instrument(s) of transfer or assignment of any Included Investments specified by the Security Agent (executed in blank by or on behalf of such Company); and

(d)	in the case of any Included Investments held by or on behalf of a nominee of any settlement system of any exchange, duly executed stock notes or other documents in the name of the Security Agent (or its nominee(s) or agent(s)) representing or evidencing any benefit or entitlement to the Included Investments held in such settlement system and the Security Agent may from time to time have any of the Included Investments registered in its name or in the name of one or more nominees on its behalf.

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5.4	Delivery of Share Certificates

Each Company shall:

(a)	on the date of this Debenture (or such later date as the Security Agent may agree in writing) and, in the case of any Shares acquired by it or to which it becomes beneficially entitled (whether by subscription, purchase or otherwise) after the date of this Debenture, as soon as reasonably practicable and in any event within sixty (60) days from the date of that acquisition or entitlement (or such later date as the Security Agent may agree in writing), deposit (or procure there to be deposited) with the Security Agent all original certificates and other documents of title to the Shares owned by such Company, a copy of the updated register of members of such Company evidencing such Company’s ownership of such Shares and share or stock transfer forms (executed in blank by or on behalf of such Company) in respect of the Shares; and

(b)	promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which such Company has a beneficial interest, procure the delivery to the Security Agent of (1) all original certificates and other documents of title representing those Related Assets, (2) (in the case of Related Assets that are in the form of stocks or shares) updated register of members of such Company, evidencing such Company’s ownership of such Related Assets and (3) such stock transfer forms or other instruments of transfer (executed in blank by or on behalf of such Company) in respect of those Related Assets as the Security Agent may reasonably request.

5.5	Registration of Intellectual Property

Each Company shall, if requested by the Security Agent acting reasonably, execute all such documents and do all acts that the Security Agent may reasonably require to record, acknowledge, register or perfect the interest of the Security Agent in any part of the Intellectual Property.

6.	FURTHER ASSURANCE

6.1	Further Assurance: General

(a)	The covenant set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in Clause 6.1(B) below.

(b)	Subject to the terms and limitations of Sections 9.9 (Additional Guarantors and Grantors), 9.10 (Pledge of Additional Stock and Evidence of Indebtedness) and 9.12 (Further Assurances) of the Credit Agreement, each Company shall promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably request (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

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(i)	to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by such Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights; and/or

(ii)	to facilitate the realisation of the Charged Property and to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral following the occurrence and during the continuance of an Event of Default.

6.2	Necessary Action

Subject to the terms and limitations of Sections 9.9 (Additional Guarantors and Grantors), 9.10 (Pledge of Additional Stock and Evidence of Indebtedness) and 9.12 (Further Assurances) of the Credit Agreement, each Company shall take all such action as is available to it (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Debenture.

6.3	Implied Covenants for Title

(a)	The obligations of the Companies under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

(b)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Fixed Charges, Assignments and Floating Charge).

(c)	It shall be implied in respect of Clause 3 (Fixed Charges, Assignments and Floating Charge) that each Company is disposing of the Charged Property free from all charges and Liens (whether monetary or not) save for any Permitted Liens.

7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative Pledge

Each Company undertakes that it shall not, at any time during the subsistence of this Debenture, grant, create or permit to subsist any security or quasi-security (including any fixed charges or floating charges capable of crystallising into fixed charges) over all or any part of the Charged Property other than Permitted Liens.

7.2	No Disposal of Interests

Each Company undertakes that it shall not at any time during the subsistence of this Debenture, except to the extent not prohibited by the Credit Agreement or by this Clause 7 (Negative Pledge and Disposals):

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(a)	assign or dispose of (or execute any conveyance, transfer, lease or assignment of, or other right to use or occupy) all or any part of the Charged Property;

(b)	create, grant or permit to exist (1) any legal or equitable estate or other interest in, or over, or otherwise relating to, or (2) any restriction on the ability to transfer or realise, all or any part of the Charged Property (other than Permitted Liens); or

(c)	assign or otherwise dispose of any interest in any Account.

8.	SHARES AND INVESTMENTS

8.1	Shares: Before Event of Default

So long as no Event of Default shall have occurred and be continuing and the Security Agent has not provided notice contemplated in Clause 8.2 (Shares: After Event of Default) below; any Company shall be exclusively entitled to:

(a)	pay or direct the payments of all dividends, interest and other monies or distributions arising from its Shares; and

(b)	exercise any and all voting rights and other consensual rights pertaining to its Shares, or any part thereof for any purpose not prohibited by the terms of this Debenture or the other Credit Documents, and the Security Agent shall, upon the written request of a Company, promptly execute and deliver (or cause to be executed and delivered) to the applicable Company, such proxies and other instruments or documents, if any; as shall be reasonably requested by such Company to allow such Company to exercise voting power and other rights with respect to any part of its Shares.

8.2	Shares: After Event of Default

Upon at least one (1) Business Day’s prior written notice to any Company by the Security Agent that the Security Agent is exercising its rights under this Clause 8.2 (Shares: After Event of Default) following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Security Agent may (in the name of any Company or otherwise and without any further consent or authority from any Company):

(a)	exercise (or refrain from exercising) any voting rights and other consensual rights in respect of the Shares; provided that, unless otherwise directed by the Required Lenders, the Security Agent shall have the right from time to time subject to the terms of the ABL/Term Loan Intercreditor Agreement, to permit any Company to exercise such rights. After all Events of Default have been cured or waived, any Company shall have the right to exercise the voting and consensual rights that any Company would otherwise be entitled to exercise pursuant to the terms of Clause 8.1 (Shares: Before Event of Default) above and the obligations of the Security Agent under Clause 8.1 (Shares: Before Event of Default) shall be reinstated; and

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(b)	receive and hold all dividends, interest and other monies or distributions arising from the Shares, subject to the ABL/Term Loan Intercreditor Agreement. After all Events of Default have been cured or waived, the Security Agent shall repay to any Company (without interest) all dividends, distributions, principal and interest payments that any Company would otherwise be permitted to receive, retain and use pursuant to Clause 8.1 (Shares: Before Event of Default) above.

8.3	Included Investments and Shares: Payment of Calls

The Companies shall pay all calls or other payments which may be or become due in respect of any of the Included Investments and Shares promptly and in any event within five (5) Business Days of demand, and in any case of default by any Company in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Companies in which case any sums paid by the Security Agent shall be reimbursed by the Companies to the Security Agent in accordance with Clause 13.5 (Payment of Expenses; Indemnification) of the Credit Agreement and shall carry interest from the date of payment by the Security Agent until reimbursed at the rate and in accordance with Clause 2.2 (Interest on Demands).

9.	ACCOUNTS

9.1	Accounts: Notification and Variation

Each Company, during the subsistence of this Debenture:

(a)	shall promptly deliver to the Security Agent on the date of this Debenture (and, if any change occurs thereafter, promptly following such change), details of each Account maintained by it with any bank or financial institution (other than with the Security Agent); and

(b)	shall not, without the Security Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account, in each case, other than Excluded Deposit Accounts.

9.2	Accounts: Operation Before Event of Default

Provided that no Event of Default has occurred and is continuing, each Company shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account subject to the terms of the Credit Agreement.

9.3	Accounts: Operation After Event of Default

After the occurrence of an Event of Default which is continuing, the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account (other than any Excluded Deposit Account) except, subject to the terms of the ABL/Term Loan Intercreditor Agreement, with the prior consent of the Security Agent.

9.4	Accounts: Application of Monies

The Security Agent shall, following the occurrence of an Event of Default which is continuing, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account (other than payroll, trust, tax, fiduciary, and petty cash accounts) in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 18 (Application of Monies).

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10.	MONETARY CLAIMS

10.1	Dealing with Monetary Claims

Save to the extent provided otherwise in the Credit Agreement and save for credit discounts granted in the ordinary course of business by the relevant Company exercising its reasonable business judgment, each Company at any time during the subsistence of the Debenture, without the prior written consent of the Security Agent shall not factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting.

10.2	Release of Monetary Claims

(a)	As long as an Event of Default has not occurred and is not continuing, the proceeds of the realisation of the Monetary Claims shall (subject to any restriction on the application of such proceeds contained in this Debenture or in the Credit Agreement), upon such proceeds being credited to an Account, be released from the fixed charge created pursuant to Clause 3.1 (Fixed Charges) and each Company shall be entitled to withdraw such proceeds from such Account provided that such proceeds shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating Charge) and the terms of this Debenture; and

(b)	After the occurrence of an Event of Default which is continuing, no Company shall, except with the prior written consent of the Security Agent, be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Account (other than any Excluded Deposit Account).

11. [RESERVED]

12.	REPRESENTATIONS

(a)	Each Company makes the following representations and warranties to the Security Agent for its own benefit and as security trustee for the benefit of the Secured Parties and acknowledges that the Security Agent and Secured Parties have relied upon those representations and covenants:

(i)	each Company is a duly organised and validly existing private company limited by shares under the laws of England with the corporate power to enter into this Debenture;

(ii)	this Debenture has been duly authorised by all necessary corporate action on the part of each Company and constitutes a legal and valid agreement binding on each Company, enforceable against each Company in accordance with its terms (except, in any case, as such enforceability may be limited by bankruptcy, insolvency, reorganisation, or similar laws affecting creditors’ rights generally and subject to general principles of equity);

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(iii)	all of the tangible Charged Property (i) is located at the places specified in Schedule 3 (Locations of Charged Property) or any amendment thereto (except with respect to goods in transit or with respect to Tangible Moveable Property out for repair), and (ii) is, or when any Company acquires any right, title or interest therein, will be, the sole property of such Company, free and clear of all Liens, except Permitted Liens;

(iv)	the Shares are duly authorised, validly issued and fully paid, represent the whole of the issued share capital of the Canada Goose Services Limited (company number 09601223) and are not subject to any option to purchase or similar rights and the constitutional documents of the company in respect of which the Shares are issued do not and could not restrict or inhibit (whether absolutely, partly, under a discretionary power or otherwise) the transfer of the Shares pursuant to the enforcement of the security by or pursuant to this Debenture; and

(v)	the security interest created herein constitutes, under English law, (i) a legal and valid security interest in all of the Charged Property securing the payment and performance of the Secured Obligations, (ii) subject to the making of all necessary registrations of this Debenture, a perfected security interest in all of the Charged Property (to the extent perfection in the Charged Property can be accomplished by such registration) and (iii) subject to the obtaining of control, a perfected security interest in all of the Charged Property (to the extent perfection in the Charged Property can be accomplished by control). The security interest created herein is and shall be prior to any other Lien on any of the Charged Property, subject only to Permitted Liens.

(vi)	The representations made by the Companies in this Clause 12 (Representations) are made by the Companies on the date of this Debenture and deemed to be made by the Companies by reference to the facts and circumstances then existing as of the date of each Credit Event in accordance with, and subject to the exceptions set forth in the Credit Agreement.

13.	GENERAL UNDERTAKINGS

13.1	Generally

At all times during the subsistence of this Debenture, each Company shall:

(a)	maintain, use and operate the Charged Property in accordance with and to the extent required by the terms and conditions of the Credit Agreement;

(b)	not change the location of its chief executive office or the location of the office where it keeps its records respecting the Monetary Claims without giving subsequent written notice to the Security Agent of the new location and the date upon which such change is to take effect;

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(c)	upon the request of the Security Agent, acting reasonably, deliver to the Security Agent possession of all originals of all negotiable documents, instruments and chattel paper owned or held by the Companies evidencing an amount payable in excess of $1,500,000 individually (duly endorsed in blank, if requested by the Security Agent); and

(d)	defend the title to the Charged Property against all Persons other than in respect of Permitted Liens.

13.2	Information and Access

The provisions of Section 9.2 (Books, Records, and Inspections) of the Credit Agreement are incorporated within this Debenture mutatis mutandis as if set out here in full.

14.	ENFORCEMENT OF SECURITY

14.1	Enforcement

Upon at least one (1) Business Day’s prior written notice to any Company by the Security Agent that the Security Agent is exercising its rights under this Clause 14.1 (Enforcement), following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, or if any Company requests the Security Agent to exercise any of its powers under this Debenture, or if a petition or application is presented for the making of an administration order in relation to any Company or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of any Company or files such a notice with the court, the security created by or pursuant to this Debenture is immediately enforceable and the Security Agent may, without prior authorisation from any court:

(a)	enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

(b)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

14.2	No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or mortgagee in possession might otherwise be liable, except to the extent of any liability imposed by law by reason of such Security Agent’s own gross negligence, bad faith, wilful misconduct or material breach of this Debenture or any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision).

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14.3	Right of Appropriation

To the extent that any of the Charged Property constitutes “financial collateral” and this Debenture and the obligations of any Company hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Security Agent shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be (1) in the case of cash, the amount standing to the credit of each of the Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (2) in the case of Included Investments and/or Shares, the fair market price of such Included Investments and/or Shares reasonably determined by the Security Agent by reference to a public index or by such other process as the Security Agent may reasonably select, including independent valuation. In each case, the parties agree that the method of valuation provided for in this Debenture shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

14.4	Effect of Moratorium

The Security Agent shall not be entitled to exercise its rights under Clause 14.1 (Enforcement) or Clause 4 (Crystallisation of Floating Charge) where the right arises as a result of an Event of Default occurring solely due to any person obtaining or taking steps to obtain a moratorium pursuant to Schedule A1 of the Insolvency Act 1986.

15.	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

15.1	Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Debenture.

15.2	Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by the Security Agent of its right to consolidate all or any of the security created by or pursuant to this Debenture with any other security in existence at any time or to its power of sale.

15.3	Power of Leasing

The statutory powers of leasing may be exercised by the Security Agent at any time on or after the occurrence of an Event of Default which is continuing and the Security Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

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16.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

16.1	Appointment and Removal

Upon one (1) Business Day’s prior written notice to any Company by the Security Agent that the Security Agent is exercising its rights under this Clause 16.1 (Appointment and Removal), following the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent):

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

(b)	appoint two or more Receivers of separate parts of the Charged Property;

(c)	remove (so far as it is lawfully able) any Receiver so appointed;

(d)	appoint another person(s) as an additional or replacement Receiver(s); or

(e)	appoint one or more persons to be an administrator of the Companies.

16.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 16.1 (Appointment and Removal) shall be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Companies which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Security Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

16.3	Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Property.

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17.	POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of any Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of any Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Companies or in his own name and, in each case, at the cost of the Companies):

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which each Company itself could do or omit to do; and

(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Companies) which seem to the Receiver to be reasonably incidental or conducive to (1) any of the functions, powers, authorities or discretions conferred on or vested in him or (2) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (3) bringing to his hands any assets of the Companies forming part of, or which when got in would be, Charged Property.

18.	APPLICATION OF MONIES

All monies received or recovered by the Security Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Security Agent (notwithstanding any purported appropriation by any Company) in accordance with the terms of the Credit Agreement.

19.	SUSPENSE ACCOUNT

(a)	Until a Discharge Event has occurred, the Security Agent may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Deed or on account of the Companies’ liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Companies or the Security Agent as the Security Agent shall think fit) and the Security Agent (or any Receiver) may retain the same for the period which he (or any Receiver) considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

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(b)	If the security constituted by this Debenture is enforced at a time when no amount is due under the Credit Documents but at the time when amounts may or will become due, the Security Agent (or Receiver) may pay the proceeds of recoveries into a suspense account on the same terms as set out in Clause 19(a) (Suspense Account).

20.	PROTECTION OF PURCHASERS

20.1	Consideration

The receipt of consideration by the Security Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

20.2	Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

21.	POWER OF ATTORNEY

21.1	Appointment and Powers

Each Company by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be necessary or desirable for:

(a)	carrying out any obligation imposed on the Companies by this Debenture or any other agreement binding on the Companies to which the Security Agent is party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

(b)	enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the occurrence of an Event of Default which is continuing, the exercise of any right of a legal or beneficial owner of the Charged Property).

21.2	Ratification

Each Company shall ratify and confirm all things done and all documents executed by any attorney appointed under Clause 21.1 (Appointment and Powers) in the exercise of all or any of its powers in accordance with this Debenture.

21.3	Exercise of Power of Attorney

The Security Agent agrees that the power of attorney granted pursuant to Clause 21.1 (Appointment and Powers) is not effective until the occurrence of an Event of Default and that it shall not exercise such power of attorney unless an Event of Default has occurred and is continuing and after the expiration of any notice periods otherwise required under the Credit Agreement.

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22.	EFFECTIVENESS OF SECURITY

22.1	Continuing security

(a)	Subject to Clause 23 (Release of Security), the security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Agent.

(b)	Subject to Clause 23 (Release of Security), no part of the security from time to time intended to be constituted by the Debenture will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction (and without prejudice to Clause 23 (Release of Security)) of the whole or any part of the Secured Obligations.

22.2	Company’s Obligations

Without prejudice to Clause 23 (Release of Security), the obligations of each Company and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, administration or re-organisation of or other change in any other Credit Party or any other person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any time or other indulgence being granted to any other Credit Party or any other person;

(d)	any amendment, variation, waiver or release of any of the Secured Obligations;

(e)	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

(f)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Companies under this Debenture.

22.3	Cumulative Rights

The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any Secured Party may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Security Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

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22.4	No Prejudice

The security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to any Company or any other person, or the Security Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the Security Agent holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

22.5	Remedies and Waivers

No failure on the part of the Security Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

22.6	No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable to any person by reason of (1) taking any action permitted by this Debenture or (2) any neglect or default in connection with the Charged Property or (3) taking possession of or realising all or any part of the Charged Property, except to the extent of any liability imposed by law by reason of such Security Agent’s, nominee’s or Receiver’s own gross negligence, bad faith, wilful misconduct or material breach of this Debenture or any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision).

22.7	Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

22.8	Waiver of defences

Without prejudice to Clause 23 (Release of Security), the obligations of each Company under this Debenture will not be affected by an act, omission, matter or thing which, but for this Clause 22.8 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Debenture (without limitation and whether or not known to it or any Secured Party) including:

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(a)	any time, waiver or consent granted to, or composition with, any Credit Party or other person;

(b)	the release of any other Credit Party or any other person under the terms of any composition or arrangement with any creditor of the Borrower or its Subsidiaries;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Credit Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Credit Party or any other person;

(e)	any amendment (however fundamental) or replacement of a Credit Document or any other document or security or of the Secured Obligations (in each case, other than this Debenture);

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Credit Document or any other document or security or of the Secured Obligations; or

(g)	any insolvency or similar proceedings.

22.9	Immediate recourse

Each Company waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from such Company under this Debenture. This waiver applies irrespective of any law or any provision of this Debenture to the contrary.

22.10	Deferral of Rights

Until the occurrence of a Discharge Event, each Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:

(a)	to be indemnified by any other Credit Party;

(b)	to claim any contribution from any guarantor of any Credit Party’s obligations under this Debenture; and/or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, this Debenture by any Secured Party.

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23.	RELEASE OF SECURITY

23.1	Redemption of Security

Subject to Clauses 23.2 (Avoidance of Payments) and 23.3 (Discharge Conditional) below, upon the occurrence of a Discharge Event, the security interest granted in this Debenture shall terminate and all rights to the Charged Property shall revert to the Companies. Upon the occurrence of any such Discharge Event, the Security Agent will, at the Companies’ sole expense, deliver to the Companies, without any representations, warranties or recourse of any kind whatsoever (except a representation that it has not assigned the same nor created a Lien on or otherwise encumbered the same), all certificates and instruments representing or evidencing all Charged Property held by the Security Agent under this Debenture, and execute and deliver to the Companies such documents as the Companies shall reasonably request to evidence such termination.

23.2	Avoidance of Payments

Notwithstanding Clause 23.1 (Redemption of Security), this Debenture shall be reinstated if at any time following the termination of this Debenture under Clause 23.1 (Redemption of Security), the payment of any obligation by the Companies hereunder or under any other Credit Document is set aside upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of any Company or otherwise. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Clause 23 (Release of Security).

23.3	Discharge Conditional

Any settlement or discharge between any Company and any Secured Party shall be conditional upon no security or payment to that Secured Party by that Company or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Debenture) that Secured Party shall be entitled to recover from that Company the value which that Secured Party, acting reasonably, has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

23.4	Other Releases

Upon any disposition permitted by the Credit Agreement of all or part of any item of Charged Property in compliance with the terms of the Credit Agreement and the other Credit Documents, the Security Agent will, at the Companies’ request and expense, execute and deliver to the Companies such documents as the Companies shall reasonably request to evidence the release of all or part of such item of Charged Property from the security interest granted hereby.

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24.	SUBSEQUENT SECURITY INTERESTS

24.1	Subsequent security Interests

If the Security Agent (acting in its capacity as security trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent security affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Debenture or the Credit Agreement, all payments thereafter by or on behalf of any Company to the Security Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of such Company and not as having been applied in reduction of the Secured Obligations as at the time when the Security Agent received such notice.

25.	ASSIGNMENT

The Security Agent may assign and transfer all or any of its rights and obligations under this Debenture in accordance with the terms of the Credit Agreement. The Security Agent shall be entitled to disclose such information concerning the Companies and this Debenture to the extent permitted under Section 13.16 (Confidentiality) of the Credit Agreement.

26.	NOTICES

Any demand, notice, consent or communication to be made or given by or to any Company or the Security Agent under or in connection with this Debenture shall be effective if given in accordance with the provisions of Section 13.2 (Notices) of the Credit Agreement as to the giving of notice to each.

27.	EXPENSES, STAMP TAXES AND INDEMNITY

27.1	Expenses

Each Company shall, in each case solely to the extent required by, and in accordance with, Section 13.5 (Payment of Expenses; Indemnification) of the Credit Agreement, (a) reimburse the Security Agent for all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and disbursements of its legal counsel) together with any VAT thereon incurred by it in connection with:

(a)	the negotiation, preparation and execution of this Debenture and the completion of the transactions contemplated by the Credit Documents and perfection of the Security contemplated in this Debenture; and/or

(b)	the exercise, preservation and/or enforcement of any of the Collateral Rights or the Security contemplated by this Debenture or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security or of enforcing the Collateral Rights.

27.2	Stamp Taxes

Each Company shall, in each case solely to the extent required by, and in accordance with, Section 5.4(c) (Tax Indemnifications) of the Credit Agreement, (a) pay all stamp, registration and other Taxes to which this Debenture, the security contemplated in this Debenture or any judgment given in connection with it is or at any time may be subject, and (b) from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.

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27.3	Indemnity

Each Company shall, in each case solely to the extent required by, and in accordance with, Section 13.5 (Payment of Expenses; Indemnification) of the Credit Agreement, notwithstanding any release or discharge of all or any part of the Security, indemnify the Security Agent, its agents, attorneys and any Receiver against all losses, claims, damages, liabilities and related expenses arising out of or resulting from this Debenture (including enforcement of this Debenture or under the Charged Property), except to the extent of any liability imposed by law by reason of such Security Agent’s own gross negligence, bad faith, wilful misconduct or material breach of this Debenture or any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision).

28.	PAYMENTS FREE OF DEDUCTION

The provisions of Section 5.4 (Net Payments) of the Credit Agreement are incorporated with this Debenture mutatis mutandis as if set out here in full.

29.	DISCRETION AND DELEGATION

29.1	Discretion

Any liberty or power which may be solely exercised or any sole determination which may be made under this Debenture by the Security Agent or any Receiver may, subject to the terms and conditions of the Credit Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

29.2	Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

30.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of one hundred and twenty (120) years from the date of the Credit Agreement.

31.	GOVERNING LAW

This Debenture and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.	JURISDICTION

32.1	Submission to Jurisdiction; Waivers

Each party hereto irrevocably and unconditionally:

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(a)	submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the England, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Debenture, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Debenture or in any other Credit Document shall affect any right that any party hereto or thereto may otherwise have to bring any action or proceeding relating to this Debenture or any other Credit Document against any party hereto or thereto or its properties in the courts of any jurisdiction.

(b)	waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Debenture in any court referred to in this Clause 32 (Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)	agrees that nothing herein shall affect the right of the Security Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Company or any other Credit Party in any other jurisdiction; and

(d)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Clause 32 (Jurisdiction) any special, exemplary, punitive or consequential damages.

33.	ADDITIONAL COMPANIES

Each Subsidiary that is required to become a party to this Debenture pursuant to Section 9.9 (Additional Guarantors and Grantors) of the Credit Agreement, and each Subsidiary of the Borrower that elects to become a party to this Debenture, shall become a Subsidiary Company, with the same force and effect as if originally named in accordance with the Credit Agreement as a Company herein, for all purposes of this Debenture, upon execution and delivery by such Subsidiary of a written security accession deed substantially in the form of Schedule 6 (Form of Security Accession Deed) hereto. The execution and delivery of any instrument adding an additional Company as a party to this Debenture shall not require the consent of any other Company hereunder. The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company as a party to this Debenture.

THIS DEBENTURE has been signed on behalf of the Security Agent and executed as a deed by each of the Companies and is delivered by it on the date specified above.

29

SCHEDULE 2

DETAILS OF INTELLECTUAL PROPERTY

PATENTS AND PATENT APPLICATIONS

Name of Company	Territory	Description	Patent/ Application No.	Date of Registration/Application

REGISTERED TRADE AND SERVICE MARKS, DESIGNS, COPYRIGHTS AND APPLICATIONS THEREFOR

Name of Company	Territory	Description	Class No.	Registration/ Application No.	Date of Registration/ Application

INTELLECTUAL PROPERTY LICENCES

Name of Company	Description of Intellectual Property Licensed	Licensor	Date of Licence	Duration of Licence

OTHER INTELLECTUAL PROPERTY

SCHEDULE 4

FORM OF NOTICE OF ASSIGNMENT

To:	[Insurer]

Date: [***]

Dear Sirs,

We hereby give you notice that we have assigned to [•] (the “Security Agent”) pursuant to a debenture entered into by us in favour of the Security Agent dated [***] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”).

With effect from your receipt of this notice we instruct you to:

1.	make all payments and claims [in excess of £[***]] under or arising from the Policy of Insurance to the Security Agent [insert an account number if required] or to its order as it may specify in writing from time to time;

2.	note the interest of the Security Agent on the Policy of Insurance; and

3.	disclose to the Security Agent, without further approval from us, such information regarding the Policy of Insurance as the Security Agent may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.

With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Security Agent.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Security Agent at [***] marked for the attention of [***].

Yours faithfully,

for and on behalf of
[COMPANY]

[On copy only:

To: [•]

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.

We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Security Agent thirty days written notice of such amendment or termination.

For and on behalf of [***]

By:

Dated:

SCHEDULE 5

FORM OF NOTICE OF CHARGE TO ACCOUNT BANK

[On [•] notepaper]

To: [Account Bank]

Date: [•]

Dear Sirs,

We hereby give you notice that we have charged to [•], as administrative agent and security trustee (the “Security Agent”) all of our right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account and all monies standing to the credit of that account from time to time (the “Account”) pursuant to a debenture (the “Debenture”) dated [•] and entered into by us in favour of the Security Agent.

With effect from the date of your receipt of this notice:

(a)	Until you receive a notice in writing from the Security Agent that an Event of Default (as defined in the Credit Agreement referenced in the Debenture) has occurred and is continuing, we shall be entitled to present items drawn upon and otherwise withdraw or direct disposition of funds from the Account and you may honour drafts, demands, withdrawal requests or remittance instructions by us related to the Account.

(b)	Upon receipt of such a notice from the Security Agent that an Event of Default is continuing, we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(i)	to prohibit us from withdrawing any amount from the Account without the prior written consent of the Security Agent and no transfers of monies from the Account can be effected at any time without prior receipt of written instructions from the Security Agent in compliance with the terms of this notice;

(ii)	to disclose to the Security Agent (without any reference or further authority from us and without any enquiry by you as to the jurisdiction for the disclosure), any information relating to the Account which the Security Agent may at any time and from time to time request;

(iii)	to terminate all existing payment instructions affecting the Account;

(iv)	to recognise that all rights, interests and benefits whatsoever accruing to or arising from the Account shall be exercisable by and shall belong to the Security Agent;

(v)	to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Account or the monies standing to the credit thereof which you may receive at any time and from time to time from the Security Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the notice, statement or instruction or the validity of it) which for the avoidance of doubt (and without limitation) may consist of an instruction for you to set up an electronic funds transfer of all amounts standing to the Credit of the Account on a daily basis to such other bank account as the Security Agent may specify; and

(vi)	to supply statements to both us and the Security Agent.

(c)	We agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Security Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Account to the Security Agent at the Security Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the enclosed acknowledgement and returning it to the Security Agent at

[•]

Attention:    [•]

This letter is governed by, and shall be construed in accordance, with English law.

Yours faithfully

for and on behalf of
[COMPANY]

ACKNOWLEDGMENT

To: [•]

Attention:    [•]

Date:    [•]

We make reference to the notice from [•] (the “Company”) dated [•] (the “Notice”) by which we were notified of the debenture (the “Debenture”) by the Company in favour of [•], as administrative agent and security trustee (the “Security Agent”) pursuant to which the Company has charged all of its right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account ) and all monies standing to the credit of that account from time to time (the “Account”). We acknowledge receipt of the Notice and confirm our agreement to it and that:

(a)	The balance standing to the Account at today’s date is [•], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (i) the payment of the credit balance on the Account or (ii) the charge of the Account to the Security Agent or any third party.

(b)	We have not received notice of any previous assignments of, charges over or trusts in respect of, the Account and we are not aware of any third party rights in relation to the Account, which rank pari passu or in priority before the charge over the Account granted to the Security Agent by the Company. Furthermore, we will not, without the Security Agent’s consent (i) exercise any right of combination, consolidation or set off which we may have in respect of the Account or (ii) amend or vary any rights attaching to the Account.

(c)	We will comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Account or the monies standing to the credit thereof which we may receive at any time and from time to time from the Security Agent (without any reference to or further authority from the Company and without any enquiry by us as to the justification for the notice, statement or instruction or the validity of it)

(d)	We hereby irrevocably and unconditionally waive (the “Waiver”) our rights in respect of and agree not to exercise our rights to any set-off or deduction from the Account or invoke any rights of retention in relation to the Account with respect to such rights, title and interest in favour of the Security Agent deriving from the Debenture. To the extent we have a lien on the Account pursuant to our general business conditions or otherwise we hereby agree to subordinate such lien to the pledge created under the Debenture; provided, however, that such subordination and the Waiver shall not apply in relation to:

(i)	overdrafts in the Account;

(ii)	any dispositions according to instructions of the Company which have been made prior to, but are not booked until after receipt of any notice from the Security Agent;

(iii)	reverse entries and correction entries;

(iv)	re-debits from returned collection orders (i.e. cheques or direct debits); or

(v)	charges payable in connection with the maintenance of the Account or any other account charges or fees payable in the ordinary course of business.

We note that until receive notice to the contrary from the Security Agent, the Company may continue to operate the Account and in particular may dispose of amounts standing to the credit of the Account. Upon a receipt of a notice from the Security Agent we shall terminate any payment instruction of the Company as soon as reasonably practicable and, in any event, within 2 Business Days. However, we may carry out any dispositions according to the instructions of the Company which have been made or commenced prior to, but are not booked until after receipt of such Notice.

We shall not be liable for any loss or damage suffered by the Security Agent save in respect of such loss or damage which is suffered as a result of our wilful misconduct or gross negligence. We shall in no circumstances be liable for any indirect, incidental or consequential loss or damage (including special or punitive damages).

All correspondence in the subject matter of this acknowledgment must be addressed to the following address:

[•]

This letter is governed by, and shall be construed in accordance, with English law.

For and on behalf of [•]

By:

SCHEDULE 6

FORM OF SECURITY ACCESSION DEED

THIS SECURITY ACCESSION DEED, dated as of ☐, 20☐ (this “Security Accession Deed”) supplements the DEBENTURE dated as of ☐, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Debenture”), among each of the Companies listed on the signature pages thereto or that becomes a party thereto pursuant to Clause 33 (Additional Companies) thereof (each such entity individually, a “Company” and, collectively, the “Companies”), and [•], as the administrative agent and collateral agent (in such capacity, the “Agent”) for the benefit of the Secured Parties.

RECITALS

(A)	WHEREAS reference is made to that certain Credit Agreement, dated as of ☐, 2016 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Canada Goose Holdings Inc., as holdings, Canada Goose Inc., as borrower (the “Borrower”), the Agent and the Lenders from time to time party thereto (the “Lenders”);

(B)	AND WHEREAS capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Debenture;

(C)	AND WHEREAS the Companies have entered into the Debenture in order to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make Loans to the Borrower under the Credit Agreement and to induce one or more Cash Management Banks, Bank Product Providers or Hedge Banks to enter into Secured Cash Management Agreements, Secured Bank Product Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries;

(D)	AND WHEREAS Section 9.9 (Additional Guarantors and Grantors) of the Credit Agreement and Clause 33 (Additional Companies) of the Debenture provide that additional Subsidiaries may become Subsidiary Companies under the Debenture by execution and delivery of an instrument in the form of this Security Accession Deed or as otherwise provided in the Credit Agreement;

(E)	AND WHEREAS each undersigned Subsidiary (each a “New Company”) is executing this Security Accession Deed in accordance with the requirements of Section 9.9 (Additional Guarantors and Grantors) of the Credit Agreement and Clause 33 (Additional Companies) of the Debenture to become a Subsidiary Company under the Debenture in order to induce the Lenders as consideration for Loans previously made and to induce one or more Hedge Banks, Bank Product Providers or Cash Management Banks to enter into Secured Hedge Agreements, Secured Bank Product Agreements and Secured Cash Management Agreements;

NOW THIS DEED WITNESSES as follows:

1.	Accession

(a)	In accordance with Clause 33 (Additional Companies) of the Debenture, each New Company by its signature below becomes a Company under the Debenture with the same force and effect as if originally named therein as a Company.

(b)	Each New Company hereby:

(i)	agrees to all the terms and provisions of the Debenture applicable to it as a Company thereunder (including, without limitation, Clause 5 (Perfection of Security)); and

(ii)	represents and warrants that the representations and warranties made by it as a Company thereunder are true and correct on and as of the date hereof. Each reference to a “Company” in the Debenture shall be deemed to include each New Company.

2.	Construction of Debenture

The Debenture is hereby incorporated herein by reference. The Debenture and this deed shall be read together as one instrument on the basis that reference in the Debenture to “this Deed” or “this Debenture” will be deemed to include this Deed.

3.	Covenant to Pay

Each New Company agrees that it shall on demand of the Security Agent discharge and pay to the Security Agent (when due and payable in accordance with the Credit Agreement and the other Credit Documents) the Secured Obligations.

4.	Fixed Charges

Each New Company charges with full title guarantee in favour of the Security Agent as security trustee for the Secured Parties for the payment and discharge of the Secured Obligations, all such New Company’s right, title and interest from time to time (both present and future) in and to each of the following assets (subject to obtaining any necessary consent to such mortgage or fixed charge from any third party):

(a)	all such New Company’s right, title and interest from time to time (both present and future) in and to each of the following assets (subject to obtaining any necessary consent to such mortgage or fixed charge from any third party):

(i)	by way of first fixed charge:

(A)	the Tangible Moveable Property;

(B)	the Accounts;

(C)	the Intellectual Property;

(D)	any goodwill and rights in relation to the uncalled capital of such New Company;

(E)	the Included Investments;

(F)	the Shares, all dividends, distributions, interest and other monies payable in respect of the Shares and all Related Rights (whether derived by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

(G)	any contract or agreement to which such New Company is a party and all Related Rights; and

(H)	all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture.

5.	Insurance Policies

Each New Company grants and agrees to grant absolutely with full title guarantee to the Security Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Obligations all such New Company’s right, title and interest from time to time in and to the proceeds of any Insurance Policy and all Related Rights (subject to obtaining any necessary consent to that assignment from any third party).

6.	Floating Charge

(a)	Each New Company with full title guarantee charges in favour of the Security Agent as security trustee for the Secured Parties for the payment and discharge of the Secured Obligations by way of first floating charge all present and future assets and undertaking of such New Company including, without limitation, the Inventory.

(b)	The floating charge created hereby shall be deferred in point of priority to all fixed security validly and effectively created by the Companies under the Credit Documents in favour of the Security Agent as security trustee for the Secured Parties as security for the Secured Obligations.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 6 (Floating Charge).

7.	Representations

Each New Company, with respect to itself only, hereby makes each representation and warranty set forth in Clause 12 (Representations) of the Debenture.

8.	This Security Accession Deed may be executed by one or more of the parties to this Security Accession Deed on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.	Except as expressly supplemented hereby, the Debenture shall remain in full force and effect.

10.	This Security Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	Any provision of this Security Accession Deed that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Debenture, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

All notices, requests and demands pursuant hereto shall be made in accordance with Clause 26 (Notices) of the Debenture. All communications and notices hereunder to each New Company shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 of the Credit Agreement.

SCHEDULE 1

TO SECURITY ACCESSION DEED

SHARES

Name of Company	Name of Share Issuer	Issued Capital Share	Description and Number of Shares Held	Share Certificate Number(s)

OTHER INVESTMENTS

Name of Company	Name of Issuer/ Obligor	Description of Investment	Document Evidencing or Indicating Title

SCHEDULE 2

DETAILS OF INTELLECTUAL PROPERTY

PATENTS AND PATENT APPLICATIONS

Name of Company	Territory	Description	Patent/ Application No.	Date of Registration/Application

REGISTERED TRADE AND SERVICE MARKS, DESIGNS, COPYRIGHTS AND APPLICATIONS THEREFOR

Name of Company	Territory	Description	[Class No.][1]	Registration/ Application No.	Date of Registration/ Application

INTELLECTUAL PROPERTY LICENCES

Name of Company	Description of Intellectual Property Licensed	Licensor	Date of Licence	Duration of Licence

OTHER INTELLECTUAL PROPERTY

[Include details of any significant Intellectual Property not listed above e.g. unregistered trade marks].

[1]	For Registered Trade and Service Marks.

SCHEDULE 3

LOCATIONS OF CHARGED PROPERTY

Name of Company	Address	Landlord / Third Party (if applicable)

The New [Company/Companies]

Executed and delivered as a deed on behalf of`	)
[NEW COMPANY]	)
acting by a director	)
in the presence of:	)	Director

Witness Name:
Witness Address:

Witness Occupation:

Address:

Attention:

Facsimile:

Email:

The Existing Companies

Executed and delivered as a deed on behalf of`	)
CANADA GOOSE INTERNATIONAL HOLDINGS	)
LIMITED acting by a director	)
in the presence of:	)	Director

Witness Name:
Witness Address:

Witness Occupation:

Executed and delivered as a deed on behalf of`	)
CANADA GOOSE SERVICES	)
LIMITED acting by a director	)
in the presence of:	)	Director

Witness Name:
Witness Address:

Witness Occupation:

The Security Agent

Signed by	)
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	)

By:

Name:

Title:

By:

Name:

Title:

The Companies

Executed and delivered as a deed on behalf of`	)
CANADA GOOSE INTERNATIONAL HOLDINGS	)
LIMITED acting by a director	)
in the presence of:	)	Director

Witness Name:
Witness Address:

Witness Occupation:

Address:	37-38 Margaret Street
London
W1G 0JF

Attention:

Facsimile:

Email:

Executed and delivered as a deed on behalf of`	)
CANADA GOOSE SERVICES	)
LIMITED acting by a director	)
in the presence of:	)	Director

Witness Name:
Witness Address:

Witness Occupation:

Address:	37-38 Margaret Street
London
W1G 0JF

Attention:

Facsimile:

Email:

(Signature Page to the English Law Debenture)

The Security Agent

Signed by	)
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	)

By:

Name:

Title:

By:

Name:

Title:

Address:	Eleven Madison Avenue, 23rd Floor
New York, NY 10010
USA

Attention:	Loan Operations – Boutique Management

Email:	list.ops-collateral@credit-suisse.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

USA

Attention:	I. Scott Gottdiener

Email:	i.scott-gottdiener@lw.com

(Signature Page to the English Law Debenture)

EXHIBIT H-1

FORM OF PROMISSORY NOTE

(TERM LOANS)

            ,

FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to                  or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [                ] (U.S.$[                ]), or, if less, (b) the aggregate unpaid principal amount, if any, of the Initial Term [B-1][B-2] Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), Canada Goose Holdings, Inc., a corporation existing under the laws of British Columbia, the lending institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the [Initial Term [B-1][B-2] Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in U.S. Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified in accordance with the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid in accordance with the Credit Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement. The [Initial Term [B-1][B-2] Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] evidenced hereby is guaranteed and secured as provided in the Credit Agreement and in the other Credit Documents. Upon the occurrence and during the continuation of one or more Events of Default, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The [Initial Term [B-1][B-2] Loan][New Term Loan][Extended Term Loan][Refinancing Term Loan][Replacement Term Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The transfer, sale or assignment of any rights under or interest in this Promissory Note is subject to certain restrictions contained in the Credit Agreement, including Section 13.6 thereof. This Promissory Note is a registered obligation and no assignment hereof shall be effective until recorded in the Register.

H-1

The Borrower, for itself, its successors and assigns, to the extent permitted by law, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[This Promissory Note is issued in full substitution for and replacement of, but not in payment of, the Promissory Note of the Borrower dated [                ], payable to [                ] in the original principal amount of U.S.$[                ].]

[SIGNATURE PAGE FOLLOWS]

H-1

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note on the date first set forth above.

CANADA GOOSE INC.

By:

Name:

Title:

H-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

H-1

EXHIBIT H-2

FORM OF PROMISSORY NOTE

(REVOLVING LOANS)

            ,

FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to                  or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [                ] (U.S.$[                ]), or, if less, (b) the aggregate unpaid principal amount, if any, of the Revolving Loans made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia, the lending institutions from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the [Extended Revolving Credit Loans][Incremental Revolving Credit Loans][Refinancing Revolving Credit Loans] made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in U.S. Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified in accordance with the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid in accordance with the Credit Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement. The [Extended Revolving Credit Loan][Incremental Revolving Credit Loan][Refinancing Revolving Credit Loan] evidenced hereby is guaranteed and secured as provided in the Credit Agreement and in the other Credit Documents. Upon the occurrence and during the continuation of one or more Events of Default, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The [Extended Revolving Credit Loan][Incremental Revolving Credit Loan][Refinancing Revolving Credit Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The transfer, sale or assignment of any rights under or interest in this Promissory Note is subject to certain restrictions contained in the Credit Agreement, including Section 13.6 thereof. This Promissory Note is a registered obligation and no assignment hereof shall be effective until recorded in the Register.

H-2

The Borrower, for itself, its successors and assigns, to the extent permitted by law, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[This Promissory Note is issued in full substitution for and replacement of, but not in payment of, the Promissory Note of the Borrower dated [                ], payable to [                ] in the original principal amount of U.S.$[                ].]

[SIGNATURE PAGE FOLLOWS]

H-2

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note on the date first set forth above.

CANADA GOOSE INC.

By:
Name:
Title:

H-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

H-2

EXHIBIT I

FORM OF NOTICE OF BORROWING OR NOTICE OF CONVERSION OR CONTINUATION

Date:                 , 20

To:	Credit Suisse AG, Cayman Islands Branch
as the Administrative Agent
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: Loan Operations - Boutique Management
Email: list.ops-collateral@credit-suisse.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 2, 2016 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canada Goose Holdings Inc., a corporation existing under the laws of British Columbia, Canada Goose Inc., a corporation existing under the laws of Ontario (the “Borrower”), the lending institutions from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent and a Lender. Unless otherwise defined herein, capitalized terms used in this Notice of [Borrowing] [Conversion] [Continuation] shall have the respective meanings given to them in the Credit Agreement.

Pursuant to [Section 2.3] [Section 2.6] of the Credit Agreement, the Borrower hereby requests the following [borrowing][conversion][continuation] of certain Loans as specified below. [As permitted in Section 2.3(c) of the Credit Agreement, this notice in respect of the [applicable Class of Loans] on the date specified below is conditioned on the [applicable conditioned event] and may be rescinded in accordance with Section 2.3(c) of the Credit Agreement.]

Class of Loans to be borrowed or converted or continued:

[Initial Term [B-1][B-2] Loans]

[Revolving Loans]

[Series [                ] of Extended Term Loans]

[Series [                ] of Replacement Term Loans]

[Series [                ] of New Term Loans]

[Series [                ] of Refinancing Term Loans]

[Series [                ] of Incremental Revolving Credit Loans]

[Series [                ] of Refinancing Revolving Credit Loans]

[Series [                ] of Extended Revolving Credit Loans]

(1) [Initial [B-1][B-2]][Extended][Replacement][New][Refinancing] Term Loans

(a) Aggregate amount of [Initial [B-1][B-2]][Extended][Replacement][New][Refinancing] Term Loans is to be U.S.$                .

(b) Requested funding date is                 , 201    .

(c) U.S.$                 of such borrowing is to be a LIBOR Loan; U.S.$                 of such borrowing is to be an ABR Loan.

(d) [Length of Interest Period for LIBOR Loans is                 month(s).]31

(2) [Incremental][Refinancing][Extended] Revolving Credit Loans

(a) Amount of Loan to be U.S.$                .

(b) Requested funding date is                 , 201    .

(c)                  of such borrowings are to be LIBOR Loans;                  of such borrowings are to be ABR Loans.

(d) [Length of Interest Period for LIBOR Loans is                  month(s).32

(3) convert U.S.$[                ] of ABR Loans in the name of the Borrower into LIBOR Loans with an Interest Period duration of                 33 month(s) on                  34.

(4) convert U.S.$[                ] of LIBOR Loans in the name of the Borrower into ABR Loans on                  35.

(5) continue U.S.$[                ] of LIBOR Loans in the name of the Borrower with an Interest Period duration of                 36 month(s) on                 37.

[Signature Page Follows]

[31]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month period or a period shorter than one month).
[32]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month period or a period shorter than one month).
[33]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month period or a period shorter than one month).
[34]	Date of conversion (must be a Business Day)
[35]	Date of conversion (must be a Business Day)
[36]	One, two, three or six (or if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month period or a period shorter than one month).
[37]	Date of continuation (must be a Business Day)

CANADA GOOSE INC., as Borrower

By:
Name:
Title: